UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Rule 14a-101)

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July 19, 2012

Dear Stockholder:

We cordially invite you to attend a special meeting of stockholders of Collective Brands, Inc., a Delaware corporation, which we refer to as the Company, to be held on August 21, 2012 at 9:00 a.m., Central time, at the Sheraton Overland Park Hotel, Juniper Room, 6100 College Boulevard, Overland Park, Kansas 66211.

On May 1, 2012, the Company entered into a merger agreement providing for the acquisition of the Company by WBG-PSS Holdings LLC, which we refer to as Parent, an entity formed by Blum Strategic Partners IV, L.P., Golden Gate Capital Opportunity Fund, L.P. and Open Water Ventures, LLC, which we refer to as Wolverine Sub, a wholly owned subsidiary of Wolverine World Wide, Inc., which we refer to as Wolverine. At the special meeting, among other things, you will be asked to consider and vote upon a proposal to adopt the merger agreement.

If the merger is completed, you will be entitled to receive $21.75 in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by you (unless you have properly exercised your appraisal rights with respect to such shares), which represents a premium of approximately 112% to the closing price of our common stock on August 24, 2011, the date of the announcement that our board of directors, together with management, would conduct a review of strategic and financial alternatives, a premium of approximately 11% to the 30-day volume weighted average trading price of our common stock prior to May 1, 2012, the date of the public announcement of the execution of the merger agreement, and a premium of approximately 5% to the closing price of our common stock on April 30, 2012, the last trading day prior to the public announcement of the execution of the merger agreement.

Concurrently with the execution of the merger agreement, Wolverine Sub, Wolverine and Parent entered into a purchase agreement, which we refer to as the carveout transaction agreement, pursuant to which Wolverine Sub will purchase certain assets comprising the Company’s Performance + Lifestyle Group business, which we refer to as the carveout transaction. The merger is not conditioned upon the consummation of the carveout transaction. No approval of the holders of our common stock is required in order to complete the carveout transaction and no such approval is being sought from you. The stockholders of the Company will not receive any consideration in the carveout transaction. Following the consummation of the carveout transaction, Blum and Golden Gate will own the Payless ShoeSource and Collective Licensing International businesses of the Company and Wolverine, through Wolverine Sub, will own the Performance + Lifestyle Group business of the Company.

The board of directors of the Company has unanimously determined that the merger is fair to, and in the best interests of, the Company and its stockholders and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The Company’s board of directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors. Approval of the proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote thereon. The board of directors of the Company recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock “FOR” approval of the proposal to adopt the merger agreement will have the same effect as voting “AGAINST” approval of the proposal to adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of our common stock, please contact Innisfree M&A Incorporated, our proxy solicitor, by calling toll-free at (888) 750-5834. Brokers, banks and other nominees may call collect at (212) 750-5833.

Thank you in advance for your cooperation and continued support.

Sincerely,

Michael J. Massey
Chief Executive Officer, President, General Counsel and Secretary

The proxy statement is dated July 19, 2012, and is first being mailed to our stockholders on or about July 20, 2012.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER AND THE CARVEOUT TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Collective Brands, Inc.

3231 Southeast Sixth Avenue

Topeka, KS 66607

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS August 21, 2012

DATE:	August 21, 2012

TIME:	9:00 a.m., Central time

PLACE:	Sheraton Overland Park Hotel, Juniper Room, 6100 College Boulevard, Overland Park, Kansas 66211

ITEMS OF BUSINESS:	1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 1, 2012, as it may be amended from time to time, which we refer to as the merger agreement, among the Company, WBG-PSS Holdings LLC, a Delaware limited liability company, WBG-PSS Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent, and, solely for purposes of Sections 6.5, 6.8, 6.9 (other than 6.9(e)), 6.13, 6.14(a), 6.17 and Article IX, Wolverine World Wide, Inc. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

	2.	To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

	3.	To consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

	4.	To transact any other business incident to the conduct of the meeting that may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the board of directors of the Company.

RECORD DATE:	Only stockholders of record at the close of business on July 5, 2012 are entitled to notice of, and to vote at, the special meeting. All stockholders of record as of that date are cordially invited to attend the special meeting in person.

PROXY VOTING:	Your vote is very important, regardless of the number of shares of common stock of the Company you own. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of common stock of the Company will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares of common stock of the Company will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If you are a stockholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares of common stock of the Company through a bank, brokerage firm or other nominee, you should follow the procedures provided by your banker, brokerage firm or other nominee in order to vote.

RECOMMENDATION:	The board of directors of the Company has unanimously determined that the merger is fair to, and in the best interests of, the Company and its stockholders and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The board of directors of the Company made its determination after consultation with its legal and financial advisors and consideration of a number of factors. The board of directors of the Company recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

ATTENDANCE:	Only stockholders of record, their duly authorized proxy holders, beneficial stockholders with proof of ownership and our guests may attend the special meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of common stock of the Company are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of the common stock of the Company and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

APPRAISAL:	Stockholders of the Company who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of common stock of the Company if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all the requirements of Delaware law, which are summarized in the accompanying proxy statement and reproduced in their entirety in Annex B to the accompanying proxy statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,

Michael J. Massey
Chief Executive Officer, President, General Counsel and Secretary

Dated: July 19, 2012

Topeka, Kansas

-i-

-ii-

Annex A	Agreement and Plan of Merger, dated as of May 1, 2012, among Collective Brands, Inc., WBG- PSS Holdings LLC, WBG-PSS Merger Sub, Inc. and, solely for purposes of Sections 6.5, 6.8, 6.9 (other than 6.9(e)), 6.13, 6.14(a), 6.17 and Article IX, Wolverine World Wide, Inc.

Annex B	Section 262 of the General Corporation Law of the State of Delaware

Annex C	Opinion of Perella Weinberg Partners LP, dated May 1, 2012

-iii-

This proxy statement and a proxy card are first being mailed on or about July 20, 2012 to stockholders who owned shares of the Company’s common stock as of the close of business on July 5, 2012.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 113.

Parties to the Merger (Page 26)

Collective Brands, Inc., or the Company, we or us, is a Delaware corporation headquartered in Topeka, Kansas and a leader in bringing compelling lifestyle, fashion and performance brands for footwear and related accessories to consumers worldwide. The Company operates three strategic units: Payless ShoeSource, the Collective Brands Performance + Lifestyle Group, which we refer to as the PLG business, and Collective Licensing International. Payless ShoeSource, one of the largest footwear retailers in the western hemisphere, is dedicated to providing great value, trend-right styles of footwear and accessories for the entire family to enjoy and offers customers a range of well-recognized brands such as Dexter®, Airwalk®, Champion®, Above the Rim® and Smartfit®. The PLG business markets performance and lifestyle branded footwear sold primarily through wholesale and retail under well-known brand names including Sperry Top-Sider®, Saucony®, Stride Rite® and Keds®. Collective Licensing International is a leading youth lifestyle marketing and global licensing business.

WBG-PSS Holdings LLC, or Parent, is a Delaware limited liability company that was formed by Wolverine Sub, Blum Strategic Partners IV, L.P., an affiliate of Blum Capital Partners, and Golden Gate Opportunity Fund, L.P., an affiliate of Golden Gate Capital, solely for the purpose of entering into the merger agreement and the carveout transaction agreement and completing the transactions contemplated by the merger agreement and the carveout transaction agreement.

WBG-PSS Merger Sub Inc., or Merger Sub, is a Delaware corporation that was formed by Parent solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will cease to exist as a separate entity.

Blum Capital Partners, which we refer to, together with Blum Strategic Partners IV, L.P., as Blum, is a San Francisco-based public strategic block and private investment firm with approximately $2 billion of equity capital under management. Blum was founded in 1975 and has invested in a wide variety of businesses, including through multiple going-private transactions. Throughout its history, Blum has demonstrated its expertise in proactively identifying attractive businesses to own, determining the most favorable ways to invest in those businesses across the public/private spectrum and helping to drive value creation as an active, engaged partner to management teams.

Golden Gate Capital, which we refer to, together with Golden Gate Capital Opportunity Fund, L.P., as Golden Gate, is a San Francisco-based private investment firm with approximately $12 billion of capital under management. The principals of Golden Gate have a long and successful history of investing across a wide range of industries and transaction types, including going-privates, corporate divestitures, and recapitalizations, as well as debt and public equity investments. Golden Gate is one of the most active investors in leading brands in the retail and restaurant sectors. Representative investments include California Pizza Kitchen, Eddie Bauer, J. Jill, Pacific Sunwear, Express, Zales, Romano’s Macaroni Grill, and On the Border Mexican Grill.

Wolverine World Wide, Inc., or Wolverine, is one of the world’s leading marketers of branded casual, active lifestyle, work, outdoor sport and uniform footwear and apparel. Wolverine’s portfolio of highly recognized brands includes: Merrell®, Hush Puppies®, Wolverine®, Sebago®, Cushe®, Chaco®, Bates®, HYTEST®, and Soft Style®. Wolverine also is the global footwear licensee of popular brands including CAT®,

Harley-Davidson® and Patagonia®. Wolverine’s products are carried by leading retailers in the U.S. and globally in more than 190 countries and territories.

In this proxy statement, we refer to the Agreement and Plan of Merger, dated as of May 1, 2012, as it may be amended from time to time, among the Company, Parent, Merger Sub and, solely for purposes of Sections 6.5, 6.8, 6.9 (other than 6.9(e)), 6.13, 6.14(a), 6.17 and Article IX, Wolverine, as the merger agreement, and the merger of Merger Sub with and into the Company as the merger. We also refer to the Purchase Agreement, dated as of May 1, 2012, as it may be amended from time to time, between Open Water Ventures, LLC, a Delaware limited liability company and a wholly owned subsidiary of Wolverine, which we refer to as Wolverine Sub, Parent and, solely for purposes of Sections 5(a) and 6, Wolverine, as the carveout transaction agreement. We also refer to Blum, Golden Gate and Wolverine collectively as the consortium.

The Special Meeting (Page 28)

Time, Place and Purpose of the Special Meeting (Page 28)

The special meeting will be held on August 21, 2012, at 9:00 a.m., Central time, at the Sheraton Overland Park Hotel, Juniper Room, 6100 College Boulevard, Overland Park, Kansas 66211.

At the special meeting, holders of our common stock, par value $0.01 per share, which we refer to as our common stock or the common stock, will be asked to approve the proposal to adopt the merger agreement, to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement and to approve the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

Record Date and Quorum (Page 28)

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of our common stock at the close of business on July 5, 2012, which the Company has set as the record date for the special meeting and which we refer to as the record date. You will have one vote for each share of our common stock that you owned on the record date. As of the record date, there were 61,450,916 shares of our common stock outstanding and entitled to vote at the special meeting, held by 8,730 holders of record. A majority of the shares of our common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions and broker non-votes (as described below) are counted as present for the purpose of determining whether a quorum is present.

Vote Required (Page 29)

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present. Abstentions will have the same effect as a vote “AGAINST” approval of this proposal. Broker non-votes are not counted for purposes of this proposal.

The proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger, as described under “Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” beginning on page 101, requires the affirmative vote of holders of a majority of the shares of our common stock present, in person or represented by proxy, at the special meeting and entitled to vote on this proposal. The Company is providing stockholders with the opportunity to approve, on a non-binding, advisory basis, such merger-related executive compensation in accordance with Section 14A of the Securities Exchange Act of 1934 (as amended), which we refer to as the Exchange Act. Abstentions will have the same effect as a vote “AGAINST” approval of this proposal. Broker non-votes are not counted for purposes of this proposal.

As of July 5, 2012, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 676,779 shares of our common stock (not including any shares of our common stock deliverable upon exercise or conversion of any options, restricted shares, performance share units, phantom stock units, phantom stock appreciation units, time stock appreciation rights or performance stock appreciation rights), representing approximately 1.1 percent of the outstanding shares of our common stock. The directors and executive officers have informed the Company that they currently intend to vote all such shares of our common stock “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

Proxies and Revocation (Page 31)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of our common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of our common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement, and your shares of our common stock will not have an effect on the proposal to adjourn the special meeting or on the proposal to approve the merger-related executive compensation.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary, which must be filed with the Secretary by the time the special meeting begins, or by attending the special meeting and voting in person.

The Merger (Page 33)

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger, which we refer to as the surviving corporation, and will continue to do business following the consummation of the merger and the carveout transaction described below. As a result of the merger, the Company will cease to be a publicly traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Merger Consideration (Page 33)

In the merger, each outstanding share of our common stock (other than shares owned by Parent, Merger Sub and the Company or any of their other direct or indirect wholly owned subsidiaries and shares owned by stockholders who have perfected and not withdrawn a demand for, or lost their right to, appraisal with respect to such shares, which we refer to collectively as excluded shares, as well as shares of restricted stock and shares owned by Blum and certain of its affiliates that are transferred to Parent immediately prior to the effective time of the merger) will be converted into the right to receive an amount in cash equal to $21.75, which we refer to as the per share merger consideration, less any applicable withholding taxes.

Reasons for the Merger; Recommendation of the Board of Directors (Page 40)

After careful consideration of various factors described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Board of Directors” beginning on page 40, the board of directors (i) unanimously determined that the merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, (iii) resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders and (iv) recommended that the stockholders of the Company vote to adopt the merger agreement.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 61.

The board of directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Perella Weinberg (Page 44)

On May 1, 2012, Perella Weinberg Partners, which we refer to as Perella Weinberg, rendered its oral opinion, subsequently confirmed in writing, to the board of directors of the Company that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the per share merger consideration to be received by the holders of Company common stock (other than any of Parent, Merger Sub, any direct or indirect wholly owned subsidiary of Parent, Wolverine and its affiliates, Blum and its affiliates and Golden Gate and its affiliates, which we refer to collectively as the Parent affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Perella Weinberg’s written opinion, dated May 1, 2012, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Perella Weinberg, is attached as Annex C and is incorporated by reference herein. Holders of Company common stock are urged to read the opinion carefully and in its entirety. The opinion does not address the Company’s underlying business decision to enter into the merger agreement or the relative merits of the merger as compared with any other strategic alternative which may have been available to the Company. The opinion does not constitute a recommendation to any holder of Company common stock as to how such holder should vote or otherwise act with respect to the merger or any other matter and does not in any manner address the prices at which Company common stock will trade at any time. In addition, Perella Weinberg expressed no opinion as to the fairness of the merger to, or any consideration received in connection with the merger by, any of the Parent affiliates or any other holders of any other class of securities, creditors or other constituencies of the Company. Perella Weinberg provided its opinion for the information and assistance of the board of directors in connection with, and for the purposes of its evaluation of, the merger.

Financing of the Merger (Page 57)

We anticipate that the total funds needed by Parent and Merger Sub to pay our stockholders and holders of equity awards the amounts due to them under the merger agreement, pay related fees and expenses in connection with the merger and repay or refinance the outstanding indebtedness of the Company that will come due as a result of the merger will be approximately $2.0 billion.

We anticipate that the funds needed to pay the amounts described above will be obtained as follows:

•

equity financing to be provided by Blum and Golden Gate in an aggregate amount of up to $550 million (less an amount equal to the number of shares owned by Blum and certain of its affiliates that are transferred to Parent immediately prior to the effective time of the merger multiplied by the per share merger consideration), which we refer to as the equity financing, or other parties to whom they assign a portion of their respective commitments;

•

debt financing to be provided to Parent and Merger Sub through a $250 million senior secured asset-based revolving credit facility issued by Wells Fargo Bank, N.A. and Wells Fargo Capital Finance, LLC, or alternative financing to the extent permitted by the merger agreement;

•

the $1.23 billion in cash proceeds payable to Parent (subject to certain adjustments) in connection with the consummation of the carveout transaction, which will be funded by debt financing to be provided to Wolverine through a $900 million senior secured term loan facility, a $200 million senior secured revolving credit facility issued by JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A. and an up to $375 million senior unsecured bridge loan facility issued by JPMorgan Chase Bank, N.A. and WF Investment Holdings, LLC (or the issuance and sale by Wolverine of senior unsecured notes pursuant to a Rule 144A offering or other private placement upon the consummation of the merger in lieu of a portion or all of the drawings under such senior unsecured bridge loan facility), or alternative financing, and cash on hand of Wolverine and its subsidiaries; and

•	cash on hand of the Company and its subsidiaries.

We believe the amounts committed under the equity commitment letters and the debt commitment letters, each as described below, together with cash on hand of the Company, will be sufficient to complete the merger and pay related fees and expenses in connection with the merger and repay or refinance the outstanding indebtedness of the Company that will come due as a result of the merger, but we cannot assure you of that. Those amounts may be insufficient if, among other things, Blum and/or Golden Gate fail to fund the committed amounts in breach of the equity commitment letters, the lenders under the debt commitment letters fail to fund the committed amounts in breach of such debt commitment letters, the outstanding indebtedness of the Company at the closing of the merger is greater than anticipated, cash on hand of the Company is less than expected, or the fees, expenses or other amounts required to be paid in connection with the merger are greater than anticipated.

Equity Commitments (Page 58)

Parent has entered into letter agreements, dated as of May 1, 2012, with each of Blum and Golden Gate, pursuant to which Blum and Golden Gate have committed to make or secure capital contributions to Parent at or prior to the closing of the merger up to an aggregate amount of $550 million (less an amount equal to the number of shares owned by Blum and certain of its affiliates that are transferred to Parent immediately prior to the effective time of the merger multiplied by the per share merger consideration). We refer to these letter agreements as the equity commitment letters. Blum and Golden Gate are permitted to capitalize Parent directly or indirectly through one or more intermediaries or affiliated entities.

The Company is entitled to seek specific performance to cause Parent to draw down the full proceeds of the equity financing pursuant to the terms and conditions of the equity commitment letters under certain circumstances, as described in “The Merger—Financing of the Merger—Equity Commitments” beginning on page 58.

Debt Commitments (Page 59)

Wells Fargo Bank, N.A. and Wells Fargo Capital Finance, LLC have committed to provide a $250 million senior secured asset-based revolving credit facility to Parent and Merger Sub, on the terms and subject to the conditions set forth in a debt commitment letter, dated May 1, 2012, the proceeds of which will be used on the closing date of the merger to pay a portion of the aggregate per share merger consideration and fees and expenses required to be paid by Parent, Merger Sub and the surviving corporation pursuant to the terms of the merger agreement, as well as to repay, redeem or refinance the Company’s existing outstanding indebtedness, to finance working capital expenditures and for other general corporate purposes.

In addition, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A. have committed to provide a $900 million senior secured term loan facility and a $200 million senior secured revolving credit facility to Wolverine, and JPMorgan Chase Bank, N.A. and WF Investment Holdings, LLC have committed to provide an up to $375 million senior unsecured bridge loan facility to Wolverine, on the terms and subject to the conditions set forth in a debt commitment letter, dated May 1, 2012, the aggregate proceeds of which will be used to finance, in part, the purchase price payable by Wolverine to consummate the carveout transaction, working capital expenditures and other general corporate purposes. It is expected that upon the consummation of the merger, Wolverine will issue and sell senior unsecured notes pursuant to a Rule 144A offering or other private placement in lieu of a portion or all of the drawings under the senior unsecured bridge loan facility.

We refer to the debt commitment letters issued to Parent and Merger Sub and to Wolverine collectively as the debt commitment letters, and the aggregate amounts committed thereunder as the debt financing.

The Carveout Transaction (Page 60)

Concurrently with the execution of the merger agreement, Parent entered into the carveout transaction agreement with Wolverine and Wolverine Sub, pursuant to which and upon the terms and subject to the conditions set forth therein, Parent will, concurrently with the closing of the merger, transfer or cause to be transferred to Wolverine Sub the assets comprising the PLG business. We refer to the sale of the PLG business by Parent as the carveout transaction. Following the consummation of the carveout transaction, Blum and Golden Gate will own the surviving corporation comprised of the Payless ShoeSource and Collective Licensing International businesses of the Company, which we refer to as the Payless business, and Wolverine, through Wolverine Sub, will own the PLG business.

The completion of the merger between the Company and Merger Sub is not contingent upon the concurrent closing of the carveout transaction. Consummation of the carveout transaction is solely subject to the prior or concurrent consummation of the merger, and the carveout transaction will not occur if the merger is not consummated.

The $1.23 billion in cash proceeds payable to Parent in connection with the consummation of the carveout transaction will be used to fund in part the payments required to be made by Parent and Merger Sub in connection with the closing of the merger and the repayment, refinancing or redemption of certain of the Company’s existing outstanding indebtedness. The amount of such cash proceeds may be adjusted to reflect the amount of working capital allocated to each of the PLG business and the Payless business. Stockholders of the Company will not receive any consideration in the carveout transaction.

The Company is a third-party beneficiary of the carveout transaction agreement for purposes of specifically enforcing the obligations of Wolverine and Wolverine Sub thereunder if (i) all conditions to the closing of the merger (other than those conditions that by their nature cannot be satisfied until the closing date of the merger, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions) have been satisfied or waived, (ii) the debt financing (or, if alternative financing is being used pursuant to the merger agreement, pursuant to the commitments with respect thereto) has been funded or will be funded at the closing of the merger, and (iii) either (x) the equity financing has been funded or will be funded at the closing of the merger or (y) the Company is simultaneously seeking specific performance of the obligations of Blum and Golden Gate under the equity financing commitments.

The carveout transaction agreement will terminate automatically upon the termination of the merger agreement in accordance with its terms, and may be terminated otherwise only by Wolverine Sub giving written notice to Parent prior to the closing of the carveout transaction at any time after sixty calendar days following February 1, 2013.

Limited Guarantees (Page 60)

Pursuant to the limited guarantees, dated May 1, 2012, in favor of the Company, which we refer to collectively as the limited guarantees, delivered by each of Wolverine, Blum and Golden Gate, which we refer to collectively as the guarantors, each of the guarantors has guaranteed the due and punctual payment when due of an applicable percentage of the obligations of Parent to pay the Company, under certain circumstances, a fee of $84 million, which we refer to as the Parent fee, and certain expense reimbursement and indemnification amounts to the Company under the terms of the merger agreement.

Interests of Certain Persons in the Merger (Page 61)

In considering the recommendation of the board of directors with respect to the proposed merger, you should be aware that executive officers and directors of the Company may have certain interests in the merger that may be different from, or in addition to or in conflict with, the interests of the Company’s stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. These interests include, but are not limited to, the following:

•

accelerated vesting and cash payment of certain outstanding Company equity awards (including all company stock options, phantom stock appreciation units, time stock appreciation units and performance stock appreciation units, along with all restricted stock, performance share units and phantom stock units) granted prior to March 19, 2012;

•

conversion of Company restricted stock and performance share units granted on or after March 19, 2012 into the right to receive a cash payment from the Company equal to the per share merger consideration, which rights will vest and be paid in accordance with the schedule in effect immediately prior to the effective time of the merger, subject to accelerated vesting and payment upon certain terminations of employment that may occur in connection with or following the merger; and

•

pursuant to certain executive change in control agreements, the payment of severance obligations (including, if applicable, “golden parachute” excise tax gross-ups resulting from such severance obligations) upon certain terminations of employment that may occur in connection with or following the merger.

For further information with respect to the arrangements between the Company and its directors and executive officers, see the information included under “The Merger—Interests of Certain Persons in the Merger” beginning on page 61 and “Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers—Golden Parachute Compensation” beginning on page 101.

Material U.S. Federal Income Tax Consequences of the Merger (Page 67)

The exchange of shares of our common stock for cash pursuant to the merger generally will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. Stockholders who are U.S. holders and who exchange their shares of our common stock in the merger will generally recognize gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the merger and their adjusted tax basis in their shares of our common stock. Backup withholding may also apply to the cash payments made pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 67 for a definition of “U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Regulatory Approvals (Page 69)

Under the terms of the merger agreement, the merger cannot be completed until any waiting periods applicable to the consummation of the merger and the carveout transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, have expired or been terminated.

On May 22, 2012, Parent, by its members, Golden Gate Capital Opportunity Fund, L.P. and Blum Strategic Partners IV, L.P., and the Company filed notification of the proposed merger, and separately, the Company and Wolverine filed notification of the proposed carveout transaction, with the Federal Trade Commission, or the FTC, and the Department of Justice, or the DOJ, under the HSR Act. On June 4, 2012, the FTC granted early termination of the waiting periods applicable to the consummation of the merger and the consummation of the carveout transaction. The parties to the merger agreement have mutually agreed that the consummation of the merger is not conditioned on other regulatory filings in the United States or in any other jurisdiction.

Litigation Relating to the Merger (Page 70)

In connection with the proposed merger, five lawsuits were filed in the Court of Chancery of the State of Delaware between May 4, 2012 and May 17, 2012 against the following parties: the Company, its directors and certain of its former and current executive officers, and Wolverine, Parent and Merger Sub. Four of the five lawsuits also named Blum and Golden Gate as defendants. On June 13, 2012, the Delaware Chancery Court granted a motion to consolidate all five Delaware actions, and the Delaware plaintiffs filed a Consolidated Amended Verified Class Complaint on June 15, 2012. A previously pending stockholder derivative lawsuit filed in the District Court of Shawnee County, Kansas was amended on May 2, 2012 to include a putative class action alleging certain direct claims relating to the merger, and naming the Company, its directors and certain of its former and current executive officers, Blum, Golden Gate and Wolverine (but neither Parent nor Merger Sub) as defendants. On June 21, 2012, the parties to the Kansas litigation filed an agreed motion to stay those proceedings pending final resolution of the Delaware litigation, and the Kansas court granted that motion on July 5, 2012.

The consolidated Delaware complaint generally alleges, among other things, that the Company’s board of directors and certain of our executive officers have violated various fiduciary duties relating to maximizing stockholder value in negotiating and approving the merger, and that the Company, Blum, Golden Gate, Wolverine, Parent and Merger Sub aided and abetted such alleged breaches of fiduciary duties. On June 15, 2012, the Delaware plaintiffs moved for the entry of an order enjoining preliminarily defendants from taking any action to consummate the proposed merger. The Delaware Chancery Court has set a hearing on that motion for August 1, 2012.

In addition to similar allegations regarding the Company’s officers’ and directors’ breaches of fiduciary duties relating to negotiation and approval of the merger, the Kansas complaint also alleges that the Company, its directors and certain of its executive officers made materially false and misleading statements regarding the Company’s performance during the third fiscal quarter of 2010, which resulted in the Company common stock trading at artificially inflated levels in December 2010 followed by a sharp decline in the trading price when the Company released its financial results in May 2011, and that the Company, its directors and certain of its executive officers authorized payments to former CEO Matthew Rubel upon his termination that were not in the best interests of the Company.

All defendants deny any wrongdoing in connection with the proposed merger and plan to vigorously defend against all pending claims.

The Merger Agreement (Page 71)

Treatment of Common Stock, Stock Options and Other Stock-Based Awards (Page 73)

•

Common Stock. At the effective time of the merger, each share of our common stock issued and outstanding immediately prior thereto (other than excluded shares, as well as shares of restricted stock and shares owned by Blum and certain of its affiliates that are transferred to Parent immediately prior to the effective time of the merger) will be converted into the right to receive the per share merger consideration, without interest and less any applicable withholding taxes.

•

Stock Options. At the effective time of the merger, each outstanding Company stock option, whether vested or unvested, will only entitle the holder thereof to receive from the Company, in full settlement of such Company stock option, an amount in cash equal to the product of (x) the total number of shares of our common stock subject to the Company stock option immediately prior to the effective time of the merger and (y) the excess, if any, of the per share merger consideration over the exercise price per share under such Company stock option, less any applicable withholding taxes.

•

Restricted Stock. At the effective time of the merger, each outstanding share of Company restricted stock granted prior to March 19, 2012 will be cancelled and will only entitle the holder thereof to receive from the Company, in full settlement of such share of Company restricted stock, an amount in cash equal to the per share merger consideration, less any applicable withholding taxes, as soon as reasonably practicable after the effective time of the merger (but in any event no later than three business days after the effective time of the merger). Each outstanding share of Company restricted stock granted on or after March 19, 2012, which is outstanding immediately prior to the effective time of the merger, will be converted at the effective time of the merger into the right to receive an amount in cash equal to the per share merger consideration, payable within 10 business days after the applicable vesting date of such share of Company restricted stock, in full settlement of such share of Company restricted stock, subject to the same applicable terms and conditions as of immediately prior to the effective time of the merger (including any vesting schedule and any acceleration of vesting upon an involuntary termination pursuant to the applicable award agreements); provided that any performance vesting requirements thereunder will be deemed met at the target (100%) level of achievement as of the effective time of the merger.

•

Performance Share Units. At the effective time of the merger, each outstanding grant of performance share units granted prior to March 19, 2012, whether vested or unvested, will be cancelled and will only entitle the holder thereof to receive from the Company, in full settlement of such performance share unit, as soon as reasonably practicable after the effective time of the merger (but in any event no later than three business days after the effective time of the merger), an amount in cash equal to the product of (x) the total number of units subject to such performance share unit grant immediately prior to the effective time of the merger using the target (100%) level of achievement under the respective award agreement to determine such number and (y) the per share merger consideration, less any applicable withholding taxes. Each outstanding performance share unit granted on or after March 19, 2012, which is outstanding immediately prior to the effective time of the merger, will be converted at the effective time of the merger into the right to receive from the Company an amount in cash equal to the per share merger consideration, payable within 10 business days after the applicable vesting date of such performance share unit, in full settlement of such performance share unit, subject to the same applicable terms and conditions as of immediately prior to the effective time of the merger (including any vesting schedule and any acceleration of vesting upon an involuntary termination pursuant to the applicable award agreements); provided that any performance vesting requirements thereunder will be deemed to be met at the target (100%) level as of the effective time of the merger.

•

Phantom Stock Units. At the effective time of the merger, each outstanding phantom stock unit granted prior to March 19, 2012, whether vested or unvested, will be cancelled and will only entitle the holder thereof to receive from the Company, in full settlement of such phantom stock unit, as soon as reasonably practicable after the effective time of the merger (but in any event no later than three business days after the effective time of the merger) an amount in cash equal to the product of (x) the total number of units subject to such phantom stock unit immediately prior to the effective time of the merger using, if applicable, the target (100%) level of achievement under the respective award agreement to determine such number and (y) the per share merger consideration, less any applicable withholding taxes. Each outstanding phantom stock unit granted on or after March 19, 2012, which is outstanding immediately prior to the effective time of the merger, will be converted into the right to receive from the Company an amount in cash equal to the per share merger consideration, payable within 10 business days after the applicable vesting date of such phantom stock unit, in full settlement of such phantom stock unit, subject to the same applicable terms and conditions as of immediately prior to the effective time of the merger (including any vesting schedule and any acceleration of vesting upon an involuntary termination pursuant to the applicable award agreements); provided that any performance vesting requirements thereunder will be deemed to be met at the target (100%) level as of the effective time of the merger.

•

Phantom Stock Appreciation Units. At the effective time of the merger, each outstanding phantom stock appreciation unit, whether vested or unvested, will only entitle the holder thereof to receive from the Company, in full settlement of such phantom stock appreciation unit, as soon as reasonably practicable after the effective time of the merger (but in any event no later than three business days after the effective time of the merger), an amount in cash equal to the product of (x) the total number of units subject to such phantom stock appreciation unit immediately prior to the effective time of the merger and (y) the excess, if any, of the per share merger consideration (or, if applicable, the maximum value appreciation applicable to such phantom stock appreciation units) over the reference price per unit under such phantom stock appreciation unit, less any applicable withholding taxes.

•

Time Stock Appreciation Rights. At the effective time of the merger, each time stock appreciation right, whether vested or unvested, will only entitle the holder thereof to receive from the Company, in full settlement of such time stock appreciation right, as soon as reasonably practicable after the effective time of the merger (but in any event no later than three business days after the effective time of the merger), an amount in cash equal to the product of (x) the total number of shares of common stock subject to such time stock appreciation right immediately prior to the effective time of the merger and (y) the excess, if any, of the per share merger consideration (or, if applicable, the maximum value appreciation applicable to such time stock appreciation right) over the reference price per share under such time stock appreciation right, less any applicable withholding taxes.

•	Performance Stock Appreciation Rights. At the effective time of the merger, each outstanding grant of performance stock appreciation rights, whether vested or unvested, will only entitle the holder thereof to receive from the Company, in full settlement of such performance stock appreciation right, as soon as reasonably practicable after the effective time of the merger (but in any event no later than three business days after the effective time of the merger) an amount in cash equal to the product of (x) the total number of shares of common stock subject to such performance stock appreciation right grant immediately prior to the effective time of the merger using the target (100%) level of achievement under the respective award agreement to determine such number and (y) the excess, if any, of the per share merger consideration (or, if applicable the maximum value appreciation applicable to such performance stock appreciation right) over the reference price per share under such phantom stock appreciation right, less any applicable withholding taxes.

Solicitation of Acquisition Proposals (Page 83)

The merger agreement provides that from the date of the merger agreement until the effective time of the merger, we are not permitted to, directly or indirectly, initiate, solicit or knowingly encourage any inquiry or the making of any proposal that constitutes an acquisition proposal from any person, or engage in discussions or negotiations regarding any acquisition proposal. Notwithstanding these restrictions, under certain circumstances, we may, prior to the time the merger agreement is adopted by our stockholders, respond to a written acquisition proposal or engage in discussions or negotiations with the person making such an acquisition proposal. At any time before the merger agreement is adopted by our stockholders, we may terminate the merger agreement if the board of directors determines that an acquisition proposal is a superior proposal and that such action could be required by the directors’ fiduciary duties under applicable law, in order to enter into an acquisition, merger or similar agreement, which we refer to as an alternative acquisition agreement, with respect to such superior proposal, so long as we comply with certain terms of the merger agreement, including negotiating revisions to the terms of the merger agreement with Parent (to the extent Parent desires to negotiate) for a period of three business days (or a shorter period under certain circumstances) prior to such action and paying a termination fee to Parent. See “The Merger Agreement—Solicitation of Acquisition Proposals” beginning on page 83 and “The Merger Agreement—Termination Fees” beginning on page 96.

Conditions to the Merger (Page 93)

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the merger agreement by our stockholders, receipt of certain regulatory approvals, the absence of any legal prohibitions, the accuracy of the representations and warranties of the parties, compliance by the parties with their respective obligations under the merger agreement and the absence of a Company material adverse effect. See “The Merger Agreement—Conditions to the Merger” beginning on page 93.

Termination (Page 95)

We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

•	by either Parent or the Company, if:

•

the merger has not been consummated by February 1, 2013, which we refer to as the termination date, whether such date is before or after the adoption of the merger agreement by our stockholders; provided that this termination right will not be available to either the Company or Parent if either the Company or Parent has the right to terminate the merger agreement because (i) in the case of the Company, Parent or Merger Sub or (ii) in the case of Parent, the Company, has breached any representation, warranty, covenant or agreement so as to cause the failure of the conditions to the closing of the merger and such breach is not capable of being cured, or if curable, is not cured within the earlier of 30 days of notice of the receipt or three business days prior to the termination date;

•	our stockholders meeting has been held and completed and our stockholders have not adopted the merger agreement at such meeting or any adjournment or postponement of such meeting; or

•

an order permanently restraining, enjoining or otherwise prohibiting the consummation of the merger has become final and non-appealable (whether before or after the adoption of the merger agreement by our stockholders); provided that this termination right will not be available to any party if the failure to consummate the merger prior to the termination date was primarily due to the failure of such party to perform any of its obligations under the merger agreement.

•	by the Company, if:

•

at any time prior to the adoption of the merger agreement by our stockholders, (i) the board of directors authorizes the Company to enter into an alternative acquisition agreement with respect to a superior proposal, (ii) immediately prior to or substantially concurrently with the termination of the merger agreement, we enter into an alternative acquisition agreement with respect to a superior proposal and (iii) immediately prior to or substantially concurrently with such termination, we pay Parent or its designee the termination fee discussed under “The Merger Agreement—Termination Fees” beginning on page 96 (provided that this right to terminate the merger agreement will not be available to us unless we have complied with certain notice and other requirements described under “The Merger Agreement—Solicitation of Acquisition Proposals” beginning on page 83), which we refer to as an alternative acquisition proposal termination event;

•

there has been a breach of a representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the condition to the closing of the merger relating to the accuracy of the representations and warranties of Parent and Merger Sub or compliance by Parent and Merger Sub with their obligations under the merger agreement, and such breach or failure to be true cannot be cured, or if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice is given by us to Parent and (ii) three business days prior to the termination date (provided that we will not have this right to terminate if we are then in material breach of the merger agreement), which we refer to as a Parent breach termination event; or

•

the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger), and we indicate to Parent in writing that we are ready, willing and able to consummate the transactions contemplated by the merger agreement, and Parent and Merger Sub fail to consummate the transactions contemplated by the merger agreement within two business days following the date on which the closing of the merger should have occurred under the merger agreement and we stood ready, willing and able to consummate the merger during such period, which we refer to as a failure to close termination event.

•	by Parent, if:

•	at any time prior to the adoption of the merger agreement by our stockholders, the board of directors (i) makes and does not withdraw a change of recommendation, (ii) fails to include in the proxy statement its recommendation that the stockholders of the Company vote to adopt the merger agreement, which we refer to as the Company recommendation, or (iii) shall have breached in any material respect its obligations described under “The Merger Agreement—Solicitation of Acquisition Proposals” beginning on page 83, which we refer to as a change of recommendation termination event; or

•

there has been a breach of a representation, warranty, covenant or agreement made by the Company in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the condition to the closing of the merger relating to the accuracy of the representations and warranties of the Company or compliance by the Company with its obligations under the merger agreement, and such breach or failure to be true cannot be cured, or if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice is given by Parent to us and (ii) three business days prior to the termination date (provided that Parent will not have this right to terminate if it is then in material breach of any of the merger agreement), which we refer to as a Company breach termination event.

Termination Fees (Page 96)

If the merger agreement is terminated in certain circumstances described under “The Merger Agreement—Termination Fees” beginning on page 96:

•

We must pay Parent a fee of $44 million, which we refer to as the termination fee, if: (i)(x) prior to the adoption of the merger agreement by our stockholders, the merger agreement is terminated by the Company or Parent due to the occurrence of the termination date or our stockholders not having adopted the merger agreement, (y) there is a bona fide acquisition proposal made after the date of the merger agreement but prior to such termination and (z) within 12 months after such termination, we enter into a definitive agreement with respect to an acquisition proposal and such acquisition proposal is subsequently consummated or a transaction contemplated by an acquisition proposal is otherwise consummated within 12 months of such termination (provided that for these purposes, the references to “15%” in the definition of “acquisition proposal” will be deemed to be references to “50%”), (ii) the merger agreement is terminated by Parent due to a change of recommendation termination event or (iii) the merger agreement is terminated by the Company due to an alternative acquisition proposal termination.

•

We must pay the reasonable and documented out-of-pocket fees and expenses, which we refer to as the Parent expenses, incurred by Parent and any of its affiliates in connection with the transactions contemplated by the merger agreement up to $12.5 million if (i) the merger agreement is terminated by either Parent or the Company due to our stockholders not having adopted the merger agreement or (ii) the merger agreement is terminated by Parent due to a Company breach termination event as a result of a material breach by the Company of the merger agreement that is a consequence of an act or failure to act by the Company with the Company having actual knowledge that the taking of such act or failure to take such act would cause a breach of the merger agreement in circumstances under which the termination fee is not then payable. The payment of the Parent expenses by the Company shall not relieve the Company of any subsequent obligation to pay the termination fee, but shall reduce, on a dollar for dollar basis, any termination fee that becomes due and payable, and any such termination fee shall not relieve the Company of its obligations to pay the Parent expenses.

•

Parent must pay us the Parent fee of $84 million if (i) the merger agreement is terminated by the Company due to a Parent breach termination event and the breach by Parent or Merger Sub giving rise to such termination is the principal cause of the failure of the merger to be consummated, unless, prior to such termination (x) Parent and Merger Sub deliver written notice at least two business days in advance of the earlier of (a) 30 calendar days after written notice is given by us to Parent and (b) three business days prior to the termination date, informing the Company that Parent and Merger Sub would be ready, willing and able to consummate the merger no later than such date and (y) Parent and Merger Sub stood ready, willing and able to consummate the merger on such date or (ii) the merger agreement is terminated by the Company due to a failure to close termination event. The guarantors have guaranteed the obligation of Parent to pay the Parent fee pursuant to the limited guarantees.

•

Parent must reimburse us for all reasonable and documented out-of-pocket fees and expenses, which we refer to as the Company expenses, incurred by the Company and its subsidiaries between the date of the merger agreement and the termination of the merger agreement in connection with the Company’s compliance with the covenants set forth in the merger agreement in furtherance of the merger or the carveout transaction if (i) the merger agreement is terminated by Parent due to a Company breach termination event in the event that (a) a Company material adverse effect has occurred and (b) no such termination right would have existed if each reference to “Company material adverse effect” (as described below) had been replaced with a reference to “whole Company material adverse effect” (as described below) or (ii) the merger agreement is terminated by Parent or the Company because the merger has not been consummated by the termination date in the event that (a) a Company material adverse effect has occurred and (b) at the time of such termination, all of the conditions to the closing of the merger would have been satisfied (other than conditions that by their nature cannot be satisfied other than at the closing of the merger, all of which are capable of being satisfied at the closing) if each reference to “Company material adverse effect” had been replaced with a reference to “whole Company material adverse effect”. In no event will Parent have to pay the Parent fee or the Company expenses on more than one occasion or both the Parent fee and the Company expenses.

Remedies (Page 98)

Our receipt of the Parent fee and/or the Company expenses and certain expense reimbursement and indemnification payments from Parent will, subject to certain specific performance rights described below, be our sole and exclusive remedy against Parent, Merger Sub, Wolverine, Blum, Golden Gate, the debt financing sources, any of their respective affiliates and any of their respective former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members or agents for any loss suffered as a result of any breach of any covenant or agreement in the merger agreement or the failure of the merger to be consummated. Upon payment of such amounts, none of Parent, Merger Sub, Wolverine, Blum, Golden Gate, the debt financing sources, any of their respective affiliates and any of their respective former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members or agents will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement.

Parent’s receipt of the termination fee and/or the Parent expenses and certain other expenses reimbursed by us, as the case may be, will, subject to certain specific performance rights described below, be the sole and exclusive remedy of Parent, Merger Sub and their respective affiliates against the Company, its subsidiaries and any of their respective former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members, affiliates or agents for any loss suffered as a result of any breach of any covenant or agreement in the merger agreement or the failure of the merger to be consummated. Upon payment of such amounts, none of the Company, its subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members, affiliates or agents will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement.

Under no circumstances will the Company be entitled to monetary damages in excess of the amount of the Parent fee and/or the Company expenses and certain expense reimbursement and indemnification payments payable by Parent, nor will Parent be entitled to monetary damages in excess of the amount of the termination fee, other than, in each case, costs and expenses incurred in connection with any action to enforce the payment of any such fee.

The parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity. The Company is entitled to seek specific performance of Parent’s obligation to cause the equity financing to be funded to fund the merger under the circumstances described in “The Merger—Financing of the Merger—Equity Commitments” beginning on page 58. Under no circumstances will the Company be entitled to receive both a grant of specific performance to cause the funding of the equity financing and the merger to be consummated that results in the closing and payment of the Parent fee.

The Company is also a third party beneficiary of the carveout transaction agreement for purposes of specifically enforcing the obligations of Wolverine and Wolverine Sub thereunder under the circumstances described under “The Merger—Financing of the Merger—The Carveout Transaction” beginning on page 60.

Market Price of Common Stock (Page 105)

The closing price of our common stock on the New York Stock Exchange, or the NYSE, on April 30, 2012, the last trading day prior to the public announcement of the execution of the merger agreement, was $20.77 per share of common stock. On July 18, 2012, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock on the NYSE was $21.52 per share of common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

Appraisal Rights (Page 109)

Stockholders are entitled to appraisal rights under the General Corporation Law of the State of Delaware, or the DGCL, in connection with the merger. This means that you are entitled to have the fair value of your shares of our common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration if you follow exactly the procedures specified under the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not vote (either in person or by proxy) in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 109 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex B to this proxy statement. If you hold your shares of our common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Delisting and Deregistration of Common Stock (Page 112)

If the merger is completed, our common stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the Securities and Exchange Commission, or the SEC, on account of our common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement, the carveout transaction, the carveout transaction agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 113.

Q.	What is the proposed merger transaction and what effects will it have on the Company?

A.	The proposed transaction is the acquisition of the Company by Parent pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company being the surviving corporation. We refer to this transaction as the merger. As a result of the merger, the Company will become a subsidiary of Parent and will no longer be a publicly held corporation, and you, as a holder of our common stock, will no longer have any interest in our future earnings or growth. In addition, following the merger, our common stock will be delisted from the NYSE and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of our common stock.

Q.	What is the proposed transaction with Wolverine?

A.	Concurrently with the execution of the merger agreement, Parent entered into the carveout transaction agreement pursuant to which, simultaneously with the merger, Wolverine Sub will acquire the assets comprising the PLG business for cash consideration of $1.23 billion (subject to certain adjustments). The carveout transaction will not occur if the merger is not consummated. Proceeds from the carveout transaction will be used by Parent to fund, in part, the amounts payable to the Company’s stockholders under the merger agreement. The approval of the stockholders of the Company is not required and is not being sought for the carveout transaction.

Q.	What will I receive if the merger is completed?

A.	Upon completion of the merger, you will be entitled to receive the per share merger consideration of $21.75 in cash, without interest, less any applicable withholding taxes, for each share of our common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of our common stock, you will receive $2,175.00 in cash in exchange for your shares of our common stock, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving corporation. Please do NOT return your stock certificate(s) with your proxy.

Q.	How does the per share merger consideration compare to the market price of our common stock prior to announcement of the merger?

A.	The per share merger consideration represents a premium of approximately 112% to the closing price of our common stock on August 24, 2011, the date of the announcement that our board of directors, together with management, would conduct a review of strategic and financial alternatives, a premium of approximately 11% to the 30-day volume weighted average trading price of our common stock prior to May 1, 2012, the date of the public announcement of the execution of the merger agreement, and a premium of approximately 5% to the closing price of our common stock on April 30, 2012, the last trading day prior to the public announcement of the execution of the merger agreement.

Q.	How does the board of directors recommend that I vote?

A.	The board of directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

Q.	When do you expect the merger to be completed?

A.	We are working towards completing the merger as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed late in the third quarter or early in the fourth quarter of 2012.

Q.	What happens if the merger is not completed?

A.	If the merger agreement is not adopted by the stockholders of the Company or if the merger is not completed for any other reason, the stockholders of the Company will not receive any payment for their shares of our common stock in connection with the merger. Instead, the Company will remain an independent public company and our common stock will continue to be listed and traded on the NYSE. In addition, the carveout transaction contemplated by the carveout transaction agreement will not occur. Under specified circumstances, the Company may be required to pay to Parent, or be entitled to receive from Parent, a fee with respect to the termination of the merger agreement, or to reimburse Parent and its affiliates for their reasonable and documented out-of-pocket fees and expenses, or be entitled to receive reimbursement from Parent for all reasonable and documented out-of-pocket fees and expenses incurred by the Company and its subsidiaries in connection with the Company’s compliance with the covenants set forth in the merger agreement in furtherance of the merger or the carveout transaction, as applicable, as described under “The Merger Agreement—Termination Fees” beginning on page 96.

Q.	What conditions must be satisfied to complete the merger?

A.	The Company, Parent and Merger Sub are not required to complete the merger unless a number of conditions are satisfied or waived. These conditions include, among others: (i) receipt of the Company stockholder approval; (ii) expiration or termination of any waiting periods applicable to the consummation of the merger or the carveout transaction under the HSR Act; (iii) the absence of any order by any governmental entity prohibiting, restraining, enjoining or rendering illegal the consummation of the merger or the carveout transaction; (iv) the consummation of the merger and other transactions contemplated under the merger agreement shall not have been prohibited or rendered illegal under applicable law; (v) the Company’s and each of Parent and Merger Sub’s representations and warranties under the merger agreement are true and correct, subject to applicable materiality standards; (vi) each of the Company, Parent and Merger Sub has performed in all material respects its obligations under the merger agreement; (vii) each of the Company, Parent and Merger Sub has delivered an officer’s certificate certifying that all conditions with respect to the representations and warranties and performance of obligations have been satisfied; and (viii) the absence of a Company material adverse effect.

For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the merger, see “The Merger Agreement—Conditions to the Merger” beginning on page 93.

Q.	Is the merger expected to be taxable to me?

A.

Yes. The exchange of shares of our common stock for cash pursuant to the merger generally will be a taxable transaction to U.S. holders (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 67) for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your shares of our common stock in the merger for cash, you will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and your adjusted tax basis in such shares of our common stock. Backup withholding may also apply to the cash payments paid to a non-corporate U.S. holder pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 67 for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you own shares of the Company’s common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of our common stock with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of the Company will be held on August 21, 2012 at 9:00 a.m., Central time, at the Sheraton Overland Park Hotel, Juniper Room, 6100 College Boulevard, Overland Park, Kansas 66211.

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on a proposal to adopt the merger agreement that provides for the acquisition of the Company by Parent, to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement and to approve a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

Q.	Am I being asked to vote on the carveout transaction?

A.	No. You are not being asked to vote on the carveout transaction. The closing of the carveout transaction will occur concurrently with the consummation of the merger, and proceeds from the carveout transaction will be used by Parent to fund, in part, the amounts payable to the Company’s stockholders under the merger agreement. The completion of the merger between the Company and Merger Sub is not contingent upon the concurrent closing of the carveout transaction. Consummation of the carveout transaction is solely subject to the prior or concurrent consummation of the merger, and the carveout transaction will not occur if the merger is not consummated.

Q.	Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger?

A.	Under SEC rules, we are required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger, or “golden parachute” compensation.

Q.	What will happen if the Company’s stockholders do not approve the golden parachute compensation?

A.	Approval of the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger is not a condition to completion of the merger. The vote is an advisory vote and will not be binding on the Company or the surviving corporation in the merger. Therefore, if the merger agreement is adopted by the Company’s stockholders and the merger is completed, this compensation, including amounts that the Company is contractually obligated to pay, could still be payable regardless of the outcome of the advisory vote.

Q.	What vote is required for the Company’s stockholders to approve the proposal to adopt the merger agreement?

A.	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon.

Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of our common stock present in person or represented by proxy, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

Q.	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.	Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present.

Abstaining will have the same effect as a vote “AGAINST” approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies. If you fail to submit a proxy or to vote in person at the special meeting or if your shares of our common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted, but this will not have an effect on the proposal to adjourn the special meeting.

Q.	What vote of our stockholders is required to approve the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger?

A.	Approving the merger-related executive compensation requires the affirmative vote of holders of a majority of the shares of our common stock present, in person or represented by proxy, at the special meeting and entitled to vote on the proposal to approve such merger-related compensation.

Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to approve the merger-related executive compensation, while broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote to approve the merger-related executive compensation.

Q.	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A.	Yes. In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See “The Merger—Interests of Certain Persons in the Merger” beginning on page 61 and “Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” beginning on page 101.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.	If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote, grant your voting directly to the Company or to a third party or to vote in person at the meeting.

If your shares are held by a bank, broker, trustee or nominee, you are considered the beneficial owner of shares held in “street name”, and your bank or broker is considered the stockholder of record with respect to those shares. Your bank, broker, trustee or nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the special meeting; however, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your bank, broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q.	If my shares of common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of common stock for me?

A.	Your bank, brokerage firm or other nominee will only be permitted to vote your shares of our common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of our common stock. Under the rules of the NYSE, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matter, such as the proposal to adopt the merger agreement, and, as a result, absent specific instructions from the beneficial owner of such shares of our common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of our common stock on non-routine matters. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted, which we refer to as broker non-votes, and the effect will be the same as a vote “AGAINST” approval of the proposal to adopt the merger agreement, and your shares of our common stock will not have an effect on the proposal to adjourn the special meeting or on the proposal to approve the merger-related executive compensation.

Q.	As a participant in the Collective Brands, Inc. 401(k) Profit Sharing Plan, the Collective Brands Performance + Lifestyle Group Employee Savings & Investment Plan, the Collective Brands, Inc. Profit Sharing Plan for Puerto Rico Associates or the Employee Stock Purchase Plan, how do I vote shares held in my plan account?

A.

If you are a participant in the Collective Brands, Inc. 401(k) Profit Sharing Plan, the Collective Brands Performance + Lifestyle Group Employee Savings & Investment Plan or the Collective Brands, Inc. Profit Sharing Plan for Puerto Rico Associates, you may not vote your shares in person at the special meeting and you will receive separate voting instruction cards covering your shares held in such plan. Please note that in order for the plan trustees to vote your plan shares on your behalf, they must receive your instructions no later than 9:00 a.m., Central time, on August 17, 2012. The plan trustees will vote plan shares for which no voting instructions are received from plan participants by the voting deadline in proportion to all other votes cast by the participants in such plan. Shares purchased through the Company’s Employee Stock Purchase Plan are held in brokerage accounts and are treated the same as other beneficially owned shares.

Q.	Who can vote at the special meeting?

A.	All of the holders of record of our common stock as of the close of business on July 5, 2012, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of our common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of our common stock that such holder owned as of the record date.

Q.	How many votes do I have?

A.	You are entitled to one vote for each share of the Company common stock held of record as of the record date, July 5, 2012. As of close of business on the record date, there were 61,450,916 outstanding shares of Company common stock.

Q.	What is a quorum?

A.	A majority of the shares of our common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. Shares owned by the Company’s affiliated companies do not count for the purpose of determining whether a quorum is present.

Q.	How do I vote?

A.	Stockholder of Record. If you are a stockholder of record, you may have your shares of our common stock voted on matters presented at the special meeting in any of the following ways:

•	by proxy—stockholders of record have a choice of voting by proxy:

•

by telephone or over the Internet, by accessing the telephone number or website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	in person—you may attend the special meeting and cast your vote there.

Beneficial Owner. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

Q.	How can I change or revoke my vote?

A.	You have the right to revoke a proxy before it is voted by submitting a new proxy card with a later date or subsequently voting via telephone or the Internet. Record holders may also revoke their proxy by voting in person at the special meeting or by notifying the Company’s Secretary in writing at: Collective Brands, Inc., Attention: Secretary, 3231 Southeast Sixth Avenue, Topeka, Kansas 66607.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, referred to as a “proxy”, to vote your shares of our common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement”. The document used to designate a proxy to vote your shares of our common stock is called a “proxy card”.

Q.	If a stockholder gives a proxy, how are the shares of common stock voted?

A.	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of our common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of our common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

Q.	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and broker non-votes will have the same effect as votes “AGAINST” approval of the proposal to adopt the merger agreement.

For the proposal to adjourn the special meeting, if necessary or appropriate, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will have the same effect as if you voted “AGAINST” approval of the proposal, but broker non-votes will not have an effect on the proposal.

For the proposal to approve the merger-related executive compensation, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will have the same effect as if you voted “AGAINST” approval of the proposal, but broker non-votes will not have an effect on the proposal.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you hold shares of our common stock in “street name” and also directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. Please vote each proxy or voting instruction card in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of our common stock are voted.

Q.	What happens if I sell my shares of common stock before the special meeting?

A.	The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of our common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares.

Q.	What happens if I sell my shares of common stock after the special meeting but before the effective time of the merger?

A.	If you transfer your shares after the special meeting but before the effective time of the merger, you will have transferred the right to receive the per share merger consideration to the person to whom you transfer your shares. In order to receive the per share merger consideration, you must hold your shares of common stock through completion of the merger.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.	The Company has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay Innisfree M&A Incorporated a fee of $20,000 and telephone charges. The Company has agreed to reimburse Innisfree M&A Incorporated for, pay directly, or, where requested in special situations, advance sufficient funds to Innisfree M&A Incorporated for the payment of, certain fees and expenses and will also indemnify Innisfree M&A Incorporated, its subsidiaries and their respective directors, officers, employees and agents against certain claims, liabilities, losses, damages and expenses. The Company may also reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of our common stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of our common stock in your own name as the stockholder of record, you may submit a proxy to have your shares of our common stock voted at the special meeting in one of three ways: (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; (ii) calling toll-free at the telephone number indicated on the enclosed proxy card; or (iii) using the Internet in accordance with the instructions set forth on the enclosed proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. If the proposal to adopt the merger agreement is approved, you will be sent a letter of transmittal promptly, and in any event within two business days, after the completion of the merger, describing how you may exchange your shares of our common stock for the per share merger consideration. If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of our common stock in exchange for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the per share merger consideration for my shares of common stock?

A.	Yes. As a holder of our common stock, you are entitled to exercise appraisal rights under the DGCL in connection with the merger if you take certain actions and meet certain conditions, including that you do not vote (in person or by proxy) in favor of adoption of the merger agreement. See “Appraisal Rights” beginning on page 109.

Q.	Who can help answer any other questions I might have?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact Innisfree M&A Incorporated, our proxy solicitor, by calling toll-free at (888) 750-5834. Brokers, banks and other nominees may call collect at (212) 750-5833.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, as well as oral statements made or to be made by us, contain assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements”. All statements included or incorporated by reference in this report, other than statements that are historical facts, are forward-looking statements. The words “believe”, “expected”, “should” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s reasonable judgment based on currently available information and using numerous assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. A variety of factors could cause actual results and experience to differ materially from the anticipated results or expectations expressed in forward-looking statements. These risks and uncertainties that may affect the operations, performance and results of the Company’s business include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this proxy statement relates, plans for future growth, changes in the business and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. Investors are cautioned that such forward-looking statements are not assurances for future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Form 10-K and Form 10-Q, factors and matters contained or incorporated by reference in this document, and the following factors:

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement or the carveout transaction, including a termination of the merger agreement under circumstances that could require us to pay a termination fee;

•

the failure of Blum and/or Golden Gate to obtain the necessary equity financing set forth in the equity commitment letters received in connection with the merger agreement or the failure of that financing to be sufficient to complete the merger and the transactions contemplated thereby;

•

the failure of any of the parties to the transactions contemplated by the merger agreement to obtain the necessary debt financing set forth in the debt commitment letters received in connection with the merger agreement or the failure of that financing to be sufficient to complete the merger and the transactions contemplated thereby;

•

the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger, including receipt of required regulatory approvals (other than those that by their nature are to be satisfied at the closing of the carveout transaction, and the condition relating to the consummation of the merger);

•	the failure of the merger to close for any other reason;

•	the failure of Parent, Wolverine and/or Wolverine Sub to consummate the carveout transaction;

•

risks that the proposed transaction disrupts current plans and operations and the potential difficulties in retention of executive management and other key employees as a result of the merger or the carveout transaction;

•	the outcome of any legal proceedings that have been or may be instituted against the Company and/or others relating to the merger agreement and/or the carveout transaction;

•	diversion of management’s attention from ongoing business concerns;

•	limitations placed on our ability to operate the business by the merger agreement;

•	the effect of the announcement of the merger or the carveout transaction on our business relationships, standing with regulators, operating results and business generally; and

•	the amount of any costs, fees, expenses, impairments and charges related to the merger and the carveout transaction.

Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” and “Business” and information in our consolidated financial statements and notes thereto included in our most recent filings on Form 10-K and Form 10-Q (see “Where You Can Find More Information” beginning on page 113).

The Company believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this report. Any or all of the Company’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond the Company’s control.

PARTIES TO THE MERGER

The Company

Collective Brands, Inc.

3231 Southeast Sixth Avenue

Topeka, Kansas 66607

(785) 233-5171

The Company is a leader in bringing compelling lifestyle, fashion and performance brands for footwear and related accessories to consumers worldwide. The Company operates three strategic units: Payless ShoeSource, the PLG business, and Collective Licensing International. Payless ShoeSource, one of the largest footwear retailers in the western hemisphere, is dedicated to providing great value, trend-right styles of footwear and accessories for the entire family to enjoy and offers customers a range of well-recognized brands such as Dexter®, Airwalk®, Champion®, Above the Rim® and Smartfit®. The PLG business markets performance and lifestyle branded footwear sold primarily through wholesale and retail under well-known brand names including Sperry Top-Sider®, Saucony®, Stride Rite® and Keds®. Collective Licensing International is a leading youth lifestyle marketing and global licensing business.

For more information about the Company, please visit our website at www.collectivebrands.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” beginning on page 113.

The Company’s common stock is listed on the NYSE under the symbol “PSS”.

Parent

WBG-PSS Holdings LLC

200 Bellevue Parkway, Suite 170

Wilmington, DE 19809

(302) 798-5867

Parent is a Delaware limited liability company that was formed by Blum, Golden Gate, and Wolverine Sub solely for the purpose of entering into the merger agreement and the carveout transaction agreement and completing the transactions contemplated by the merger agreement and the carveout transaction agreement and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement.

Merger Sub

WBG-PSS Merger Sub Inc.

200 Bellevue Parkway, Suite 170

Wilmington, DE 19809

(302) 798-5867

Merger Sub is a Delaware corporation that was formed by Parent solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Merger Sub is a wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

Blum Capital Partners, L.P.

Blum Capital Partners, L.P.

909 Montgomery Street

San Francisco, CA 94133

(415) 434-1111

Blum is a San Francisco-based public strategic block and private investment firm with approximately $2 billion of equity capital under management. Blum was founded in 1975 and has invested in a wide variety of businesses, including through multiple going-private transactions. Throughout its history, Blum has demonstrated its expertise in proactively identifying attractive businesses to own, determining the most favorable ways to invest in those businesses across the public/private spectrum and helping to drive value creation as an active, engaged partner to management teams.

Golden Gate Capital

Golden Gate Capital

One Embarcadero Center, 39th Floor

San Francisco, CA 94111

(415) 983-2700

Golden Gate is a San Francisco-based private investment firm with approximately $12 billion of capital under management. The principals of Golden Gate have a long and successful history of investing across a wide range of industries and transaction types, including going-privates, corporate divestitures, and recapitalizations, as well as debt and public equity investments. Golden Gate is one of the most active investors in leading brands in the retail and restaurant sectors. Representative investments include California Pizza Kitchen, Eddie Bauer, J. Jill, Pacific Sunwear, Express, Zales, Romano’s Macaroni Grill, and On the Border Mexican Grill.

Wolverine World Wide, Inc.

Wolverine World Wide, Inc.

9341 Courtland Drive N.E.

Rockford, MI 49351

(616) 866-5500

Wolverine is one of the world’s leading marketers of branded casual, active lifestyle, work, outdoor sport and uniform footwear and apparel. Wolverine’s portfolio of highly recognized brands includes: Merrell®, Hush Puppies®, Wolverine®, Sebago®, Cushe®, Chaco®, Bates®, HYTEST®, and Soft Style®. Wolverine also is the global footwear licensee of popular brands including CAT®, Harley-Davidson® and Patagonia®. Wolverine’s products are carried by leading retailers in the U.S. and globally in more than 190 countries and territories.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors for use at the special meeting to be held on August 21, 2012, at 9:00 a.m., Central time, at the Sheraton Overland Park Hotel, Juniper Room, 6100 College Boulevard, Overland Park, Kansas 66211, or at any postponement or adjournment thereof. At the special meeting, holders of our common stock will be asked to approve the proposal to adopt the merger agreement, to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement and to approve the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

Our stockholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If our stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully and in its entirety.

Record Date and Quorum

We have fixed the close of business on July 5, 2012 as the record date for the special meeting, and only holders of record of our common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of our common stock at the close of business on the record date. On the record date, there were 61,450,916 shares of our common stock outstanding and entitled to vote held by 8,730 holders of record. You will have one vote on all matters properly coming before the special meeting for each share of our common stock that you owned on the record date.

A majority of the shares of our common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which a stockholder directs an “abstention” from voting, will be counted for purposes of establishing a quorum. Broker non-votes will also be counted for purposes of establishing a quorum. Shares owned by the Company’s affiliates companies do not count for the purpose of determining whether a quorum is present. A quorum is necessary to transact business at the special meeting. Once a share of our common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned.

Attendance

Only stockholders of record, their duly authorized proxy holders, beneficial stockholders with proof of ownership and our guests may attend the special meeting. To gain admittance, please bring the admission ticket with you to the meeting. If your shares of our common stock are held through a bank, brokerage firm or other nominee, please send proof of your ownership to the Secretary at 3231 Southeast Sixth Avenue, Topeka, Kansas 66607, and the Company will send you an admission ticket. Alternatively, please bring to the special meeting proof of your beneficial ownership of our common stock. Acceptable proof could include an account statement showing that you owned shares of the Company common stock on the record date, July 5, 2012. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. For the proposal to adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will not be counted as votes cast in favor of the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If your shares of our common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares of our common stock, the “stockholder of record”. This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of our common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of our common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of our common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Under the rules of the NYSE, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters such as the proposal to adopt the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares of our common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of our common stock on non-routine matters. These broker non-votes will be counted for purposes of determining a quorum, and will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present. For the proposal to adjourn the special meeting, if necessary or appropriate, you may vote “FOR”, “AGAINST” or “ABSTAIN”. For purposes of this proposal, if your shares of our common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” approval of the proposal. If you fail to submit a proxy, attend in person the special meeting, or there are broker non-votes on the issue, as applicable, the shares of our common stock held by you or your broker will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

The proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present. For the proposal to approve the merger-related executive compensation, you may vote “FOR”, “AGAINST” or “ABSTAIN”. For purposes of this proposal, if your shares of our common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” approval of the proposal. If you fail to submit a proxy, attend in person the special meeting, or there are broker non-votes on the issue, as applicable, the shares of our common stock held by you or your broker will not be counted in respect of, and will not have an effect on, the proposal to approve the merger-related executive compensation.

If you are a stockholder of record, you may have your shares of our common stock voted on matters presented at the special meeting in any of the following ways:

•	by proxy—stockholders of record have a choice of voting by proxy:

•

by telephone or over the Internet, by accessing the telephone number or website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	in person—you may attend the special meeting and cast your vote there.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of our common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with our Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of our common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of our common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of our common stock should be voted on a matter, the shares of our common stock represented by your properly signed proxy will be voted “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

If you have any questions or need assistance voting your shares, please contact Innisfree M&A Incorporated, our proxy solicitor, by calling toll-free at (888) 750-5834. Brokers, banks and other nominees may call collect at (212) 750-5833.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF OUR COMMON STOCK AT THE MEETING PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

As of July 5, 2012, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 676,779 shares of our common stock (not including any shares of our common stock deliverable upon exercise or conversion of any options, restricted shares, performance share units, phantom stock units, phantom stock appreciation units, time stock appreciation rights or performance stock appreciation rights), representing approximately 1.1 percent of the outstanding shares of our common stock. The directors and officers have informed the Company that they currently intend to vote all such shares of our common stock “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of our common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of our common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement, and your shares of our common stock will not have an effect on the proposal to adjourn the special meeting or on the proposal to approve the merger-related executive compensation.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary, which must be filed with the Secretary by the time the special meeting begins, or by attending the special meeting and voting in person. Written notice of revocation should be mailed to: Collective Brands, Inc., Attention: Secretary, 3231 Southeast Sixth Avenue, Topeka, Kansas 66607.

Adjournments

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting. An adjournment generally may be made with the affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming receipt of required regulatory approvals and timely satisfaction of other closing conditions, including the approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed late in the third quarter or early in the fourth quarter of 2012. If our stockholders vote to approve the proposal to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger, subject to the terms of the merger agreement. See “The Merger Agreement—Closing and Effective Time of the Merger” beginning on page 72.

Rights of Stockholders Who Seek Appraisal

Stockholders are entitled to appraisal rights under the DGCL in connection with the merger. This means that you are entitled to have the fair value of your shares of our common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration if you follow exactly the procedures specified under the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not vote (either in person or by proxy) in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 109 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex B to this proxy statement. If you hold your shares of our common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay Innisfree M&A Incorporated a fee of $20,000 and telephone charges. The Company has agreed to reimburse Innisfree M&A Incorporated for, pay directly, or, where requested in special situations, advance sufficient funds to Innisfree M&A Incorporated for the payment of, certain fees and expenses and will also indemnify Innisfree M&A Incorporated, its subsidiaries and their respective directors, officers, employees and agents against certain claims, liabilities, losses, damages and expenses. The Company may also reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of our common stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Innisfree M&A Incorporated, our proxy solicitor, by calling toll-free at (888) 750-5834. Brokers, banks and other nominees may call collect at (212) 750-5833.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to exist following the merger. As a result of the merger, the Company will cease to be a publicly traded company. You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

In the merger, each outstanding share of our common stock (other than excluded shares, as well as shares of restricted stock and shares owned by Blum and certain of its affiliates that are transferred to Parent immediately prior to the effective time of the merger) will be converted into the right to receive an amount in cash equal to $21.75, less any applicable withholding taxes.

Background of the Merger

The board of directors and senior management of the Company regularly review and assess strategic alternatives available to the Company to enhance stockholder value. As part of this review, the board of directors has from time to time considered different potential business combination transactions.

From time to time over the last two years, parties have contacted senior management or the board of directors of the Company or the Company’s financial advisor about the possibility of entering into a strategic transaction for the acquisition of all or part of the Company. During this time period and until the commencement of the strategic review process discussed below, these approaches did not proceed to the point of entering into a confidentiality agreement or sharing non-public information with any such party. Each party that contacted the Company in the last two years about the possibility of entering into a strategic transaction was contacted in connection with the strategic review process discussed below and offered an opportunity to participate in the process.

In April 2011, as part of the board of directors’ regular review and assessment of strategic alternatives available to the Company, the board of directors determined to formally engage Perella Weinberg as the Company’s financial advisor in connection with evaluating the Company’s business plans and assessing financial and strategic alternatives.

On May 6, 2011, the board of directors held a meeting, and Michael J. Massey, the General Counsel of the Company, and representatives of Perella Weinberg attended this meeting. At this meeting, representatives of Perella Weinberg reviewed with the board of directors its preliminary views regarding possible strategic alternatives available to the Company.

In June 2011, the board of directors determined to formally engage Kurt Salmon, a management consulting firm, to evaluate options for performance enhancement and growth of the Payless ShoeSource business.

On June 15, 2011, the Company announced that Matthew E. Rubel would resign as director, Chairman of the Board and Chief Executive Officer of the Company. At the same time, Mr. Massey was named the interim Chief Executive Officer and President, and D. Scott Olivet was named the Company’s Non-Executive Chairman.

On July 20 and 21, 2011, the board of directors held a meeting; members of senior management and representatives of Kurt Salmon also attended this meeting. Senior management reviewed with the board of directors the performance and strategy for the various business lines of the Company. Representatives of Kurt Salmon reviewed with the board of directors their preliminary findings relating to their evaluation of the Payless ShoeSource business.

On August 12, 2011, the board of directors held a meeting; members of senior management and representatives of Perella Weinberg and Sullivan & Cromwell LLP, the Company’s outside counsel, which we refer to as Sullivan & Cromwell, attended this meeting. At the request of the board of directors, representatives of Sullivan & Cromwell reviewed with the board of directors the terms of a short duration Stockholder Protection Rights Agreement, which we refer to as the stockholder rights plan. A representative of Sullivan & Cromwell discussed with the directors their fiduciary duties in connection with their consideration of the stockholder rights plan. At the request of the board of directors, a representative of Perella Weinberg reviewed potential strategic alternatives that the Company could consider if it were to conduct a strategic review, including pursuing the Company’s long range plan, a sale of the Company, a sale of part or all of the PLG business, a sale of part or all of the Payless business, a recapitalization transaction or various forms of spin-offs of either the PLG business or the Payless business, which alternatives we refer to collectively as the strategic alternatives. Following discussions, the board of directors decided to schedule another meeting to further consider adoption of the stockholder rights plan and potential strategic alternatives and possible ways to proceed with respect to such alternatives, including a public announcement that the Company was conducting a review of strategic alternatives.

On August 24, 2011, the board of directors held a meeting that was also attended by members of senior management and representatives of Perella Weinberg and Sullivan & Cromwell. A representative of Perella Weinberg discussed the strategic alternatives that the Company could consider, in what we refer to as the strategic review. A representative of Perella Weinberg explained that Perella Weinberg, with management input, would prepare financial analyses with respect to each of the strategic alternatives, to assist the board of directors in its determination as to which strategic alternatives it wished to pursue, including whether to contact prospective bidders about a potential strategic transaction, once those analyses were completed. A representative of Perella Weinberg also discussed certain timing and market condition considerations relating to the commencement of the strategic review, including significant market volatility in August 2011 and the Company’s pending announcement of second quarter earnings. A representative of Sullivan & Cromwell and a member of senior management discussed the mechanics of the stockholder rights plan that was previously considered at the board of directors’ August 12, 2011 meeting. After discussion, the board of directors determined to pursue the strategic review and to adopt the stockholder rights plan and that it would publicly announce these decisions. The board of directors also determined that as part of their efforts to optimize the performance of the Company’s Payless ShoeSource and Stride Rite store fleet, the Company would close approximately 475 under-performing and low-volume, non-strategic stores in the following three years with more than 300 of those closings planned to occur by the end of fiscal year 2011.

After the market close on August 24, 2011, the Company issued a press release announcing the Company’s second quarter earnings, commencement of the strategic review, adoption of the stockholder rights plan and the Company’s plans regarding the closure of certain Payless ShoeSource and Stride Rite stores.

On September 15, 2011, the board of directors held a meeting that was also attended by members of senior management and representatives of Kurt Salmon, Sullivan & Cromwell and Perella Weinberg. Representatives of Kurt Salmon reviewed with the board of directors their updated findings regarding the evaluation of the Payless ShoeSource business, as well as management’s strategy for the turnaround of the Payless ShoeSource business. Representatives of Perella Weinberg discussed with the board of directors market reaction to the announcement of the strategic review and reviewed with the board of directors its current findings related to the financial analyses of the strategic alternatives.

On October 13, 2011, without any solicitation by the Company or its advisors, Blake W. Krueger, the Chairman of the Board, Chief Executive Officer and President of Wolverine, approached Mr. Massey and informed him that Wolverine intended to submit a proposal to acquire the Company for $16.00-$18.00 per share in cash, subject to due diligence. Mr. Massey informed Mr. Krueger that this was a matter for the board of directors to consider and directed Mr. Krueger to send the board of directors a letter regarding Wolverine’s proposal. Mr. Massey promptly informed the board of directors about the conversation. On October 17, 2011, Mr. Krueger sent a letter to the board of directors proposing to acquire the Company for $16.00-$18.00 per share in cash subject to due diligence; in the letter, Wolverine stated that it believed due diligence could be completed within 30 days. Mr. Krueger’s letter also noted that the Payless business was not a long-term strategic fit for Wolverine and therefore Wolverine was engaged in confidential discussions with several retail-focused private equity groups, including Blum, with respect to the Payless business. Mr. Massey and Mr. Olivet contacted the members of the board of directors and a consensus was reached among the directors that a representative of Perella Weinberg should be directed to contact representatives of Wolverine and inform them that their initial indication range was insufficient to change the course of the strategic review. On October 20, 2011, a representative of Perella Weinberg delivered this message to a representative of the financial advisor to Wolverine, Robert W. Baird & Co. Incorporated, which we refer to as Baird.

On October 21, 2011, a representative of Baird contacted a representative of Perella Weinberg and informed them that Wolverine was prepared to consider increasing its offer but first needed access to non-public information. The representative of Perella Weinberg conveyed this information to Mr. Massey and Mr. Olivet. Mr. Olivet discussed this information with various directors and a representative of Perella Weinberg on October 26, 2011 and instructed the representative of Perella Weinberg to ask Wolverine to provide certain of the assumptions underlying their proposal in order to assess the likelihood that Wolverine would be in a position to increase its offer price. On October 28, 2011, representatives of Perella Weinberg made this request to representatives of Baird, but Wolverine declined to provide responses to the Company’s inquiry. On October 31, 2011, Mr. Krueger contacted Mr. Massey to again request access to non-public information. When Mr. Massey declined, Mr. Krueger asked when the Company as part of the strategic review intended to make non-public information about the Company available to interested parties that execute a non-disclosure agreement. Mr. Massey responded that the board of directors had not made a determination regarding which strategic alternatives the Company should pursue and accordingly, he could not make a commitment, but expected that it could be soon.

On November 9 and 10, 2011, the board of directors held a meeting that was also attended by certain members of senior management as well as representatives of Perella Weinberg and Sullivan & Cromwell. Representatives of Perella Weinberg reviewed its analyses of the strategic alternatives, including the efficacy and timing of certain of the alternatives. In addition, representatives of Perella Weinberg provided the board of directors with a list of 27 potential financial buyers and 12 potential strategic buyers who had reached out to Perella Weinberg following the Company’s announcement of the strategic review to indicate their interest in participating in any sale process the Company decided to pursue in connection with its strategic review, including interest in acquiring the whole Company, the PLG business or the Payless business. Perella Weinberg also identified additional strategic buyers and financial buyers that could be interested in acquiring the whole Company, the PLG business or the Payless business if the Company were to pursue external solicitations. After discussion, the board of directors determined based on the information presented regarding the various strategic alternatives that it was in the best interest of the Company to further explore the possibility of a sale of the whole Company, the PLG business or the Payless business and instructed Perella Weinberg to commence contacting each of the potentially interested parties that had indicated their interest in participating in a sale process and each of the potentially interested parties identified by Perella Weinberg based on its professional judgment and knowledge of the marketplace.

Beginning on November 14, 2011, representatives of Perella Weinberg contacted 98 parties who they believed could be interested in acquiring either the whole Company, the PLG business or the Payless business, including 42 strategic bidders and 56 private equity sponsors. Fifty of the 98 potentially interested parties requested confidentiality agreements and 38 parties, including 12 strategic parties and 26 private equity sponsors, signed non-disclosure agreements. On December 3, 2011, each member of the consortium executed a non-

disclosure agreement that permitted the members of the consortium to continue talking to each other regarding a potential acquisition of the Company.

On December 14, 2011, after discussions with various directors and members of senior management, and at the direction of such directors, representatives of Perella Weinberg delivered instructions to each party that had executed a non-disclosure agreement at that time; these instructions set forth procedures and guidelines for submitting one or more non-binding preliminary indications of interest to acquire the whole Company, the Payless business and/or the PLG business. Preliminary indications of interest were due by January 24, 2012. Parties that executed non-disclosure agreements with the Company after December 14, 2011, received these instructions shortly after entering into their non-disclosure agreement. Upon executing a non-disclosure agreement and prior to January 24, 2012, parties also received access to an electronic data room containing certain non-public information regarding the Company, including an overview of the Company and management’s long range plan for the Company.

By January 30, 2012, Perella Weinberg had received fifteen preliminary indications of interest from prospective bidders. Nine of these indications of interest, received from seven private equity firms, one strategic buyer and one buyer group, respectively, were for an all-cash acquisition of the Company and valued the Company at a range of between $14.50 and $20.00 per share.* Four of these indications of interest, all received from private equity firms, were for an all-cash acquisition of the Payless business and valued the Payless business on a cash free, debt free basis at a range of between $450 million and $850 million. The final two indications of interest, received from one strategic buyer and one private equity firm, respectively, were for an all-cash acquisition of the PLG business and valued the PLG business on a cash free, debt free basis at a range of between $900 million and $1 billion.

On February 4, 2012, the board of directors held a meeting that was also attended by certain members of senior management and representatives of Sullivan & Cromwell and Perella Weinberg. A representative of Sullivan & Cromwell reviewed the fiduciary duties of directors with the board of directors. Representatives of Perella Weinberg reviewed the nine preliminary indications of interest for an all-cash acquisition of the Company, the four preliminary indications of interest for an all-cash acquisition of the Payless business and the two preliminary indications of interest for an all-cash acquisition of the PLG business that had been received and discussed the various bidders with the board of directors. After discussion, the board of directors determined, primarily based on the prices provided by the bidders in their indications of interest, that it would continue discussions with five bidders, including the consortium and including one strategic bidder which we refer to as Bidder A, with respect to an acquisition of the entire Company. In addition, the board of directors determined, primarily based on the prices provided by the bidders in their indications of interest, that one bidder would be invited to pursue an acquisition of the Payless business, and one bidder would be invited to pursue an acquisition of the PLG business. Following the board meeting, at the board of directors’ direction, Perella Weinberg also had discussions with certain other bidders who were not invited to pursue an acquisition, as well as the two bidders invited to participate in an acquisition of the Payless business or the PLG business, to see if they would be interested in partnering with other bidders with a view to potentially increasing their bid price, but these discussions did not lead to any partnerships being formed. Following the February 4, 2012 meeting of the board of directors, the Company made available to the seven remaining bidders additional non-public materials in the electronic data room and set up meetings with management. Management of the Company and representatives of Perella Weinberg also responded to additional due diligence requests from the remaining bidders.

*	The indication of interest that included an upper range of $20.00 per share was submitted by a bidder that had not previously contacted Perella Weinberg or the Company about the strategic process and did not have a track record of consummating transactions the size of an all-cash acquisition of the Company. In making its indication of interest, this bidder had assumed that the cash balance available to fund an acquisition of the Company was approximately $2.00 per share higher than bidders with access to confidential information had assumed. Representatives of Perella Weinberg contacted this bidder, suggested that they enter into a confidentiality agreement to receive access to confidential information about the Company and provided them with a form of confidentiality agreement, but this bidder never executed a confidentiality agreement or provided comments on it. The second highest upper range in an indication of interest was $19.50 per share.

On March 9, 2012, after discussion with directors and members of senior management, and at the direction of the board of directors, representatives of Perella Weinberg delivered letters to six of the remaining bidders instructing them to submit definitive acquisition proposals on April 19, 2012, but did not deliver a letter to the seventh bidder given that bidder’s limited demonstration of interest in submitting a competitive acquisition proposal.

On March 20, 2012, the board of directors held a meeting that was also attended by certain members of senior management and representatives of Perella Weinberg. A representative of Perella Weinberg updated the board of directors with respect to recent management presentations and the status of discussions with the seven remaining bidders, noting that based on such presentations and discussions, the consortium and Bidder A had expressed the strongest interest in pursuing a potential strategic transaction with the Company.

On April 3, 2012, the Company made an initial draft of the merger agreement available in the electronic data room.

Between February 4, 2012 and April 19, 2012, five of the remaining seven bidders withdrew from the process.

On April 19, 2012, the Company received two non-binding offers for the acquisition of the whole Company; one was from Bidder A and the other was from the consortium. Bidder A’s offer contemplated an all-cash transaction for a purchase price of $18.00 per share. The consortium’s offer contemplated an all-cash transaction for a purchase price of $19.50 per share. Each offer was accompanied by a revised draft merger agreement and certain draft financing commitment documents. Neither bid contained requests to discuss employment arrangements with management or contained conditions relating to the retention of any officer or other employee of the Company. Members of senior management of the Company and Mr. Olivet discussed these non-binding offers and the draft documents with representatives of Perella Weinberg and Sullivan & Cromwell at length.

On April 19, 2012, in light of guidance received from members of the board of directors and members of senior management, representatives of Perella Weinberg contacted Bidder A and informed them that the price in their proposal was below the current market price per share of Company common stock and that they did not believe the board of directors would find Bidder A’s proposal attractive. The afternoon of April 21, 2012, representatives of Bidder A contacted representatives of Perella Weinberg and informed them that Bidder A was willing to increase its offer price to $20.00 per share in cash and submitted a revised non-binding written offer reflecting the increased price. The representatives of Bidder A indicated that this represented Bidder A’s best and final offer.

On April 22, 2012, in light of guidance received from members of the board of directors and members of senior management, representatives of Perella Weinberg informed the consortium that it was not the highest bidder and needed to improve its offer price.

On April 24, 2012, representatives of the consortium contacted representatives of Perella Weinberg and informed them that they were willing to increase the price in their proposal to $21.00 per share in cash.

That evening, at the direction of the board of directors, representatives of Perella Weinberg contacted representatives of Bidder A and informed them that Bidder A needed to improve its price.

Later in the evening of April 24, 2012, the board of directors commenced a meeting of the board of directors that was also attended by members of senior management and representatives of Perella Weinberg, Sullivan & Cromwell and Kurt Salmon. At this meeting, a representative of Perella Weinberg described the proposals submitted by Bidder A and the consortium.

After an overnight recess, the board of directors continued its meeting throughout the day on April 25, 2012, which was also attended by members of senior management and representatives of Perella Weinberg, Sullivan & Cromwell and Kurt Salmon. Representatives of Sullivan & Cromwell reviewed with the board of directors the fiduciary duty obligations of the directors and the terms of the draft merger agreements and related transaction documents submitted by the consortium and Bidder A. Representatives of Perella Weinberg reviewed the status of discussions with the bidders and certain financial analyses of the Company. Representatives of Perella Weinberg updated the board of directors regarding its communications with Bidder A and the consortium throughout the day. The board of directors discussed the benefits and risks associated with both offers, including the terms of the draft merger agreements, certainty of closing, the structure of the consortium transaction and the financing of the proposed bids. The board of directors discussed the ability of Bidder A to obtain the equity financing contemplated by its offer, and the fact that Bidder A’s proposal anticipated Bidder A securing firm commitments from its equity financing sources in the next two or three weeks. The board of directors expressed concern about the consortium’s proposal in light of increased closing risk posed by the structure of the transaction, including the carveout transaction, that there were two separate financing arrangements, and revisions to the draft merger agreement that contained many additional closing conditions which would result in increased uncertainty of closing, including a cross-condition relating to the carveout transaction.

On the morning of April 25, 2012, representatives of Bidder A informed representatives of Perella Weinberg that Bidder A was considering the submission of an all-cash offer with a price greater than their previous offer but less than $22.00 per share, subject to Bidder A being provided a high degree of certainty that such offer would be successful and that Bidder A would not be asked to increase its offer price.

Later that morning, at the direction of the board of directors, representatives of Perella Weinberg contacted representatives of the consortium and informed them that they would need to further improve their price to be successful. Later that afternoon, representatives of the consortium contacted Perella Weinberg and offered an all-cash price of $21.75 per share. The representatives of the consortium informed representatives of Perella Weinberg that this constituted the consortium’s best and final offer, and that in order to move forward, the consortium would expect the Company to agree to a limited exclusivity period that would terminate at midnight on May 1, 2012, to allow it to negotiate definitive transaction documentation and during which the Company would not solicit or otherwise be in contact with other interested third parties.

Separately on that same day, representatives of Bidder A notified representatives of Perella Weinberg that their previously submitted offer at a price of $20.00 per share in cash was their best and final offer.

Later that day, representatives of Perella Weinberg and Sullivan & Cromwell, and members of senior management, then discussed the consortium’s proposal with the board of directors and the board of directors determined that, based on the proposed price of $21.75 per share and if the consortium agreed to revise certain of its proposed terms in order to increase certainty of closing, the consortium’s proposal was reasonably likely to represent the most attractive proposal to acquire the entire Company and, therefore, the board would be willing to permit the Company to enter into a short term exclusivity arrangement. The board of directors also authorized representatives of Perella Weinberg and Sullivan & Cromwell to engage in discussions with the advisors to the consortium on the terms of the draft merger agreement and the financing commitments and instructed such representatives to communicate that the Company would accept the transaction structure proposed by the consortium but that improvement to the terms of the merger agreement would be required in order to provide the Company with a greater degree of closing certainty.

On the morning of April 26, 2012, the Company entered into an exclusivity agreement with the consortium that provided for exclusivity until 11:59 p.m. on May 1, 2012.

On the morning of April 27, 2012, representatives of Sullivan & Cromwell delivered a revised draft of the merger agreement to Kirkland & Ellis LLP, outside counsel to Blum and Golden Gate, which we refer to as

Kirkland & Ellis, and to Barnes & Thornburg LLP, outside counsel to Wolverine, which we refer to as Barnes & Thornburg.

On the afternoon of April 28, 2012, representatives of Kirkland & Ellis and Barnes & Thornburg delivered a revised draft of the merger agreement to the Company. Later that day, representatives of Sullivan & Cromwell delivered a revised draft of the merger agreement to Kirkland & Ellis and Barnes & Thornburg. Contemporaneously with these events until the agreements were signed on May 1, 2012, and in light of guidance received from the board of directors and members of senior management, representatives of Sullivan & Cromwell negotiated the merger agreement, the carveout transaction agreement, the equity commitment letters, the debt commitment letters, the voting undertakings and the limited guarantees on behalf of the Company with representatives of Kirkland & Ellis and Barnes & Thornburg.

On the morning of April 29, 2012, the board of directors held a meeting that was attended by certain members of senior management as well as representatives of Perella Weinberg and Sullivan & Cromwell. Representatives of Sullivan & Cromwell advised the board of directors of their fiduciary duties, reviewed the current terms of the merger agreement and the remaining issues, including the size of the termination fee and the Parent fee, certain aspects of the non-solicitation provisions, the obligation of the Company to repatriate cash from overseas jurisdictions, a closing condition related to foreign antitrust filings, the definition of Company material adverse effect and the circumstances in which the Parent fee would be payable or the Company would be entitled to have its deal-related expenses reimbursed, and the terms of the proposed financing of the merger. Senior management of the Company provided their views on certain terms of the merger agreement. Representatives of Perella Weinberg reviewed their updated financial analysis of the proposed transaction. Following discussion by the board of directors, the board of directors agreed to reconvene that evening.

During the day of April 29, 2012, based on guidance received from the board of directors and members of senior management, representatives of Sullivan & Cromwell discussed the remaining material issues in the merger agreement with representatives of Kirkland & Ellis and Barnes & Thornburg, including the size of the termination fee and the Parent fee, certain aspects of the non-solicitation provisions, the obligation of the Company to repatriate cash from overseas jurisdictions, a closing condition related to foreign antitrust filings, the definition of Company material adverse effect and the circumstances in which the Parent fee would be payable or the Company would be entitled to have its deal-related expenses reimbursed and the terms of the proposed financing of the merger. In these discussions, representatives of Sullivan & Cromwell told the representatives of the consortium that the size of the Parent fee proposed by the consortium, which was 5.5% of the equity value of the transaction, was insufficient and that the Company would expect the Parent fee to be equal to 6.25% of the equity value of the transaction. Furthermore, representatives of Sullivan & Cromwell informed the representatives of the consortium that, if material adverse effect was to be defined at a segment level, the Company would require certain of its deal-related expenses to be reimbursed if a material adverse effect resulted in the termination of the merger agreement but no material adverse effect would have occurred if material adverse effect were measured at the entire Company level. Based on those discussions and guidance received from senior management of the Company, early that evening, representatives of Sullivan & Cromwell sent a revised draft of the merger agreement to representatives of Kirkland & Ellis and Barnes & Thornburg.

Later that same evening, the board of directors held a meeting that was attended by certain members of senior management as well as representatives of Perella Weinberg and Sullivan & Cromwell. Representatives of Sullivan & Cromwell reviewed with the board of directors the current status of negotiations with the consortium, including their views on the termination fee and the Parent fee provisions of the draft merger agreement, the definition of Company material adverse effect and the payment of Company deal-related expenses by the consortium in certain circumstances. A representative of Perella Weinberg provided their views on the size of the Parent fee. Following discussion by the board of directors, the board of directors agreed to reconvene the following afternoon to discuss further the status of negotiations.

On the morning of April 30, 2012, representatives of Kirkland & Ellis and Barnes & Thornburg delivered a revised draft of the merger agreement to representatives of the Company. This revised draft of the merger agreement reflected the consortium’s acceptance of the concepts the Company had proposed related to the size of the Parent fee and the consortium’s obligation to pay the Company’s deal-related expenses in circumstances in which a segment level material adverse effect had occurred but an entire Company level material adverse effect had not occurred. Representatives of Kirkland & Ellis and Barnes & Thornburg subsequently discussed certain open issues with representatives of Sullivan & Cromwell.

That same afternoon, the board of directors held a meeting that was attended by certain members of senior management as well as representatives of Perella Weinberg and Sullivan & Cromwell. Representatives of Sullivan & Cromwell and members of senior management discussed the changes to the terms of the merger agreement, the financing commitments and other related agreements since the previous evening. Representatives of Perella Weinberg reviewed their updated financial analysis of the proposed transaction. The board of directors discussed the remaining issues in the merger agreement, including regarding the terms of the proposed financing of the merger and certain employee benefits matters.

After conclusion of the board meeting, representatives of Sullivan & Cromwell and Perella Weinberg discussed the remaining open items in the merger agreement with representatives of Kirkland & Ellis, Barnes & Thornburg, Baird, Golden Gate and Blum in accordance with guidance provided by the board of directors and members of senior management of the Company. Representatives of Sullivan & Cromwell circulated revised drafts of the merger agreement multiple times throughout the course of the night and early the following morning.

Early in the morning of May 1, 2012, the board of directors held a meeting. Members of senior management as well as representatives of Perella Weinberg and Sullivan & Cromwell attended the meeting. Representatives of Perella Weinberg and Sullivan & Cromwell summarized the negotiations that had taken place since the meeting the previous afternoon and presented the final terms reflected in the merger agreement, including the final resolution of negotiations with the consortium and its advisors. Perella Weinberg delivered its oral opinion to the board of directors (which was subsequently confirmed by delivery of a written opinion dated May 1, 2012), to the effect that, based on and subject to the assumptions, qualifications and limitations set forth in its opinion, the per share merger consideration was fair, from a financial point of view, as of May 1, 2012, to the holders of Company common stock (other than any of the Parent affiliates). Thereafter, the board of directors unanimously determined that the merger is fair to and in the best interests of the Company and its stockholders and approved and declared advisable the merger agreement, the merger and the other transactions contemplated thereby, and resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a meeting of stockholders, and recommended that the stockholders of the Company vote to adopt the merger agreement.

Immediately thereafter, Parent, Merger Sub and the Company executed the merger agreement and the related documents, and the Company and the consortium issued a joint press release announcing the execution of the merger agreement.

Reasons for the Merger; Recommendation of the Board of Directors

The board of directors, at a meeting held on May 1, 2012, unanimously determined that the merger is fair to, and in the best interests of, the company and its stockholders and approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders, and recommended that the stockholders of the Company vote to adopt the merger agreement. The board of directors consulted with the Company’s outside financial and legal advisors and senior management at various times and considered a number of factors, including the following principal factors (not in any relative order of importance) that the board of directors believes support its decision:

•

the fact that the all-cash per share merger consideration will provide our stockholders with immediate fair value, in cash, for their shares of Company common stock, while avoiding long-term business risk, and while also providing such stockholders with certainty of value for their shares of Company common stock;

•

the fact that the per share merger consideration represents a premium of approximately 112% to the closing price of Company common stock on August 24, 2011, the date of the announcement that the board of directors, together with management, would conduct a review of strategic and financial alternatives, a premium of approximately 11% to the 30-day volume weighted average trading price of Company common stock prior to May 1, 2012, the date of the public announcement of the execution of the merger agreement, and a premium of approximately 5% to the closing price of Company common stock on April 30, 2012, the last trading day prior to May 1, 2012;

•

the board of directors’ analyses of the possible alternatives to the merger, including a sale of the Company, a sale of part or all of the PLG business, a sale of part or all of the Payless business, a recapitalization transaction or various forms of spin-offs of either the PLG business or the Payless business, and the risks associated with these alternatives, each of which the board of directors determined not to pursue in light of its belief that the merger is more favorable to the Company’s stockholders than such alternatives. The board of directors considered, among other things, the execution risks inherent in the various alternatives available to the Company if it chose to remain independent, including the board of directors’ evaluation of risks associated with pursuing the Company’s long range plan and the board of directors’ consideration of Kurt Salmon’s independent review of the assumptions, process and potential outcomes associated with the Company’s long range plan as it related to the Payless business, as more fully described under the caption “The Merger—Background of the Merger” beginning on page 33;

•

the fact that the Company had conducted an extensive public process to elicit interest from prospective buyers of the entire Company, part or all of the PLG business and part or all of the Payless business, over an extended period of time. The process relating to the possible sales of the entire Company and certain of its business segments, which was managed through a nationally recognized financial advisor, was announced publicly and resulted in contacts with 98 parties, including 42 strategic bidders and 56 private equity sponsors, 38 of which, including 12 strategic parties and 26 private equity sponsors, signed non-disclosure agreements. The proposal made by the consortium represented the most attractive proposal to acquire the entire Company at a price higher than $19.99, the closing price of Company common stock on April 24, 2012, the last trading day prior to the Company’s receipt of such proposal, and a price significantly higher than $10.28, the closing price of Company common stock on August 24, 2011, the date of the announcement of the strategic review. In light of the extensive process that had been employed, the board of directors believed that it was unlikely that a more attractive proposal would be forthcoming from any other bidder;

•

the benefits that the Company and its advisors were able to obtain as a result of extensive negotiations with the consortium, including a significant increase in the consortium’s price from the time of its initial proposal to the end of the negotiations. The board of directors concluded that the per share merger consideration provided for in the merger agreement reflected the best value that the consortium would be willing to provide at the present time;

•	management’s and the board of directors’ views and opinions on the current retail and wholesale footwear industries;

•	the fact that, on average over the past five years, the Company has not traded at an enterprise value to EBITDA multiple commensurate with many of its competitors in the wholesale footwear industry because of its retail business, and the board of directors’ belief that the transactions contemplated by the merger agreement present the Company’s stockholders with the opportunity to realize the value of each of the Company’s business segments;

•

the financial analyses presented to the board of directors by Perella Weinberg, as well as the opinion of Perella Weinberg, dated May 1, 2012, to the board of directors to the effect that, as of that date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the per share merger consideration to be received by the holders of Company common stock (other than any of the Parent affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described below under the caption “The Merger—Opinion of Perella Weinberg” beginning on page 44;

•

the fact that the Company’s businesses are very sensitive to the impact of changes in the economy and are highly exposed to the low-end consumer, and this increased volatility negatively impacts the Company’s valuation;

•	the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

•	the fact that there is no financing or due diligence condition to the completion of the merger in the merger agreement;

•	the reputation of the members of the consortium;

•	the ability of the members of the consortium to complete large acquisition transactions and their familiarity with the Company;

•

the fact that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Parent will pay the Company a $84,000,000 termination fee, without the Company having to establish any damages;

•

the receipt of the debt commitment letters, the terms thereof and the reputation of the debt financing sources which, in the reasonable judgment of the board of directors, increase the likelihood of such financings being completed;

•

the belief that the debt commitment letters represent a strong commitment on the part of the debt financing sources with few conditions that would permit the debt financing sources to terminate their commitments;

•

the Company’s ability, under certain circumstances, to seek specific performance of Blum and Golden Gate’s respective obligations to fund their respective commitments under the equity commitment letters;

•

the Company’s ability, under certain circumstances, to specifically enforce the obligations of Wolverine and Wolverine Sub under the carveout transaction agreement, and the fact that the parties thereto may not enter into an amendment that could affect certain rights of the Company thereunder without the Company’s prior written consent; and

•

the Company’s ability, under certain circumstances pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement by Parent and Merger Sub and to enforce specifically the terms of the merger agreement;

•	the ability of the board of directors to change, qualify, withhold, withdraw or modify its recommendation to stockholders concerning the transactions contemplated by the merger agreement;

•

the ability of the board of directors to terminate the merger agreement to enter into a superior proposal, subject to certain conditions (including certain rights of Parent to have an opportunity to match the superior proposal and the payment of the termination fee), as described under “The

Merger Agreement—Solicitation of Acquisition Proposals” beginning on page 83 and “The Merger Agreement—Termination Fees” beginning on page 96; and

•

the rights of Company stockholders to demand appraisal of their shares and receive payment of the “fair value” of such shares pursuant to Section 262 of the DGCL if they comply in all respects with Section 262 of the DGCL.

The board of directors also considered a variety of potentially negative factors in its deliberations concerning the merger agreement and the merger, including the following (not in any relative order of importance):

•

the fact that the merger would preclude the Company’s stockholders from having the opportunity to participate in the future performance of the Company’s assets and any potential future appreciation of the value of Company common stock;

•

the fact that the termination fee to be paid to Parent under the circumstances specified in the merger agreement, which as a percentage of the equity value of the Company is within a customary range for similar transactions, may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, the Company (see the section entitled “The Merger Agreement—Termination Fees” beginning on page 96);

•

the restrictions on the conduct of the Company’s business prior to the completion of the merger, which, subject to specific exceptions, could delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company absent the pending completion of the merger;

•

the fact that significant costs are involved in connection with entering into and completing the merger and substantial time and effort of management is required to complete the merger, potentially resulting in disruptions to the operation of the Company’s business;

•

the fact that the announcement and pendency of the merger, or failure to complete the merger, may cause substantial harm to relationships with the Company’s employees, suppliers and customers and may divert management and employee attention away from the day-to-day operation of the Company’s business;

•

the fact that, as a result of the structure of the merger and the nature of the consortium and its financing arrangements, the definition of “Company material adverse effect” used in the merger agreement measures changes, events or occurrences that have a material adverse effect on either the PLG business or the Payless business, as described under “The Merger Agreement—Representations and Warranties” beginning on page 76;

•

the increased risk that the merger may not be consummated as a result of the fact that the consortium is comprised of three separate parties and the merger and the carveout transaction are to be funded through two separate financing commitments from separate financing sources;

•

the fact that, while the Company expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, and, as a result, the merger may not be consummated;

•

the fact that Parent and Merger Sub are newly-formed corporations with essentially no assets other than their rights under the equity commitment letters and the carveout transaction agreement, and that our remedy in the event of the termination of the merger agreement may be limited to receipt of the Parent fee to be paid to the Company;

•	the risk that the financing contemplated by the debt commitment letters for the consummation of the merger might not be obtained;

•

the fact that the Company’s directors and executive officers may have interests in the merger that are different from, or in addition to, the Company’s stockholders. See “The Merger—Interests of Certain Persons in the Merger” beginning on page 61; and

•	the fact that an all-cash transaction generally would be taxable to the Company’s stockholders that are U.S. holders for U.S. federal income tax purposes.

The foregoing discussion of the information and factors considered by the board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The board of directors based its recommendation on the totality of the information presented.

Opinion of Perella Weinberg

The board of directors retained Perella Weinberg to act as its financial advisor in connection with the strategic review and the proposed merger. The board of directors selected Perella Weinberg based on Perella Weinberg’s qualifications, expertise and reputation and its knowledge of the industries in which the Company conducts its business. Perella Weinberg, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, leveraged buyouts and other transactions as well as for corporate and other purposes.

On May 1, 2012, Perella Weinberg rendered its oral opinion, subsequently confirmed in writing, to the board of directors of the Company that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the per share merger consideration to be received by the holders of Company common stock (other than any of the Parent affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Perella Weinberg’s written opinion, dated May 1, 2012, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Perella Weinberg, is attached as Annex C and is incorporated by reference herein. Holders of Company common stock are urged to read the opinion carefully and in its entirety. The opinion does not address the Company’s underlying business decision to enter into the merger agreement or the relative merits of the merger as compared with any other strategic alternative which may have been available to the Company. The opinion does not constitute a recommendation to any holder of Company common stock as to how such holder should vote or otherwise act with respect to the merger or any other matter and does not in any manner address the prices at which Company common stock will trade at any time. In addition, Perella Weinberg expressed no opinion as to the fairness of the merger to, or any consideration received in connection with the merger by, any of the Parent affiliates or any other holders of any other class of securities, creditors or other constituencies of the Company. Perella Weinberg provided its opinion for the information and assistance of the board of directors in connection with, and for the purposes of its evaluation of, the merger. This summary is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Perella Weinberg, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of the Company, including research analyst reports;

•

reviewed certain internal financial statements, analyses, forecasts, and other financial and operating data relating to the business of the Company, in each case, prepared by Company management, which we refer to as the Company forecasts;

•	reviewed certain publicly available financial forecasts relating to the Company;

•	discussed the past and current operations, financial condition and prospects of the Company with Company management and the board of directors;

•	compared the financial performance of the Company with that of certain publicly traded companies which Perella Weinberg believed to be generally relevant;

•	compared the financial terms of the merger with the publicly available financial terms of certain transactions which Perella Weinberg believed to be generally relevant;

•

reviewed the historical trading prices and trading activity for Company common stock, and compared such price and trading activity of Company common stock with that of securities of certain publicly-traded companies which Perella Weinberg believed to be generally relevant;

•	reviewed the premia paid in certain publicly available transactions, which Perella Weinberg believed to be generally relevant;

•	reviewed a draft of the merger agreement, received by Perella Weinberg on May 1, 2012; and

•	conducted such other financial studies, analyses and investigations, and considered such other factors, as Perella Weinberg deemed appropriate.

In arriving at its opinion, Perella Weinberg assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to it (including information that was available from generally recognized public sources) for purposes of its opinion and further relied upon the assurances of Company management that information furnished by them for purposes of Perella Weinberg’s analysis did not contain any material omissions or misstatements of material fact. With respect to the Company forecasts, Perella Weinberg was advised by Company management and assumed, with the consent of the board of directors, that such Company forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Company management as to the future financial performance of the Company and the other matters covered thereby and Perella Weinberg expressed no view as to the assumptions on which they were based. At the direction of the board of directors, Perella Weinberg utilized the Company forecasts for 2012 through 2014 in its analyses and not any of the Company forecasts for any subsequent years. In arriving at its opinion, Perella Weinberg did not make any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, nor was Perella Weinberg furnished with any such valuations or appraisals, nor did Perella Weinberg assume any obligation to conduct, nor did Perella Weinberg conduct, any physical inspection of the properties or facilities of the Company. In addition, Perella Weinberg did not evaluate the solvency of any party to the merger agreement, including under any state or federal laws relating to bankruptcy, insolvency or similar matters. Perella Weinberg assumed that the final executed merger agreement would not differ in any material respect from the draft merger agreement reviewed by Perella Weinberg and that the merger would be consummated in accordance with the terms set forth in the merger agreement, without material modification, waiver or delay. In addition, Perella Weinberg assumed that in connection with the receipt of all the necessary approvals of the proposed merger, no delays, limitations, conditions or restrictions would be imposed that could have an adverse effect on the Company. Perella Weinberg relied as to all legal matters relevant to rendering its opinion upon the advice of counsel.

Perella Weinberg’s opinion addressed only the fairness from a financial point of view, as of the date thereof, of the per share merger consideration to be received by holders of Company common stock (other than any of the Parent affiliates) pursuant to the merger agreement. Perella Weinberg was not asked to, nor did it, offer any opinion as to any other term of the merger agreement (or any related agreement) or the form or structure of the merger or the likely timeframe in which the merger would be consummated. In addition, Perella Weinberg expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, whether relative to the per share merger consideration to be received by holders of Company common stock pursuant to the merger agreement or otherwise. Perella Weinberg did not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the merger agreement or any other related document, nor did Perella Weinberg’s opinion address any legal, tax, regulatory or accounting matters, as to which Perella Weinberg understood the Company had received such advice as it deemed necessary from qualified professionals. Perella Weinberg’s opinion did not address the underlying business decision of the Company to enter into the merger or the relative merits of the merger as compared with any other strategic alternatives which have been available to the Company.

Perella Weinberg’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Perella Weinberg as of, the date of its opinion. The issuance of Perella Weinberg’s opinion was approved by a fairness opinion committee of Perella Weinberg. It should be understood that subsequent developments may affect Perella Weinberg’s opinion and the assumptions used in preparing it, and Perella Weinberg does not have any obligation to update, revise, or reaffirm its opinion. As of the date of this proxy statement, the Company is not aware of any material changes in its operations or performance, or in any of the financial forecasts or assumptions upon which Perella Weinberg based its opinion, since the delivery of Perella Weinberg’s opinion on May 1, 2012. After the date of this proxy statement, the Company will to the extent required by the federal securities laws or under Delaware law continue to make disclosures with respect to the Company and its operations and performance.

Summary of Material Financial Analyses

The following is a brief summary of the material financial analyses performed by Perella Weinberg and reviewed by the board of directors in connection with Perella Weinberg’s opinion relating to the merger and does not purport to be a complete description of the financial analyses performed by Perella Weinberg. The order of analyses described below does not represent the relative importance or weight given to those analyses by Perella Weinberg.

Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand Perella Weinberg’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Perella Weinberg’s financial analyses.

Historical Stock Trading. Perella Weinberg reviewed the historical trading price per share of Company common stock for the twelve month and five year periods ending on August 24, 2011, which we refer to as the reference date, the date on which the Company made a public, post-market close announcement that it was undertaking a review of its strategic and financial alternatives and after which, based on a rise in the price of Company common stock, Perella Weinberg believed that such price may have been influenced by market speculation. Perella Weinberg noted that the price of Company common stock had fallen by 27% over the twelve month period ending on the reference date while a market-cap weighted index of retail peers, as determined by Perella Weinberg in the exercise of its professional judgment and based on its knowledge of the industry, comprised of Brown Shoe, DSW, Finish Line, Foot Locker, Genesco and Shoe Carnival, which we refer to collectively as the retailers, was up 55% for the same period, a market-cap weighted index of wholesale peers, as determined by Perella Weinberg in the exercise of its professional judgment and based on its knowledge of the industry, comprised of Deckers Outdoor, Skechers, Steve Madden, Timberland (until June 12, 2011, the day prior to the announcement of its sale to VF Corporation) and Wolverine, which we refer to collectively as the wholesalers, was up 46% for the same period and the S&P Retail Index was up 29% for the same period. Perella

Weinberg also noted that the price of Company common stock had fallen by 54% over the five year period ending on the reference date while a market-cap weighted index of the retailers was up 5% for the same period, a market-cap weighted index of wholesalers was up 98% for the same period and the S&P Retail Index was up 31% for the same period. Perella Weinberg also noted that, in the five year period ending on the reference date, the range of closing market prices per share of Company common stock was $4.73 to $35.72 and the average price per share was $19.20. Perella Weinberg also noted that, in the twelve month period ending on the reference date, the range of trading market prices per share of Company common stock was $9.11 to $22.57 compared to the per share merger consideration to be received by the holders of Company common stock pursuant to the merger.

The historical stock trading analysis provided general reference points with respect to the trading prices of Company common stock which enabled Perella Weinberg to compare the historical prices with the consideration to be paid to the holders of Company common stock pursuant to the merger.

Equity Research Analyst Price Target Statistics. Perella Weinberg reviewed and analyzed the most recent publicly available research analyst takeover / breakup value price targets and fair value price targets for shares of Company common stock prepared and published by seven equity research analysts, selected by Perella Weinberg in the exercise of its professional judgment, after the reference date. Perella Weinberg noted that the range of recent equity analyst takeover / breakup value price targets for shares of Company common stock after the reference date was $17.00 to $26.50 (the $26.50 takeover / breakup value price target was selected by Perella Weinberg as the midpoint of the $26.00 - $27.00 range provided by Morningstar) per share, with a median takeover / breakup value price target of $20.00 per share. Perella Weinberg also noted that the range of equity analyst fair value price targets (some of which Perella Weinberg believed may have been influenced by market speculation) for shares of Company common stock after the reference date was $14.00 to $22.00 per share, with a median fair value price target of $20.00 per share. Perella Weinberg noted that this range of equity analyst fair value price targets for shares of Company common stock, discounted for the cost of equity by a rate of 13.7% for one year, yielded a per share equity reference range for Company common stock of $12.25 - $19.25 compared to the per share merger consideration to be received by the holders of Company common stock pursuant to the merger.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of Company common stock and these estimates are subject to uncertainties, including the future financial performance of the Company and future financial market conditions. Furthermore, the public market trading price targets published by equity research analysts typically represent price targets to be achieved over a twelve month period and therefore a discount rate should be applied to arrive at a present value of the price targets.

Analysis of Implied Transaction Premia and Multiples. Perella Weinberg calculated the implied premium represented by the per share merger consideration to be received by the holders of Company common stock in the merger relative to the following:

•	the closing market price per share of Company common stock on the reference date; and

•

the volume weighted average price, or VWAP, per share of Company common stock for each of the 30-day, 60-day and 90-day periods ended on April 27, 2012, and the period beginning on the reference date and ended April 27, 2012.

The results of these calculations are summarized in the following table:

	Price	Implied Premium
Closing price on reference date	$10.28	112%

	VWAP	Implied Premium
30-day period ended on April 27, 2012	$19.68	11%
60-day period ended on April 27, 2012	$18.91	15%
90-day period ended on April 27, 2012	$18.43	18%
Period beginning on the reference date and ended on April 27, 2012	$15.21	43%

Perella Weinberg also derived the implied enterprise value of the Company based on the per share merger consideration to be received by the holders of Company common stock in the merger. Enterprise value for the Company was calculated as the aggregate value of the Company’s fully diluted equity plus (i) net debt (estimated as of July 28, 2012, per management estimates) plus (ii) minority interest. At the per share consideration to be received by the holders of Company common stock pursuant to the merger, the implied enterprise value for the Company was calculated to be approximately $1,818 million. Perella Weinberg also reviewed historical and estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for the Company for certain periods described below.

In this analysis, Perella Weinberg calculated enterprise value as a multiple of:

1.	actual EBITDA for fiscal year 2011;

2.	last twelve months, or “LTM”, EBITDA using the Company forecasts for the last quarter ended April 28, 2012 of that period;

3.	estimated EBITDA for fiscal year 2012 based on estimates published by Institutional Broker’s Estimate System, which we refer to as I/B/E/S; and

4.	estimated EBITDA for fiscal year 2012 based on the Company forecasts.

The results of these analyses are summarized in the following table:

	Financial Metric	Multiple Based on Per Share Merger Consideration

1	EV/FY 2011A EBITDA	8.9x

2	EV/LTM EBITDA	8.1x

3	EV/FY 2012E EBITDA	7.5x

4	EV/FY 2012E EBITDA	6.0x

Perella Weinberg also calculated the per share merger consideration as a multiple of the earnings per share, or EPS, also known as the price-to-earnings, or “P/E ratio”, for (i) fiscal year 2011; (ii) fiscal year 2012 based on I/B/E/S estimates; and (iii) the Company forecasts. The results of these analyses are summarized in the following table:

	Financial Metric	Multiple Based on Per Share Merger Consideration
(i)	FY 2011A EPS	36.4x

(ii)	FY 2012E EPS	21.8x

(iii)	FY 2012E EPS	11.6x

Illustrative Premiums Paid Analysis.

Perella Weinberg analyzed the second quartile high, median and third quartile low premiums paid in 126 acquisitions of publicly traded U.S. companies since January 1, 2007, with transaction values of $1.0 billion to $2.0 billion. For each of the transactions, based on publicly available information obtained from Factset and Dealogic, Perella Weinberg calculated the premiums of the offer price in the transaction to the target company’s closing stock price one day, one week and one month prior to the announcement of the transaction. The results of these analyses are summarized in the table below:

	Public Transactions Premiums Paid (5 Years Prior)
	2nd Quartile High	Median	3rd Quartile Low

One Day Prior	38.7%	23.9%	10.2%

One Week Prior	42.1%	26.6%	7.6%

One Month Prior	45.7%	33.2%	10.5%

Perella Weinberg applied the second quartile high, median and third quartile low premiums paid in the transactions described above to the closing share price of Company common stock on the reference date and one week and one month prior to the reference date. The results of these analyses are summarized in the table below:

		Implied Share Price
	Applied Premium 2nd Quartile High	Applied Premium Median	Applied Premium 3rd Quartile Low
Reference Date	$14.26	$12.74	$11.33

One Week Prior	$14.13	$12.58	$10.69

One Month Prior	$17.73	$16.20	$13.44

Perella Weinberg also observed that the implied premium represented by the per share merger consideration to be received by the holders of Company common stock pursuant to the merger relative to $10.28, the closing market price per share of Company common stock on the reference date, was 111.6%, the implied premium to the Company’s closing stock price one week prior to the reference date was 118.8% and the implied premium to the Company’s closing stock price one month prior to the reference date was 78.7%.

Selected Publicly Traded Companies Analysis. Perella Weinberg reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded companies in the footwear industry, which, in the exercise of its professional judgment and based on its knowledge of the industry, Perella Weinberg determined to be relevant to its analysis. Although none of the following companies is identical to the Company, Perella Weinberg selected these companies because they had publicly traded equity securities and were deemed to be similar to the Company in one or more respects including the nature of their business, size, financial performance and geographic composition.

Selected Publicly Traded Companies

Retailers
Brown Shoe DSW Finish Line Foot Locker
Genesco Shoe Carnival

Wholesalers
Deckers Outdoor Skechers Steve Madden Wolverine World Wide

For each of the selected companies, Perella Weinberg calculated and compared financial information and various financial market multiples and ratios based on SEC filings and other publicly available data for historical information and third-party research estimates from I/B/E/S for forecasted information. For the Company, Perella Weinberg made calculations based on the Company forecasts and research estimates from I/B/E/S.

With respect to the Company and each of the selected companies, Perella Weinberg reviewed enterprise value as a multiple of estimated EBITDA and share price to estimated earnings per share, in each case based on the next twelve month, or “NTM”, estimates as of April 27, 2012. The results of these analyses are summarized in the following table:

Selected Publicly Traded	EV / NTM EBITDA			Share Price /NTM Earnings Per Share
Companies
	Retailers		Wholesalers	Retailers		Wholesalers
Range	5.2x-8.0x		5.3x-11.7x	10.2x-16.8x		9.5x-15.5x

The Company (based on Company forecasts for FY2012)		5.9x			11.3x

The Company (based on I/B/E/S estimates of NTM EBITDA and NTM EPS )		7.1x			19.3x

The Company (per share merger consideration and based on I/B/E/S estimates of NTM EBITDA and NTM EPS)		7.2x			19.8x

Based on the multiples calculated above, Perella Weinberg’s analyses of the various selected publicly traded companies and on professional judgments made by Perella Weinberg, Perella Weinberg selected a representative range of multiples of 4.5x - 5.5x to apply to I/B/E/S FY 2012E EBITDA of the Company and 11.0x - 13.0x to apply to I/B/E/S FY 2012E earnings per share of the Company. Perella Weinberg noted that this analysis implied a per share equity reference range for Company common stock (rounded to the nearest $0.25) of $10.75 - $13.75 and compared that to the per share consideration to be received by the holders of Company common stock pursuant to the merger. Although the selected companies were used for comparison purposes, no business of any selected company was either identical or directly comparable to the Company’s business. Accordingly, Perella Weinberg’s comparison of selected companies to the Company and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and the Company.

Discounted Cash Flow Analysis. Perella Weinberg conducted a discounted cash flow analysis for the Company by first calculating the present value as of February 1, 2012 of the estimated standalone unlevered free cash flows that the Company could generate for fiscal years 2012 through 2014. Estimates of unlevered free cash flows used for this analysis utilized the financial forecasts prepared by Company management. Perella Weinberg also calculated a range of terminal values assuming terminal year multiples of last twelve months EBITDA ranging from 4.5x to 5.5x and discount rates ranging from 9.5% to 12.5% based on estimates of the weighted average cost of capital of the Company. Perella Weinberg estimated the Company’s weighted average cost of capital by calculating the weighted average of cost of equity and after-tax cost of debt of the Company. The present values of unlevered free cash flows generated over the period described above were then added to the present values of terminal values resulting in a range of implied enterprise values for the Company. For each such range of implied enterprise values, Perella Weinberg derived ranges of implied equity values for the Company. These analyses resulted in the following reference ranges of implied enterprise values and implied equity values per share of Company common stock:

Range of Implied Enterprise Present Value (in millions)	Range of Implied Present Value Per Share
$1,833 - $2,318	$20.85 - $28.26

Perella Weinberg noted that within such analysis, utilizing a representative range of such discount rates from 10.5% to 11.5% yielded a range of implied equity values per share of Company common stock (rounded to the nearest $0.25) of $21.50 to $27.50 and compared that to the per share consideration to be received by the holders of Company common stock pursuant to the merger.

Selected Transactions Analysis. Perella Weinberg analyzed certain information relating to selected transactions in the retail industry from March 2007 to October 2011 and selected transactions in the footwear/activewear industry from March 1999 to June 2011. Perella Weinberg selected the transactions because, in the exercise of its professional judgment, Perella Weinberg determined the targets in such transactions to be relevant companies having operations similar to the Company. The selected transactions analyzed were the following:

Retail Transactions

Transaction Announcement	Target	Acquirer
March 2007	Claire’s Stores	Apollo
July 2007	Deb Shops	Lee Equity
August 2009	Charlotte Russe	Advent
October 2010	Gymboree	Bain
November 2010	J. Crew	TPG/Leonard Green Partners
December 2010	JoAnn Stores	Leonard Green Partners
June 2011	BJ’s Wholesale	Leonard Green Partners
October 2011	99 Cents	Ares

Footwear/Activewear Transactions

Transaction Announcement	Target	Acquirer
March 1999	Nine West Group	Jones Group
July 2003	Converse	Nike
February 2004	Maxwell Shoe Company	Jones Group
April 2004	Vans	V.F. Corp
June 2005	Saucony	Stride Rite
August 2005	Reebok	Adidas Solomon
May 2007	Stride Rite	Payless
February 2011	American Sporting Goods	Brown Shoe
May 2011	Volcom	PPR
June 2011	Timberland	V.F. Corp
June 2011	Schuh	Genesco

For each of the selected transactions, Perella Weinberg calculated and compared the resulting enterprise value in the transaction as a multiple of LTM EBITDA. The multiples for the selected transactions were based on publicly available information at the time of the relevant transaction. The results of these analyses are summarized in the following table:

Selected Transactions
Enterprise Value / LTM EBITDA	Multiple Range
Retail	6.6x - 9.1x

Footwear/Activewear	5.1x - 15.3x

Based on the multiples calculated above, Perella Weinberg’s analyses of the various selected transactions and on professional judgments made by Perella Weinberg, Perella Weinberg selected a representative range of multiples of 7.0x - 9.0x to apply to LTM EBITDA of the Company as of January 28, 2012. Perella Weinberg applied such range of multiples to the Company’s LTM EBITDA as of January 28, 2012 to derive an implied per share equity reference range for Company common stock (rounded to the nearest $0.25) of $15.75 to $22.25 and compared that to the per share merger consideration to be received by the holders of Company common stock pursuant to the merger.

Although the selected transactions were used for comparison purposes, none of the selected transactions nor the companies involved in them was either identical or directly comparable to the merger or the Company.

Discounted Future Share Price Analysis. Perella Weinberg applied the selected range of representative EPS multiples of 11.0x - 13.0x derived as described above under “Selected Publicly Traded Companies Analysis” to estimated 2013 earnings per share of $1.40 for the Company based on I/B/E/S estimates and discounted that value by the 13.7% cost of equity calculated by Perella Weinberg and utilized in the calculation of the weighted average cost of capital described above under “Discounted Cash Flow Analysis”. This calculation derived an implied per share equity reference range for Company common stock (rounded to the nearest $0.25) of $14.00 to $16.50, and Perella Weinberg compared that to the per share merger consideration to be received by the holders of Company common stock pursuant to the merger.

Sum-of-the-Parts Trading Valuation Analysis. Perella Weinberg conducted a sum-of-the-parts trading valuation analysis by summing the estimated value of each of the Company’s individual business segments (consisting of Payless North America, Payless International, PLG Retail and PLG Wholesale) based on a multiple applied to estimated EBITDA for FY 2012 for each segment based on the Company forecasts and discounted that value by the 13.7% cost of equity calculated by Perella Weinberg and utilized in the “Discounted Cash Flow Analysis” calculation of the weighted average cost of capital described above to derive the enterprise value and the equity value of the Company as a whole on a present value basis. The results of these analyses are summarized in the table below:

(US$ In MM, except per share amounts)

	Payless North America(1)	Payless International	PLG Retail	PLG Wholesale	Enterprise Value	Net Debt and Minority Interest	Equity Value Per Share

FY 2012E EBITDA	$138	$53	$9	$104	$303

Multiple Applied (Midpoint of Range)	3.5x	5.5x	5.0x	8.5x

Value Per Share (undiscounted)(2)(3)	$7.79	$4.68	$0.71	$14.23	$27.41	($7.40)	$20.02

			Present Value at Midpoint of Range				$18.77

			Present Value at Low End of Range				$16.54

			Present Value at High End of Range				$20.99

Notes:

(1)	Includes Collective Licensing International.
(2)	Excludes incremental costs related to the separation of the businesses.
(3)	Based on fully diluted shares outstanding.

Based on the multiples calculated above, Perella Weinberg’s analyses of the various business segments and on professional judgments made by Perella Weinberg, Perella Weinberg selected a representative range of multiples to apply to FY 2012E EBITDA of 3.0x - 4.0x for Payless North America, 5.0x - 6.0x for Payless International, a 4.5x -5.5x for PLG Retail and 8.0x - 9.0x for PLG Wholesale. Perella Weinberg noted that this analysis implied a per share equity reference range for Company common stock (rounded to the nearest $0.25) of approximately $16.50 - $21.00 and compared that to the per share merger consideration to be received by the holders of Company common stock pursuant to the merger.

Miscellaneous

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses or the summary as a whole, could create an incomplete view of the processes underlying Perella Weinberg’s opinion. In arriving at its fairness determination, Perella Weinberg considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered. Rather, Perella Weinberg made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described herein as a comparison is directly comparable to the Company or the merger.

Perella Weinberg prepared the analyses described herein for purposes of providing its opinion to the board of directors that, as of May 1, 2012, the per share merger consideration to be received by the holders of Company common stock (other than any of the Parent affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by Perella Weinberg’s analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties to the merger agreement or their respective advisors, none of the Company, Perella Weinberg or any other person assumes responsibility if future results are materially different from those forecast.

As described above, the opinion of Perella Weinberg to the board of directors was one of many factors taken into consideration by the board of directors in making its determination to approve the merger agreement. The per share merger consideration was determined through arm’s-length negotiations between the board of directors and Parent and was approved by the board of directors. Perella Weinberg did not recommend any specific amount of consideration to the Company or the board of directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

In connection with Perella Weinberg’s services as financial advisor to the board of directors and pursuant to the terms of the engagement letter dated as of April 13, 2011 between Perella Weinberg and the Company, the Company agreed to pay to Perella Weinberg an aggregate fee based on a percentage formula of the aggregate consideration to be paid in the merger. The aggregate fee will be determined upon consummation of the merger. As of May 30, 2012, such fee is estimated to be approximately $15.8 million payable upon consummation of the merger, less $950,000 paid to Perella Weinberg in retainer fees and $2.5 million payable to Perella Weinberg in connection with the opinion rendered by it as described above. In addition, the Company agreed to reimburse Perella Weinberg for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Perella Weinberg and related persons against various liabilities, including certain liabilities under the federal securities laws.

In the ordinary course of its business activities, Perella Weinberg or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers or clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company or Parent or any of their respective affiliates. Other than the retainer fees noted above paid to Perella Weinberg by the Company in connection with the proposed merger, during the two year period prior to the date of Perella Weinberg’s opinion, no material relationship existed between Perella Weinberg and its affiliates, on the one hand, and the Company, Parent, Blum, Golden Gate, Wolverine or their respective affiliates, on the other hand, pursuant to which compensation was received by Perella Weinberg or its affiliates; however, Perella Weinberg and its affiliates may in the future provide investment banking and other financial services to the Company, Parent, Blum, Golden Gate or Wolverine and their respective affiliates and in the future may receive compensation for the rendering of such services.

Certain Company Forecasts

While the Company does not, as a matter of course, publicly disclose earnings forecasts, it does provide limited guidance relating to certain operating metrics on an annual and/or quarterly basis such as the wholesale sales of the PLG business, effective tax rate and capital expenditures. The Company is cautious of providing such guidance for periods longer than one quarter and/or fiscal year due to unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction involving the Company, the Company provided Perella Weinberg, prospective bidders and/or the board of directors with certain non-public financial forecasts covering multiple years that were prepared by management of the Company and not for public disclosure.

A summary of these financial forecasts is not being included in this document to influence your decision whether to vote for or against the proposal to adopt the merger agreement, but is being included because financial forecasts were made available to Perella Weinberg, prospective bidders and/or the board of directors. The inclusion of this information should not be regarded as an indication that the board of directors, its advisors or any other person considered, or now considers, such financial forecasts to be material or to be a reliable prediction of actual future results, and these financial forecasts should not be relied upon as such. Our management’s internal financial forecasts, upon which the financial forecasts were based, are subjective in many respects. There can be no assurance that these financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted. The financial forecasts cover multiple years and such information by its nature becomes subject to greater uncertainty with each successive year. As a result, the inclusion of the financial forecasts in this proxy statement should not be relied on as necessarily predictive of actual future events.

In addition, the financial forecasts were not prepared with a view toward public disclosure, the published guidelines of the SEC regarding projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the financial forecasts.

These financial forecasts were based on numerous variables and assumptions that were deemed to be reasonable as of late February 2012, when the projections were finalized. Such assumptions are inherently uncertain and may be beyond the control of the Company. Important factors that may affect actual results and cause these financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the Company’s business (including its ability to achieve strategic goals, objectives and targets and to consummate certain planned transactions over the applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors described or referenced under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 24. In addition, the financial forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for the Company’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. We have not prepared revised forecasts to take into account other variables that may have changed since late February 2012, except that our management updated certain estimates for fiscal year 2012 in April 2012; these updated projections were provided to Perella Weinberg and to the remaining prospective bidders. Accordingly, there can be no assurance that these financial forecasts will be realized or that the Company’s future financial results will not materially vary from these financial forecasts.

The Company does not assume responsibility if future results are materially different from the financial forecasts set forth below. Some or all of the assumptions which have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date such financial forecasts were made. We have not updated and do not intend to update, or otherwise revise the financial forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which such financial forecasts were based are shown to be in error. The Company has made publicly available its actual results of operations for the fiscal quarter ended April 28, 2012, and stockholders are urged to review carefully the Company’s Form 10-Q for such period, which is incorporated by reference into this proxy statement.

The financial forecasts are forward-looking statements. For information on factors that may cause the Company’s future financial results to materially vary, see “Cautionary Statement Regarding Forward-Looking Statements” on page 24.

The following is a summary of the Company financial forecasts prepared by management of the Company and given to prospective bidders, Perella Weinberg and/or the board of directors, as well as their respective advisors.

Summary Financial Forecasts(1)

	Fiscal Year
	2012E		2013E	2014E	2015E	2016E
Sales	$3,705	(2)	$4,139	$4,524	$4,983	$5,410
EBITDA(3)	$303	(2)(4)	$357	$455	$564	$675
EBIT(5)	$181	(6)	$233	$325	$433	$543
Net Earnings	$106		$157	$283	$244	$309
Earnings Per Share	$1.88	(2)	$2.47	$4.41	$3.76	$4.71
Capital Expenditures(7)	$82		$110	$115	$120	$110

Notes:

(1)	Dollar values in millions, other than Earnings Per Share.
(2)	Reflects updated forecast as of April 2012 and provided to prospective bidders, Perella Weinberg, the board of directors and their respective advisors.
(3)	For purposes of the table above, “EBITDA” means net earnings before adjustments, interest (including loss on early extinguishment of debt), taxes, depreciation and amortization.
(4)	Includes EBITDA forecast of $95 million for the fiscal quarter ended April 28, 2012, which quarterly EBITDA forecast was utilized in calculating the approximately $224 million of LTM EBITDA as of April 28, 2012 used by Perella Weinberg in its “Analysis of Implied Transaction Premia and Multiples”, as described in the section entitled “The Merger—Opinion of Perella Weinberg” beginning on page 44.
(5)	For purposes of the table above, “EBIT” means net earnings before adjustments, interest (including loss on early extinguishment of debt) and taxes.
(6)	Reflects updated forecast as of April 2012 and provided to prospective bidders, Perella Weinberg and their respective advisors.
(7)	Does not include the costs associated with acquisitions and conversion of franchising ventures into consolidated joint ventures.

In preparing the summary financial forecasts, our management made the following assumptions:

•	For fiscal year 2012:

•

An approximately 7.0% increase in sales over fiscal year 2011 (which assumption was updated to approximately 7.5% per management’s forecast as of April 2012), driven by same store sales growth in the Payless ShoeSource business and wholesale sales increases for the PLG business;

•	An increase in North American traffic for the Payless ShoeSource business throughout 2012 as initiatives from the fourth quarter of fiscal year 2011 resonate with consumers;

•	An increase in sales of the PLG business driven by expansion in the Sperry Top-Sider brand and growth in the international and eCommerce channels;

•	An increase in sales for Collective Licensing International driven by growth in the Clinch Gear brand; and

•

An approximately $17 million reduction in aggregate capital expenditures over fiscal year 2011, reflecting fewer new store openings for the Payless ShoeSource business and lower spending on information technology.

•	Through fiscal year 2016:

•	Sales growth at a compounded rate of 9.4% between 2011 and 2016, primarily due to improvement in the performance of the North America portion of the Payless ShoeSource business, continued growth in the PLG brands and further international expansion;

•

An increase in sales at an annual rate of 6.5% and margin expansion in the Payless ShoeSource business, achieved by driving same store sales increases through transfer sales and marketing initiatives, increasing the mix of value-oriented product, increasing localized product, shifting product mix from fashion to classics, introducing a loyalty program and growing eCommerce, with additional growth in store count through international expansion, acquisitions and conversion of franchising ventures into consolidated joint venture entities;

•

An increase in sales at an annual rate of 15.1% and margin improvement in the PLG business, driven by global expansion in the Sperry Top-Sider brand, increased momentum in the Saucony brand, and international and eCommerce growth outpacing domestic wholesale growth across all brands;

•	Future cash and non-cash expenses related to the previously announced store closing program and the strategic review were not included in the financial forecasts; and

•

The conversions of certain franchises into joint ventures are given consolidated financial statement treatment even though joint venture ownership is not anticipated to be greater than 50% in some cases.

Financing of the Merger

We anticipate that the total funds needed by Parent and Merger Sub to pay our stockholders and holders of equity awards the amounts due to them under the merger agreement, pay related fees and expenses in connection with the merger and repay or refinance the outstanding indebtedness of the Company that will come due as a result of the merger will be approximately $2.0 billion.

We anticipate that the funds needed to pay the amounts described above will be obtained as follows:

•

equity financing to be provided by Blum and Golden Gate in an aggregate amount of up to $550 million (less an amount equal to the number of shares owned by Blum and certain of its affiliates that are transferred to Parent immediately prior to the effective time of the merger multiplied by the per share merger consideration), or other parties to whom they assign a portion of their respective commitments;

•

debt financing to be provided to Parent and Merger Sub through a $250 million senior secured asset-based revolving credit facility issued by Wells Fargo Bank, N.A. and Wells Fargo Capital Finance, LLC, or alternative financing to the extent permitted by the merger agreement;

•

the $1.23 billion in cash proceeds payable to Parent (subject to certain adjustments) in connection with the consummation of the carveout transaction, which will be funded by debt financing to be provided to Wolverine through a $900 million senior secured term loan facility, a $200 million senior secured revolving credit facility issued by JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A. and an up to $375 million senior unsecured bridge loan facility issued by JPMorgan Chase Bank, N.A. and WF Investment Holdings, LLC (or the issuance and sale by Wolverine of senior unsecured notes pursuant to a Rule 144A offering or other private placement upon the consummation of the merger in lieu of a portion or all of the drawings under such senior unsecured bridge loan facility), or alternative financing, and cash on hand of Wolverine and its subsidiaries; and

•	cash on hand of the Company and its subsidiaries.

Parent has entered into the equity commitment letters with each of Blum and Golden Gate with respect to the aggregate amount of $550 million to be provided by Blum and Golden Gate. Blum’s commitment under its equity commitment letter may be reduced in the event that Blum contributes shares of Company common stock to Parent prior to the effective time of the merger by an amount equal to the product of (i) the number of shares owned by Blum and certain of its affiliates that are transferred to Parent immediately prior to the effective time of the merger and (ii) the per share merger consideration. Parent and Merger Sub have received a debt commitment letter from Wells Fargo Bank, N.A. and Wells Fargo Capital Finance, LLC with respect to the $250 million senior secured asset-based revolving credit facility, and Wolverine has received a debt commitment letter from JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Wells Fargo Bank, N.A., Wells Fargo Securities, LLC and WF Investment Holdings, LLC with respect to the $900 million senior secured term loan facility, the $200 million senior secured revolving credit facility and the up to $375 million senior unsecured bridge loan facility. The funding of the equity financing and the debt financing are subject to certain conditions. We believe the amounts committed under the equity commitment letters and the debt commitment letters, together with cash on hand of the Company, will be sufficient to complete the merger, pay related fees and expenses in connection with the merger and repay or refinance the outstanding indebtedness of the Company that will come due as a result of the merger, but we cannot assure you of that. Those amounts may be insufficient if, among other things, Blum and/or Golden Gate fail to fund the committed amounts in breach of the equity commitment letters, the lenders under the debt commitment letters fail to fund the committed amounts in breach of such debt commitment letters, the outstanding indebtedness of the Company at the closing of the merger is greater than anticipated, cash on hand of the Company is less than expected, or the fees, expenses or other amounts required to be paid in connection with the merger are greater than anticipated.

Stockholders of the Company will not receive any consideration in the carveout transaction.

Equity Commitments

Parent has entered into the equity commitment letters, dated May 1, 2012, with each of Blum and Golden Gate, pursuant to which Blum and Golden Gate have committed to make or secure capital contributions to Parent at or prior to the closing of the merger up to an aggregate amount of $550 million (less an amount equal to the number of shares owned by Blum and certain of its affiliates that are transferred to Parent immediately prior to the effective time of the merger multiplied by the per share merger consideration). Blum and Golden Gate are permitted to capitalize Parent directly or indirectly through one or more intermediaries or affiliated entities.

The obligations of Blum and Golden Gate to fund the equity financing is conditioned only upon: (i) the satisfaction or waiver of the conditions to the closing of the merger (other than those conditions that by their nature can only be satisfied at the closing, but subject to the prior or substantially concurrent satisfaction or waiver or such conditions), (ii) that the debt financing (or, if alternative financing is being used pursuant to the merger agreement, pursuant to the commitments with respect thereto) has been funded or will be funded at the closing of the merger if the equity financing is funded at the closing of the merger, (iii) the simultaneous funding of the equity financing by Blum, with respect to Golden Gate, and by Golden Gate, with respect to Blum, and (iv) the simultaneous closing of the carveout transaction; provided that each of Blum and Golden Gate has agreed not to assert as a defense the non-satisfaction of the conditions set forth in the foregoing clauses (iii) and (iv) in any action seeking specific performance of its obligations under its respective equity commitment letter (although each of their respective contribution obligations will not be required to be fulfilled unless those conditions are, in fact, satisfied). The Company is a third party beneficiary of the equity commitment letters entitling the Company in certain circumstances to seek specific performance of Blum and Golden Gate’s respective obligations to fund their respective commitments under the equity commitment letters in accordance with the terms of the merger agreement and the equity commitment letters.

The Company is entitled to seek specific performance to cause Parent to draw down the full proceeds of the equity financing pursuant to the terms and conditions of the equity commitment letters in the event that (i) all conditions to the closing of the merger (other than those conditions that by their nature cannot be satisfied until the closing date of the merger, but each of which shall be capable of being satisfied on the closing date) have been satisfied or waived at the time when the closing of the merger would have occurred, (ii) the debt financing (or, if alternative financing is being used pursuant to the merger agreement, pursuant to the commitments with respect thereto) has been funded or will be funded at the closing of the merger if the equity financing is funded at the closing, and (iii) the Company has irrevocably confirmed in writing that if specific performance is granted and the equity financing and the debt financing are funded, then the closing of the merger will occur. Under no circumstances will the Company be entitled to receive both (1) a grant of specific performance to cause the funding of the equity financing and the merger to be consummated that results in the closing and (2) payment of the Parent fee.

The obligation of Blum and Golden Gate to fund under their respective equity commitment letters will expire upon the earliest to occur of (i) the valid termination of the merger agreement in accordance with its terms, (ii) the funding of the aggregate amounts due under such equity commitment letter and (iii) the date that the Company or any of its affiliates asserts in any litigation any claim or other proceeding against Blum and Golden Gate to enforce Parent’s obligation to pay the Parent fee. The limited guarantees described below will remain in effect in accordance with their terms notwithstanding the termination of the equity commitment letters pursuant to the foregoing clause (iii).

Debt Commitments

Wells Fargo Bank, N.A. and Wells Fargo Capital Finance, LLC have committed to provide a $250 million senior secured asset-based revolving credit facility to Parent and Merger Sub, on the terms and subject to the conditions set forth in a debt commitment letter, dated May 1, 2012, the proceeds of which will be used on the closing date of the merger to pay a portion of the aggregate per share merger consideration and fees and expenses required to be paid by Parent, Merger Sub and the surviving corporation pursuant to the terms of the merger agreement, as well as to repay, redeem or refinance the Company’s existing outstanding indebtedness, to finance working capital expenditures and for other general corporate purposes.

In addition, JP Morgan Chase Bank, N.A. and Wells Fargo Bank, N.A. have committed to provide a $900 million senior secured term loan facility and a $200 million senior secured revolving credit facility to Wolverine, and JPMorgan Chase Bank, N.A. and WF Investment Holdings, LLC have committed to provide an up to $375 million senior unsecured bridge loan facility to Wolverine, on the terms and subject to the conditions set forth in a debt commitment letter, dated May 1, 2012, the aggregate proceeds of which will be used to finance, in part, the purchase price payable by Wolverine to consummate the carveout transaction, working capital expenditures and other general corporate purposes. It is expected that upon the consummation of the merger, Wolverine will issue and sell senior unsecured notes pursuant to a Rule 144A offering or other private placement in lieu of a portion or all of the drawings under the senior unsecured bridge loan facility.

The obligations of the lenders to provide debt financing under the debt commitment letters are subject to a number of conditions, including, without limitation, (i) that since January 28, 2012, there has not been a Company material adverse effect (defined in the debt commitment letters in a manner substantially similar to the definition of “Company material adverse effect” in the merger agreement), (ii) the negotiation, execution and delivery of definitive documentation with respect to the appropriate loan documents consistent with the debt commitment letters and specified documentation standards, (iii) the accuracy of certain specified representations and warranties in the loan documents, (iv) consummation of the merger in accordance with the merger agreement (without giving effect to any amendments to the merger agreement or any waivers or consents thereof that are materially adverse to the lenders without their waiver or consent) concurrently with the initial funding of the debt facilities, (v) delivery of certain customary closing documents (including, among others, customary solvency certificates), specified items of collateral and certain Company financial statements, (vi) payment of applicable costs, fees and expenses and (vii) with respect to the senior unsecured notes offering, the receipt of an offering memorandum. In addition, the debt commitment letter provided to Wolverine provides as a condition to funding that the closing would not occur prior to June 14, 2012. The final termination date for the debt commitment letters is no later than February 1, 2013.

The Carveout Transaction

Concurrently with the execution of the merger agreement, Parent entered into the carveout transaction agreement with Wolverine and Wolverine Sub, pursuant to which and upon the terms and subject to the conditions set forth therein, Parent will, concurrently with the closing of the merger, transfer or cause to be transferred to Wolverine Sub the assets comprising the PLG business. Following the consummation of the carveout transaction, Blum and Golden Gate will own the Payless ShoeSource and Collective Licensing International businesses of the Company and Wolverine, through Wolverine Sub, will own the PLG business.

The completion of the merger between the Company and Merger Sub is not contingent upon the concurrent closing of the carveout transaction. Consummation of the carveout transaction is solely subject to the prior or concurrent consummation of the merger, and the carveout transaction will not occur if the merger is not consummated.

The $1.23 billion in cash proceeds (as adjusted) payable to Parent in connection with the consummation of the carveout transaction will be used to fund in part the payments required to be made by Parent and Merger Sub in connection with the closing of the merger and the repayment, refinancing or redemption of certain of the Company’s existing outstanding indebtedness. Stockholders of the Company will not receive any consideration in the carveout transaction.

The Company is a third party beneficiary of the carveout transaction agreement for purposes of specifically enforcing the obligations of Wolverine and Wolverine Sub thereunder if (i) all conditions to the closing of the merger (other than those conditions that by their nature cannot be satisfied until the closing date of the merger, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions) have been satisfied or waived, (ii) the debt financing (or, if alternative financing is being used pursuant to the merger agreement, pursuant to the commitments with respect thereto) has been funded or will be funded at the closing of the merger, and (iii) either (x) the equity financing has been funded or will be funded at the closing of the merger or (y) the Company is simultaneously seeking specific performance of the obligations of Blum and Golden Gate under the equity financing commitments.

The carveout transaction agreement will terminate automatically upon the termination of the merger agreement in accordance with its terms, and may be terminated otherwise only by Wolverine Sub giving written notice to Parent prior to the closing of the carveout transaction at any time after sixty calendar days following February 1, 2013.

Limited Guarantees

Pursuant to the limited guarantees, dated May 1, 2012, in favor of the Company, each of the guarantors has guaranteed the due and punctual payment when due of an applicable percentage of the obligations of Parent to pay the Parent fee and certain expense reimbursement and indemnification amounts to the Company under the terms of the merger agreement.

Subject to certain exceptions, each of the limited guarantees will terminate upon the earliest of (i) the effective time of the merger; (ii) with respect to the Parent fee obligations only, upon the first to occur of either (x) the valid termination of the merger agreement in accordance with its terms in circumstances where the Parent fee does not become payable and (y) the six-month anniversary after the date of termination of the merger agreement in accordance with its terms under circumstances in which the Parent fee becomes payable; and (iii) with respect to the expense reimbursement and indemnification obligations thereunder, the six-month anniversary of the date of the termination of the merger agreement in accordance with its terms. If any limited guarantee is terminated pursuant to the foregoing clauses (ii)(y) or (iii) and the Company has made a claim under the limited guarantee prior to that termination date, the guarantor’s obligations under the limited guarantee will continue in full force and effect until the date that such claim is finally satisfied or otherwise resolved by agreement of the Company and the guarantor or a final, non-appealable judgment of a governmental entity of competent jurisdiction.

Closing and Effective Time of Merger

The merger agreement provides that the closing of the merger will take place on the later of the (i) third business day following the date on which the last of the conditions to closing of the merger (described under “The Merger Agreement—Conditions to the Merger” beginning on page 93) has been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions) and (ii) third business day after the final day of the marketing period (described under “The Merger Agreement—Marketing Period” beginning on page 72), or such earlier date as may be specified by Parent on no less than two business days’ prior notice the Company. We currently expect the closing of the merger to occur late in the third quarter or early in the fourth quarter of 2012.

The effective time of the merger will occur as soon as practicable following the closing of the merger upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we and Parent may agree and specify in the certificate of merger).

Payment of Merger Consideration and Surrender of Stock Certificates

Each record holder of shares of our common stock (other than holders of excluded shares, as well as shares of Company restricted stock and shares owned by Blum and certain of its affiliates that are transferred to Parent immediately prior to the effective time of the merger) will be sent a letter of transmittal describing how such holder may exchange its shares of our common stock for the per share merger consideration promptly, and in any event within two business days, after the completion of the merger.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by the certificate formerly representing such shares (or an affidavit of loss in lieu thereof accompanied by a bond if requested by Parent) and all documents reasonably required to evidence and effect transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

Interests of Certain Persons in the Merger

In considering the recommendation of the board of directors with respect to the Company merger proposal, you should be aware that executive officers and directors of the Company may have certain interests in the merger that may be different from, or in addition to or in conflict with, the interests of the Company’s stockholders generally. The amounts set forth in the discussions below regarding director and officer compensation are based on compensation levels as of the date of this proxy statement and an assumed closing date of October 26, 2012.

For further information with respect to the arrangements between the Company and its named executive officers, see the information included under “Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers—Golden Parachute Compensation” beginning on page 101.

Stock Options and Other Stock-Based Awards

Upon completion of the merger, all unvested stock options, as well as all other unvested stock-based awards that were granted prior to March 19, 2012, will vest in full and all such awards (including awards that vested prior to the completion of the merger) will become immediately payable in cash. All shares of Company restricted stock (other than Company restricted stock granted to non-management directors as part of their fiscal year 2012 annual stock retainer) and all performance stock units (each referred to hereafter as a PSU), in each case, that were granted on or after March 19, 2012 and that are outstanding immediately prior to the effective time of the merger will, upon the completion of the merger, be converted into the right to receive a cash payment from the Company based on the per share merger consideration (and, in the case of PSUs, assuming performance at the target (100%) level of achievement), and will continue to vest and be paid in accordance with the schedule in effect immediately prior to the effective time of the merger, subject to accelerated vesting and payment if the holder thereof is involuntarily terminated by the Company without cause or if such holder terminates his or her employment with the Company for good reason (each referred to hereafter as a qualifying involuntary termination) after completion of the merger. Company restricted stock granted to non-management directors as part of their 2012 annual stock retainer will vest in full upon completion of the merger.

Company Stock Options and Other Stock-Based Awards Granted Prior to March 19, 2012

All unvested Company stock options and other unvested stock-based awards, which include time vested stock appreciation rights (referred to hereafter as TSARs), Company restricted stock, PSUs and performance stock appreciation rights (referred to hereafter as PSARs) that were in each case granted prior to March 19, 2012 will vest in full, and all such awards will be settled in cash upon completion of the merger. The merger agreement provides that each such Company stock option and TSAR will only entitle the holder thereof to receive an amount in cash equal to the product of (i) the total number of shares subject to the Company stock option or TSAR immediately prior to the effective time of the merger and (ii) the excess, if any, of the per share merger consideration over the exercise price per share of such Company stock option or TSAR. Each such PSAR will only entitle the holder thereof to receive an amount in cash equal to the product of (i) the total number of shares subject to the PSAR assuming performance at the target (100%) level of achievement and (ii) the excess, if any, of the per share merger consideration over the exercise price per share of each PSAR. Each such share of Company restricted stock will only entitle the holder thereof to receive an amount in cash equal to the per share merger consideration. Each such PSU will only entitle the holder thereof to receive an amount in cash equal to the product of (i) the total number of shares subject to the PSU assuming performance at the target (100%) level of achievement and (ii) the per share merger consideration.

Based on the number of such unvested Company stock options and unvested other stock-based awards held by the executive officers and non-management directors as of the date of this proxy statement, and a per share merger consideration of $21.75, the estimated consideration that the Company’s executive officers and directors would receive in respect thereof is set forth in the following table:

	Company Stock Options and Time Stock Appreciation Rights ($)	Company Restricted Stock ($)	Performance Share Units ($)	Performance Stock Appreciation Rights ($)	Total ($)
Michael J. Massey	$248,035	$96,157	$0	$0	$344,192
LuAnn Via	$21,472	$439,263	$0	$798,493	$1,259,228
Gregg Ribatt	$18,489	$392,522	$638,123	$0	$1,049,134
Darrel Pavelka	$260,497	$254,366	$0	$249,526	$764,389
Douglas Boessen	$0	$56,811	$0	$0	$56,811
Other Executive Officers (3), as a group	$17,694	$1,156,187	$0	$0	$1,173,881
Non-Management Directors (9), as a group	$0	$0	$0	$0	$0

Company Restricted Stock and PSUs Granted on or after March 19, 2012

The merger agreement provides that each share of Company restricted stock granted on or after March 19, 2012 that is outstanding immediately prior to the effective time of the merger (other than Company restricted stock awards granted to directors as part of their fiscal year 2012 annual retainers) will be converted into the right to receive a cash payment from the Company equal to the per share merger consideration, and will continue to vest and be paid in accordance with the schedule in effect immediately prior to the effective time of the merger, subject to accelerated vesting and payment upon a qualifying involuntary termination after completion of the merger. Each PSU granted on or after March 19, 2012 that is outstanding immediately prior to the effective time of the merger will be converted into the right to receive a cash payment from the Company equal to the product of (i) the total number of shares subject to the PSU, assuming performance at the target (100%) level of achievement and (ii) the per share merger consideration, and will continue to vest and be paid in accordance with the schedule in effect immediately prior to the effective time of the merger, subject to accelerated vesting and payment if the holder thereof experiences a qualifying involuntary termination after completion of the merger.

Based on the number of such unvested shares of Company restricted stock and PSUs held as of the date of this proxy statement, a per share merger consideration of $21.75, and assuming that an executive officer experiences a qualifying involuntary termination as of the effective time of the merger, the estimated consideration that the Company’s executive officers would receive in respect thereof is set forth in the following table:

	Company Restricted Stock ($)	Performance Share Units ($)	Total ($)
Michael J. Massey	$220,980	$220,980	$441,960
LuAnn Via	$472,193	$472,193	$944,386
Gregg Ribatt	$428,954	$428,954	$857,908
Darrel Pavelka	$244,013	$244,013	$488,026
Douglas Boessen	$42,500	$14,159	$56,659
Other Executive Officers (3) as a group	$396,264	$396,264	$792,528
Non-Management Directors, as a group	$0	$0	$0

Company Restricted Stock Granted to Directors

Company restricted stock held by non-management directors will vest in full upon completion of the merger and be cashed out in the same manner as other common stock. Based on the number of such shares of Company restricted stock held as of the date of this proxy statement and a per share merger consideration of $21.75, the estimated consideration paid to the 9 non-management directors (as a group) would be $382,517. Other than these restricted shares and the director stock units held in the directors’ accounts under the Deferred Compensation Plan for Non-Management Directors (as described below), the non-management directors do not hold any other stock-based awards.

Deferred Compensation Plans

Supplementary Retirement Account Balance Plan (“SERP”)

Upon a change of control, which will occur upon the completion of the merger, the SERP provides that each participant’s account balance will become 100% vested. Based on account balances as of July 18, 2012, at the effective time of the merger, to the extent not otherwise vested the following amounts in each executive officer’s SERP account would vest: Michael J. Massey, $761,010, LuAnn Via, $416,330, Gregg Ribatt, $0, Darrel Pavelka, $0, Douglas Boessen, $339,836 and the 3 other executive officers (as a group), $279,991 in the aggregate. The $279,991 that will vest for the 3 other executive officers (as a group) does not include $189,723 that will vest in September 2012 prior to the assumed closing date of October 26, 2012.

Collective Brands, Inc. Deferred Compensation Plan

The deferred compensation plan provides for the payout of the participants’ account balances in accordance with the plan terms upon a change in control, which will occur upon the consummation of the merger. As of July 18, 2012, the aggregate amount that would be distributed under the deferred compensation plan to the executive officers would be: Michael J. Massey, $0, LuAnn Via, $0, Gregg Ribatt, $0, Darrel Pavelka, $873,385.87, Douglas Boessen, $43,164.01 and the 3 other executive officers (as a group), $1,043,821.32 in the aggregate.

Deferred Compensation Plan for Non-Management Directors

Upon a change of control, which will occur upon the consummation of the merger, the value of a participant’s account (including all amounts deferred by a participant which have not yet been credited to the participant’s account under the plan) must be paid in a cash lump sum to a participant within 5 days of such change of control. Based upon amounts deferred as of the date of this proxy statement and assuming interest through October 26, 2012, the 9 non-management directors (as a group), would be entitled to receive $5,499,970 within 5 days of the consummation of the merger, which includes director stock units in respect of Company restricted stock granted on May 24, 2012 and deferred by certain directors pursuant to their elections under the plan equal to $642,626, based on a per share merger consideration of $21.75.

Discretionary Long-Term Cash Award Agreements

Under the 2010 and 2011 Discretionary Long-Term Cash Award Agreements, if after the completion of the merger, but prior to the vesting of a particular long-term cash award, the executive officer experiences a qualifying involuntary termination, then all of the executive officer’s outstanding long-term cash awards will fully vest and become payable within 30 days. Based upon the long-term cash awards outstanding as of the date of this proxy statement, the estimated consideration that the Company’s executive officers would receive upon a qualifying involuntary termination following consummation of the merger is as follows: Mr. Massey, $156,400, Ms. Via, $203,500, Mr. Ribatt, $440,700, Mr. Pavelka, $221,750, Mr. Boessen, $75,700 and the 3 other executive officers (as a group), $493,850 in the aggregate.

Change of Control Agreements with Certain Executive Officers

Each executive officer (other than LuAnn Via) has a change of control agreement with the Company. These change of control agreements generally provide for the terms of employment after a change of control (including the consummation of the merger) and for benefits if he or she terminates employment for “good reason” or is involuntarily terminated by the Company without “cause” within three years after a change of control. These agreements generally supersede any employment agreement the executive officer has with the Company. Good reason includes the Company’s relocation of the executive officer to an office more than 35 miles from the executive officer’s principal office and a termination by the executive officer within a 30-day window following the first anniversary of a change of control.

Upon a qualifying involuntary termination, the agreements provide that the executive officer will receive a lump sum payment equal to the aggregate of: (i) the annual base salary earned through the date of termination but not yet paid, (ii) a prorated portion of (a) the highest bonus paid in the three years prior to the change of control or, if greater, (b) the bonus paid in the most recently completed fiscal year following the change of control (the greater of (a) and (b) referred to here as the highest annual bonus), (iii) three times the sum of (a) the base salary in effect at termination or, if greater, the base salary in effect immediately prior to the change of control, plus (b) the highest annual bonus and (iv) a cash payment for cancellation of all outstanding stock options or stock appreciation rights.

Each change of control agreement also provides that the executive officer will receive outplacement benefits and three years of continued participation in the Company’s welfare benefit plans (or such longer period as is provided in such plan).

The change of control agreements also provide a tax gross-up for any excise taxes that may be incurred under Section 4999 of the Code (the so-called “golden parachute excise tax”) if payment under the agreement would result in the executive officer receiving at least 110% of the “safe harbor” amount. In the event that payments do not meet the 110% threshold, the payments are reduced so that no excise tax is imposed.

Based on the executive officers’ compensation levels as of the date hereof and assuming a qualifying involuntary termination on October 26, 2012, the amount of cash severance that would be payable to each executive officer upon such qualifying involuntary termination is as follows: Mr. Massey, $3,288,803 (plus an estimated $198,528 of benefits continuation and a “golden parachute” tax gross-up of $1,308,979); Mr. Boessen, $1,875,116 (plus an estimated $127,278 of benefits continuation and a “golden parachute” tax gross-up of $656,115); Mr. Ribatt, $5,259,281 (plus an estimated $236,347 of benefits continuation); Mr. Pavelka,

$4,033,766 (plus an estimated $191,028 of benefits continuation and a “golden parachute” tax gross-up of $1,426,137); and the 3 other executive officers (as a group), $9,067,193 (plus an estimated $502,022 of benefits continuation and a “golden parachute” tax gross-up of $2,155,988).

Employment Agreement with LuAnn Via

LuAnn Via does not have a change of control agreement; however, she has an employment agreement with the Company. The employment agreement provides that upon Ms. Via’s involuntarily termination by the Company without “cause” or voluntary termination for “good reason”, Ms. Via is entitled to two times her then current base salary at the time of termination, payable in a lump sum. Additionally, Ms. Via is entitled to all equity-based awards consistent with the terms of the applicable award agreements, the portion of any long-term cash incentive compensation as shall be payable under the corresponding plans and the prorated portion of any annual incentive plan award. Ms. Via will also receive a special payment which is the equivalent, before taxes, to the portion paid by the Company towards 18 months of COBRA coverage under the Company’s medical, dental and vision plans, to the extent Ms. Via is participating in such plan(s) on the date of termination. Ms. Via’s employment agreement stipulates a period of non-competition and non-solicitation of 24 months following a termination of employment. This provision will be waived in the event she is involuntarily terminated without cause following a change of control. Ms. Via’s employment agreement does not provide for a “golden parachute” tax gross-up.

Based on Ms. Via’s compensation levels as of the date of this proxy statement, the amount of cash severance that would be payable upon a qualifying involuntary termination as of the effective time of the merger (assumed to be October 26, 2012) is $1,839,106, plus an estimated $34,605 of benefits continuation.

Compensation Actions

On May 1, 2012, to recognize Michael J. Massey’s service to the Company during the past 10 months as the Company has explored its strategic alternatives and the additional duties Mr. Massey would have after the execution of the merger agreement, the board of directors approved an increase in the annual base salary of Michael J. Massey, Chief Executive Officer, President, General Counsel and Secretary of the Company, from $445,000 to $620,000, effective immediately.

Additionally on May 1, 2012, the Compensation, Nominating and Governance Committee amended the SERP and the 2010 and 2011 discretionary long-term cash awards. The amendment to the SERP provides for a prorated credit, based on 5% of the SERP participant’s salary and annual incentive payments earned for the year in which the SERP is closed, frozen or terminated, to be added to each member’s account balance, if the SERP is closed, frozen or terminated any time between 30 days prior to the change of control to twelve months following the change of control. This additional credit is not reflected in the “—Deferred Compensation Plans—Supplementary Retirement Account Balance Plan” section above, as it is unknown as of the date of this proxy statement whether the SERP will be closed, frozen or terminated within the relevant period. The 2010 and 2011 discretionary long-term cash awards granted to the Company’s executive officers were amended to provide for vesting in full if, after consummation of the merger but prior to the awards becoming payable, the executive officer is involuntarily terminated by the Company without cause or if the executive officer terminates his or her employment for good reason. The impact of this amendment is reflected in the “Interests of Certain Persons in the Merger—Discretionary Long-Term Cash Award Agreements” section above.

Under the terms of the merger agreement, the Company may take certain compensation actions prior to the completion of the merger that could affect its executive officers and directors. The Company may continue to make its annual director fees, stock retainer grants to each non-management director and special quarterly cash transition payments during fiscal year 2012 to its chairman of the board. Additionally, the Company may issue cash retention awards; provided, however, the amount of such awards may not exceed an amount equal to the lesser of (i) the recipient’s annual base salary at the time of grant and (ii) $300,000.

Indemnification and Insurance

From and after the effective time of the merger, Parent and the surviving corporation will indemnify and hold harmless (and Parent will advance expenses to) our and our subsidiaries’ present and former directors and officers against any costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, arising out of or related to such director’s or officer’s service as a director or officer of the Company or its subsidiaries (or services performed at our or our subsidiaries’ request) at or prior to the effective time of the merger (including in connection with the merger and the other transactions contemplated by the merger agreement and actions to enforce such indemnification or advancement rights), to the fullest extent permitted by law.

We are required to (and if we are unable to do so, Parent will cause the surviving corporation to) obtain a six-year “tail” insurance policy with respect to the currently existing directors’ and officers’ liability insurance policies and fiduciary and employment practices liability insurance policies. Such policy must be obtained from an insurance carrier with the same or better credit rating as our insurance carrier as of the date of the merger agreement with respect to directors’ and officers’ liability insurance and fiduciary and employment practices liability insurance and must have benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the insureds as our existing policies with respect to any matters that existed or occurred at or prior to the effective time of the merger. This obligation is subject to a cap of 300% of the annual premium amount we are currently paying for such insurance.

If we or the surviving corporation fail to purchase such policies, then Parent has agreed to cause the surviving corporation to continue to maintain the current policies in place or to use reasonable best efforts to purchase comparable policies, in each case, for the six year period following the effective time of the merger. Parent’s or the surviving corporation’s obligation to provide this insurance will be capped at 300% of the annual premium amount we are currently paying for such insurance. If the annual premium amount for such coverage exceeds the cap, the surviving corporation must obtain a policy with the greatest coverage available for a cost not exceeding the amount of the cap.

The present and former directors and officers of the Company will have the right to enforce the provisions of the merger agreement relating to their indemnification.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of our common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partner and the partnership. A partner of a partnership holding our common stock should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the merger to such partner.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. The discussion applies only to beneficial owners who hold shares of our common stock as capital assets, and does not apply to shares of our common stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who hold an equity interest, actually or constructively, in Parent or the surviving corporation after the merger, stockholders who have perfected and not withdrawn a demand for, or lost the right to, appraisal under the DGCL or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar or stockholders who hold our common stock as part of a hedge, straddle, constructive sale or conversion transaction). This discussion also does not address the U.S. tax consequences to any stockholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address the receipt of cash in connection with the cancellation of phantom stock units, or options to purchase shares of our common stock, or the treatment of shares of restricted stock or performance awards, or any other matters relating to equity compensation or benefit plans (including the plans). This discussion does not address any aspect of state, local or foreign tax laws.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement

The exchange of shares of our common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of our common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes, as described below under “—Backup Withholding and Information Reporting”) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of our common stock (i.e., shares of common stock acquired at the same cost in a single transaction). Such capital gain or loss will be long-term capital gain or loss; provided that the U.S. holder’s holding period for such shares of common stock is more than 12 months at the effective time of the merger. Long-term capital gains of non-corporate U.S. holders are generally subject to tax at a maximum rate of 15% under current law. For taxable years beginning after December 31, 2012, the maximum rate is scheduled to return to the previously effective rate of 20%. There are limitations on the deductibility of capital losses.

Backup Withholding and Information Reporting

Backup withholding of tax (currently at the rate of 28%, and scheduled to increase to 31% for taxable years beginning after December 31, 2012) may apply to cash payments to which a non-corporate U.S. holder is entitled under the merger agreement, unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of our U.S. holders should complete and sign, under penalty of perjury, the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. holder pursuant to the merger under the backup withholding rules will generally be allowable as a refund or a credit against such U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Cash payments made pursuant to the merger will also be subject to information reporting unless an exemption applies.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of phantom stock or options to purchase shares of our common stock, or the treatment of shares of restricted stock or performance awards, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Regulatory Approvals

To complete the merger, the parties must make filings with and obtain authorizations, approvals or consents from certain antitrust authorities. Under the terms of the merger agreement, the merger cannot be completed until any waiting periods applicable to the consummation of the merger and the carveout transaction under the HSR Act have expired or been terminated.

On May 22, 2012, Parent, by its members, Golden Gate Capital Opportunity Fund, L.P. and Blum Strategic Partners IV, L.P., and the Company filed notification of the proposed merger, and separately, the Company and Wolverine filed notification of the proposed carveout transaction, with the Federal Trade Commission, or the FTC, and the Department of Justice, or the DOJ, under the HSR Act. On June 4, 2012, the FTC granted early termination of the waiting periods applicable to the consummation of the merger and the consummation of the carveout transaction. The parties to the merger agreement have mutually agreed that the consummation of the merger is not conditioned on other regulatory fillings in the United States or in any other jurisdiction.

At any time before or after consummation of the merger and the carveout transaction, notwithstanding the termination of the waiting period under the HSR Act, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger and/or the carveout transaction and seeking divestiture of substantial assets of the Company, Parent or Wolverine. At any time before or after the completion of the merger and the carveout transaction, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger and/or the carveout transaction and seeking divestiture of substantial assets of the Company, Parent or Wolverine. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

There can be no assurance that all of the regulatory approvals described above, or any other regulatory approvals that might be required to consummate the merger, will be sought or obtained and, if obtained, there can be no assurance as to the timing of any approvals, ability to obtain the approvals’ on satisfactory terms or the absence of any litigation challenging such approvals. There can also be no assurance that the DOJ, the FTC or any other governmental entity or any private party will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, there can be no assurance as to its result. For a description of the parties’ obligations with respect to regulatory approvals related to the merger, see “The Merger Agreement—Filings; Other Actions; Notification” beginning on page 86.

Litigation Relating to the Merger

In connection with the proposed merger, five lawsuits were filed in the Court of Chancery of the State of Delaware on May 4, 2012 (Dusablon v. Collective Brands, Inc., et al., case no. 7498), May 9, 2012 (Augenbaum v. Rubel, et al., case no. 7509), May 11, 2012 (Walker v. Collective Brands, Inc., et al., case no. 7523) and May 17, 2012 (Strobeck v. Collective Brands, Inc. et al., case no. 7538 and Son et al. v. Collective Brands, Inc. et al., case no. 7542) against the following parties: the Company, its directors and certain of its former and current executive officers, and Wolverine, Parent and Merger Sub. Four of the five lawsuits also named Blum and Golden Gate as defendants. On June 13, 2012, the Delaware Chancery Court granted a motion to consolidate all five Delaware actions under the caption In re Collective Brands, Inc. Shareholder Litigation, Consolidated C.A. No. 7498-VCG. The Delaware plaintiffs filed a Consolidated Amended Verified Class Complaint on June 15, 2012.

A previously pending stockholder derivative lawsuit (Israni v. Rubel, et al., case no. 12C297) filed in the District Court of Shawnee County, Kansas was amended on May 2, 2012 to include a putative class action alleging certain direct claims relating to the merger agreement and naming the Company, its directors and certain of its former and current executive officers, Blum, Golden Gate and Wolverine (but neither Parent nor Merger Sub) as defendants. On June 21, 2012, the parties to the Israni case filed an agreed motion to stay those proceedings pending final resolution of the Delaware litigation, and the Kansas court granted that motion on July 5, 2012.

The consolidated Delaware complaint generally alleges, among other things, that the Company’s board of directors and certain of our executive officers have violated various fiduciary duties relating to maximizing stockholder value in negotiating and approving the merger, and that the Company, Blum, Golden Gate, Wolverine, Parent and Merger Sub aided and abetted such alleged breaches of fiduciary duties. On June 15, 2012, the Delaware plaintiffs moved for the entry of an order enjoining preliminarily defendants from taking any action to consummate the proposed merger. The Delaware Chancery Court has set a hearing on that motion for August 1, 2012.

In addition to similar allegations regarding the Company’s officers’ and directors’ breaches of fiduciary duties relating to negotiation and approval of the merger, the Kansas complaint also alleges that the Company, its directors and certain of its executive officers made materially false and misleading statements regarding the Company’s performance during the third fiscal quarter of 2010, which resulted in the Company common stock trading at artificially inflated levels in December 2010 followed by a sharp decline in the trading price when the Company released its financial results in May 2011, and that the Company, its directors and certain of its executive officers authorized payments to former CEO Matthew E. Rubel upon his termination that were not in the best interests of the Company. Further, the Kansas complaint alleges that the Company’s directors are attempting to evade any liability related to the alleged false and misleading statements by entering into the merger agreement with buyers who will indemnify the Company’s directors from any such liability. The plaintiff has advanced nine claims, including claims for breach of fiduciary duty and aiding and abetting a breach of fiduciary duty, and seeks various remedies, including an injunction against the merger and/or the stockholder vote, declaratory relief with respect to the alleged breaches of fiduciary duty and monetary damages including attorneys’ fees and expenses.

All defendants deny any wrongdoing in connection with the proposed merger and plan to vigorously defend against all pending claims.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of its terms are included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Parent and Merger Sub were made solely for the purposes of the merger agreement and as of specific dates and were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the disclosure letter that the Company delivered in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement, the documents incorporated by reference into this proxy statement, and reports, statements and filings that the Company publicly files with the SEC from time to time. See the section entitled “Where You Can Find More Information” beginning on page 113.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; By-laws

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will continue to exist following the merger.

The board of directors of the surviving corporation will, from and after the effective time of the merger, consist of the directors of Merger Sub until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the surviving corporation. The officers of the Company at the effective time of the merger will, from and after the effective time of the merger, be the officers of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the surviving corporation.

The certificate of incorporation and by-laws of the surviving corporation will be the certificate of incorporation and by-laws of Merger Sub in effect immediately prior to the effective time of the merger, in each case, until amended in accordance with their terms or by applicable law.

Following the completion of the merger, our common stock will be delisted from the NYSE, deregistered under the Exchange Act and cease to be publicly traded.

Closing and Effective Time of the Merger

Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the merger will take place on the later of (i) the third business day following the day on which the last of the conditions to the closing of the merger (described under “The Merger Agreement—Conditions to the Merger” beginning on page 93) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions) and (ii) the third business day after the final day of the marketing period (described below) or such earlier date as may be specified by Parent on no less than two business days’ prior notice to the Company.

Assuming timely satisfaction of the necessary closing conditions, we currently expect the closing of the merger to occur late in the third quarter or early in the fourth quarter of 2012. The effective time of the merger will occur as soon as practicable following the closing of the merger upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we and Parent may agree and specify in the certificate of merger).

Marketing Period

The “marketing period” referred to above is the first period of 17 consecutive business days after the date of the merger agreement throughout which (i) Parent shall have all of the required financial information (as described under “The Merger Agreement—Financing” beginning on page 87) regarding the business, operations, assets and liabilities of the Payless business and the Company and Wolverine shall have all of such required financial information regarding the PLG business and the Company, (ii) the conditions to each party’s obligations to close the merger have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the closing of the merger) and nothing has occurred and no condition exists that would cause any of the conditions to the obligations of Parent and Merger Sub to close the merger to fail to be satisfied, assuming that the date of the closing of the merger were to be scheduled for any time during such 17 consecutive business day period.

However, the marketing period will not be deemed to commence if prior to the completion of the marketing period, (i) the Company’s auditors shall have withdrawn their audit opinion contained in the required financial information or (ii) the financial statements included in the required financial information that is available to Parent and Wolverine, as applicable, on the first day of any such 17 consecutive business day period would be required to be updated under the federal securities laws in order to be sufficiently current on any day during such 17 consecutive business day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such 17 consecutive business day period, in which case the marketing period shall not be deemed to commence until the receipt by Parent and Wolverine, as applicable, of such updated financial statements to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new 17 consecutive business day period.

The marketing period will end on any earlier date on which all of the debt financing or any alternative financing pursuant to the terms of the merger agreement is obtained. Furthermore, (i) if such 17 consecutive business day period has not ended on or prior to August 20, 2012, then it shall not commence until September 4, 2012 and (ii) if the Company shall in good faith reasonably believe it has delivered the applicable required financial information, it may deliver to Parent and Wolverine written notice to that effect (stating when it believes it completed such delivery), in which case the marketing period shall be deemed to have commenced on the date specified in that notice unless Parent or Wolverine in good faith reasonably believes the Company has not completed delivery of the required financial information and, within two business days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which required financial information Parent or Wolverine, as applicable, reasonably believes the Company has not delivered).

Treatment of Common Stock, Stock Options and Other Stock-Based Awards

Common Stock

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior thereto (other than excluded shares, as well as shares of restricted stock and shares owned by Blum and certain of its affiliates that are transferred to Parent immediately prior to the effective time of the merger) will be converted into the right to receive the per share merger consideration, without interest and less any applicable withholding taxes. Each share of our common stock owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and each share of our common stock owned by the Company or any other direct or indirect wholly owned subsidiary of the Company (in each case not held on behalf of third parties) will be cancelled without payment of consideration. Our common stock owned by stockholders who have perfected and not withdrawn a demand for, or lost the right to, appraisal under the DGCL will instead be entitled to the appraisal rights provided under the DGCL as described under “Appraisal Rights” beginning on page 109.

Stock Options

At the effective time of the merger, each outstanding Company stock option, whether vested or unvested, will only entitle the holder thereof to receive from the Company, in full settlement of such Company stock option, an amount in cash equal to the product of (x) the total number of shares of our common stock subject to the Company stock option immediately prior to the effective time of the merger and (y) the excess, if any, of the per share merger consideration over the exercise price per share under such Company stock option, less any applicable withholding taxes.

Restricted Stock

At the effective time of the merger, each outstanding share of Company restricted stock granted prior to March 19, 2012 will be cancelled and will only entitle the holder thereof to receive from the Company, in full settlement of such share of Company restricted stock, an amount in cash equal to the per share merger consideration, less any applicable withholding taxes, as soon as reasonably practicable after the effective time of the merger (but in any event no later than three business days after the effective time of the merger). Each outstanding share of Company restricted stock granted on or after March 19, 2012, which is outstanding immediately prior to the effective time of the merger, will be converted at the effective time of the merger into the right to receive an amount in cash equal to the per share merger consideration, payable within 10 business days after the applicable vesting date of such share of Company restricted stock, in full settlement of such share of Company restricted stock, subject to the same applicable terms and conditions as of immediately prior to the effective time of the merger (including any vesting schedule and any acceleration of vesting upon an involuntary termination pursuant to the applicable award agreements); provided that any performance vesting requirements thereunder will be deemed met at the target (100%) level of achievement as of the effective time of the merger.

Performance Share Units

At the effective time of the merger, each outstanding grant of performance share units granted prior to March 19, 2012, whether vested or unvested, will be cancelled and will only entitle the holder thereof to receive from the Company, in full settlement of such performance share unit, as soon as reasonably practicable after the effective time of the merger (but in any event no later than three business days after the effective time of the merger), an amount in cash equal to the product of (x) the total number of units subject to such performance share unit grant immediately prior to the effective time of the merger using the target (100%) level of achievement under the respective award agreement to determine such number and (y) the per share merger consideration, less any applicable withholding taxes. Each outstanding performance share unit granted on or after March 19, 2012, which is outstanding immediately prior to the effective time of the merger, will be converted at the effective time of the merger into the right to receive from the Company an amount in cash equal to the per share merger consideration, payable within 10 business days after the applicable vesting date of such performance share unit, in full settlement of such performance share unit, subject to the same applicable terms and conditions as of immediately prior to the effective time of the merger (including any vesting schedule and any acceleration of vesting upon an involuntary termination pursuant to the applicable award agreements); provided that any performance vesting requirements thereunder will be deemed to be met at the target (100%) level as of the effective time of the merger.

Phantom Stock Units

At the effective time of the merger, each outstanding phantom stock unit granted prior to March 19, 2012, whether vested or unvested, will be cancelled and will only entitle the holder thereof to receive from the Company, in full settlement of such phantom stock unit, as soon as reasonably practicable after the effective time of the merger (but in any event no later than three business days after the effective time of the merger) an amount in cash equal to the product of (x) the total number of units subject to such phantom stock unit immediately prior to the effective time of the merger using, if applicable, the target (100%) level of achievement under the respective award agreement to determine such number and (y) the per share merger consideration, less any applicable withholding taxes. Each outstanding phantom stock unit granted on or after March 19, 2012, which is outstanding immediately prior to the effective time of the merger, will be converted into the right to receive from the Company an amount in cash equal to the per share merger consideration, payable within 10 business days after the applicable vesting date of such phantom stock unit, in full settlement of such phantom stock unit, subject to the same applicable terms and conditions as of immediately prior to the effective time of the merger (including any vesting schedule and any acceleration of vesting upon an involuntary termination pursuant to the applicable award agreements); provided that any performance vesting requirements thereunder will be deemed to be met at the target (100%) level as of the effective time of the merger.

Phantom Stock Appreciation Units

At the effective time of the merger, each outstanding phantom stock appreciation unit, whether vested or unvested, will only entitle the holder thereof to receive from the Company, in full settlement of such phantom stock appreciation unit, as soon as reasonably practicable after the effective time of the merger (but in any event no later than three business days after the effective time of the merger), an amount in cash equal to the product of (x) the total number of units subject to such phantom stock appreciation unit immediately prior to the effective time of the merger and (y) the excess, if any, of the per share merger consideration (or, if applicable, the maximum value appreciation applicable to such phantom stock appreciation units) over the reference price per unit under such phantom stock appreciation unit, less any applicable withholding taxes.

Time Stock Appreciation Rights

At the effective time of the merger, each time stock appreciation right, whether vested or unvested, will only entitle the holder thereof to receive from the Company, in full settlement of such time stock appreciation right, as soon as reasonably practicable after the effective time of the merger (but in any event no later than three business days after the effective time of the merger), an amount in cash equal to the product of (x) the total number of shares of common stock subject to such time stock appreciation right immediately prior to the effective time of the merger and (y) the excess, if any, of the per share merger consideration (or, if applicable, the maximum value appreciation applicable to such time stock appreciation right) over the reference price per share under such time stock appreciation right, less any applicable withholding taxes.

Performance Stock Appreciation Rights

At the effective time of the merger, each outstanding grant of performance stock appreciation rights, whether vested or unvested, will only entitle the holder thereof to receive from the Company, in full settlement of such performance stock appreciation right, as soon as reasonably practicable after the effective time of the merger (but in any event no later than three business days after the effective time of the merger) an amount in cash equal to the product of (x) the total number of shares of common stock subject to such performance stock appreciation right grant immediately prior to the effective time of the merger using the target (100%) level of achievement under the respective award agreement to determine such number and (y) the excess, if any, of the per share merger consideration (or, if applicable the maximum value appreciation applicable to such performance stock appreciation right) over the reference price per share under such phantom stock appreciation right, less any applicable withholding taxes.

Employee Stock Purchase Plan

The Company will take all actions reasonably necessary to provide that with respect to the Employee Stock Purchase Plan, or ESPP:

•	after May 1, 2012, no participant may elect to commence participation in the ESPP;

•	after May 1, 2012, no participant may increase their payroll deduction percentages or purchases elections from those in effect on May 1, 2012;

•	after May 1, 2012, no new purchase period (as defined in the ESPP) shall commence under the ESPP;

•	each participant’s outstanding right to purchase shares of our common stock under the ESPP terminates immediately following the end of the current purchase period in effect on May 1, 2012; and

•	the ESPP will be terminated immediately prior to the effective time of the merger.

Exchange and Payment Procedures

At or immediately following the effective time of the merger, Parent will deposit, or will cause to be deposited, with the paying agent a cash amount in immediately available funds necessary for the paying agent to make payment of the aggregate per share merger consideration to the holders of shares of our common stock (other than excluded shares, as well as shares of restricted stock and shares owned by Blum and certain of its affiliates that are transferred to Parent immediately prior to the effective time of the merger). Parent will make available, or will cause to be made available, any additional amounts necessary to make payments to such stockholders who withdraw or otherwise lose their demand for appraisal rights pursuant to the DGCL. With respect to the deposit of funds for shares of our common stock held by The Depository Trust Company, or DTC, if the closing of the merger occurs at or prior to 11:30 a.m., Eastern time, on the date of the closing of the merger, and if the closing of the merger occurs after 11:30 a.m., Eastern time, on the first business day after the date of the closing of the merger, the paying agent will transmit to DTC an amount in cash in immediately available funds equal to the product of the number of shares of our common stock held of record by DTC immediately prior to the effective time of the merger and the per share merger consideration.

Promptly, and in any event within two business days, after the date of the effective time of the merger, each record holder of shares of our common stock (other than holders who solely hold excluded shares, as well as shares of restricted stock and shares owned by Blum and certain of its affiliates that are transferred to Parent immediately prior to the effective time of the merger) will be sent a letter of transmittal and instructions describing how such record holder may exchange, his, her or its shares of our common stock for the per share merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

If you are a record holder of shares of our common stock, you will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check or wire transfer for any cash to be delivered will only be issued or made if the certificate formerly representing such shares and applicable letter of transmittal are accompanied by all documents reasonably required by the surviving corporation or the paying agent to evidence and effect transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

No interest will be paid or accrued on the cash payable as the per share merger consideration upon your surrender of your certificate or certificates. Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the per share merger consideration. Any sum that is withheld will be deemed to have been paid to the person with regard to whom it is withheld.

From and after the effective time of the merger, there will be no transfers on our stock transfer books of shares of our common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, any person presents to the surviving corporation, Parent or the paying agent any certificate, such certificate will be cancelled and, subject to compliance with the exchange procedures set forth in the merger agreement, exchanged for the cash amount to which such person is entitled pursuant to the merger agreement.

Any portion of the per share merger consideration deposited with the paying agent that remains unclaimed by former record holders of our common stock for 180 days after the effective time of the merger will be delivered to the surviving corporation. Record holders of our common stock (other than excluded shares, as well as shares of restricted stock and shares owned by Blum and certain of its affiliates that are transferred to Parent immediately prior to the effective time of the merger) who have not complied with the above-described exchange and payment procedures may thereafter only look to the surviving corporation for payment of the per share merger consideration. None of the surviving corporation, Parent, the paying agent or any other person will be liable to any former record holders of our common stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the per share merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by Parent, post a bond in a customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the surviving corporation with respect to such lost, stolen or destroyed certificate. These procedures will be described in the letter of transmittal and instructions that you will receive, which you should read carefully in its entirety.

Representations and Warranties

We made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure letter that the Company delivered in connection with the merger agreement. These representations and warranties relate to, among other things:

•	due organization, existence, good standing and authority to carry on our businesses;

•	our capitalization;

•	the absence of encumbrances on our ownership of the equity interests of our subsidiaries;

•

the absence of any preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its subsidiaries to issue or sell any shares of capital stock or other securities or give any person a right to subscribe for or acquire any securities of the Company or any of its subsidiaries;

•	the absence of any bonds, debentures, notes or other obligations the holders of which have the right to vote with our stockholders on any matter;

•

the absence of stockholder agreements, voting trusts or other agreements or understandings by which we or our subsidiaries are bound relating to the voting or registration of any of our or our subsidiaries’ equity securities;

•	our corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against us;

•	the declaration of advisability of the merger agreement and the merger by the board of directors, and the approval of the merger agreement and the merger by the board of directors;

•	the receipt of a fairness opinion from Perella Weinberg;

•	required governmental consents, approvals, notices and filings;

•

the absence of violations of, or conflicts with, our or our subsidiaries’ governing documents, governmental orders, applicable law and certain agreements as a result of our entering into and performing under the merger agreement;

•	our SEC filings since January 29, 2010 and the financial statements included therein;

•	compliance with the applicable listing and corporate governance rules and regulations of the NYSE and applicable provisions of the Sarbanes-Oxley Act of 2002;

•	our disclosure controls and procedures and internal controls over financial reporting;

•	the absence of a Company material adverse effect (as described below) since January 28, 2012 through May 1, 2012;

•	the conduct of business in the ordinary course since January 28, 2012 through May 1, 2012;

•	the absence of legal proceedings, investigations and governmental orders against us or our subsidiaries;

•	the absence of certain undisclosed liabilities;

•	employee benefit plans;

•	compliance with applicable laws and permits;

•	compliance with the Foreign Corrupt Practices Act of 1977;

•	the inapplicability of any anti-takeover law or the stockholder rights plan to the merger;

•	environmental matters;

•	tax matters;

•	certain employment and labor matters;

•	intellectual property;

•	insurance policies;

•	real property;

•	material contracts and the absence of any default under any material contract; and

•	the absence of any undisclosed broker’s or finder’s fees.

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “Company material adverse effect”, which means any change, event or occurrence that, individually or in the aggregate, has a material adverse effect on the business, financial condition, assets, liabilities or results of operations of either (1) the PLG business, taken as a whole, or (2) the Payless business, taken as a whole; provided that none of the following, and no change, event or occurrence arising out of or resulting from the following, will constitute or be taken into account in determining whether a “Company material adverse effect” has occurred or may, would or could occur:

•	changes, events or occurrences arising out of or resulting from:

•

the execution, announcement, pendency or performance of the merger agreement or the consummation of the transactions contemplated by the merger agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators to the extent primarily related thereto;

•	any litigation arising from allegations of breach of fiduciary duty or violation of law relating to the merger agreement for the transactions contemplated by the merger agreement; or

•

any action taken by the Company or its subsidiaries that is required by the merger agreement or taken at the express written request or with the express written consent of Parent or Merger Sub, or the failure to take any action by the Company or its subsidiaries if that action is not permitted or is prohibited by the merger agreement; or

•

to the extent the following changes, events or occurrences do not have a materially disproportionate adverse impact on either (1) the PLG business, taken as a whole, or (2) the Payless business, taken as a whole, in each case, relative to other participants in the principal industries in which the PLG business or the Payless business, as the case may be, conduct their businesses:

•

changes, events or occurrences generally affecting the economy, credit, financial or capital markets, or regulatory, legislative or political conditions in the United States or other countries in which the PLG business or the Payless business conduct operations, including changes in interest and exchange rates;

•

changes, events or occurrences that are the result of factors generally affecting the industries in which the PLG business or the Payless business primarily operate or in which the products or services of the PLG business or the Payless business are primarily produced, distributed or sold;

•

changes or prospective changes in generally accepted accounting principles, which we refer to as GAAP, applicable regulatory accounting standards or applicable law or in the interpretation or enforcement thereof; or

•

any geopolitical conditions, act of terrorism or an outbreak or escalation of hostilities or war (whether or not declared) or any epidemics, pandemics, earthquakes, hurricanes, tornadoes or any other natural disasters (whether or not caused by any person or any force majeure event) or any other national or international calamity or crisis; or

•	changes, events or occurrences arising out of or resulting from:

•	any decline in the market price, or change in trading volume, of any capital stock or debt securities of the Company;

•	any change in the credit ratings of the Company or any of its subsidiaries; or

•	any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position.

The exceptions set forth in the three immediately preceding bullet points will not prevent or otherwise affect a determination that the underlying cause of the change, event or occurrence has resulted in, or contributed to, a Company material adverse effect.

The merger agreement also contains customary representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure letter that Parent delivered in connection with the merger agreement. The representations and warranties of Parent and Merger Sub relate to, among other things:

•	their due organization, existence, good standing and authority to carry on their businesses;

•	their corporate or similar power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against them;

•	required governmental consents, approvals, notices and filings;

•

the absence of violations of, or conflicts with, their governing documents, governmental orders, applicable law and certain agreements as a result of entering into and performing under the merger agreement and completing the merger;

•	the absence of legal proceedings, investigations and governmental orders against Parent and Merger Sub;

•	the absence of any amendments or modifications to the financing commitments;

•	the absence of contingencies related to the funding of the financing commitments other than as set forth in the financing commitments;

•	sufficiency of funds;

•	delivery of the executed limited guarantees and enforceability thereof;

•	the capitalization of Merger Sub;

•	the absence of any undisclosed broker’s or finder’s fees;

•	ownership of shares of our capital stock by Parent and Merger Sub and the inapplicability of “interested stockholder” provisions of Section 203 of the DGCL to Parent or Merger Sub;

•	the absence of certain agreements or compensation or equity arrangements;

•	the solvency of Parent and the surviving corporation as of the effective time of the merger; and

•	acknowledgement as to the absence of any representations and warranties with respect to any estimates, projections, forecasts, forward-looking statements or business plans provided by the Company.

In addition, Wolverine has represented and warranted that:

•

the “purchase documentation” referred to in the debt commitment letter provided to Wolverine does not contain any conditions to the closing of the merger or to the closing of either the carveout financing (as described under “The Merger Agreement—Financing” beginning on page 87) or the carveout transaction that are additional to or different from the conditions set forth in the carveout transaction agreement, and that the terms thereof are not inconsistent with the terms of the merger agreement; and

•

the terms of and performance by the parties of their obligations under such “purchase documentation” would not reasonably be expected to delay, prevent, hinder or impede the closing of the merger or the closing of either the carveout financing or the carveout transaction.

Parent, Merger Sub and Wolverine have also agreed that they will not amend or modify any such “purchase documentation”:

•	to add new or additional conditions or amend, modify or expand the existing conditions; or

•	otherwise in a manner that would reasonably be expected to delay, prevent, hinder or impede the closing of the merger or the closing of either the carveout financing or the carveout transaction.

The representations and warranties in the merger agreement of each of the Company, Parent, Merger Sub and Wolverine will not survive the consummation of the merger or the termination of the merger agreement pursuant to its terms.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions in the merger agreement and the disclosure letter we delivered in connection with the merger agreement or as required by law, between the date of the merger agreement and the effective time of the merger, unless Parent gives its prior written approval (which cannot be unreasonably withheld, delayed or conditioned), we and our subsidiaries will use our reasonable best efforts to cause our businesses to be conducted in the ordinary course and to preserve our business organizations intact and maintain existing relations with governmental entities, customers, suppliers, distributors, employees and business associates.

Subject to applicable law, certain exceptions set forth in the merger agreement and the disclosure letter that we delivered in connection with the merger agreement, we will not, and we will not permit our subsidiaries to, take any of the following actions without Parent’s written approval (which cannot be unreasonably withheld, delayed or conditioned):

•	make changes to organizational documents;

•	acquire any entity, property or assets outside the ordinary course of business for consideration in excess of $5 million in the aggregate;

•	merge or consolidate the Company or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate the Company or any of its subsidiaries;

•	issue, sell, pledge, dispose of, grant, transfer or encumber any equity interests of the Company or our subsidiaries (with customary exceptions);

•

declare, set aside or pay any dividends or make other distributions (other than any dividends from any wholly owned subsidiary of the Company to the Company or to another such subsidiary of the Company);

•	reclassify, split, combine, subdivide, repurchase, redeem or otherwise acquire, directly or indirectly, any of the Company’s equity interests;

•

incur any indebtedness, except for (i) indebtedness incurred under the Company’s existing revolving credit facility, (ii) letters of credit issued under the revolving credit facility or otherwise issued in the ordinary course, (iii) interest rate and other hedging arrangements on customary commercial terms in the ordinary course and (iv) indebtedness owed to the Company by any controlled subsidiary of the Company; provided that the Company and its subsidiaries will not materially increase or decrease any intercompany payables or receivables except at or in connection with the closing of the merger as contemplated by or required to accomplish the carveout transaction;

•	grant any material liens other than certain permitted liens, certain pledges or deposits in the ordinary course, and except in connection with certain indebtedness;

•

except to the extent required by written agreements existing on May 1, 2012 or as otherwise required by law, (i) grant or announce any severance or termination payments or any benefits to any current or former director, officer or employee of the Company or any of its subsidiaries (except in the case of employees who are not executive officers of the Company, in the ordinary course of business consistent with past practice), (ii) increase the compensation or bonus (or grant, pay or agree to pay bonuses) to any current or former director, officer or employee of the Company or any of its subsidiaries (except in the case of employees who are not executive officers of the Company, in the ordinary course of business consistent with past practice), (iii) increase pensions or welfare benefits of any current or former director, officer or employee of the Company or any of its subsidiaries (except in the case of employees who are not executive officers of the Company, in the ordinary course of business), (iv) establish, adopt, terminate or materially amend any Company benefit plans or materially amend the terms of any equity awards, or enter into any new, or amend any existing change in control arrangements or retention, retirement or similar agreements with any new, current or former director, officer or employee of the Company or any of its subsidiaries, (v) accelerate the vesting or payment of or take action to fund, any compensation payable or benefits to become payable or provided to any current or former director, officer or employee of the Company or any of its subsidiaries, except as otherwise provided in the merger agreement, (vi) enter into any new, or amend any existing, employment agreements with any new, current or former director, officer or employee of the Company or any of its subsidiaries (except in the case of employees who are not executive officers of the Company, in the ordinary course of business consistent with past practice and with an annual base salary and incentive compensation opportunity not to exceed $175,000) or (vii) grant or make any equity awards that may be settled in shares of our common stock, preferred shares, or any equity interest or any other securities of the Company or any of its subsidiaries, or the value of which is linked directly or indirectly, in whole or in part, to the price or value of any such shares of common stock, preferred shares, equity interests or other securities of the Company or its subsidiaries;

•

other than in the ordinary course of business, make or change any material tax election, change the Company’s or any of its subsidiaries’ method of accounting for tax purposes, file any material amended tax return, settle, concede, compromise or abandon any material tax claim or assessment, surrender any right to a refund of material taxes or agree to an extension or waiver of the statute of limitations applicable to the assessment or collection of any material taxes;

•	make any material changes to accounting policies or principles;

•

make any loans, advances or capital contributions to, or investments in, any person, other than to or in the Company or to or in any direct or indirect controlled subsidiary of the Company or to or in franchise partners or wholesale customers;

•	enter into certain material contracts, or terminate, materially amend, waive any material rights under or, except in the ordinary course, waive any material default under, any material contract;

•

transfer, sell, lease, license, assign, mortgage, pledge, divest or otherwise dispose of any entity or material assets, product lines, rights or businesses of the Company or its subsidiaries in excess of $2 million individually or $5 million in the aggregate;

•

make or authorize capital expenditures not (i) required by law or (ii) in response to a casualty loss or property damage, other than certain capital expenditures agreed among the parties to the merger agreement and set forth in the disclosure letter that we delivered in connection with the merger agreement;

•

waive, release, settle or compromise any pending or threatened litigation, arbitration, claim (excluding ordinary course disputes with vendors in which no litigation or arbitration commences) or action against the Company or any of its subsidiaries (i) where the amount paid in an individual settlement or compromise by the Company exceeds $1 million individually or $5 million in the aggregate, except that the foregoing will not restrict the Company’s ability to settle any ordinary course claim involving a settlement amount not in excess of $100,000, or (ii) that would impose any material restrictions on the business or operations of the Company or its subsidiaries;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

•

fail to maintain in full force and effect material insurance policies covering the Company and its subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice, unless the Company determines in its reasonable commercial judgment that the form or amount of such insurance should be modified;

•	agree, authorize or commit to do any of the foregoing; or

•

take any action which could reasonably be expected to prevent or materially impede the consummation of the merger, the carveout transaction or the other transactions contemplated by the merger agreement and the carveout transaction agreement.

The merger agreement is not intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct our or our subsidiaries’ operations prior to the effective time of the merger, or to give us, directly or indirectly, the right to control or direct Parent’s or its affiliates’ operations. Prior to the effective time of the merger, each of Parent and we will exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over our and our subsidiaries’ respective operations.

Solicitation of Acquisition Proposals

Except as permitted by the terms of the merger agreement described below, we have agreed in the merger agreement that the board of directors will not withhold, withdraw, qualify or modify (or publicly propose or resolve to do so), in a manner adverse to Parent, the Company recommendation, or approve, recommend or otherwise declare advisable (or propose to do so), an acquisition proposal, or cause or permit the Company to enter into any alternative acquisition agreement relating to any acquisition proposal.

From and after the date of the merger agreement until the effective time of the merger or the termination of the merger agreement, we, our subsidiaries and our representatives may not, directly or indirectly:

•	initiate, solicit or knowingly encourage any inquiry or the making of any proposal or offer that constitutes an acquisition proposal;

•	engage in, continue or otherwise participate in discussions or negotiations regarding, or provide any non-public information to any person relating to, any acquisition proposal;

•	enter into any agreement or agreement in principle with respect to any acquisition proposal;

•

grant any waiver, amendment or release under any standstill or confidentiality agreement or fail to use reasonable best efforts to enforce any standstill or confidentiality agreement with respect to any of the Company’s equity securities; or

•	otherwise knowingly facilitate any effort or attempt by any person to make an acquisition proposal.

However, at any time prior to the time our stockholders adopt the merger agreement, if the Company receives a written acquisition proposal from any person:

•	we may contact such person to clarify the terms and conditions of such proposal;

•

we may engage in discussions or negotiations with such person, and furnish to such third party requested information, including non-public information concerning the Company and its subsidiaries pursuant to an acceptable confidentiality agreement (provided that we promptly, and in any event, within 24 hours thereafter, make available to Parent any material non-public information concerning the Company or our subsidiaries provided to any such third parties if not previously made available to Parent), if our board of directors (i) prior to taking any such action, determines in good faith after consultation with outside legal counsel that such action could be required by the directors’ fiduciary duties under applicable law, and (ii) determines in good faith after consultation with its financial advisor that such acquisition proposal either constitutes a superior proposal or is reasonably likely to result in a superior proposal; and

•

our board of directors may approve, recommend or otherwise declare advisable an acquisition proposal or propose to do any of the foregoing (publicly or otherwise), if (i) the board of directors determines in good faith (after consultation with outside legal counsel) that such action could be required by the directors’ fiduciary duties under applicable law, (ii) the board of directors determines in good faith (after consultation with its financial advisor) that such acquisition proposal is a superior proposal, and (iii) the Company has complied with its obligations in relation to a change of recommendation in connection with a superior proposal as described below.

At any time before the merger agreement is adopted by our stockholders we may terminate the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal, so long as we comply with certain terms of the merger agreement, including paying a termination fee to Parent. See “The Merger Agreement—Termination Fees” beginning on page 96. In addition, at any time prior to the time our stockholders adopt the merger agreement, the board of directors may effect a change of recommendation if it determines in good faith, after consultation with outside counsel, that such action could be required by the directors’ fiduciary obligations under applicable law.

However, prior to effecting a change of recommendation in connection with a superior proposal or terminating the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal:

•

we must notify Parent at least three business days (or such shorter period as specified below) in advance of our intention to effect a change of recommendation in connection with a superior proposal or to terminate the merger agreement in respect of a superior proposal, specifying the identity of the person making such superior proposal and the material terms and conditions of such superior proposal and attaching the agreement and all material related documentation providing for such superior proposal;

•

after providing such notice and prior to taking any such action, we must negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such three business day period (or such shorter period as specified below) to make revisions to the terms of the merger agreement, the financing commitments and the limited guarantees as would permit the board of directors not to take any such action with respect to such superior proposal; and

•

the board of directors must have considered in good faith any changes to the merger agreement, the financing commitments and the limited guarantees offered in writing by Parent in a manner that would form a contract if accepted by the Company and must have determined in good faith that the superior proposal would still constitute a superior proposal if such changes were given effect.

In the event of any modification to any such acquisition proposal, the Company is required to notify Parent in writing of such modified acquisition proposal and again comply with the requirements summarized above, except that the Company’s obligation to provide advance written notice to Parent will be reduced to two business days and the time the Company will be permitted to effect a change of recommendation in connection with a superior proposal will be reduced to the time that is two business days after it has provided such written notice.

Nothing in the provisions of the merger agreement relating to acquisition proposals prevents us from complying with our disclosure obligations under U.S. federal or state law with regard to an acquisition proposal, including taking and disclosing to our stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or making any similar communication to our stockholders, making any “stop-look-and-listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act to our stockholders, or making accurate disclosure to our stockholders of any factual information regarding the business, financial condition or results of operations of the Company, Parent or Merger Sub or the fact that an acquisition proposal has been made, the identity of the party making such acquisition proposal or the material terms thereof.

In this proxy statement, we refer to (i) any proposal or offer with respect to a merger, consolidation, business combination, recapitalization, reorganization or similar transaction involving the Company and/or any of its subsidiaries or (ii) any acquisition by any person resulting in, or proposal or offer to acquire by tender offer, share exchange, stock or asset purchase or in any other manner, which if consummated would result in any person or group of persons becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, (x) 15% or more of the total voting power or of any class of equity securities of the Company or (y) 15% or more of the consolidated total assets measured by fair market value (including equity securities of its subsidiaries) of the Company, as an “acquisition proposal”.

In this proxy statement, we refer to any bona fide acquisition proposal (with the percentages set forth in the definition of such term changed from 15% to 75%) that the board of directors has determined in its good faith judgment, after consultation with its financial advisor and outside legal counsel, (i) is reasonably likely to be consummated in accordance with its terms, and (ii) if consummated, would result in a transaction more favorable to our stockholders from a financial point of view than the transactions contemplated by the merger agreement, in each case, after taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal (including the financing thereof), as a “superior proposal”.

Stockholders Meeting

Subject to fiduciary obligations under applicable law, we are required to take all reasonable action necessary to convene a meeting of our stockholders as promptly as practicable after the mailing of this proxy statement to consider and vote upon the adoption of the merger agreement. We may postpone or adjourn the stockholders meeting (i) with the consent of Parent, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the board of directors has determined in good faith after consultation with outside counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by our stockholders prior to the stockholders meeting, (iv) if required by law or (v) in the event we have provided timely written notice to Parent and Merger Sub of the board of directors’ intention to change its recommendation that our stockholders adopt the merger agreement or our intention to terminate the merger agreement in respect of a superior proposal, until two business days after the deadline with respect to such notice. Subject to the provisions of the merger agreement discussed above under “The Merger Agreement—Solicitation of Acquisition Proposals” beginning on page 83, the board of directors will recommend that our stockholders vote to adopt the merger agreement, include the Company recommendation in the proxy statement and take all reasonable lawful action to solicit adoption of the merger agreement. Notwithstanding any change in recommendation by the board of directors, unless the merger agreement is terminated in accordance with its terms, the merger agreement will be submitted to the record stockholders at the stockholders meeting for the purpose of adopting the merger agreement.

Parent and Wolverine have agreed to vote or cause to be voted any shares of our common stock beneficially owned by them or in favor of the proposal to adopt the merger agreement.

Voting Undertakings

Concurrently with the execution of the merger agreement, Blum and certain of its affiliates delivered voting undertakings to the Company, pursuant to which they have agreed (i) to vote or cause to be voted the shares of Company common stock that they beneficially own or subsequently acquire in favor of the adoption of the merger agreement at any meeting of our stockholders or any adjournment or postponement thereof and (ii) not to assert any appraisal rights under the DGCL with respect to any such shares. As of May 1, 2012, Blum and such affiliates beneficially owned 3,353,369 shares of Company common stock representing 5.5% of the outstanding shares.

The voting obligations of Blum and certain of its affiliates under the voting undertakings will expire upon the earliest to occur of (i) the termination of the merger agreement in accordance with its terms, (ii) the effective time of the merger and (iii) the adoption of the merger agreement by holders of a majority of the outstanding shares of Company common stock entitled to vote thereon.

Filings; Other Actions; Notification

We, Wolverine and Parent will cooperate with each other and use (and cause our respective affiliates to use) our respective reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things reasonably necessary, proper or advisable to satisfy the conditions to closing described under “The Merger Agreement—Conditions to the Merger” beginning on page 93 and to consummate the merger and the other transactions contemplated by the merger agreement as soon as practicable, including to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the merger or any of the other transactions contemplated by the merger agreement.

We, Wolverine and Parent have agreed, subject to certain exceptions, to:

•

furnish the others, upon request, with all information concerning itself, its affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or their respective affiliates to any third party or governmental entity in connection with the merger, the carveout transaction and the transactions contemplated by the merger agreement and the carveout transaction agreement;

•

keep the others apprised of the status of matters relating to completion of the transactions contemplated by the merger agreement and the carveout transaction agreement, and that none of the Company, Wolverine or Parent will permit any of its affiliates, officers or any other representatives to participate in any meeting with any governmental entity in respect of any filing, investigation or other inquiry with respect to the merger, the carveout transaction and the transactions contemplated by the merger agreement and the carveout transaction agreement, unless it consults with each other party in advance and, to the extent permitted by that governmental entity, gives the other party the opportunity to attend and participate;

•

promptly provide each federal, state, local or foreign court or governmental entity with jurisdiction over any required governmental approval, any non-privileged information and documents that they reasonably request or that are necessary, proper or advisable to permit consummation of the merger, the carveout transaction and the other transactions contemplated by the merger agreement and the carveout transaction agreement;

•

use reasonable best efforts to take (and to cause each of its subsidiaries to take), any and all actions necessary to obtain any consents, clearances or approvals required under or in connection with any antitrust law, to enable all waiting periods under any antitrust law to expire, and to avoid or eliminate each and every impediment under any antitrust law asserted by any governmental entity, in each case to consummate the merger, the carveout transaction or the other transactions contemplated by the merger agreement or the carveout transaction agreement, including, if necessary to obtain clearance by any governmental entity, offering, negotiating, committing to and effecting, by consent decree, a hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, products, leases, businesses or other operations or interests therein of the Company or Parent or either’s respective subsidiaries or affiliates and contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any party to consummate the merger, the carveout transaction or the other transactions contemplated by the merger agreement or the carveout transaction agreement and taking any and all other actions to prevent the entry, enactment or promulgation thereof;

•

refrain from entering into any agreement, arrangement or other understanding to acquire any assets or properties that would prevent or materially delay receipt of any required governmental approvals or prevent or materially impede the closing of the merger; and

•

if any objections are asserted with respect to the transactions contemplated by the merger agreement under any law or if any action is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable governmental entity or any private party challenging any of the transactions contemplated by the merger agreement (including the carveout transaction) as violative of any law or which would reasonably be expected to result in any of the conditions to the closing of the merger not being satisfied or that would reasonably be expected to prevent or materially impede the consummation of the merger, the carveout transaction or the other transactions contemplated by the merger agreement and the carveout transaction agreement, each of Parent, the Company and Wolverine and their respective affiliates shall use their respective reasonable best efforts to contest, resist and resolve any such objections or actions, and to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the merger, the carveout transaction or the other transactions contemplated by the merger agreement so as to permit consummation of the transactions contemplated by the merger agreement and the carveout transaction agreement.

In no event shall the agreements described above require, or be construed to require, in order to obtain any required consent, clearance or approval from any governmental entity or otherwise, Blum, Golden Gate, Wolverine, Parent or the Company (or any of their respective affiliates), which we collectively refer to as the covered parties, to:

•

sell, lease, license, transfer, dispose of, divest or otherwise encumber, or hold separate, or propose, negotiate or offer to effect, or consent or commit to, any sale, leasing, licensing, transfer, disposal, divestiture or other encumberment, or holding separate, before or after the effective time of the merger, of any assets, licenses, operations, rights, product lines, businesses or interest therein of any of the covered parties; or

•

take or agree to take any other action or agree or consent to any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any such assets, licenses, operations, rights, product lines, businesses or interest therein of any of the covered parties.

If any such action listed in the two bullets above would reasonably be expected to have a material adverse effect on such covered party, provided that for such purposes, “material adverse effect” shall be determined at the level of, and shall be measured as to, what would have, or would reasonably be expected to have, a “material adverse effect” on (1) the PLG business, taken as a whole, or (2) the Payless business, taken as a whole.

Financing

Parent and Merger Sub have represented that, subject to certain assumptions, at and after the closing of the merger, they will have sufficient funds available to satisfy their respective payment obligations under the merger agreement.

Parent and, solely with regard to the debt financing for the carveout transaction, which we refer to as the carveout financing, Wolverine, have agreed to use reasonable best efforts to arrange and obtain the financing on the terms and conditions (including the flex provisions) described in the equity commitment letters and debt commitment letters, which we refer to collectively as the financing commitments, and will not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the financing commitments if such amendment, modification or waiver:

•	reduces the aggregate amount of the debt financing; or

•

imposes new or additional conditions or otherwise amends, modifies or expands any conditions precedent to the receipt of the debt financing in a manner that would reasonably be expected to (i) delay or prevent the closing of the merger, (ii) make the funding of the debt financing (or satisfaction of the conditions to obtaining the debt financing) less likely to occur or (iii) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the debt commitment letters or the definitive agreements with respect thereto, the ability of Parent or Merger Sub to consummate the transactions contemplated by the merger agreement or the likelihood of the consummation of the transactions contemplated by the merger agreement.

Parent, Merger Sub and, solely with regard to the carveout financing, Wolverine, may replace or amend the debt commitment letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities.

Each of Parent, Merger Sub and, solely with regard to the carveout financing, Wolverine, have agreed to use reasonable best efforts to:

•

maintain in effect the debt commitment letters (including by consummating the financing pursuant to the terms of the equity commitment letters) until the transactions contemplated by the merger agreement are consummated;

•

satisfy on a timely basis all conditions and covenants applicable to Parent, Merger Sub and, solely with regard to the carveout financing, Wolverine, in the financing commitments and otherwise comply with its obligations thereunder;

•	negotiate and enter into definitive agreements with respect to the financing on the terms and conditions (including the flex provisions) contemplated by the debt commitment letters;

•	upon satisfaction of the conditions contained in the financing commitments, consummate the financing at the closing of the merger; and

•	enforce its rights under the debt commitment letters.

Parent, Merger Sub and, solely with regard to the carveout financing, Wolverine, have agreed to give the Company prompt notice (which shall in no event be more than two business days from their knowledge thereof):

•

of any material breach or material default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any financing commitment or definitive document related to the financing;

•	of the receipt of any written notice or other written communication from any person with respect to any:

•

breach, default, termination or repudiation by any party to any financing commitment or any definitive document related to the financing or any provisions of the financing commitments or any definitive document related to the financing; or

•

material dispute or disagreement between or among any parties to any financing commitment or any definitive document related to the financing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the financing or any definitive agreement with respect thereto); and

•

if Parent or Merger Sub will not be able to obtain all or any portion of the financing on the terms, in the manner or from the sources contemplated by the financing commitments of the definitive documents related to the financing.

If any portion of the financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the debt commitment letters, each of Parent or, solely with regard to the carveout financing, Wolverine has agreed to use reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by the merger agreement on terms not materially less favorable from the standpoint of Parent, Merger Sub and the Company than those in the financing commitments (taking into account the flex provisions) as promptly as practicable following the occurrence of such event but no later than the business day immediately prior to the date of the closing of the merger.

Parent and Merger Sub have agreed not to permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the equity commitment letters and to use their reasonable best efforts to (i) maintain in effect the equity commitment letters until the transactions contemplated by the merger agreement are consummated and (ii) subject to the Company’s right to seek specific performance of Parent’s obligation to cause the equity financing to be funded, as described under “The Merger—Financing of the Merger—Equity Commitments” beginning on page 58, enforce their rights under the equity commitment letters.

We have agreed to, and agreed to cause our subsidiaries to, and agreed to use reasonable best efforts to cause our and their representatives to, provide to Parent and Wolverine, at Parent’s sole expense, all cooperation reasonably requested by Parent and Wolverine in connection with the arrangement and consummation of the financing (including the satisfaction of the conditions precedent set forth therein) and any alternative financing permitted under the terms of the merger agreement, including:

•	participating in meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions between senior management and prospective lenders, investors and rating agencies;

•

assisting with the preparation of materials for rating agency presentations (and assisting in the obtaining of corporate, credit and facility ratings from ratings agencies), offering documents, private placement memoranda, bank information memoranda and similar documents required in connection with the financing (including customary authorization and management representation letters) and all documentation and other information required in connection with applicable “know your customer” and anti-money laundering rules and regulations;

•

executing and delivering any pledge and security documents, currency or interest hedging arrangements, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent or Wolverine (including a certificate of the chief financial officer of the Company or any subsidiary of the Company with respect to solvency matters for the Payless business on a consolidated basis in a customary form), consents of accountants for use of their reports in any materials relating to the debt financing and any documents requested by Parent or Wolverine in connection with the preparation of intellectual property schedules or otherwise reasonably facilitating the pledging of collateral;

•

furnishing Parent, Wolverine and the financing sources as promptly as practicable with (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the PLG business and the Payless business for the three years ended January 28, 2012 and (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of (x) the PLG business, (y) the Payless business and (z) the Company, for each fiscal quarter ended after the date of the merger agreement but at least 40 days before the date of the closing of the merger;

•

furnishing to Parent, Wolverine and the financing sources, not later than 20 business days prior to the date of the closing of the merger, all audited and unaudited financial statements, business and other financial data, audit reports and other information regarding the PLG business and the Payless business of the type customarily included in offering memoranda for private placements pursuant to Rule 144A under the Securities Act of 1933, as amended, to consummate a Rule 144A offering of senior notes pursuant to the debt commitment letters, of the type and form that would be necessary for the investment banks to receive from the PLG business’ and the Payless business’ independent accountants customary (for high yield debt securities) “comfort” (including “negative assurance” comfort) with respect to the financial information to be included in such offering documents and other pertinent information regarding the Company and its subsidiaries (including the PLG business and the Payless business) as may be reasonably requested in writing by Parent or Wolverine and identifying any portion of such information that constitutes material non-public information;

•

furnishing to Parent, Wolverine and the financing sources information required in connection with confidential information memoranda and such sources’ presentation in respect of the debt facilities contemplated by the debt commitment letters, in each case customarily used for the syndication of the debt financing or the alternative financing transactions to Parent, Wolverine and the financing sources, prepared in accordance with the terms of the merger agreement (we refer to the information set forth in this bullet and the two immediately preceding bullets collectively as the “required financial information”);

•	providing monthly financial statements (excluding footnotes) of the Company to the extent the Company customarily prepares such financial statements;

•

using reasonable best efforts to assist Parent in obtaining accountants’ comfort letters, consents, surveys, legal opinions from local outside counsel and title insurance as reasonably requested by Parent or Wolverine for financings similar to the financing; and

•

taking all actions reasonably necessary to (i) permit the prospective lenders involved in the financing to evaluate the Company and its subsidiaries’ (including the PLG business and the Payless business) current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements, (ii) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing and (iii) permit representatives of the prospective lenders to conduct commercial field examinations, inventory appraisals and an appraisal of the owned real estate, and use commercially reasonable efforts to make audits and appraisals delivered for purposes of the revolving credit facility available to the Parent for purposes of its financing.

Notwithstanding the foregoing, we are not required to:

•	provide the cooperation described above to the extent it would interfere unreasonably with our or our subsidiaries’ business or operations;

•

enter into or perform under any certificate, agreement, document or other instrument that is not contingent upon the occurrence of the closing of the merger or that would be effective prior to the effective time of the merger (other than the authorization and representation letters referred to above); or

•

take any action that would subject the Company or its subsidiaries to actual or potential liability for which it would not be indemnified under the merger agreement or bear any cost or expense or pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or provide or agree to provide any indemnification in connection with the financing or any of the foregoing prior to the effective time of the merger.

Parent has agreed to indemnify and hold harmless the Company, its subsidiaries and its and their representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the financing (including any action taken in accordance with the Company’s cooperation requirements with respect to the financing) and any information utilized in connection therewith (other than historical information relating to the Company or its subsidiaries (including the PLG business and the Payless business) provided by the Company in writing specifically for use in the financing offering documents). Parent has agreed to, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its subsidiaries in connection with the Company’s cooperation requirements with respect to the financing.

The obtaining of the financing, or any alternative financing in accordance with the terms of the merger agreement, is not a condition to the closing of the merger.

Company Cooperation with Refinancing

The Company will, if requested by Parent, provide reasonable cooperation to Parent and Merger Sub in arranging for the termination at the closing of the merger of the Company’s revolving credit facility, term loan agreement and the Company’s 8.25% senior subordinated notes due 2013, and any other existing indebtedness of the Company and its subsidiaries and the procurement of customary payoff letters in connection therewith; provided that the Company will not be required to cause the revolving credit facility, term loan agreement, such senior subordinated notes or any other existing indebtedness to be terminated unless (i) the Company has received from Parent or Wolverine funds to pay in full the payoff amount for any such indebtedness and (ii) Parent or Wolverine has agreed to and has provided backstop letters of credit or cash collateralized any existing letters of credit and guarantees and hedging arrangements and other bank products thereunder in a manner satisfactory to the lenders or holders of such indebtedness.

Company Cooperation with Carveout Transaction Matters

The Company will, if requested by Parent, provide reasonable cooperation to Parent and Merger Sub so that the closing of the carveout transaction and the closing of the merger can occur and be effected concurrently. The Company will refrain from taking actions to effect any internal reorganization to implement the carveout transaction without the prior written consent of Parent. Wolverine will cooperate with Parent, Merger Sub and the Company in connection with and use reasonable best efforts and will cause its affiliates to so cooperate and use reasonable best efforts, to cause the closing of the carveout transaction to occur concurrently with the closing of the merger. Under the applicable provision of the merger agreement relating to the carveout transaction, the Company will not be required to take any corporate action, to execute any document or other instrument, or to incur any liability, that is not conditioned upon or that would be effective prior to the effective time of the merger.

Transaction Litigation

The merger agreement requires the Company to promptly notify Parent and keep Parent reasonably informed with respect to the status of any stockholder litigation related to the merger agreement, the merger or other transactions contemplated by the merger agreement that is brought or threatened in writing against the Company and/or the members of the board of directors of the Company. The Company will give Parent the opportunity to participate in the defense or settlement or any such stockholder litigation and will not settle or agree to settle any such stockholder litigation without Parent’s prior written consent, which will not be unreasonably withheld, delayed or conditioned. For a description of the stockholder litigation related to the merger agreement, the merger or the other transactions contemplated by the merger agreement brought against the Company as of the date of this proxy statement, see “The Merger—Litigation Relating to the Merger” beginning on page  70.

Repatriation of Foreign Cash

The merger agreement provides that the Company and its wholly owned subsidiaries will cooperate with Parent to effect the transfer in certain foreign jurisdictions of unrestricted cash balances held in commercial bank accounts in the name of the Company or such wholly owned subsidiary on or shortly prior to the closing of the merger, in the circumstances described below. If requested by Parent, the Company will periodically, but not more often than monthly, provide an estimate of the amount of cash that it believes could be repatriated as of an estimated closing date for the merger. In connection with any such proposed repatriation of cash, Parent may send a written notice to the Company specifying the jurisdictions from which any such proposed repatriation of cash will be transferred and a good faith estimate of the closing date of the merger. The Company will not unreasonably deny such a request for repatriation set forth in any such written notice. Within five business days after the receipt thereof, the Company will send a written response to Parent setting forth (i) the amount of cash in each such jurisdiction that the Company will agree to repatriate, (ii) the estimated costs and expenses to be incurred by the Company and its subsidiaries in connection with any such proposed repatriation of cash and (iii) the amount of time that the Company estimates it will take for any such proposed repatriation of cash to be completed. Within five business days following delivery of any such written response from the Company, Parent will notify the Company in writing whether or not Parent consents to any such proposed repatriation of cash and upon Parent’s consent to any such proposed repatriation of cash, Parent will also confirm that it approves of the Company and its subsidiaries taking the actions reasonably necessary in the Company’s sole judgment to effect such repatriation and that it approves of the Company incurring certain estimated costs and expenses in connection with the repatriation. Parent has agreed to indemnify and hold harmless the Company, its subsidiaries and its and their representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, taxes (including loss of tax attributes) and penalties suffered or incurred by them in connection with any repatriation, including any action taken in accordance with the merger agreement and including such estimated costs and expenses.

Employee Benefit Matters

Each of Parent and Wolverine has agreed for the sole benefit of the Company that it will, and will cause the surviving corporation after the completion of the merger and Wolverine Sub to:

•

from the effective time of the merger until the earlier of (i) 12 months following the closing date of the merger and (ii) December 31, 2013, provide our employees and the employees of our subsidiaries who continue employment with Parent, Wolverine, Wolverine Sub, the surviving corporation or any subsidiary of the surviving corporation, as the case may be, which we refer to as affected employees, with base salary and annual and long-term cash bonus opportunities which are no less than the base salary and annual and long-term cash bonus opportunities provided by the Company and its subsidiaries to each such affected employee immediately prior to the effective time of the merger, and employee benefits (other than defined benefit pension benefits, equity based benefits, and as otherwise provided in the merger agreement) that are substantially similar in the aggregate to those provided by the Company and its subsidiaries to each such affected employee under Company benefit plans in effect immediately prior to the effective time of the merger, and severance benefits that are no less favorable than the severance benefits provided by the Company and its subsidiaries to each such affected employee under Company benefit plans in effect immediately prior to the effective time of the merger;

•

cause any employee benefit plans in which the affected employees are entitled to participate to credit all service by such employees for purposes of eligibility, vesting (other than vesting of future equity awards) and for purposes of determining amounts of severance, or future vacation or other paid time off accrual (other than for benefit accrual purposes under any qualified defined benefit pension plan), to the extent such service was credited under one of our comparable employee benefit plans (except if such crediting would result in a duplication of benefits with respect to the same period of service);

•

use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions exclusions and all waiting periods with respect to participation and coverage requirements applicable to each affected employee under any welfare benefit plan in which an affected employee is eligible to participate and (ii) credit each affected employee for any co-payments, deductibles and other out-of-pocket expenses paid prior to the effective time of the merger under the terms of any corresponding Company benefit plan in satisfying any applicable deductible, co-payment or out-of-pocket requirements for the plan year in which the effective time of the merger occurs under any welfare benefit plan in which the affected employee participates on and after the effective time of the merger;

•

for the year in which the effective time of the merger occurs, provide annual incentive plan cash bonus opportunities that are not less than the threshold, target and maximum annual cash bonus opportunities in effect as of the effective time of the merger and performance metrics relative to such opportunities that are substantially comparable to the existing annual incentive program performance metrics as reasonably adjusted in good faith to reflect changes in corporate structure, the merger or the carveout transaction;

•

provide long-term incentive performance-based cash program, which we refer to as LTIP, opportunities in respect of outstanding LTIP award cycles that are not less than the threshold, target and maximum LTIP opportunities as in effect as of the effective time of the merger and performance metrics relative to such opportunities that are substantially comparable to the existing LTIP performance metrics as reasonably adjusted in good faith following the effective time of the merger to reflect changes to corporate structure, the merger or the carveout transaction;

•	honor, assume, fulfill and discharge the Company’s and its subsidiaries’ obligations under certain plans, policies and agreements in accordance with their terms; and

•	honor its obligations with the unions representing bargaining unit employees of the Company or its affiliates, including all contractual obligations under applicable collective bargaining agreements.

Parent has acknowledged that a “change in control” or “change of control” within the meaning of each benefit plan will occur upon the effective time of the merger.

Conditions to the Merger

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of the following conditions:

•	the merger agreement must have been duly adopted by holders of a majority of the outstanding shares of Company common stock entitled to vote thereon;

•

any waiting periods (and any extensions thereof) that are applicable to the consummation of the merger or the carveout transaction under the HSR Act shall have been terminated or shall have expired; and

•

the absence of any order (whether temporary, preliminary or permanent) by any governmental entity of competent jurisdiction prohibiting, restraining, enjoining or rendering illegal the consummation of the merger or the carveout transaction and the consummation of the merger and the other transactions contemplated by the merger agreement shall not have been prohibited or rendered illegal under applicable law.

The obligations of Parent and Merger Sub to effect the merger are also subject to the satisfaction or waiver by Parent at or prior to the effective time of the merger of the following additional conditions:

•

our representations and warranties regarding our capitalization, our corporate power and authority and the applicability of any takeover statutes and the Company’s stockholder rights plan must be true and correct in all respects, subject to such inaccuracies as are de minimis relative to any such representation or warranty taken as a whole;

•

our other representations and warranties set forth in the merger agreement, and disregarding all qualifications and exceptions relating to materiality or Company material adverse effect, must be true and correct, except where the failure to be true and correct has not had, and would not be reasonably likely to have, individually or in the aggregate, a Company material adverse effect;

•	the Company has performed in all material respects its obligations under the merger agreement at or prior to the date of the closing of the merger;

•

the Company has delivered to Parent a certificate signed by a senior executive officer of the Company certifying that all of the above conditions with respect to the representations and warranties and performance of the obligations of the Company have been satisfied; and

•

no Company material adverse effect shall have occurred since May 1, 2012, except as disclosed in the disclosure letter delivered by the Company in connection with the merger agreement or in certain public filings of the Company.

Our obligation to effect the merger is also subject to the satisfaction or waiver by us at or prior to the effective time of the merger of the following additional conditions:

•

the representations and warranties of Parent set forth in the merger agreement must be true and correct in all material respects, except where the failure of such representations and warranties to be so true and correct does not materially and adversely affect the ability of Parent or Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement;

•	each of Parent and Merger Sub has performed in all material respects its obligations under the merger agreement at or prior to the date of the closing of the merger; and

•

Parent has delivered to the Company a certificate signed by a senior executive officer of Parent certifying that both of the above conditions with respect to the representations and warranties and performance of the obligations of Parent and Merger Sub have been satisfied.

The conditions to each of the parties’ obligations to complete the merger are for the sole benefit of such party and may be waived by such party in whole or in part (to the extent permitted by applicable laws).

None of the Company, Parent or Merger Sub may rely on the failure of any condition described above to be satisfied to excuse such party’s obligation to effect the merger if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the merger and the other transactions contemplated by the merger agreement.

Termination

We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

•	by either Parent or the Company, if:

•

the merger has not been consummated by the termination date, whether such date is before or after the adoption of the merger agreement by our stockholders; provided that this termination right will not be available to either the Company or Parent if either the Company or Parent has the right to terminate the merger agreement because (i) in the case of the Company, Parent or Merger Sub or (ii) in the case of Parent, the Company, has breached any representation, warranty, covenant or agreement so as to cause the failure of the conditions to the closing of the merger and such breach is not capable of being cured, or if curable, is not cured within the earlier of 30 days of notice of the receipt or three business days prior to the termination date;

•	our stockholders meeting has been held and completed and our stockholders have not adopted the merger agreement at such meeting or any adjournment or postponement of such meeting; or

•

an order permanently restraining, enjoining or otherwise prohibiting the consummation of the merger has become final and non-appealable (whether before or after the adoption of the merger agreement by our stockholders); provided that this termination right will not be available to any party if the failure to consummate the merger prior to the termination date was primarily due to the failure of such party to perform any of its obligations under the merger agreement.

•	by the Company, if:

•

at any time prior to the adoption of the merger agreement by our stockholders, (i) the board of directors authorizes the Company to enter into an alternative acquisition agreement with respect to a superior proposal, (ii) immediately prior to or substantially concurrently with the termination of the merger agreement, we enter into an alternative acquisition agreement with respect to a superior proposal and (iii) immediately prior to or substantially concurrently with such termination, we pay Parent or its designee the termination fee discussed under “The Merger Agreement—Termination Fees” beginning on page 96 (provided that this right to terminate the merger agreement will not be available to us unless we have complied with certain notice and other requirements described under “The Merger Agreement—Solicitation of Acquisition Proposals” beginning on page 83), which we refer to as an alternative acquisition proposal termination event;

•

there has been a breach of a representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the condition to the closing of the merger relating to the accuracy of the representations and warranties of Parent and Merger Sub or compliance by Parent and Merger Sub with their obligations under the merger agreement, and such breach or failure to be true cannot be cured, or if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice is given by us to Parent and (ii) three business days prior to the termination date (provided that we will not have this right to terminate if we are then in material breach of the merger agreement), which we refer to as a Parent breach termination event; or

•

the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger), and we indicate to Parent in writing that we are ready, willing and able to consummate the transactions contemplated by the merger agreement, and Parent and Merger Sub fail to consummate the transactions contemplated by the merger agreement within two business days following the date on which the closing of the merger should have occurred under the merger agreement and we stood ready, willing and able to consummate the merger during such period, which we refer to as a failure to close termination event.

•	by Parent, if:

•

at any time prior to the adoption of the merger agreement by our stockholders, the board of directors (i) makes and does not withdraw a change of recommendation, (ii) fails to include the Company recommendation in the proxy statement or (iii) shall have breached in any material respect its obligations described under “The Merger Agreement—Solicitation of Acquisition Proposals” beginning on page 83, which we refer to as a change of recommendation termination event; or

•

there has been a breach of a representation, warranty, covenant or agreement made by the Company in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the condition to the closing of the merger relating to the accuracy of the representations and warranties of the Company or compliance by the Company with its obligations under the merger agreement, and such breach or failure to be true cannot be cured, or if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice is given by Parent to us and (ii) three business days prior to the termination date (provided that Parent will not have this right to terminate if it is then in material breach of any of the merger agreement), which we refer to as a Company breach termination event.

Termination Fees

We are required to pay Parent the termination fee of $44 million if:

•	each of the following three events occurs:

•

prior to the adoption of the merger agreement by our stockholders, the merger agreement is terminated by the Company or Parent due to the occurrence of the termination date or our stockholders not having adopted the merger agreement;

•	there is a bona fide acquisition proposal made after the date of the merger agreement but prior to such termination; and

•

within 12 months after such termination, we enter into a definitive agreement with respect to an acquisition proposal and such acquisition proposal is subsequently consummated or a transaction contemplated by an acquisition proposal is otherwise consummated within 12 months of such termination, provided that for purposes of the foregoing, the references to “15%” in the definition of acquisition proposal shall be deemed to be references to “50%”;

•	the merger agreement is terminated by Parent due to a change of recommendation termination event; or

•	the merger agreement is terminated by the Company due to an alternative acquisition proposal termination event.

We must pay the Parent expenses, incurred by Parent and its affiliates on or prior to the termination of the merger agreement in connection with the transactions contemplated by the merger agreement (including the financing) up to an amount equal to $12.5 million if:

•	the merger agreement is terminated by either Parent or the Company due to our stockholders not having adopted the merger agreement; or

•

the merger agreement is terminated by Parent due to a Company breach termination event as a result of a material breach by the Company of the merger agreement that is a consequence of an act or failure to act by the Company with the Company having actual knowledge that the taking of such act or failure to take such act would cause a breach of the merger agreement in circumstances under which the termination fee is not then payable.

The payment of the Parent expenses by the Company shall not relieve the Company of any subsequent obligation to pay the termination fee, but shall reduce, on a dollar for dollar basis, any termination fee that becomes due and payable, and any such termination fee shall not relieve the Company of its obligations to pay the Parent expenses.

Parent must pay us the Parent fee of $84 million, if:

•

the merger agreement is terminated by the Company due to a Parent breach termination event and the breach by Parent or Merger Sub giving rise to such termination is the principal cause of the failure of the merger to be consummated, unless, prior to such termination:

•

Parent and Merger Sub deliver written notice at least two business days in advance of the earlier of (i) 30 calendar days after written notice is given by us to Parent and (ii) three business days prior to the termination date informing the Company that Parent and Merger Sub would be ready, willing and able to consummate the merger no later than such date; and

•	Parent and Merger Sub stood ready, willing and able to consummate the merger on such date; or

•	the merger agreement is terminated by the Company due to a failure to close termination event.

Parent must reimburse the Company expenses incurred by the Company and its subsidiaries between the date of the merger agreement and the termination of the merger agreement in connection with the Company’s compliance with the covenants set forth in the merger agreement in furtherance of the merger or the carveout transaction, if:

•	the merger agreement is terminated by Parent due to a Company breach termination event in the event that:

•	a Company material adverse effect has occurred; and

•

no such termination right would have existed if each reference to “Company material adverse effect” had been replaced with a reference to “whole Company material adverse effect” (as described below); or

•	the merger agreement is terminated by Parent or the Company because the merger has not been consummated by the termination date in the event that:

•	a Company material adverse effect has occurred; and

•

at the time of such termination, all of the conditions to the obligations of Parent and Merger Sub to consummate the merger would have been satisfied (other than conditions that by their nature cannot be satisfied other than at the closing of the merger, all of which are capable of being satisfied at the closing) if each reference to “Company material adverse effect” had been replaced with a reference to “whole Company material adverse effect”.

The guarantors have guaranteed the obligation of Parent to pay the Parent fee pursuant to the limited guarantees. In no event will Parent have to pay the Parent fee or the Company expenses on more than one occasion or both the Parent fee and the Company expenses.

In this proxy statement, a “whole Company material adverse effect” refers to a Company material adverse effect, except that each reference in the definition thereof to (i) “either the PLG business, taken as a whole or the Payless business, taken as a whole” is deemed replaced with “the Company and its subsidiaries, taken as a whole” and (ii)  “the PLG business or the Payless business” is deemed replaced with “the Company and its subsidiaries”.

Expenses

Except as otherwise described above, all costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense, but Parent will reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or our subsidiaries, and indemnify the Company, its subsidiaries and its and their representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them, in connection with cooperation provided with respect to (i) the arrangement or consummation of the financing as may be reasonably requested by Parent and (ii) the repatriation of unrestricted cash balances held by certain foreign subsidiaries of the Company.

Remedies

Our receipt of the Parent fee and/or the Company expenses and certain expense reimbursement and indemnification payments from Parent will, subject to certain specific performance rights described below, be our sole and exclusive remedy against Parent, Merger Sub, Wolverine, Blum, Golden Gate, the debt financing sources, any of their respective affiliates and any of their respective former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members or agents for any loss suffered as a result of any breach of any covenant or agreement in the merger agreement or the failure of the merger to be consummated. Upon payment of such amounts, none of Parent, Merger Sub, Wolverine, Blum, Golden Gate, the debt financing sources, any of their respective affiliates and any of their respective former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members or agents will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement.

Parent’s receipt of the termination fee and/or the Parent expenses and certain other expenses reimbursed by us, as the case may be, will, subject to certain specific performance rights described below, be the sole and exclusive remedy of Parent, Merger Sub and their respective affiliates against the Company, its subsidiaries and any of their respective former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members, affiliates or agents for any loss suffered as a result of any breach of any covenant or agreement in the merger agreement or the failure of the merger to be consummated. Upon payment of such amounts, none of the Company, its subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members, affiliates or agents will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement.

Under no circumstances will the Company be entitled to monetary damages in excess of the amount of the Parent fee and/or the Company expenses and certain expense reimbursement and indemnification payments payable by Parent, nor will Parent be entitled to monetary damages in excess of the amount of the termination fee, other than, in each case, costs and expenses incurred in connection with any action to enforce the payment of any such fee.

The parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity. The Company is entitled to seek specific performance of Parent’s obligation to cause the equity financing to be funded to fund the merger under the circumstances described in “The Merger—Financing of the Merger—Equity Commitments” beginning on page 58. Under no circumstances will the Company be entitled to receive both a grant of specific performance to cause the funding of the equity financing and the merger to be consummated that results in the closing and payment of the Parent fee.

The Company is also a third party beneficiary of the carveout transaction agreement for purposes of specifically enforcing the obligations of Wolverine and Wolverine Sub thereunder under the circumstances described under “The Merger—Financing of the Merger—The Carveout Transaction” beginning on page 60.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time of the merger, Parent and the surviving corporation will indemnify and hold harmless (and Parent will advance expenses to) our and our subsidiaries’ present and former directors and officers against any costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, arising out of or related to such director’s or officer’s service as a director or officer of the Company or its subsidiaries (or services performed at our or our subsidiaries’ request) at or prior to the effective time of the merger (including in connection with the merger and the other transactions contemplated by the merger agreement and actions to enforce such indemnification or advancement rights), to the fullest extent permitted by law.

We are required to (and if we are unable to do so, Parent will cause the surviving corporation to) obtain a six-year “tail” insurance policy with respect to the currently existing directors’ and officers’ liability insurance policies and fiduciary and employment practices liability insurance policies. Such policy must be obtained from an insurance carrier with the same or better credit rating as our insurance carrier as of the date of the merger agreement with respect to directors’ and officers’ liability insurance and fiduciary and employment practices liability insurance and must have benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the insureds as our existing policies with respect to any matters that existed or occurred at or prior to the effective time of the merger. This obligation is subject to a cap of 300% of the annual premium amount we are currently paying for such insurance.

If we or the surviving corporation fail to purchase such policies, then Parent has agreed to cause the surviving corporation to continue to maintain the current policies in place or to use reasonable best efforts to purchase comparable policies, in each case, for the six year period following the effective time of the merger. Parent’s or the surviving corporation’s obligation to provide this insurance will be capped at 300% of the annual premium amount we are currently paying for such insurance. If the annual premium amount for such coverage exceeds the cap, the surviving corporation must obtain a policy with the greatest coverage available for a cost not exceeding the amount of the cap.

The present and former directors and officers of the Company will have the right to enforce the provisions of the merger agreement relating to their indemnification.

Modification or Amendment

At any time prior to the effective time of the merger, the parties to the merger agreement may modify or amend the merger agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR THE COMPANY’S NAMED EXECUTIVE OFFICERS

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of the Company that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to our named executive officers. The “golden parachute” compensation payable to these individuals is subject to a nonbinding advisory vote of the Company’s stockholders, as described below in this section.

The terms of the merger agreement provide for accelerated vesting of certain outstanding Company equity awards. Upon completion of the merger, all unvested stock options, as well as all other unvested stock-based awards that were granted prior to March 19, 2012, will vest in full and all such awards (including those that vested prior to the completion of the merger) will become immediately payable in cash. All shares of Company restricted stock and all PSUs, in each case, that were granted on or after March 19, 2012 and that are outstanding immediately prior to the effective time of the merger will, upon the completion of the merger, be converted into the right to receive a cash payment from the Company based on the per share merger consideration (and, in the case of PSUs, assuming performance at the target (100%) level of achievement), and will continue to vest and be paid in accordance with the schedule in effect immediately prior to the effective time of the merger, subject to accelerated vesting and payment if the holder thereof is involuntarily terminated by the Company without cause or if such holder terminates his or her employment with the Company for good reason (each referred to hereafter as a qualifying involuntary termination) after completion of the merger. For an additional description of the treatment of outstanding equity awards, see the discussion above in “The Merger—Interests of Certain Persons in the Merger” beginning on page 61.

Each of our current named executive officers, other than LuAnn Via, is also entitled to certain “double-trigger” severance payments and benefits pursuant to the change in control agreements described above in “The Merger—Interests of Certain Persons in the Merger” beginning on page 61. The payments and benefits in the table below are payable assuming a qualifying involuntary termination occurs immediately following the completion of the merger. The payments are conditioned upon compliance with a two-year non-competition and non-solicitation covenant (other than Douglas Boessen, who has an eighteen month non-competition and non-solicitation covenant). LuAnn Via does not have a change of control agreement; however, she does have an employment agreement that provides for severance upon a qualifying involuntary termination (regardless of whether a change of control occurs). The table below sets forth the amounts payable to Ms. Via assuming a qualifying involuntary termination without cause immediately following the completion of the merger. These payments and benefits are conditioned on her signing a general release.

The amounts set forth in the table below assume the following:

•	The effective time occurred on October 26, 2012; and

•	For purposes of estimating severance payments, that the Company’s named executive officers experienced a qualifying involuntary termination immediately following the effective time of the merger.

The amounts reported below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect certain compensation actions that may occur before completion of the merger. As a result, the actual amounts, if any, to be received by a named executive officer may differ materially from the amounts set forth below.

Golden Parachute Compensation
Name (1)	Cash ($) (2)	Equity ($) (3)	Pension/NQDC ($) (4)	Perquisites/ Benefits ($) (5)	Tax Reimburse ments ($) (6)	Total ($)
Michael J. Massey	$3,445,203	$786,151	$756,515	$198,528	$1,308,979	$6,495,376
LuAnn Via	$2,042,606	$2,203,613	$413,871	$34,605	$0	$4,694,695
Gregg Ribatt	$5,699,981	$1,907,041	$0	$236,347	$0	$7,843,369
Darrel Pavelka	$4,255,516	$1,252,416	$0	$191,028	$1,426,137	$7,125,097
Douglas Boessen	$1,950,816	$113,470	$337,828	$127,278	$656,115	$3,185,507

(1)	Although Matthew E. Rubel is a named executive officer for purposes of the applicable SEC disclosure rules, because he terminated employment in 2011 and prior to the completion of the merger, he will not receive any “golden parachute” compensation in connection with the merger. Accordingly, Mr. Rubel is excluded from the preceding table and accompanying footnotes.

(2)	Represents amounts to be paid to the named executive officer in a lump sum if the named executive officer’s employment were terminated by the Company without cause or by the named executive officer for good reason immediately following completion of the merger. All cash severance amounts reflected in the table above are “double trigger” payments, other than the amounts paid to LuAnn Via as described below.

Name	Severance ($) (a)	Prorated Highest Annual Bonus ($) (b)	Discretionary Long- term Cash Awards ($) (c)
Michael J. Massey	$3,003,042	$285,761	$156,400
LuAnn Via	$1,435,400	$403,706	$203,500
Gregg Ribatt	$4,641,945	$617,336	$440,700
Darrel Pavelka	$3,581,013	$452,753	$221,750
Douglas Boessen	$1,701,093	$174,023	$75,700

(a)	The amount payable pursuant to the change of control agreement for these executives (other than LuAnn Via, who does not have a change of control agreement) consists of a lump sum payment in cash equal to three times the sum of (i) the base salary in effect at termination or, if greater, the base salary in effect immediately prior to the change of control, plus (ii) the highest annual bonus (as defined above in “The Merger—Interests of Certain Persons in the Merger” beginning on page 61).
(b)	For executives with a change in control agreement, the amount consists of a cash payment equal to the executive’s highest annual bonus (as defined above), prorated for the year in which the executive is terminated.
(c)	Under the 2010 and 2011 Discretionary Long-Term Cash Award Agreements (including Ms. Via’s agreement), if after the completion of the merger but prior to the vesting of a particular long-term cash award, the executive experiences a qualifying involuntary termination, then all of the executive’s outstanding long-term cash awards will fully vest and become payable within 30 days.
(d)	LuAnn Via does not have a change of control agreement; however, she has an employment agreement that provides that, if she experiences a qualifying involuntary termination (regardless of whether a change of control occurs), she will receive a lump sum cash payment equal to the sum of (i) two times her current base salary and (ii) a prorated portion of her annual incentive award calculated at the actual level of achievement.

(3)	Represents both unvested “single-trigger” awards that will fully vest and pay out upon completion of the merger and “double-trigger” awards that will continue to vest and be paid in accordance with the schedule in effect immediately prior to the effective time of the merger (subject to accelerated vesting and payment upon a qualifying involuntary termination after completion of the merger).

Single-Trigger Equity Awards

Name	Company Stock Options and Time Stock Appreciation Rights ($)	Company Restricted Stock ($)	Performance Share Units ($)	Performance Stock Appreciation Rights ($)	Total ($)
Michael J. Massey	$248,035	$96,157	$0	$0	$344,192
LuAnn Via	$21,472	$439,263	$0	$798,493	$1,259,228
Gregg Ribatt	$18,489	$392,522	$638,123	$0	$1,049,134
Darrel Pavelka	$260,497	$254,366	$0	$249,526	$764,389
Douglas Boessen	$0	$56,811	$0	$0	$56,811

Double-Trigger Equity Awards

Name	Company Restricted Stock ($)	Performance Share Units ($)	Total ($)
Michael J. Massey	$220,980	$220,980	$441,960
LuAnn Via	$472,193	$472,193	$944,386
Gregg Ribatt	$428,954	$428,954	$857,908
Darrel Pavelka	$244,013	$244,013	$488,026
Douglas Boessen	$42,500	$14,159	$56,659

(4)	Represents the amounts as of May 30, 2012 in each executive’s SERP account that will “single-trigger” vest upon completion of the merger pursuant to the terms of the SERP.

(5)	Represents the value of the “double trigger” benefits the executive is entitled to receive under the change of control agreement (other than Ms. Via) resulting from a qualifying involuntary termination following a change of control. The amount includes the value of (i) three years of continued welfare benefits and (ii) outplacement services, not to exceed three times the executive’s monthly compensation. For Ms. Via, the amount represents a special payment equivalent to 18 months of COBRA premiums pursuant to the terms of her employment agreement.

Name	Continued Welfare Benefits ($)	Outplacement Services ($)
Michael J. Massey	$43,528	$155,000
LuAnn Via	$9,605	$25,000
Gregg Ribatt	$55,297	$181,050
Darrel Pavelka	$43,528	$147,500
Douglas Boessen	$43,528	$83,750

(6)	Represents the amount of tax gross-up for any excise taxes that may be incurred under Section 4999 of the Code (the “golden parachute excise tax”) if payment under the agreement would result in the executive receiving at least 110 % of the “safe harbor” amount provided for in the executive’s change of control agreement (other than LuAnn Via). The amount includes an offset for non-competition provisions. Ms. Via’s employment agreement does not provide for any “golden parachute excise tax” gross-up.

Merger-Related Compensation Proposal

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, the Company is seeking a non-binding, advisory stockholder approval of the compensation of the Company’s named executive officers that is based on or otherwise relates to the merger as disclosed above in this section. The proposal gives the Company’s stockholders the opportunity to express their views on the merger-related compensation of the Company’s named executive officers.

Accordingly, the Company is requesting stockholders to adopt the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “Advisory Vote on Merger-Related Compensation for Collective Brands, Inc. Named Executive Officers—Golden Parachute Compensation,” are hereby APPROVED.”

Vote Required and the Company Board Recommendation

The vote on this proposal is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, you may vote not to approve this proposal on merger-related named executive officer compensation and vote to adopt the merger agreement and vice versa. Because the vote is advisory in nature, it will not be binding on the Company, regardless of whether the merger agreement is adopted. Approval of the non-binding, advisory proposal with respect to the compensation that may be received by the Company’s named executive officers in connection with the merger is not a condition to completion of the merger, and failure to approve this advisory matter will have no effect on the vote to adopt the merger agreement. Because the merger-related named executive officer compensation to be paid in connection with the merger is based on contractual arrangements with the named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, if the merger agreement is adopted (subject only to the contractual conditions applicable thereto).

The advisory vote on the compensation that may be received by the Company’s named executive officers in connection with the merger will be approved if holders of a majority of the shares of Company common stock present, in person or represented by proxy, at the special meeting and entitled to vote thereon vote “FOR” such proposal.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION THAT MAY BE RECEIVED BY THE COMPANY’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER.

MARKET PRICE OF COMMON STOCK

Our common stock is listed for trading on the NYSE under the symbol “PSS”. The table below shows the closing price range of our common stock, for the periods indicated, as reported by Bloomberg L.P.

	Common Stock Price
	High	Low
FY 2009
Quarter ended May 2, 2009	$15.00	$7.42
Quarter ended August 1, 2009	$16.22	$13.02
Quarter ended October 31, 2009	$21.57	$13.78
Quarter ended January 30, 2010	$23.51	$18.86

FY 2010
Quarter ended May 1, 2010	$26.17	$19.06
Quarter ended July 31, 2010	$24.12	$15.14
Quarter ended October 30, 2010	$17.62	$12.51
Quarter ended January 29, 2011	$21.28	$15.25

FY 2011
Quarter ended April 30, 2011	$23.44	$20.08
Quarter ended July 30, 2011	$20.16	$11.78
Quarter ended October 29, 2011	$15.53	$9.35
Quarter ended January 28, 2012	$16.70	$11.71

FY 2012
Quarter ended April 28, 2012	$21.20	$16.52
Quarter ended July 28, 2012 (through July 18, 2012)	$21.53	$20.77

The closing price of our common stock on the NYSE on April 30, 2012, the last trading day prior to the public announcement of the execution of the merger agreement, was $20.77 per share of common stock. On July 18, 2012, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock on the NYSE was $21.52 per share of common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

Since becoming a public company in 1996, the Company has not paid a cash dividend on outstanding shares of common stock, and the Company does not foresee a declaration of dividends on its common stock in the near term, particularly given the dividend restrictions in the Company’s current financing arrangements. Further, the terms of the merger agreement provide that, from the date of the merger agreement until the effective time of the merger, we may not declare, set aside, establish a record date for or pay any dividends on shares of our common stock without the consent of Parent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company regarding beneficial ownership of Company common stock as of July 16, 2012 (including shares of Company common stock held in the Company profit sharing plans for the Company’s named executive officers), by (a) each person known by the Company to own beneficially more than 5% of Company common stock, (b) each director of the Company, (c) each of the Company’s named executive officers and (d) all current directors and executive officers as a group. The shares allocated to the accounts of participants named below in the Company’s profit sharing plans constitute less than one percent of Company common stock.

Name	Shares Beneficially Owned as of July 16, 2012	Percent of Class
Holders of More than Five Percent of Common Stock
BlackRock, Inc.(1)	5,326,514	8.7
Blum Capital Partners, L.P., Richard C. Blum & Associates, Inc., Blum Strategic GP IV, L.L.C. and Blum Strategic GP IV, L.P., reporting as a group(2)	3,353,369	5.5
Directors and Executive Officers(3)
Daniel Boggan Jr.(4)	9,511	*
Mylle H. Mangum(4)	300	*
Richard Markee(4)	0	*
John F. McGovern(4)	8,075	*
Robert F. Moran(4)	63,124	*
D. Scott Olivet	55,710	*
Matthew A. Ouimet(4)	5,000	*
Michael A. Weiss(4)	27,416	*
Robert C. Wheeler(4)	15,169	*
Michael J. Massey(5)(6)(7)	68,399	*
Douglas G. Boessen(5)(6)(7)	16,637	*
Darrel J. Pavelka (5)(6)(7)(8)(9)	106,804	*
Gregg S. Ribatt(6)(7)	140,015	*
LuAnn Via(6)(7)	74,954	*
All directors and executive officers as a group (17 Persons)(3)(5)(6)(7)	763,943	1.2

*	Less than one percent.

1.

The information is based on Amendment 2 to Schedule 13G filed with the SEC on February 10, 2012. The address of BlackRock, Inc. (“BlackRock”) is 40 East 52nd Street, New York, NY 10022. According to the filing, BlackRock is the beneficial owner of and has sole dispositive power and sole voting power over the 5,326,514 shares.

2.	The information is based on Amendment 1 to Schedule 13D filed with the SEC on May 3, 2012, which reported 3,353,369 shares as beneficially owned by each of Blum Capital Partners, L.P., Richard C. Blum & Associates, Inc., Blum Strategic GP IV, L.L.C. and Blum Strategic GP IV, L.P., reporting as a group (the “Blum group”). According to the filing, Blum Capital Partners, L.P. and Richard C. Blum & Associates, Inc. hold 1,210,581 shares of common stock on behalf of the limited partnerships for which Blum Capital Partners, L.P. serves as the general partner, representing 2.0% of the outstanding shares, and Blum Strategic GP IV, L.L.C. holds 2,142,788 shares, representing 3.5% of the outstanding shares. The address of each of Blum Capital Partners, L.P., Richard C. Blum & Associates, Inc., Blum Strategic GP IV, L.L.C. and Blum Strategic GP IV, L.P. is 909 Montgomery Street, Suite 400, San Francisco, California 94133.

The Blum group also reported that as a result of the merger agreement and other related matters described in Item 4 of Amendment 1 to Schedule 13D filed with the SEC on May 3, 2012, Blum Capital Partners, L.P., Richard C. Blum & Associates, Inc., Blum Strategic GP IV, L.L.C., Blum Strategic GP IV, L.P. and Golden Gate Private Equity, Inc. may collectively be deemed to constitute a “group”, and as a consequence, may be deemed to beneficially own all shares beneficially owned by each of them. According to the filing, to the knowledge of the Blum group as of May 1, 2012, Golden Gate Private Equity, Inc. beneficially owned 364,634 shares and neither Blum nor Golden Gate has entered into any agreement or understanding that gives the other party the right to acquire, vote or dispose of any shares of Company common stock beneficially owned by the other party.

Concurrently with the execution of the merger agreement, Blum and certain of its affiliates delivered voting undertakings to the Company, pursuant to which they have agreed (i) to vote or cause to be voted the shares of Company common stock that they beneficially own or subsequently acquire in favor of the adoption of the merger agreement at any meeting of our stockholders or any adjournment or postponement thereof and (ii) not to assert any appraisal rights under the DGCL with respect to any such shares.

3.	The Company’s profit sharing plans provide for an investment fund which is invested in shares of Company common stock (the “Collective Brands Common Stock Fund”). As of July 16, 2012, the trusts under the profit sharing plans owned approximately 811,176 shares of Company common stock (approximately 1.3% of the shares of Company common stock outstanding) in the Collective Brands Common Stock Fund. Shares shown as beneficially owned by the persons referred to in the table include any shares allocated to their accounts under the profit sharing plans.

4.	Does not include units credited to non-employee directors’ accounts under the Deferred Compensation Plan for Non-Management Directors. As of July 16, 2012, the following directors had the indicated units credited to their account under such plan: Mr. Boggan — 40,689 units; Ms. Mangum — 46,910 units; Mr. Markee — 10,720 units; Mr. McGovern — 69,982 units; Mr. Moran — 5,124 units; Mr. Ouimet — 23,217 units; Mr. Weiss — 4,088 units; and Mr. Wheeler — 25,111 units. At the end of the deferral period, the units will be paid out in an equivalent number of shares of Company common stock.

5.	Shares shown as beneficially owned include shares subject to options which are presently exercisable or which will become exercisable on or before September 14, 2012 as follows: Michael J. Massey — 25,500 shares; Douglas G. Boessen — 7,100 shares; Darrel J. Pavelka — 25,600 shares; and all directors and executive officers as a group — 72,633 shares.

6.	Shares shown as beneficially owned do not include shares which may be acquired upon exercise of stock settled stock appreciation rights (“SSARs”). Each right provides the holder the right to acquire up to two-thirds of a share of stock, subject to a maximum specified in the award agreement. The following executives have SSARs that will be exercisable before September 14, 2012: Michael J. Massey — 95,302 SSARs; Douglas G. Boessen — 46,034 SSARs; Darrel J. Pavelka — 172,772 SSARs; Gregg S. Ribatt — 237,703 SSARs; LuAnn Via —208,043 SSARs; and all directors and executive officers as a group — 1,050,499 SSARs.

7.	Shares shown as beneficially owned do not include performance-vested restricted stock units which can pay out between 0-1.50 shares per unit if required performance is achieved. The following executives have units that will vest within three years if required performance is achieved: Michael J. Massey — 10,160 units; Douglas G. Boessen — 651 units; Darrel J. Pavelka — 11,219 units; Gregg S. Ribatt — 49,061 units; LuAnn Via — 21,710 units; and all directors and executive officers as a group — 111,020 units.

8.	Does not include units credited to accounts under the Deferred Compensation Plan. As of July 16, 2012, Mr. Pavelka had 11,454 units credited to his account. At the end of the deferral period, the units will be paid out in an equivalent number of shares of Company common stock.

9.	Mr. Pavelka’s ownership includes 14,531 shares held in a trust in his spouse’s name.

APPRAISAL RIGHTS

Under the DGCL, if you do not wish to accept the per share merger consideration provided for in the merger agreement, you have the right to seek appraisal of your shares of our common stock and to receive payment in cash for the fair value of your shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of our common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $21.75 per share that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. The Company’s stockholders who elect to exercise appraisal rights must not vote in favor of the proposal to adopt the merger agreement and must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex B to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex B. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of our common stock, you must satisfy each of the following conditions: You must deliver to the Company a written demand for appraisal of your shares of our common stock before the vote is taken on the proposal to adopt the merger agreement, which must reasonably inform us of the identity of the holder of record of the Company’s common stock and that the stockholder intends thereby to demand appraisal of his, her or its shares of our common stock; and you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive payment for your shares of the Company’s common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of the Company’s common stock. A holder of shares of the Company’s common stock wishing to exercise appraisal rights must hold of record the shares of common stock on the date the written demand for appraisal is made and must continue to hold the shares of our common stock of record through the effective time of the merger, because appraisal rights will be lost if the shares of our common stock are transferred prior to the effective time of the merger. Voting against or failing to vote for the proposal to adopt the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement.

All demands for appraisal should be addressed to Collective Brands, Inc., Attention: Secretary, Collective Brands, Inc., 3231 Southeast Sixth Avenue, Topeka, KS 66607, and must be delivered before the vote is taken on the proposal to adopt the merger agreement at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of our common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of our common stock.

To be effective, a demand for appraisal by a stockholder of Company common stock must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of our common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of common stock. If you hold your shares of the Company’s common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of our common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of our common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of our common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of our common stock as to which appraisal is sought. Where no number of shares of our common stock is expressly mentioned, the demand will be presumed to cover all shares of our common stock held in the name of the record owner.

Within ten days after the effective time of the merger, the surviving corporation must give notice of the date that the merger has become effective to each of the Company’s stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the cash payment specified by the merger agreement for that stockholder’s shares of the Company’s common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of our common stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement, upon written request, will be entitled to receive from the surviving corporation a statement setting forth the aggregate number of shares of our common stock not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to the stockholder within 10 days after such written request has been received by the surviving corporation. A person who is the beneficial owner of shares of the Company’s common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares of our common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of the Company’s common stock, the Delaware Court of Chancery will appraise the shares of common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value together with interest, if any, upon surrender by those stockholders of the certificates representing their shares of our common stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

You should be aware that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although we believe that the per share merger consideration is fair, no representation is made as to the outcome of an appraisal of fair value by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Moreover, we reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of our common stock is less than the per share merger consideration. In determining “fair value”, the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company”. The Delaware

Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger”. In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value”, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered”.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of our common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of our common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of common stock, other than with respect to payment as of a record date prior to the effective time of the merger. However, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the $21.75 per share cash payment (without interest) for his, her or its shares of our common stock pursuant to the merger agreement.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

DELISTING AND DEREGISTRATION OF COMMON STOCK

If the merger is completed, our common stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of our common stock.

STOCKHOLDER PROPOSALS

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, we expect to hold an annual meeting of stockholders next year. If you intend for your proposal to be included in next year’s proxy statement pursuant to Rule 14a-8 promulgated under the Exchange Act, you must send it to the Corporate Secretary by the close of business on December 14, 2012. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement if it does not satisfy the standards set forth in the rules of the SEC.

In addition, our by-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company’s proxy statement, to be brought before an annual meeting of stockholders.

Under our by-laws, if a stockholder desires to bring a matter before the annual meeting of stockholders or if a stockholder wants to nominate a person for election to our board of directors, the stockholder must follow the procedures outlined in our by-laws. A copy of our by-laws is available without charge to stockholders of record upon written request to our Corporate Secretary. Our by-law procedures are separate from the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement.

Our by-laws require timely notice in writing of any business a stockholder proposes to bring before the annual meeting of stockholders and/or the nomination any stockholder proposes to make at the annual meeting of stockholders. Notice of business proposed to be brought before the 2013 annual meeting of stockholders and/or director nominations proposed to be made at the 2013 annual meeting of stockholders must be received by our Secretary no earlier than February 22, 2013, and no later than March 9, 2013, assuming that the annual meeting of stockholders is held and that there is no change to its scheduled date.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investors page of our corporate website at www.collectivebrands.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ended January 28, 2012 (filed with the SEC on March 22, 2012);

•	Quarterly Report on Form 10-Q for the fiscal quarter ended April 28, 2012 (filed with the SEC on June 6, 2012);

•

Current Reports on Form 8-K, as amended, filed with the SEC on May 1, 2012 (accepted at 12:15:24 p.m.), May 1, 2012 (accepted at 5:23:14 p.m.), May 2, 2012, May 16, 2012, May 24, 2012 and June 7, 2012; and

•

Definitive Proxy Statement on Schedule 14A for our 2012 Annual Meeting filed with the SEC on April 13, 2012, and the additional definitive proxy soliciting materials on Schedule 14A filed with the SEC on May 3, 2012 and May 14, 2012.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Collective Brands, Inc., Attn: Investor Relations, 3231 SE 6th Avenue, Topeka, Kansas 66607, Telephone (785) 559-5321, on the Investors page of our corporate website at www.collectivebrands.com; or Innisfree M&A Incorporated, our proxy solicitor, by calling toll-free at (888) 750-5834 or collect at (212) 750-5833, or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JULY 19, 2012. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

COLLECTIVE BRANDS, INC.,

WBG - PSS HOLDINGS LLC,

WBG - PSS MERGER SUB INC.,

and solely for purposes of Sections 6.5, 6.8, 6.9 (other than 6.9(e)), 6.13, 6.14(a), 6.17 and

ARTICLE IX,

WOLVERINE WORLD WIDE, INC.

Dated as of May 1, 2012

		Page

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME
1.1.	The Merger	5
1.2.	Closing	5
1.3.	Effective Time	5

ARTICLE II

CERTIFICATE OF INCORPORATION AND
BYLAWS OF THE SURVIVING CORPORATION

2.1.	The Certificate of Incorporation	5
2.2.	The Bylaws	5

ARTICLE III

OFFICERS AND DIRECTORS
OF THE SURVIVING CORPORATION

3.1.	Directors	6
3.2.	Officers	6

ARTICLE IV

EFFECT OF THE MERGER ON CAPITAL STOCK;
EXCHANGE OF CERTIFICATES

4.1.	Effect on Capital Stock	6
4.2.	Exchange of Certificates	6
4.3.	Treatment of Stock Plans	9
4.4.	Adjustments to Prevent Dilution	12

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1.	Representations and Warranties of the Company	12
5.2.	Representations and Warranties of Parent and Merger Sub	26

ARTICLE VI

COVENANTS

6.1.	Interim Operations	31
6.2.	Acquisition Proposals	34
6.3.	Proxy Filings; Information Supplied	37
6.4.	Stockholders Meeting	38
6.5.	Filings; Other Actions; Notification	38
6.6.	Access and Reports	41
6.7.	Stock Exchange De-listing	41
6.8.	Publicity	42
6.9.	Employee Benefits	42
6.10.	Expenses	43
6.11.	Indemnification; Directors’ and Officers’ Insurance	43

Annexes

Annex A Defined Terms

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of May 1, 2012, among Collective Brands, Inc., a Delaware corporation (the “Company”), WBG - PSS Holdings LLC, a Delaware limited liability company (“Parent”), WBG - PSS Merger Sub Inc., a newly formed Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub” or “Constituent Corporation”), and, solely for purposes of Sections 6.5, 6.8, 6.9 (other than 6.9(e)), 6.13, 6.14(a), 6.17 and ARTICLE IX, Wolverine World Wide, Inc., a Delaware corporation (“Wolverine” or the “Carveout Purchaser”).

RECITALS:

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent is entering into an agreement (the “Carveout Transaction Agreement”) with a Subsidiary of Wolverine, pursuant to which, upon the terms and subject to the conditions set forth therein, concurrently with the Closing, Parent will transfer or cause to be transferred to the Carveout Purchaser certain assets comprising the Collective Brands Performance + Lifestyle Group business (the “PLG Business”) of the Company (the “Carveout Transaction”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, each of Wolverine, Blum Strategic Partners IV, L.P. (“Blum”) and Golden Gate Capital Opportunity Fund, L.P. (“Golden Gate”, and together with Wolverine and Blum, collectively, the “Guarantors”), is entering into a limited guarantee in favor of the Company with respect to certain obligations of Parent under this Agreement (collectively, the “Guarantees”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, each of Blum and certain of its Affiliates are delivering a voting undertaking with the Company to vote in favor of adoption of the Merger Agreement and waive its rights to appraisal under Section 262 of the DGCL (the “Voting Undertaking”);

WHEREAS, the Board of Directors of the Company has (i) determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of the Company’s stockholders and (ii) approved the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby;

WHEREAS, the Board of Managers of Parent and the Board of Directors of Merger Sub have each (i) determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of Parent and Merger Sub, respectively, and (ii) approved the execution, delivery and performance of this Agreement by Parent and Merger Sub, respectively, and the consummation of the Merger and the other transactions contemplated hereby;

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved this Agreement and the transactions contemplated hereby; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the Delaware General Corporation Law (the “DGCL”) and in this Agreement.

1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 a.m. (Eastern Time) on the later of (a) the third Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement, and (b) the third Business Day after the final day of the Marketing Period or such earlier date as may be specified by Parent on no less than two Business Days prior notice to the Company. The date on which the Closing actually occurs is referred to as the “Closing Date”. For purposes of this Agreement, the term “Business Day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or other day on which banks are required or authorized to close in the City of New York. The closing of the Carveout Transaction shall occur concurrently with the Closing (it being understood that the Closing of the Carveout Transaction shall not be a condition to Closing).

1.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a certificate of merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and

Bylaws of the Surviving Corporation

2.1. The Certificate of Incorporation. The parties hereto shall take all actions necessary so that the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety in connection with the completion of the Merger to read identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Collective Brands, Inc.”, and as so amended shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until thereafter amended as provided therein or by applicable Law (subject to Section 6.11(e)).

2.2. The Bylaws. The parties hereto shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Law (subject to Section 6.11(e)).

ARTICLE III

Officers and Directors

of the Surviving Corporation

3.1. Directors. The parties hereto shall take, or cause to be taken, all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

3.2. Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE IV

Effect of the Merger on Capital Stock;

Exchange of Certificates

4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company or the sole stockholder of Merger Sub:

(a) Merger Consideration. Each share of the common stock, par value $0.01 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company, and in each case not held on behalf of third parties, (ii) Shares owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for, or lost their right to, appraisal pursuant to Section 262 of the DGCL with respect to such Shares (the “Dissenting Shares”, and together with the Shares referred to in the immediately preceding clause (i), the “Excluded Shares”), (iii) Shares that are Company Restricted Stock, which are governed by the provisions of Section 4.3(b) and (iv) Shares owned by Blum and certain of its Affiliates that are transferred to Parent immediately prior to the Effective Time) shall be converted into the right to receive $21.75 per Share in cash (the “Per Share Merger Consideration”), without interest. At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration for each such Share, without interest.

(b) Cancellation of Excluded Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of the Excluded Share, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 4.2(g).

(c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

4.2. Exchange of Certificates.

(a) Paying Agent. At or immediately following the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed) (the “Paying Agent”), for the benefit of the Record Holders of

Shares entitled to receive the Per Share Merger Consideration and pursuant to a paying agent agreement in customary form, cash in immediately available funds in the aggregate amount necessary for the Paying Agent to make the payments contemplated by Section 4.1(a) (such cash amount being hereinafter referred to as the “Exchange Fund”). If a Dissenting Stockholder effectively withdraws its demand for, or loses its rights to, appraisal pursuant to Section 262 of the DGCL with respect to any Dissenting Shares, (i) such Shares shall cease to be Excluded Shares and (ii) Parent shall make available or cause to be made available to the Paying Agent additional funds in an amount equal to the product of (x) the number of Dissenting Shares for which such Dissenting Stockholder has withdrawn its demand for, or lost its rights to, appraisal pursuant to Section 262 of the DGCL and (y) the Per Share Merger Consideration. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or a combination of the foregoing, and in each case, with maturities not exceeding three months. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amount payable pursuant to Section 4.1(a) shall be returned to the Surviving Corporation in accordance with Section 4.2(e). To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment pursuant to Section 4.1(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make all such cash payments under Section 4.1(a).

(b) Exchange Procedures. Promptly (and in any event within two Business Days) after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares immediately prior to the Effective Time (other than Excluded Shares, Company Restricted Stock or Shares owned by Blum and certain of its Affiliates that are transferred to Parent immediately prior to the Effective Time) (each, a “Record Holder of Shares”) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(f)) to the Paying Agent, such letter of transmittal to be in customary form and to have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(f)) in exchange for the amount to which such Record Holder of Shares is entitled as a result of the Merger pursuant to Section 4.1(a). If any Excluded Shares cease to be Excluded Shares pursuant to Section 4.2(a), the Surviving Corporation shall cause the Paying Agent, promptly (and in any event within two Business Days) after the date on which such Excluded Shares cease to be Excluded Shares, to mail to the applicable Record Holder of Shares the letter of transmittal and instructions referred to in the immediately preceding sentence, with respect to such Shares. Upon delivery of the letter of transmittal duly executed by the applicable Record Holder of Shares and the surrender of a Certificate that immediately prior to the Effective Time represented such Shares (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(f)) to the Paying Agent in accordance with the terms of such letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount by check or wire transfer of immediately available funds to an account designated by such holder (less any required Tax withholdings as provided in Section 4.2(h)) equal to the product of (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(f)) and (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or affidavits of loss, as the case may be. In the event of a transfer of ownership of Shares (other than Company Restricted Stock) that is not registered in the transfer records of the Company, a check or wire transfer for any cash to be delivered upon due surrender of the Certificate may be issued or made to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent together with the applicable letter of transmittal, accompanied by all documents reasonably required by the Surviving Corporation or the Paying Agent to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(c) Special Payment Procedures for DTC. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (Eastern Time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the Closing Date an amount in cash in immediately available funds equal to the product of (x) the number of Shares held of record by DTC or such nominee immediately prior to the Effective Time and (y) the Per Share Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (Eastern Time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(d) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and, subject to compliance with the procedures set forth in Section 4.2(b), exchanged for the amount in cash in immediately available funds to which the holder of the Certificate is entitled pursuant to this Article IV (less any required Tax withholdings as provided in Section 4.2(h)), to be paid by check or wire transfer to an account designated by such holder.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the Record Holders of Shares for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any Record Holder of Shares (other than Excluded Shares, Company Restricted Stock or Shares owned by Blum and certain of its Affiliates that are transferred to Parent immediately prior to the Effective Time) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the amount to which such Record Holder of Shares is entitled as a result of the Merger pursuant to Section 4.1(a) (less any required Tax withholdings as provided in Section 4.2(h)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(f)), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former Record Holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by Record Holders of Shares at such date as is immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interests of any such holders or their successors, assignees or personal representatives previously entitled thereto. For the purposes of this Agreement, (i) the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature (including any person as defined in Section 13(d)(3) of the Exchange Act) and (ii) the term “Law” or “Laws” shall mean any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, or promulgated by any Governmental Entity and any judicial interpretation thereof.

(f) Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (less any required Tax withholdings as provided in Section 4.2(h)) equal to the product of (i) the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by (ii) the Per Share Merger Consideration.

(g) Dissenting Shares. No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to such Dissenting Shares unless and until such Person shall have effectively withdrawn its demand for, or lost its right to, appraisal under the DGCL with respect to such Dissenting Shares. Unless and until a Dissenting Stockholder shall have effectively withdrawn its demand for, or lost its right to, appraisal under the DGCL with respect to Dissenting Shares, each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to such Dissenting Shares. The Company shall give Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to stockholders’ rights of appraisal and shall give Parent the opportunity to participate in negotiations and proceedings with respect thereto. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

(h) Withholding Rights. Each of the Company, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Company, the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by the Company, the Surviving Corporation, Parent or the Paying Agent, as applicable, to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Company, the Surviving Corporation, Parent or the Paying Agent, as the case may be.

4.3. Treatment of Stock Plans.

(a) Options. At the Effective Time, each outstanding Company Stock Option, whether vested or unvested, (i) shall be cancelled without payment if such Company Stock Option has an exercise price greater than the Per Share Merger Consideration and (ii) if the exercise price is not greater than the Per Share Merger Consideration, shall only entitle the holder thereof to receive from the Company, in full settlement of such Company Stock Option, as soon as reasonably practicable after the Effective Time (but in any event no later than three Business Days after the Effective Time), an amount in cash equal to the product of (x) the total number of Shares subject to the Company Stock Option immediately prior to the Effective Time and (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Stock Option, less applicable Taxes required to be withheld with respect to such payment.

(b) Restricted Shares.

(i) At the Effective Time, each outstanding share of Company Restricted Stock granted prior to March 19, 2012 shall be cancelled and shall only entitle the holder thereof to receive from the Company, in full settlement of such share of Company Restricted Stock, as soon as reasonably practicable after the Effective Time (but in any event no later than three Business Days after the Effective Time), an amount in cash, for each share of Company Restricted Stock, equal to the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(ii) At the Effective Time, each outstanding share of Company Restricted Stock granted on or after March 19, 2012, which is outstanding immediately prior to the Effective Time, shall be converted into the right to receive a cash payment from the Company equal to the Per Share Merger Consideration, payable within 10 Business Days after the applicable vesting date of such share of Company Restricted Stock, in full settlement of such share of Company Restricted Stock, subject to the same terms and conditions as were applicable under such share of Company Restricted Stock as of immediately prior to the Effective Time (including any vesting schedule and any acceleration of vesting upon an involuntary termination pursuant to the applicable award agreements); provided that any performance vesting requirements will be deemed met at the target (100%) level of achievement as of the Effective Time.

(c) Performance Share Units.

(i) At the Effective Time, each outstanding grant of Performance Share Units granted prior to March 19, 2012, whether vested or unvested, shall be cancelled and shall only entitle the holder thereof to receive from the Company, in full settlement of such Performance Share Unit, as soon as reasonably practicable after the Effective Time (but in any event no later than three Business Days after the Effective Time), an amount in cash equal to the product of (x) the total number of units subject to such Performance Share Unit grant immediately prior to the Effective Time using the target (100%) level of achievement under the respective award agreement to determine such number and (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(ii) At the Effective Time, each outstanding Performance Share Unit granted on or after March 19, 2012, which is outstanding immediately prior to the Effective Time, shall be converted into the right to receive a cash payment from the Company equal to the Per Share Merger Consideration, payable within 10 Business Days after the applicable vesting date of such Performance Share Unit, in full settlement of such Performance Share Unit, subject to the same terms and conditions as were applicable under such Performance Share Unit as of immediately prior to the Effective Time (including any vesting schedule and any acceleration of vesting upon an involuntary termination pursuant to the applicable award agreements); provided that any performance vesting requirements will be deemed met at the target (100%) level as of the Effective Time.

(d) Phantom Stock Units.

(i) At the Effective Time, each outstanding Phantom Stock Unit granted prior to March 19, 2012, whether vested or unvested, shall be cancelled and shall only entitle the holder thereof to receive from the Company, in full settlement of such Phantom Stock Unit, as soon as reasonably practicable after the Effective Time (but in any event no later than three Business Days after the Effective Time), an amount in cash, equal to the product of (x) the total number of units subject to such Phantom Stock Unit immediately prior to the Effective Time using, if applicable, the target (100%) level of achievement under the respective award agreement to determine such number and (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(ii) At the Effective Time, each outstanding Phantom Stock Unit granted on or after March 19, 2012, which is outstanding immediately prior to the Effective Time, shall be converted into the right to receive a cash payment from the Company equal to the Per Share Merger Consideration, payable within 10 Business Days after the applicable vesting date of such Phantom Stock Unit, in full settlement of such Phantom Stock Unit, subject to the same terms and conditions as were applicable under such Phantom Stock Unit as of immediately prior to the Effective Time (including any vesting schedule and any acceleration of vesting upon an involuntary termination pursuant to the applicable award agreements); provided that any performance vesting requirements will be deemed met at the target (100%) level as of the Effective Time.

(e) Phantom Stock Appreciation Units. At the Effective Time, each outstanding Phantom Stock Appreciation Unit, whether vested or unvested, (i) shall be cancelled without payment if such Phantom Stock Appreciation Unit has a reference price per share greater than the Per Share Merger Consideration and (ii) if the reference price is not greater than the Per Share Merger Consideration, shall only entitle the holder thereof to receive from the Company, in full settlement of such Phantom Stock Appreciation Unit, as soon as reasonably practicable after the Effective Time (but in any event no later than three Business Days after the Effective Time), an amount in cash equal to the product of (x) the total number of units subject to such Phantom Stock Appreciation Unit immediately prior to the Effective Time and (y) the excess, if any, of the Per Share Merger Consideration (or, if applicable, the maximum value appreciation applicable to such Phantom Stock Appreciation Units) over the reference price per unit under such Phantom Stock Appreciation Unit, less applicable Taxes required to be withheld with respect to such payment.

(f) Time Stock Appreciation Rights. At the Effective Time, each Time Stock Appreciation Right, whether vested or unvested, (i) shall be cancelled without payment if such Time Stock Appreciation Right has an exercise price per Share greater than the Per Share Merger Consideration and (ii) if the exercise price is not greater than the Per Share Merger Consideration, shall only entitle the holder thereof to receive from the Company, in full settlement of such Time Stock Appreciation Right, as soon as reasonably practicable after the Effective Time (but in any event no later than three Business Days after the Effective Time), an amount in cash equal to the product of (x) the total number of Shares subject to such Time Stock Appreciation Right immediately prior to the Effective Time and (y) the excess, if any, of the Per Share Merger Consideration (or, if applicable, the maximum value appreciation applicable to such Time Stock Appreciation Right) over the reference price per Share under such Time Stock Appreciation Right, less applicable Taxes required to be withheld with respect to such payment.

(g) Performance Stock Appreciation Rights. At the Effective Time, each outstanding grant of Performance Stock Appreciation Rights, whether vested or unvested, shall be cancelled without payment if such Performance Stock Appreciation Right has an exercise price per Share greater than the Per Share Merger Consideration and, if the exercise price is not greater than the Per Share Merger Consideration, shall only entitle the holder thereof to receive from the Company, in full settlement of such Performance Stock Appreciation Right, as soon as reasonably practicable after the Effective Time (but in any event no later than three Business Days after the Effective Time), an amount in cash equal to the product of (x) the total number of Shares subject to such Performance Stock Appreciation Right grant immediately prior to the Effective Time using the target (100%) level of achievement under the respective award agreement to determine such number and (y) the excess, if any, of the Per Share Merger Consideration (or, if applicable, the maximum value appreciation applicable to such Performance Stock Appreciation Right) over the reference price per Share under such Performance Stock Appreciation Right, less applicable Taxes required to be withheld with respect to such payment.

(h) At the Effective Time, all Equity Awards, whether or not vested or exercisable, shall no longer be outstanding and shall automatically cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the consideration specified in Sections 4.3(a), 4.3(b), 4.3(c), 4.3(d), 4.3(e), 4.3(f) and 4.3(g).

(i) Employee Stock Purchase Plan. The Company shall take all actions reasonably necessary to provide that with respect to the Employee Stock Purchase Plan (the “ESPP”): (i) no participant may elect to participate in the ESPP after the date of this Agreement; (ii) participants may not increase their payroll deduction percentages or purchase elections from those in effect on the date of this Agreement; (iii) no Purchase Period (as defined in the ESPP) shall commence under the ESPP following the date of this Agreement; (iv) each participant’s outstanding right to purchase Shares under the ESPP shall terminate immediately following the end of the Purchase Period in effect on the date of this Agreement; provided that all amounts allocated to each participant’s account under the ESPP as of the Closing Date shall thereupon be used to purchase from the Company whole Shares immediately prior the Effective Time at the applicable price under the ESPP for the then outstanding Purchase Period using such date as the final purchase date for such Purchase Period; (v) as promptly as reasonably practicable following the purchase of Shares in accordance with the preceding clause (iv), return to participants the funds, if any, that remain in the participants’ accounts after such purchase; and (vi) the ESPP shall terminate immediately prior to the Effective Time so that no further purchase rights shall be granted or exercised under the ESPP thereafter.

(j) Corporate Actions. Prior to the Effective Time, the Company, the Board of Directors of the Company and the Compensation, Nominating and Governance Committee of the Board of Directors of the Company, as applicable, shall adopt resolutions (which resolutions shall promptly be provided to Parent) and will take such other appropriate actions to implement the provisions of Sections 4.3(a), 4.3(b), 4.3(c), 4.3(d), 4.3(e), 4.3(f), 4.3(g) and 4.3(i).

(k) Vesting. The parties acknowledge and agree that each outstanding Company Stock Option, share of Company Restricted Stock granted prior to March 19, 2012, Performance Share Unit granted prior to March 19, 2012, Phantom Stock Unit granted prior to March 19, 2012, Phantom Stock Appreciation Unit, Time Stock Appreciation Right and Performance Stock Appreciation Right (together with the equity awards granted on or after March 19, 2012, the “Equity Awards”) shall vest in full at the Effective Time. Additionally, the parties acknowledge and agree that, from and after the Closing, each outstanding share of Company Restricted Stock granted on or after March 19, 2012, Performance Share Unit granted on or after March 19, 2012, and Phantom Stock Unit granted on or after March 19, 2012 will vest upon the vesting schedule set forth in the applicable award agreements or an earlier involuntary termination of employment as set forth in the applicable award agreements.

4.4. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration.

ARTICLE V

Representations and Warranties

5.1. Representations and Warranties of the Company. Except as set forth in the Company SEC Reports filed or furnished by the Company with the SEC on or after January 28, 2009 and prior to the date of this Agreement (excluding, in each case, any risk factor disclosures set forth under the heading “Risk Factors” and any disclosure of risks that are predictive or forward-looking in nature (“Excluded Disclosure”)) (provided that nothing in the Company SEC Reports shall be deemed to modify or qualify the representations and warranties set forth in Sections 5.1(a) (Organization, Good Standing and Qualification), 5.1(b) (Capital Structure), 5.1(c) (Corporate Authority; Approval and Fairness) and 5.1(j) (Takeover Statutes; Rights Agreement)) or in the corresponding sections or subsections of the Disclosure Letter delivered to Parent by the Company prior to or simultaneously with entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified, in good standing or to have such power or authority, is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s certificate of incorporation and bylaws and the certificates and bylaws or comparable organizational and governing documents of each of the Company’s Subsidiaries set forth on Section 5.1(a) of the Company Disclosure Letter (the “Material Subsidiaries”), each as amended to the date of this Agreement, and each as so made available is in full force and effect on the date of this Agreement. As used in this Agreement, the term:

(i) “Affiliate” means, when used with respect to any Person, any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”);

(ii) “Company Material Adverse Effect” means any change, event or occurrence that, individually or in the aggregate with all other changes, events or occurrences, has a material adverse effect on the business, financial condition, assets, liabilities or results of operations of either (1) the PLG Business, taken as a whole, or (2) the PSS Business, taken as a whole; provided, however, that none of the following, and no change, event or occurrence arising out of or resulting from the following, shall constitute or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(A) (1) changes, events or occurrences generally affecting the economy, credit, financial or capital markets, or regulatory, legislative or political conditions in the United States or other countries in which the PLG Business or the PSS Business conduct operations, including changes in interest and exchange rates, or (2) changes, events or occurrences that are the result of factors generally affecting the industries in which the PLG Business or the PSS Business primarily operate or in which the products or services of the PLG Business or the PSS Business are primarily produced, distributed or sold;

(B) changes or prospective changes in GAAP, applicable regulatory accounting standards or applicable Law or in the interpretation or enforcement thereof;

(C) any geopolitical conditions, act of terrorism or an outbreak or escalation of hostilities or war (whether or not declared) or any epidemics, pandemics, earthquakes, hurricanes, tornadoes or any other natural disasters (whether or not caused by any Person or any force majeure event) or any other national or international calamity or crisis;

(D) execution, announcement, pendency or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators to the extent primarily related thereto;

(E) any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement for the transactions contemplated by this Agreement;

(F) any decline in the market price, or change in trading volume, of any capital stock or debt securities of the Company (provided that the exception in this clause (F) shall not prevent or otherwise affect a determination that any change, event or occurrence underlying such decline has resulted in or contributed to a Company Material Adverse Effect);

(G) any change in the credit ratings of the Company or any of its Subsidiaries (provided that the exception in this clause (G) shall not prevent or otherwise affect a determination that any change, event or occurrence underlying such decline has resulted in or contributed to a Company Material Adverse Effect);

(H) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position (provided that the exception in this clause (H) shall not prevent or otherwise affect a determination that any change, event or occurrence underlying such failure has resulted in or contributed to a Company Material Adverse Effect); and

(I) any action taken by the Company or the Company’s Subsidiaries that is required by this Agreement or taken at the express written request or with the express written consent of Parent or Merger Sub, or the failure to take any action by the Company or its Subsidiaries if that action is not permitted or is prohibited by this Agreement (for the avoidance of doubt, it being understood that certain actions contemplated by the Company’s Long Range Plan are not permitted to be taken pursuant to Section 6.1 of this Agreement and no change, event or occurrence arising out of or resulting from the failure of the Company or any of its Subsidiaries to take such actions shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred);

provided, however, that the changes set forth in clauses (A), (B) or (C) above shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred to the extent (but only to such extent) such changes have a materially disproportionate adverse impact on either (1) the PLG Business, taken as a whole, or (2) the PSS Business, taken as a whole, in each case, relative to the other participants in the principal industries in which the PLG Business or the PSS Business, as the case may be, conduct their businesses; and

(iii) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of 240,000,000 Shares and 25,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Shares”), of which, as of April 27, 2012, 60,890,866 Shares were issued and outstanding and no Preferred Shares were issued and outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Section 5.1(b) of the Company Disclosure Letter contains a correct and complete list, as of the date of this Agreement, of Company Stock Options outstanding under the Stock Plans, including the holder, number of Shares and exercise price of such Company Stock Options. As of April 27, 2012, other than 4,493,817 Shares reserved for issuance of future awards pursuant to the Company’s 2012 Stock Incentive Plan (the “2012 Stock Incentive Plan”), the Company’s 2006 Stock Incentive Plan (the “2006 Stock Incentive Plan”), the Payless ShoeSource, Inc., 1996 Stock Incentive Plan (the “1996 Stock Incentive Plan”) and the Company’s Stock Plan for Non-Management Directors of the Company, or any other plan, program or arrangement providing for the grant of equity-based awards to directors, officers, employees or consultants of the Company or any of its Subsidiaries (collectively, the “Stock Plans”). Upon the issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable. As of April 27, 2012, (A) 1,102,903 Shares were subject to outstanding options to purchase Shares (such outstanding options, together with any options to purchase Shares granted after April 27, 2012, under the Stock Plans, the “Company Stock Options”), (B) 576,395 Shares were subject to restricted stock awards granted under the Stock Plans (such outstanding restricted stock awards, together with any restricted stock awards granted after April 27, 2012, “Company Restricted Stock”), (C) 126,547 Shares were subject to performance based stock unit awards granted under the Stock Plans (such outstanding performance based stock unit awards, together with any performance based stock unit awards granted after April 27, 2012, the “Performance Share Units”), (D) 4,592,925 Shares were subject to outstanding time vested stock appreciation rights each representing the right to receive Shares in accordance with the underlying terms and conditions of such awards (such outstanding time vested stock appreciation rights, together with any time vested stock appreciation rights granted after April 27, 2012, the “Time Stock Appreciation Rights”) and (E) 113,422 Shares were subject to outstanding performance vested stock appreciation rights each representing the right to receive Shares in accordance with the underlying terms and conditions of such awards (such outstanding performance vested stock appreciation rights, together with any performance vested stock appreciation rights granted after April 27, 2012, the “Performance Stock Appreciation Rights” and, together with the Time Stock Appreciation Rights, the “Stock Appreciation Rights”). Furthermore, as of April 27, 2012, there were 18,914 phantom stock units outstanding (such outstanding phantom stock units, together with any phantom stock units granted after April 27, 2012, the “Phantom Stock Units”) and 120,393 phantom stock appreciation units outstanding (such outstanding phantom stock appreciation units, together with any phantom stock appreciation units granted after April 27, 2012, the “Phantom Stock Appreciation Units”) and 220,575 non-management director stock units allocated under the Company’s Deferred Compensation Plans for Non-Management Directors. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim, option, right of first refusal, voting restriction, or other encumbrance (each, a “Lien”). As of the date hereof, one right (a “Right”) under the Stockholder Protection Rights Agreement, dated as of August 24, 2011, between the Company and Computershare Trust Company, N.A. (the “Rights Agreement”), is associated with each Share, and under certain circumstances, as set forth in the Rights Agreement, such Rights may be redeemed, may become exercisable for securities or assets of the Company or securities of another entity, may be exchanged for Shares or other securities or assets of the Company, may expire, or may become null and void (including if they are “Beneficially Owned” by an “Acquiring Person” or an Affiliate or Associate thereof, as such terms are defined in the Rights Agreement, or by any transferee of any of the foregoing). Except as set forth in this Section 5.1(b)(i) and except for the Rights, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Since April 27, 2012 through the date of this Agreement, except for Shares issued in connection with the exercise of Company Stock Options and Stock Appreciation Rights outstanding on April 27, 2012, no Shares have been issued and no Equity Awards have been granted by the Company or any of its Subsidiaries.

(ii) Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and non-assessable. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(iii) Except as set forth in Section 6.13 and the Voting Undertaking, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any equity securities of the Company or any of its Subsidiaries.

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority to enter into and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) As of the date of this Agreement, the Board of Directors of the Company has (A) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (B) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and (C) resolved, subject to Section 6.2, to recommend that the holders of Shares adopt this Agreement (such recommendation, the “Company Recommendation”), and, subject to Section 6.4, directed that this Agreement be submitted to the holders of Shares for their adoption. The Board of Directors of the Company has received the opinion of its financial advisor, Perella Weinberg Partners LP, dated the date hereof, to the effect that, based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the Per Share Merger Consideration is fair, from a financial point of view, as of the date of such opinion, to the holders of Shares (other than any of the Parent Affiliates, as defined therein). It is agreed and understood that such opinion is for the benefit of the Board of Directors of the Company and may not be relied on by Parent or Merger Sub.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Except for (A) compliance with, and filings under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”); (B) compliance with, and filings under, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) and the Securities Act including the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Stockholders Meeting to be held in connection with this Agreement and the transactions contemplated hereunder (together with any amendments or supplements thereto, the “Proxy Statement”); (C) compliance with, and filings under, the applicable requirements of Antitrust Law, competition Law or other similar Laws, rules, regulations and judicial doctrines of jurisdictions other than the United States; (D) the filing of the Delaware Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State of the State of Delaware; (E) compliance with the applicable requirements of the New York Stock Exchange (the “NYSE”); (F) notices, reports, filings, consents, registrations, permits or authorizations required in connection with the Carveout Transaction; and (G) such other items as disclosed in Section 5.1(d)(i) of the Company Disclosure Letter (the items set forth above in clauses (A) through (G), the “Company Required Governmental Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from any domestic or foreign governmental or regulatory body, commission, agency, instrumentality, authority or other legislative, executive or judicial entity (each, a “Governmental Entity”) in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain, as the case may be, is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially impede the ability of the Company to consummate the Merger.

(ii) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or any of its Material Subsidiaries or (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any Company Material Contract, or assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.1(d)(i), under any Law or Permit to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B), for any such breach, violation, termination, default, creation, acceleration or change that is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially impede the ability of the Company to consummate the Merger.

(e) Company Reports; Financial Statements.

(i) Since January 29, 2010 (the “Applicable Date”), the Company has filed or furnished, as applicable, on a timely basis (taking into account all applicable grace periods) all forms, certifications, reports, statements and documents required to be filed or furnished by it with the SEC pursuant to the Securities Act and the Exchange Act (such forms, certifications, reports, statements and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Company SEC Reports”). Each of the Company SEC Reports (including any financial statements or other schedules included therein), at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any rules and regulations promulgated thereunder applicable to the Company SEC Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company SEC Reports did not, and any Company SEC Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Reports.

(ii) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company SEC Reports. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles (“GAAP”).

(iii) The Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and Chief Financial Officer prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which would adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(iv) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of the NYSE.

(v) Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of Company SEC Reports filed after the date of this Agreement, will fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of earnings (loss), shareowners’ equity and comprehensive income (loss) and cash flows included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) (such balance sheets, statements of earnings (loss), shareowners’ equity and comprehensive income (loss) and cash flows, including any related notes and schedules, collectively, the “Company Financial Statements”) fairly presents in all material respects, or in the case of Company SEC Reports filed after the date of this Agreement, will fairly present in all material respects, changes in financial position, results of operations and retained earnings (loss), as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end adjustments), in each case, in accordance with GAAP, except as may be noted therein or in the notes thereto.

(f) Absence of Certain Changes. Since January 28, 2012 through the date of this Agreement, (i) there has not been any Company Material Adverse Effect, and (ii) except in connection with this Agreement and the Carveout Transaction Agreement and the transactions contemplated hereby and thereby or as expressly contemplated or permitted by this Agreement or the Carveout Transaction Agreement, the Company and each of its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business.

(g) Litigation and Liabilities.

(i) There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings or investigations, audits or reviews by any Governmental Entity (excluding those covered by Section 5.1(l)) (collectively, “Actions”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, except those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially impede the ability of the Company to consummate the Merger.

(ii) Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any order, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity (each, an “Order”) applicable to the Company or any of its Subsidiaries except any such Order that is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially impede the ability of the Company to consummate the Merger.

(iii) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, other than liabilities and obligations (A) set forth or as reflected or reserved against in the Company’s consolidated balance sheets or in the notes thereto included in the Company SEC Reports filed prior to the date of this Agreement, (B) incurred since January 28, 2012 in the ordinary course of business, (C) arising or incurred in connection with the Merger, the Carveout Transaction or any other transaction or agreement contemplated by this Agreement or the Carveout Transaction Agreement or (D) that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(iv) The term “Knowledge” means (A) when referring to the knowledge of the Company or any of its Subsidiaries, the actual knowledge of the Company officers listed on Section 5.1(g)(iv)(A) of the Company Disclosure Letter and (B) when referring to the knowledge of Parent, the actual knowledge of the executive officers of Parent listed on Section 5.1(g)(iv)(B) of the Parent Disclosure Letter; provided that Knowledge does not include information of which an individual may be deemed to have constructive knowledge only.

(v) The term “Contract” means any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation of any kind.

(h) Employee Benefits.

(i) Section 5.1(h)(i) of the Company Disclosure Letter sets forth each material Company Plan. For purposes of this Agreement, “Company Plans” shall mean (A) each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (B) each stock purchase, stock option or other equity-based compensation, change in control, retention deferred compensation, bonus or incentive compensation or severance plan, program, policy, agreement or arrangement, (C) each employment or individual consulting agreement, and (D) each other employee benefit plan, fund, program, policy, agreement or arrangement; in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries is deemed a “single employer” under Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) on behalf of any employee, officer, director, stockholder or individual consultant of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries, or to which the Company or an ERISA Affiliate is a party, for the benefit of any employee, officer, director, stockholder or individual consultant of the Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries or with respect to which the Company or any of its Subsidiaries has any liability or contingent liability.

(ii) With respect to each Company Plan set forth on Section 5.1(h)(i) of the Company Disclosure Letter, the Company has heretofore made available to Parent true and complete copies of (A) each of such Company Plans as currently in effect with all amendments thereto; (B) if such Company Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement; (C) the most recent determination letter received from the Internal Revenue Service (the “IRS”) with respect to each such Company Plan intended to qualify under Section 401 of the Code; (D) if applicable, the most recent annual report (Form 5500 series) required to be filed with the IRS; (E) if applicable, the most recent actuarial report prepared for such Company Plan; (F) all material written contracts, instruments or agreements relating to each Company Plan, including administrative service agreements and group insurance contracts; and (G) all filings under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program.

(iii) Each Company Plan, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), is and has been, in all material respects, established, administered, funded and maintained (in form and operation) in compliance with its terms and applicable Laws, including, without limitation, ERISA and the Code. Other than with respect to Multiemployer Plans, each Company Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS and, to the Knowledge of the Company, nothing has occurred, whether by action or by failure to act, that could reasonably be expected to cause the loss of such qualification. All payments required by each Company Plan, any collective bargaining agreement or other agreement, or by Law (including, without limitation, all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been made or provided for by the Company or its Subsidiaries in accordance with the provisions of each of the Company Plans, applicable Law and GAAP. No claim, suit, investigation, hearing, action, lien, arbitration, dispute or other proceeding has been asserted, instituted or, to the Knowledge of the Company, is threatened with respect to any of the Company Plans. No Company Plan is under, and neither the Company nor its Subsidiaries has received any written notice of, an audit or investigation by the IRS, U.S. Department of Labor or any other Governmental Entity (other than routine claims for benefits and appeals of such claims).

(iv) With respect to any Company Plan to which the Company, any of its Subsidiaries or any ERISA Affiliate made, or was required to make, contributions during the past six years: (i) there does not now exist, nor to the Knowledge of the Company do any circumstances exist that could reasonably be expected to result in any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived or any liability under Section 4971 of the Code; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and to the Knowledge of the Company the consummation of the Merger is not reasonably likely to result in the occurrence of any such reportable event; (iii) all material premiums to the Pension Benefit Guaranty Corporation have been timely paid in full; (iv) no material liability or contingent liability (including liability pursuant to Section 4069 of ERISA and under Title IV of ERISA) has been or is reasonably expected to be incurred by the Company, any of its Subsidiaries or any ERISA Affiliate; (v) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such plan and, to the Knowledge of the Company, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such plan; and (vi) no material tax or penalty resulting from a prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code has been incurred.

(v) No Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment to any employee, officer, director, stockholder, individual independent contractor or individual consultants of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries, other than pursuant to Part 6 of Title I of ERISA or Section 4980B of the Code, and/or any similar state or local Law or any foreign Law.

(vi) Each Company Plan that is mandated by a government other than the United States or subject to the Laws of a jurisdiction outside of the United States (each, a “Foreign Company Plan”) has been maintained and operated in all material respects in accordance with all applicable plan documents and all applicable local Laws.

(vii) Neither the execution and delivery of this Agreement nor the consummation of the Merger could, either alone or in combination with another event, (A) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries or result in severance pay or any material increase in severance pay (other than severance pay required by any Law) to any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries, (B) accelerate the time of payment, vesting or funding, or materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such employee, director, officer or independent contractor or (C) obligate the Company or any Subsidiary to make the payment of any amount or provide any benefit that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. Neither the Company nor any of its Subsidiaries has any indemnity obligation on or after the date of this Agreement for any Taxes imposed under Section 4999 or 409A of the Code. To the Knowledge of the Company, no amounts previously deducted under Section 162(m) of the Code are subject to disallowance.

(i) Compliance with Laws; Licenses.

(i) The businesses of each of the Company and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any Laws or Orders of any Governmental Entity, and, since the Applicable Date, neither the Company nor any of its Subsidiaries has been given written notice of, or been charged with, any violation of any Law of any Governmental Entity, except, in each case, for any such violation that is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. The Company and its Subsidiaries have all authorizations, licenses, franchises, consents, certificates, registrations, approvals or other permits of any Governmental Entity (each, a “Permit”) necessary to conduct their businesses as presently conducted except any such Permit the absence of which, is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(ii) To the Company’s Knowledge, neither the Company nor any of its Subsidiaries, has at any time during the past three years committed any knowing and willful violation of U.S. Laws governing international business activities, including export control laws, trade and economic sanctions, or the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), except for violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company and its Subsidiaries (A) keep books, records, and accounts that accurately and fairly reflect in all material respects transactions and the distribution of the Company’s and the Subsidiaries’ assets, and maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are properly recorded in accordance with the FCPA and (B) the Company and its Subsidiaries have disclosure controls and procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of the FCPA will be prevented, detected and deterred except for such failures in each of (A) and (B) as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

(j) Takeover Statutes; Rights Agreement.

(i) Assuming the representations and warranties of Parent and Merger Sub set forth in Section 5.2(i) are true and correct, (A) no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States (with the exception of Section 203 of the DGCL) (each, a “Takeover Statute”) is applicable to this Agreement, the Merger or the other transactions contemplated hereby, (B) the affirmative stockholder voting requirement set forth in Article TENTH of the certificate of incorporation of the Company shall not apply to this Agreement, the

Merger or the other transactions contemplated hereby and (C) approval of this Agreement and the Merger by the Board of Directors of the Company constitutes the approval of this Agreement and the Merger for purposes of Section 203 of the DGCL.

(ii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will cause the Rights to become exercisable under the Rights Agreement. The Board of Directors of the Company has taken all actions necessary with respect to the Rights Agreement so that no Flip-in Date or Flip-over Transaction or Event (each as defined in the Rights Agreement) will be deemed to have occurred as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, including the Merger and the Carveout Transaction.

(k) Environmental Matters.

(i) The Company and its Subsidiaries are in compliance and have in the last three years complied with, and have no liability under, applicable Environmental Laws and possess and are and have in the last three years been in compliance with all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws other than as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(ii) The Company and its Subsidiaries have not received any written claim, notice of violation or citation, or other written notice concerning any violation or alleged violation of, or any liability under, any applicable Environmental Law during the past three years except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(iii) There are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings or other Environmental Claims pending or, to the Knowledge of the Company, threatened in writing, concerning compliance by the Company or any of its Subsidiaries with or liability under any Environmental Law except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(iv) As used in this Section 5.1(k), the term:

(A) “Environmental Law” means any Law concerning the protection of the environment (including air, surface water and groundwater), or the use, storage, recycling, treatment, generation, transportation, processing, handling, release or disposal of any hazardous substance or waste material.

(B) “Environmental Claim” means any and all administrative, arbitral, regulatory or judicial actions, suits or proceedings, or directives, claims, Liens, publicly-disclosed investigations or investigations otherwise known to the Company, or notices of noncompliance, liability or violation by any Person, relating to any Environmental Law or hazardous substance.

(l) Taxes. Except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect:

(i) the Company and each of its Subsidiaries have timely filed (or there have been filed on their behalf) with appropriate taxing authorities all income and other material Tax Returns required to be filed by them on or prior to the date of this Agreement (taking into account extensions), such Tax Returns are correct and complete in all material respects, and the Company and each of its Subsidiaries have duly and timely paid all material Taxes due and owing by them, whether or not shown to be due and payable on any Tax Return and the Company and each of its Subsidiaries have timely withheld and paid over to the appropriate taxing authority all material amounts they were required to withhold and pay over;

(ii) there are no audits, claims, or judicial proceedings by any taxing authority with respect to Taxes and, to the Knowledge of the Company, since December 31, 2008, no claim has been made by any Governmental Entity in a jurisdiction where neither the Company nor its Subsidiaries file a Tax Return that it is or may be subject to taxation by that jurisdiction;

(iii) there are no Liens for Taxes upon any assets of the Company or any of its Subsidiaries, except for Liens for Taxes (A) not yet due and payable or (B) that are being contested in good faith through appropriate proceedings;

(iv) there are no outstanding waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes against the Company or any of its Subsidiaries;

(v) neither the Company nor any of its Subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4; and

(vi) neither the Company nor any of its Subsidiaries (A) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, (B) is a party to or bound by any material Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than Tax gross-ups to employees and any other commercial agreements or contracts not primarily related to Tax) or (C) has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code in the two-year period ending on the date of this Agreement.

(vii) As used in this Agreement, the term:

(A) “Tax” (including, with correlative meaning, the term “Taxes”) means taxes including federal, state, local and foreign income, profits, franchise, gross receipts, customs duty, escheat or unclaimed property, license, occupation, premiums, capital stock, social security (or similar), stamp, payroll, sales, use, employment, property, withholding, excise, production, value added, transfer, registration, estimated and similar taxes, together with all interest, penalties and additions imposed with respect thereto whether disputed or not; and

(B) “Tax Return” means returns, reports or statements required to be filed with a Tax authority relating to Taxes, including any schedule thereto or amendment thereof.

(m) Labor Matters. Except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union or equivalent organization, (ii) to the Knowledge of the Company, as of the date of this Agreement, there are no activities or proceedings of any labor organization to organize any employees of the Company or any of its Subsidiaries and no demand for recognition as the exclusive bargaining representative of any employees has been made in writing by or on behalf of any labor or equivalent organization and (iii) as of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened in writing strike, lockout or work stoppage.

(n) Intellectual Property.

(i) Section 5.1(n)(i) of the Company Disclosure Letter lists, as of the date of this Agreement, all Material Company Intellectual Property, indicating for each the name of the owner. To the Knowledge of the Company, all of the Material Company Intellectual Property is (A) valid, subsisting and enforceable and (B) not subject to any outstanding Order (excluding any administrative actions or proceedings before the United States Patent and Trademark Office or any foreign counterpart thereof) adversely affecting the Company’s or its Subsidiaries’ use thereof or rights in and to such Intellectual Property. To the Knowledge of the Company, the Company or one of its Subsidiaries solely owns, free and clear of all Liens, other than Permitted Encumbrances, all right, title and interest in and to the Material Company Intellectual Property.

(ii) To the Knowledge of the Company, (A) the Company’s and its Subsidiaries’ respective businesses, as presently conducted, do not infringe, misappropriate, dilute or otherwise violate the Intellectual Property rights of any other Person in any manner that is, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect and (B) no written claims have been asserted against the Company or any of its Subsidiaries within the past twelve months alleging that the Company or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of any Person.

There are no pending claims, suits, actions or other proceedings before any Governmental Entity (excluding any administrative actions or proceedings before the United States Patent and Trademark Office or any foreign counterpart thereof) or any arbitrator against the Company or any of its Subsidiaries concerning the infringement, misappropriation, dilution or other violation of any Person’s Intellectual Property rights by the Company or any of its Subsidiaries that are, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. To the Knowledge of the Company, there is no ongoing infringement, misappropriation, dilution or other violation of any of the Material Company Intellectual Property that is, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. To the Knowledge of the Company, the Merger will not impair the right, title or interest of the Company or any Subsidiary in or to the Material Company Intellectual Property, other than in such a way that is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(iii) For purposes of this Agreement, “Intellectual Property” means all intellectual property rights throughout the world, including (A) trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, symbols and other source or business identifiers and all goodwill associated therewith and symbolized thereby, but excluding any Domain Names (“Trademarks”), (B) patents, patent applications, registrations, continuations, continuations-in-part, divisions, renewals, extensions and reissues, (C) trade secrets, know-how and similar confidential information protected by the Uniform Trade Secrets Act or similar legislation, (D) works of authorship and the copyrights therein and thereto, the registrations and applications therefor, and renewals, extensions, restorations and reversions thereof and (E) Internet domain names, all applications and registrations for the foregoing, including all renewals of same (“Domain Names”).

(iv) For purposes of this Agreement, “Material Company Intellectual Property” means trademark rights in the Trademarks “Payless ShoeSource”, “Airwalk”, “Stride Rite”, “Keds”, “Sperry” and “Saucony”, in each case as they relate to footwear or retail shoe store services in the United States and Canada, and that are owned by or licensed to the Company or any of its Subsidiaries.

(v) For purposes of this Section 5.1(n), the term “dilute”, “dilution”, and variations thereof mean and refer to the lessening of the capacity of a famous Trademark to identify and distinguish goods or services.

(vi) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 5.1(n) are the only representations and warranties in this Agreement with respect to the Intellectual Property owned or used by the Company or its Subsidiaries.

(o) Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries are in full force and effect and all premiums due with respect to all such insurance policies have been paid, with such exceptions that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(p) Real Property.

(i) Except in any such case as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, with respect to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), (A) the Company or one of its Subsidiaries, as applicable, has good and marketable fee simple title to the Owned Real Property, free and clear of any Encumbrance, (B) there are no outstanding leases, subleases, options or rights of first offer or rights of first refusal, or other written agreements granting to any party or parties the right to lease, use, occupy or purchase the Owned Real Property, or any portion of the Owned Real Property, (C) a true and complete list of the Owned Real Property is set forth on Section 5.1(p)(i) of the Company Disclosure Letter and (D) neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the Knowledge of the Company there is no threatened, condemnation proceeding against any of the Owned Real Property;

(ii) Section 5.1(p)(ii) of the Company Disclosure Letter contains a list of all leases and subleases, including all amendments with respect thereto under which the Company or any of its Subsidiaries is either a lessor or lessee of real property (A) not in respect of retail store locations, pursuant to which the annual rent is in excess of $500,000 (exclusive of pass-through costs) and (B) in respect of retail store locations in which the store operated by the Company or any of its Subsidiaries earned in excess of $500,000 in “four-wall profit” (as calculated by the Company in the ordinary course of business) for the fiscal year ended January 28, 2012 (collectively, the “Material Real Property Leases”). Except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (1) all Material Real Property Leases are valid and binding on the Company and each of its Subsidiaries that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is enforceable and in full force and effect; (2) none of the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party thereto, is in violation, breach or default of any Material Real Property Lease, and no event has occurred which, with notice, lapse of time or both, would constitute a violation, breach or default of any such lease or sublease by any of the Company or its Subsidiaries, or, to the Knowledge of the Company, any other party thereto; (3) neither the Company nor any of its Subsidiaries has received any written notice alleging a violation, breach or default under any such Material Real Property Lease, except for matters being contested in good faith for which adequate accruals or reserves have been established on the books and records of the Company; (4) the Company and its Subsidiaries have not subleased, licensed or otherwise granted any third party the right to use or occupy the property subject to any Material Property Lease or any portion thereof; (5) no landlord or tenant under any Material Real Property Lease has exercised any option or right to cancel or terminate such Material Real Property Lease; and (6) neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the Knowledge of the Company there is no, threatened, material condemnation proceeding, with respect to any Material Real Property Lease. To the extent the Company has not made available to Parent a true and correct copy of any Material Real Property Lease as of the date hereof, the Company shall make a true and correct copy of any such Material Real Property Lease available to Parent within five Business Days of the date hereof.

(iii)

(A) “Encumbrance” means any mortgage, Lien, easement, covenant, or other restriction, title matter or encumbrance of any kind in respect of such asset, but specifically excludes (1) specified encumbrances that secure Indebtedness as reflected on the Company Financial Statements or other obligations listed on Section 5.1(p)(iii)(A) of the Company Disclosure Letter; (2) any encumbrances for current Taxes, assessments or other governmental charges not yet due and payable or due but not delinquent or that are being contested in good faith through appropriate proceedings; (3) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted; (4) zoning, planning, building and other applicable Laws regulating the use, development and occupancy of real property and Permits, consents and rules under such Laws (other than such matters that, individually or in the aggregate, materially adversely impair the conduct of the business of the Company or its Subsidiaries as currently conducted at the facility associated with the Owned Real Property); (5) easements, covenants, conditions, rights of way, encumbrances, restrictions, defects of title and other similar matters, restrictions or exclusions that would be shown by a current title report or other similar report (other than such matters, restrictions or exclusions that, individually or in the aggregate, materially adversely impair the conduct of the business of the Company or its Subsidiaries as currently conducted at the facility associated with the Owned Real Property); (6) mechanics’, carriers’, materialmen’s, laborers’ or other like Liens arising or incurred in the ordinary course of business of the Company or of its Subsidiaries as to which there is no default on the part of the Company or any of its Subsidiaries or that are for amounts not then due and payable or delinquent or the amount of which is being contested in good faith by appropriate proceedings; (7) licenses and other rights granted with respect to Intellectual Property entered in the ordinary course of business; and (8) such other matters that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect (clauses (1) through (8), collectively, the “Permitted Encumbrances”).

(B) For the purposes of this Agreement, “Indebtedness” of any Person means, as of any specified time, (a) all obligations of such Person for borrowed money to the extent appearing as a liability on a balance sheet of such Person prepared in accordance with GAAP, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments for the payment of which such Person is responsible or liable to the extent appearing as a liability on a balance sheet of such Person prepared in accordance with GAAP, (c) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances or similar credit transactions and (d) all obligations of such Person guaranteeing any obligations of any other Person of the type described in the foregoing clauses (b) and (c).

(C) For the purposes of this Agreement, “Intercompany Indebtedness” means Indebtedness owed by any controlled Subsidiary of the Company to the Company or any joint venture set forth on Section 5.1(q)(i)(M) of the Company Disclosure Letter to the Company or any other controlled Subsidiary of the Company or any joint venture set forth on Section 5.1(q)(i)(M) of the Company Disclosure Letter to the Company or any of its Subsidiaries.

(q) Contracts.

(i) Except for this Agreement and except for Contracts filed as exhibits to the Company SEC Reports or that have expired as of the date of this Agreement, none of the Company or any of its Subsidiaries is a party to or bound by any Contract as of the date of this Agreement:

(A) that would be required to be filed by the Company with the SEC pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(B) that is a commitment, arrangement or agreement to contribute capital or make additional investments in any other Person, other than any such commitment, arrangement or agreement (x) entered into in the ordinary course of business, (y) with respect to wholly owned Subsidiaries of the Company or (z) pursuant to a Contract binding on the Company or any of its Subsidiaries previously made available to Parent or Merger Sub;

(C) that contain covenants limiting in any material respect the ability of the Company or any of its Subsidiaries to operate in any business or geographic area (other than covenants limiting the ability of the Company or any of its Subsidiaries to open a store within a 10 miles (or less) radius of an existing store) that, following the Merger, would apply to Parent and its Subsidiaries (other than the Surviving Corporation and its Subsidiaries);

(D) that would be required to be disclosed pursuant to Section 404(a) of Regulation S-K under the Exchange Act;

(E) that relates to any acquisition by the Company or any of its Subsidiaries of stock or assets of another Person, other than in the ordinary course of business or purchases of inventory, supplies or materials, pursuant to which the Company or any of its Subsidiaries has “earn out” or other contingent or fixed payment obligations, in each case, that could result in payments in excess of $1 million;

(F) that provides for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is entered into in the ordinary course of business;

(G) that is a material Contract pursuant to which the Company or any of its Subsidiaries grants “most favored nation” status to a third party;

(H) that is an exclusive license or other material Contract under which the Company or any of its Subsidiaries licenses from any third party any Intellectual Property material to the conduct of the business, with annual fees during fiscal year ended January 28, 2011 in excess of $2.5 million, other than off-the-shelf software licenses;

(I) evidencing Indebtedness of the Company or any of its Subsidiaries in excess of $1 million other than Indebtedness in respect of capital leases and Intercompany Indebtedness;

(J) that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $5 million;

(K) that contains any standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another Person, except for any such Contract that is a confidentiality, non-disclosure or similar type of agreement entered into in the ordinary course of business;

(L) that is a settlement, conciliation or similar agreement in existence as of the date hereof with any Governmental Entity or otherwise, in each case pursuant to which the Company or any of its Subsidiaries is obligated to pay consideration after the date of this Agreement in each case in excess of $2.5 million; or

(M) other than with respect to any partnership that is wholly owned by the Company or any wholly owned Subsidiary of the Company, any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture in which the Company or any of its Subsidiaries owns more than a 25% voting or economic interest, or any interest valued at more than $2.5 million without regard to percentage voting or economic interest (each Contract described in clauses (A) through (M) and each Contract filed as an exhibit to the Company SEC Reports prior to the date of this Agreement is referred to herein as a “Company Material Contract”).

(ii) Each of the Company Material Contracts is valid and binding on the Company and each of its Subsidiaries that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, subject to the Bankruptcy and Equity Exception and except for any such failure to be valid and binding or to be in full force and effect that is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. There is no default under any Company Material Contract by the Company or any of its Subsidiaries that is a party thereto or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with notice or lapse of time or both would constitute a default thereunder by the Company or any of its Subsidiaries that is a party thereto or, to the Knowledge of the Company, any other party thereto, except in each case as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Complete and correct copies of each Company Material Contract have been made available to Parent prior to the date of this Agreement, except for any Contracts the terms of which prohibit its disclosure to any third party or that have expired as of the date of this Agreement.

(r) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger except that the Company has employed Perella Weinberg Partners LP and Kurt Salmon US Inc. as its financial advisors.

(s) No Other Parent or Merger Sub Representations or Warranties. Except for the representations and warranties set forth in Section 5.2, the Guarantees, the Financing Commitments and the Voting Undertaking, the Company hereby acknowledges and agrees that neither Parent nor Merger Sub nor any of their respective Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to Parent or Merger Sub or any of their respective Subsidiaries or their respective business or operations, including with respect to any information provided, disclosed or delivered to the Company.

5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the Disclosure Letter delivered to the Company by Parent prior to or simultaneously with entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign limited liability company, corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so organized, validly existing, qualified, in good standing or to have such power or authority is not, individually or in the aggregate, reasonably likely to prevent or materially impede the ability of Parent and Merger Sub to consummate the Merger, the Carveout Transaction and the other transactions contemplated by this Agreement and the Carveout Transaction Agreement. Parent has made available to the Company complete and correct copies of the certificate of formation, certificate of incorporation, limited liability company agreement and bylaws or comparable governing documents of each of Parent and Merger Sub, each as amended on the date of this Agreement, and each as so made available is in full force and effect.

(b) Authority. The Board of Managers of Parent and the Board of Directors of Merger Sub have approved this Agreement and the Merger and the other transactions contemplated hereby. No vote of holders of capital stock of Parent is necessary to approve this Agreement, the Merger or the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary in order to execute, deliver and perform its obligations under this Agreement (other than adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which adoption will occur immediately following the execution of this Agreement pursuant to Section 6.13(b)) and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings; No Violations; Etc.

(i) Except for (A) compliance with, and filings under, the HSR Act, as amended, and the rules and regulations thereunder; (B) compliance with, and filings under, the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder, including the filing with the SEC of the Proxy Statement; (C) compliance with, and filings under, the applicable requirements of Antitrust Law, competition Law or other similar Laws, rules, regulations and judicial doctrines of jurisdictions other than the United States; (D) the filing of the Delaware Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State of the State of Delaware; (E) compliance with the applicable requirements of the NYSE; (F) notices, reports, filings, consents, registrations, permits or authorizations required in connection with the Carveout Transaction; and (G) such other items as disclosed in Section 5.2(c)(i) of the Parent Disclosure Letter (the items set forth above in clauses (A) through (G), the “Parent Required Governmental Approvals”), no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation of the Merger and the other transactions contemplated by this Agreement, other than such items that the failure to make or obtain, as the case may be, is not, individually or in the aggregate, reasonably likely to prevent or materially impede the consummation of the Merger, the Carveout Transaction or the other transactions contemplated by this Agreement or the Carveout Transaction Agreement.

(ii) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the respective certificates of incorporation, bylaws or comparable governing documents of Parent or Merger Sub; (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any of their respective obligations under or the creation of a Lien on any of the assets of Parent or Merger Sub pursuant to any Contract binding upon Parent or Merger Sub, or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.2(c)(i), under any Law to which Parent or Merger Sub is subject; or (C) any change in the rights or obligations of any party under any Contract binding upon Parent or Merger Sub, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that is not, individually or in the aggregate, reasonably likely to prevent or materially impede the consummation of the Merger, the Carveout Transaction or the other transactions contemplated by this Agreement or the Carveout Transaction Agreement.

(d) Litigation. There are no Actions pending, or to the Knowledge of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except those that, individually or in the aggregate, are not reasonably likely to prevent or materially impede the ability of Parent and Merger Sub to consummate the Merger, the Carveout Transaction or the other transactions contemplated by this Agreement or the Carveout Transaction Agreement.

(e) Financing; Available Funds. Parent has delivered to the Company true, complete and correct copies of (i) the commitment letters, each dated as of the date hereof, from the financial institutions (the “Financing Sources”, which term shall, for the avoidance of doubt, include the financial institutions providing the debt financing for the Carveout Transaction) identified therein (the “Debt Financing Commitments”), pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement (including funding of the Exchange Fund) and related fees and expenses and the refinancing of certain outstanding Indebtedness of the Company (the “Debt Financing”), and (ii) the equity commitment letters, each dated as of the date hereof, from each of Blum and Golden Gate (the “Equity Providers”), pursuant to which the Equity Providers have committed, subject to the terms and conditions set forth therein, to invest in Parent the cash amount (the “Equity Financing” and, together with the Debt Financing, the “Financing”) set forth therein (the “Equity Financing Commitments” and, together with the Debt Financing Commitments, the “Financing Commitments”). None of the Financing Commitments has been amended or modified prior to the date of this Agreement, no such amendment or modification is contemplated and as of the date hereof, the respective commitments contained in the Financing Commitments have not been withdrawn, terminated or rescinded in any respect. Except for fee letters relating to fees with respect to the Debt Financing (complete copies of which have been provided to the Company, with only fee and certain other terms redacted (the “Redacted Fee Letter”)), provided that such redactions do not relate to any terms that would adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing, as of the date of this Agreement there are no side letters or other agreements, contracts or arrangements related to the funding or investing, as applicable, of the Financing other than the Financing Commitments delivered to the Company prior to the date of this Agreement. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date of this Agreement and, as of the date hereof, the Financing Commitments are in full force and effect and are legal, valid, binding and enforceable obligations of Parent, Merger Sub, the Carveout Purchaser or the Affiliates of Parent and Merger Sub, in each case to the extent party thereto, as applicable, and, to the Knowledge of Parent and Merger Sub, each of the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in or expressly contemplated by the Financing Commitments. As of the date hereof, assuming the accuracy of the representations and warranties of the Company set forth in

Section 5.1 in all material respects, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Affiliates of Parent or Merger Sub party thereto or, to the Knowledge of Parent and Merger Sub, any other party thereto under any of the Financing Commitments. As of the date hereof, assuming the accuracy of the representations and warranties of the Company set forth in Section 5.1(b)(i) (other than such inaccuracies as are de minimis relative to Section 5.1(b)(i) taken as a whole), Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or the Financing will not be available at the Closing. Assuming (w) the Financing Commitments are funded in accordance with their terms (after giving effect to the flex provisions), (x) the accuracy of the representations and warranties set forth in Section 5.1(b)(i) (other than such inaccuracies as are de minimis relative to Section 5.1(b)(i) taken as a whole) and (y) the performance in all material respects by the Company of its obligations under this Agreement, Parent and Merger Sub will have at and after the Closing funds sufficient to (i) pay the aggregate Per Share Merger Consideration, (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Financing, (iii) pay for any refinancing of any outstanding Indebtedness of the Company contemplated by this Agreement or the Financing Commitments and (iv) satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Corporation contemplated hereunder.

(f) Guarantees. Concurrently with the execution of this Agreement, Parent has delivered to the Company the Guarantees duly executed by the Guarantors in favor of the Company. Each Guarantee is in full force and effect and constitutes a valid and binding obligation of the Guarantor party thereto, enforceable against such Guarantor and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of any such Guarantor under the Guarantee to which it is a party.

(g) Capitalization. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent free and clear of all Liens. Neither Parent nor Merger Sub has conducted any business prior to the date of this Agreement and neither Parent nor Merger Sub has any, and prior to the Effective Time will not have any, assets, liabilities or obligations of any nature other than those as may be incident to their formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement. Merger Sub does not have outstanding any option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub.

(h) Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability in a circumstance where the Merger is not consummated.

(i) Ownership of Shares. Neither Parent nor Merger Sub nor any of their “affiliates” or “associates” is, and at no time during the last three years has been, an “interested stockholder” of the Company, as such quoted terms are defined in Section 203 of the DGCL. Neither Parent nor Merger Sub nor any of their “Affiliates” or “Associates” is, nor at any time during the last three years has been, an “Interested Stockholder”, as such quoted terms are defined in Article TENTH of the Company’s certificate of incorporation. As of the date of this Agreement, Parent, Merger Sub and their respective Affiliates, including Wolverine, Blum and Golden Gate beneficially own (as used in this Agreement, “beneficial ownership” means beneficial ownership as determined pursuant to Rule 13d-3 and Rule 13d-5 under the Exchange Act) the Shares set forth on Section 5.2(i) of the Parent Disclosure Letter (the “Parent Shares”). As of the date of this Agreement, neither Parent nor Merger Sub “owns” any shares of capital stock of the Company other than the Parent Shares, as such quoted term is defined in Section 203 of the DGCL.

(j) Absence of Certain Agreements. Neither Parent nor any of its Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which: (i) (A) any stockholder of the Company (other than Parent and its Affiliates) would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration, (B) except as set forth in Section 6.13, any stockholder of the Company agrees to vote to adopt this Agreement or the Merger or any stockholder of the Company agrees to vote against any Superior Proposal; or (ii) any current employee of the Company has agreed to (x) remain as an employee of the Company or any of its Subsidiaries following the Effective Time (other than pursuant to any employment Contracts in effect as of the date of this Agreement), (y) contribute or rollover any portion of such employee’s Shares, Company Stock Options, Company Restricted Stock and/or Phantom Stock Units to the Company or its Subsidiaries or Parent or any of its Affiliates or (z) receive any capital stock or equity securities of the Company or any of its Subsidiaries or Parent or any of its Affiliates.

(k) Solvency. Assuming (i) the accuracy of the representations and warranties of the Company set forth in Section 5.1(e), (ii) the accuracy of the financial information provided to Parent by the Company prior to the date hereof and (iii) the satisfaction of the conditions to Parent’s obligation to consummate the Merger, or waiver of such conditions, and after giving effect to the transactions contemplated by this Agreement, including the Financing, any alternative financing and the payment of the aggregate Per Share Merger Consideration, any other repayment or refinancing of debt contemplated in this Agreement or the Financing Commitments, payment of all amounts required to be paid in connection with the consummation of the Merger, the Carveout Transaction and the other transactions contemplated by this Agreement and the Carveout Transaction Agreement, and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the Merger, the Carveout Transaction and the other transactions contemplated by this Agreement and the Carveout Transaction Agreement. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

(l) No Other Company Representations or Warranties. Except for the representations and warranties set forth in Section 5.1, Parent and Merger Sub hereby acknowledge and agree that neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided, disclosed or delivered to Parent or Merger Sub. Neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any other Person, or the use by Parent, Merger Sub or any other Person, of any such information provided or made available to them by the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans, cost-related plans or other material provided or made available to Parent, Merger Sub or any other Person in certain “data rooms,” confidential information memoranda, management presentations or due diligence discussions in anticipation or contemplation of any of the transactions contemplated by this Agreement.

(m) Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company, its Subsidiaries and their respective businesses and operations, including with respect to any information provided, disclosed, delivered or made available to Parent or Merger Sub. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans and cost-related plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, or any other Person, with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge that none of the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans).

ARTICLE VI

Covenants

6.1. Interim Operations.

(a) From the date of this Agreement and until the Effective Time or the earlier termination of this Agreement, except (v) in connection with the Carveout Transaction, (w) as set forth in Section 6.1(a) of the Company Disclosure Letter, (x) as otherwise expressly contemplated or permitted by this Agreement (including Section 6.17), (y) to the extent consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned) or (z) as required by applicable Law, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to cause the business of it and its Subsidiaries to be conducted in the ordinary course of business and it shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations with Governmental Entities, customers, suppliers, distributors, employees and business associates. Notwithstanding the generality of the foregoing, and subject to the exceptions set forth in clauses (w), (x), (y) and (z) of the immediately preceding sentence, the Company shall not and shall not permit its Subsidiaries to:

(i) amend the certificate of incorporation, bylaws or comparable governing documents of the Company or any of its Subsidiaries;

(ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or any property or assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $5 million in any transaction or series of related transactions, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement that have been made available to Parent prior to the date of this Agreement;

(iii) merge or consolidate with any other Person or restructure, reorganize or completely or partially liquidate the Company or any of its Subsidiaries;

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock or securities convertible, exchangeable or exercisable therefor (collectively, “Equity Interests”) of the Company or any of its Subsidiaries (including any Company Stock Options, Company Restricted Stock, Stock Appreciation Rights, Performance Share Units, Phantom Stock Units, Phantom Stock Appreciation Units, Time Stock Appreciation Rights or Performance Stock Appreciation Rights), except issuances or dispositions of (A) Shares pursuant to Company Stock Options, Stock Appreciation Rights or Performance Share Units outstanding on the date of this Agreement under the Company Plans, (B) Shares in connection with the matching of contributions under the Company’s 401(k) Plans, (C) Shares or options or rights to acquire Shares in connection with grants or awards of stock based compensation made in accordance with Section 6.1(a)(ix) hereof or (D) Equity Interests pursuant to the Rights Agreement;

(v) declare, set aside, establish a record date for, or pay any dividends on or make any other distributions (whether payable in cash, stock, property or a combination thereof) in respect of any of the capital stock, other than any dividends from any wholly owned Subsidiary of the Company to the Company or to another wholly owned Subsidiary of the Company;

(vi) reclassify, split, combine, subdivide, repurchase, redeem or otherwise acquire, directly or indirectly, any of the Equity Interests, except for (A) redemptions, purchases or acquisitions pursuant to the exercise or settlement of Company Stock Options, Stock Appreciation Rights, Performance Share Units, employee severance, retention, termination, change of control and other contractual rights existing on the date of this Agreement on the terms in effect on the date of this Agreement, including with respect to Company Restricted Stock or (B) pursuant to the Rights Agreement;

(vii) except as contemplated by the terms of this Agreement, including pursuant to Section 6.18, (A) incur, issue or modify in any material respect the terms of any Indebtedness for borrowed money, or assume, prepay, (except as required pursuant to the terms of any Indebtedness currently outstanding), defease, cancel, acquire, guarantee or endorse, or otherwise become responsible for (whether directly or indirectly, contingently or otherwise), the indebtedness of any Person, (B) issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries or (C) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for borrowed money (in each case, for the avoidance of doubt, excluding trade payables, capitalized lease obligations, or obligations issued or assumed as consideration for services or property, including inventory), except for (1) Indebtedness incurred under the Second Amended and Restated Loan and Guaranty Agreement, dated August 16, 2011, by and among Collective Brands Financial, Inc., the Guarantors signatory thereto, the Lenders signatory thereto, Wells Fargo Retail Finance, LLC and Citigroup Global Markets, Inc. (the “Revolving Credit Facility”), (2) letters of credit issued pursuant to the Revolving Credit Facility or otherwise issued in the ordinary course of business, (3) interest rate and other hedging arrangements on customary commercial terms in the ordinary course of business and (4) Indebtedness owed by any controlled Subsidiary of the Company to the Company; provided that the Company and its Subsidiaries shall not materially increase or decrease any intercompany payables or receivables except at or in connection with the Closing as contemplated by or required to accomplish the Carveout Transaction;

(viii) grant or incur any Lien material to the Company and its Subsidiaries, other than (A) Permitted Encumbrances; (B) pledges or deposits by the Company or any of its Subsidiaries in the ordinary course of business under workmen’s compensation Laws, unemployment insurance Laws or similar Laws; (C) good faith deposits in connection with Contracts (other than for the payment of Indebtedness) to which the Company or one of its Subsidiaries is a party, in each case, in the ordinary course of business; (D) Liens that may be incurred or granted pursuant to or in accordance with the terms of any Indebtedness in effect as of the date hereof, in connection with any Indebtedness permitted pursuant to Section 6.1(a)(vii) or (E) pursuant to licenses or sublicenses of Intellectual Property granted in the ordinary course of business;

(ix) except as required pursuant to agreements in effect prior to the date of this Agreement, or as otherwise required by applicable Law, (A) grant, pay or agree to pay any severance or termination payments or any benefits to any current or former director, officer or employee of the Company or any of its Subsidiaries, except in the case of employees who are not executive officers of the Company, in the ordinary course of business consistent with past practice, (B) increase the compensation or bonus (or grant, pay or agree to pay bonuses) to any current or former director, officer or employee of the Company or any of its Subsidiaries, except in the case of employees who are not executive officers of the Company, in the ordinary course of business consistent with past practice, (C) increase pensions or welfare benefits of any current or former director, officer or employee of the Company or any of its Subsidiaries, except in the case of employees who are not executive officers of the Company, in the ordinary course of business, (D) establish, adopt, terminate or materially amend any Company Plan or materially amend the terms of any Equity Awards, or enter into any new, or amend any existing change in control arrangements or retention, retirement or similar agreements with any new, current or former director, officer or employee of the Company or any of its Subsidiaries, (E) accelerate the vesting or payment of or take action to fund, any compensation payable or benefits to become payable or provided to any current or former director, officer or employee of the Company or any of its Subsidiaries, except as otherwise provided in this Agreement, (F) enter into any new, or amend any existing, employment agreements with any new, current or former director, officer or employee of the Company or any of its Subsidiaries except in the case of employees who are not executive officers of the Company, in the ordinary course of business consistent with past practice and with an annual base salary and incentive compensation opportunity not to exceed $175,000 or (G) grant or make any equity awards that may be settled in Shares, preferred shares, or any Equity Interest or any other securities of the Company or any of its Subsidiaries, or the value of which is linked directly or indirectly, in whole or in part, to the price or value of any Shares, preferred shares, Equity Interests or other Company securities or Subsidiary securities;

(x) other than in the ordinary course of business, (A) make or change any material Tax election, (B) change the Company’s or any Subsidiary of the Company’s method of accounting for Tax purposes, (C) file any material amended Tax Return, (D) settle, concede, compromise or abandon any material Tax claim or assessment, (E) surrender any right to a refund of material Taxes or (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to material Taxes;

(xi) except as required by GAAP, a Governmental Entity or applicable Law, make any material changes to accounting policies or principles;

(xii) except in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any Person, other than (i) to or in the Company or to or in any direct or indirect controlled Subsidiary of the Company or (ii) to or in franchise partners or wholesale customers;

(xiii) (A) enter into any Contract that would have been a Company Material Contract pursuant to subsections (C), (D), (E), (F), (G), (J), (K) or (M) of Section 5.1(q)(i) had it been entered into prior to the date of this Agreement, (B) terminate, materially amend or waive any material rights under any Company Material Contract or any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement, in each case in a manner materially adverse to the Company and its Subsidiaries, excluding any termination upon expiration of a term in accordance with the terms of such Company Material Contract, or (C) except in the ordinary course of business, waive any material default under, or release, settle or compromise any material claim against the Company or liability or obligation owing to the Company, under any Company Material Contract; provided, in each case, that the Company and its Subsidiaries shall be permitted to renew or replace any Company Material Contract with one or more Contracts on substantially similar terms;

(xiv) transfer, sell, lease, license, assign, mortgage, pledge, divest or otherwise dispose of any entity or material assets, product lines, rights or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, in each case having a current value of $2,000,000 individually or $5,000,000 for all such transactions in the aggregate, other than (A) inventory, supplies and other assets in the ordinary course of business, (B) pursuant to Contracts in effect prior to the date of this Agreement that have been made available to Parent prior to the date of this Agreement or (C) pursuant to licenses or sublicenses of Intellectual Property granted in the ordinary course of business;

(xv) except for the expenditures contemplated by the capital budgets set forth in Section 6.1(a)(xv) of the Company Disclosure Letter or for expenditures required by Law or in response to casualty loss or property damage, make or authorize any capital expenditures;

(xvi) other than pursuant to Section 6.16, waive, release, settle or compromise any pending or threatened litigation, arbitration, claim (excluding ordinary course disputes with vendors in which no litigation or arbitration commences) or action against the Company or any of its Subsidiaries other than settlements or compromises of any litigation, arbitration, claim or action (A) where the amount paid in an individual settlement or compromise by the Company (and not including any amount paid by the Company’s insurance carriers or third parties) does not exceed $1,000,000 individually or $5,000,000 in the aggregate or (B) that would impose any material restrictions on the business or operations of the Company or its Subsidiaries; provided that the foregoing clause (A) will not restrict the Company’s ability to settle any ordinary course claim involving a settlement amount not in excess of $100,000;

(xvii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xviii) fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice, unless the Company determines in its reasonable commercial judgment that the form or amount of such insurance should be modified; or

(xix) agree, authorize or commit to do any of the foregoing actions or enter into any letter of intent (binding or non-binding) or similar agreement or arrangement with respect to any of the foregoing actions.

(b) Neither Parent nor Merger Sub shall knowingly take or permit any of their Affiliates to take any action that could reasonably be expected to prevent or materially impede the consummation of the Merger, the Carveout Transaction or the other transactions contemplated by this Agreement and the Carveout Transaction Agreement.

(c) Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Affiliates’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.2. Acquisition Proposals.

(a) No Solicitation or Negotiation.

(i) The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(A) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes an Acquisition Proposal;

(B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal, except to notify such Person of the existence of this Section 6.2;

(C) enter into any agreement or agreement in principle with respect to any Acquisition Proposal other than a confidentiality agreement referred to in Section 6.2(a)(ii);

(D) grant any waiver, amendment or release under any standstill or confidentiality agreement or fail to use reasonable efforts to enforce any standstill or confidentiality agreement with respect to any equity securities of the Company; or

(E) otherwise knowingly facilitate any effort or attempt by any Person to make an Acquisition Proposal.

The Company and its Subsidiaries shall, and shall cause its and its Subsidiaries’ officers and directors to, and shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, cease immediately any discussions or negotiations, if any, with any Person (other than Parent, Merger Sub and their respective Representatives) conducted prior to the date of this Agreement with respect to any Acquisition Proposal and shall promptly request that any such Person in possession of confidential information about the Company that was furnished by or on behalf of the Company return or destroy all such information in accordance with the terms of the confidentiality agreement with such Person.

(ii) Notwithstanding anything in this Agreement to the contrary, prior to the time, but not after, the Company Requisite Vote is obtained, if the Company or its Representatives receive a written Acquisition Proposal from any Person, the Company and its Representatives may (A) contact such Person to clarify the terms and conditions thereof; (B) provide information (including non-public information concerning the Company and its Subsidiaries) in response to a request therefor by such Person if the Company receives from such Person an executed confidentiality agreement on terms not more favorable to such Person in any material respect than the terms contained in any of the Confidentiality Agreements (it being understood that such confidentiality agreement need not prohibit the making or amendment of an Acquisition Proposal to the extent such Acquisition Proposal is made directly to the Company); provided that the Company shall promptly (and in any event within 24 hours) make available to Parent any material non-public information concerning the Company and its Subsidiaries that the Company made available to any Person given such access which was not previously made available to Parent; (C) engage or participate in any discussions or negotiations with such Person; and (D) after having complied with Section 6.2(c), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (B), (C) or (D) above, the Board of Directors of the Company or any committee thereof determines in good faith after consultation with its outside legal counsel that such action could be required by the directors’ fiduciary duties under applicable Law, (y) in each such case referred to in clause (B) or (C) above, the Board of Directors of the Company or any committee thereof has determined in good faith based on the information then available and after consultation with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal, and (z) in the case referred to in clause (D) above, the Board of Directors of the Company or any committee thereof determines in good faith after consultation with its financial advisor that such Acquisition Proposal is a Superior Proposal.

(b) For the purposes of this Agreement:

(i) “Acquisition Proposal” means (A) any proposal or offer with respect to a merger, consolidation, business combination, recapitalization, reorganization or similar transaction involving the Company and/or any of its Subsidiaries or (B) any acquisition by any Person resulting in, or proposal or offer to acquire by tender offer, share exchange, stock or asset purchase or in any other manner, which if consummated would result in any Person or group of Persons becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, (1) 15% or more of the total voting power or of any class of equity securities of the Company or (2) 15% or more of the consolidated total assets measured by fair market value (including equity securities of its Subsidiaries), of the Company.

(ii) “Superior Proposal” means a bona fide Acquisition Proposal (with the percentages set forth in the definition of such term in subsections (B)(1) and (B)(2) thereof changed from 15% to 75% that the Board of Directors of the Company or any committee thereof has determined in its good faith judgment, after consultation with its financial advisor and outside legal counsel, (A) is reasonably likely to be consummated in accordance with its terms), and (B) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement, in the case of clauses (A) and (B), after taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal (including the financing thereof).

(c) No Change of Recommendation or Alternative Acquisition Agreement.

(i) The Board of Directors of the Company and each committee thereof shall not:

(A) (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger or (ii) approve, recommend or otherwise declare advisable or propose to approve, recommend or otherwise declare advisable or resolve to approve, recommend or otherwise declare advisable (publicly or otherwise), any Acquisition Proposal (it being understood that the Board of Directors of the Company may take no position with respect to an Acquisition Proposal until the close of business as of the 10th Business Day after the commencement of such Acquisition Proposal pursuant to Rule 14d-2 under the Exchange Act without such action being considered an adverse modification); or

(B) except as expressly permitted by Section 8.3(a), cause or permit the Company to enter into any letter of intent, acquisition agreement, merger agreement or similar definitive agreement (other than a confidentiality agreement referred to in Section 6.2(a)(ii)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

(ii) Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Requisite Vote is obtained, the Board of Directors of the Company and any committee thereof may (A) withhold, withdraw, qualify or modify the Company Recommendation or (B) approve, recommend or otherwise declare advisable any Acquisition Proposal that the Board of Directors of the Company or any committee thereof determines in good faith is a Superior Proposal made after the date of this Agreement, in the case of clauses (A) and (B), if the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with outside counsel, that such action could be required by the directors’ fiduciary duties under applicable Law (any action described in clauses (A) and (B), a “Change of Recommendation”), and thereafter may also take action pursuant to Section 8.3(a); provided, however, that the Company shall not effect a Change of Recommendation in connection with a Superior Proposal or take any action pursuant to Section 8.3(a) with respect to a Superior Proposal unless and until (x) the Company notifies Parent in writing, at least three Business Days in advance, that the Company’s Board of Directors intends to effect a Change of Recommendation in connection with a Superior Proposal or to take action pursuant to Section 8.3(a) with respect to a Superior Proposal, in either case subject only to compliance with this proviso, which notice shall specify the identity of the party who made such Superior Proposal and all of the material terms and conditions of such Superior Proposal and shall attach the agreement and all material related documentation providing for such Superior Proposal; (y) after providing such notice and prior to making such Change of Recommendation in connection with a Superior Proposal or taking any action pursuant to Section 8.3(a) with respect to a Superior Proposal, the Company shall negotiate in good faith with Parent during such three Business Day period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement, the Financing Commitments and the Guarantees as would permit the Board of Directors of the Company not to effect a Change of Recommendation in connection with a Superior Proposal or to take such action pursuant to Section 8.3(a) in response to a Superior Proposal; and (z) the Board of Directors of the Company shall have considered in good faith any changes to this Agreement, the Financing Commitments and the Guarantees offered in writing by Parent in a manner that would form a binding contract if accepted by the Company and shall have determined in good faith that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Parent were to be given effect; provided that in the event the Acquisition Proposal is thereafter modified by the party making such Acquisition Proposal, the Company shall notify Parent in writing of such modified Acquisition Proposal and shall again comply with this Section 6.2(c), except that the Company’s advance written notice obligation shall be reduced to two Business Days (rather than the three Business Days otherwise contemplated by this Section 6.2(c)) and the time the Company shall be permitted to effect a Change of Recommendation in connection with a Superior Proposal shall be reduced to the time that is two Business Days after it has provided such written notice (rather than the time that is the three Business Days otherwise contemplated by this Section 6.2(c)).

(d) Certain Permitted Disclosure. Nothing contained in this Agreement shall prohibit the Company or the Board of Directors of the Company or any committee thereof from (i) complying with its disclosure obligations under United States federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company) or (iii) making accurate disclosure to the Company’s stockholders of any factual information regarding the business, financial condition or results of operations of the Company, Parent or Merger Sub or the fact that an Acquisition Proposal has been made, the identity of the party making such Acquisition Proposal or the material terms of such Acquisition Proposal; provided, however, that the Board of Directors of the Company or any committee thereof shall not make a Change of Recommendation except in accordance with Section 6.2(c).

(e) Notice. The Company agrees that it will promptly (and, in any event, within 24 hours) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Subsidiaries or any of their respective Representatives indicating, in connection with such notice, the identity of the Person or group of Persons making the Acquisition Proposal or seeking such information or discussions or negotiations and including a written summary of the material terms and conditions of any requests, proposals, offers constituting Acquisition Proposals that are not made in writing and copies of any written requests, proposals or offers constituting Acquisition Proposals, including proposed agreements that are made in writing, and thereafter shall keep Parent reasonably informed, on a prompt basis (and, in any event, within 24 hours with respect to a change in price and within 48 hours in the case of any other change) of the terms of any such modification (including any amendments thereto or any change to the scope, terms or conditions thereof) and the status of any such discussions or negotiations relating thereto. The Company agrees that neither it nor any of its Subsidiaries will enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent.

6.3. Proxy Filings; Information Supplied. The Company shall, as promptly as practicable after the date of this Agreement, prepare and file in preliminary form the Proxy Statement with the SEC. The Company agrees that as of the date of mailing to stockholders of the Company and at the time of the Stockholders Meeting, (a) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (b) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Merger Sub agree that none of the information supplied by either of them or any of their Affiliates for inclusion in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.4. Stockholders Meeting. Subject to fiduciary obligations under applicable Law, the Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all reasonable action necessary to convene a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as practicable after the date on which the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement to consider and vote upon the adoption of this Agreement; provided, however, for the avoidance of doubt, the Company may postpone or adjourn the Stockholders Meeting, but no longer than reasonably necessary, (a) with the consent of Parent; (b) for the absence of a quorum; (c) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Board of Directors of the Company or any committee thereof has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders Meeting; (d) if required by Law; or (e) if the Company has provided a written notice to Parent and Merger Sub pursuant to Section 6.2(c)(ii) that it intends to make a Change of Recommendation in connection with a Superior Proposal or take action pursuant to Section 8.3(a) with respect to a Superior Proposal, until a date that is two Business Days after the deadline contemplated by Section 6.2(c)(ii) with respect to such notice or subsequent notice(s) if the Acquisition Proposal is modified during such two Business Day period. Subject to Section 6.2, the Board of Directors of the Company and any committee thereof shall recommend such adoption, shall include the Company Recommendation in the Proxy Statement and shall take all reasonable lawful action to solicit such adoption of this Agreement. Notwithstanding any Change of Recommendation, unless this Agreement is terminated pursuant to, and in accordance with, Article VIII, this Agreement shall be submitted to the holders of Shares at the Stockholders Meeting for the purpose of adopting this Agreement.

6.5. Filings; Other Actions; Notification.

(a) Proxy Statement. The Company shall promptly notify Parent of the receipt of all comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC. The Company shall cause the definitive Proxy Statement to be mailed promptly after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(b) Cooperation. Subject to the terms and conditions set forth in this Agreement, including Section 6.5(e) below, the Company, Wolverine and Parent shall cooperate with each other and use (and shall cause their respective Affiliates (in the case of Wolverine, other than Parent) to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c) Information. Subject to applicable Laws, the Company, Wolverine and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates (in the case of Wolverine, other than Parent), directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Affiliates to any third party and/or any Governmental Entity in connection with the Merger, the Carveout Transaction and the transactions contemplated by this Agreement and the Carveout Transaction Agreement, including under the HSR Act and any other applicable Antitrust Law.

(d) Status. Subject to applicable Laws and the instructions of any Governmental Entity, the Company, Wolverine and Parent each shall keep each other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement and the Carveout Transaction Agreement, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of their respective Affiliates (in the case of Wolverine, other than Parent), from any third party and/or any Governmental Entity with respect to the Merger, the Carveout Transaction and the transactions contemplated by this Agreement and the Carveout Transaction Agreement. Neither the Company nor Wolverine nor Parent shall permit any of its Affiliates (in the case of Wolverine, other than Parent), officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to the Merger, the Carveout Transaction and the transactions contemplated by this Agreement and the Carveout Transaction Agreement unless it consults with each other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(e) Antitrust Matters.

(i) Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.5, each of the Company, Parent and the Carveout Purchaser agree to take or cause to be taken the following actions:

(A) as soon as practicable, and in any event, no later than 15 Business Days following the date of this Agreement, to file the initial pre-merger notifications with respect to this Agreement and the Carveout Transaction Agreement and the transactions contemplated herein and therein, if required, under the HSR Act for each of Parent, the Company and the Carveout Purchaser, in each such case, requesting early termination of the waiting period with respect to the Merger and the Carveout Transaction, and to file as soon as practicable any other applicable notifications or other forms necessary and required to obtain any consents, clearances or approvals under or in connection with any other Antitrust Law;

(B) to promptly provide to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable Antitrust Law (a “Governmental Antitrust Entity”) non-privileged information and documents requested by any such Governmental Antitrust Entity in connection with obtaining any such approval of such Governmental Antitrust Entity that is necessary, proper or advisable to permit consummation of the Merger, the Carveout Transaction and the other transactions contemplated by this Agreement and the Carveout Transaction Agreement;

(C) to use reasonable best efforts to take, and to cause each of its Subsidiaries (in the case of the Carveout Purchaser, other than Parent) to take, any and all actions reasonably necessary to obtain any consents, clearances or approvals required under or in connection with any Antitrust Law, enable all waiting periods under any Antitrust Law to expire and avoid or eliminate each and every impediment under any Antitrust Law asserted by any Governmental Entity, in each case, to enable the Merger, the Carveout Transaction and the other transactions contemplated hereby to occur prior to the Termination Date, including promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Entity; and

(D) to refrain from entering into any agreement, arrangement or other understanding to acquire any assets or properties that would prevent or materially delay receipt of any Company Required Governmental Approvals or Parent Required Governmental Approvals or prevent or materially impede the Closing.

(ii) In furtherance and not in limitation of the undertakings pursuant to this Section 6.5, if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any Action is instituted (or threatened to be instituted) by the Federal Trade Commission, the Department of Justice or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby (including the Carveout Transaction) as violative of any Law or which would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied or that would reasonably be expected to prevent or materially impede the consummation of the Merger, the Carveout Transaction or the other transactions contemplated by this Agreement and the Carveout Transaction Agreement, each of Parent, the Company and the Carveout Purchaser and their respective Affiliates shall use their respective reasonable best efforts to contest, resist and resolve any such objections or Actions, and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger, the Carveout Transaction or the other transactions contemplated by this Agreement so as to permit consummation of the transactions contemplated by this Agreement and the Carveout Transaction Agreement.

(iii) Notwithstanding the foregoing, Parent shall take, and cause its Affiliates to take, and Wolverine shall take, and cause its Affiliates (other than Parent) to take, any and all actions necessary to obtain any consents, clearances or approvals required under or in connection with any Antitrust Law, and to enable all waiting periods under any Antitrust Law to expire, and to avoid or eliminate each and every impediment under any Antitrust Law asserted by any Governmental Entity, in each case, to consummate the Merger, the Carveout Transaction or the other transactions contemplated by this Agreement or the Carveout Transaction Agreement, including (A) promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Entity; (B) subject to Section 6.5(e)(iv), if necessary to obtain clearance by any Governmental Entity, offering, negotiating, committing to and effecting, by consent decree, a hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, products, leases, businesses or other operations or interests therein of the Company or Parent or either’s respective Subsidiaries or Affiliates and (C) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any party to consummate the Merger, the Carveout Transaction or the other transactions contemplated by this Agreement or the Carveout Transaction Agreement and taking any and all other actions to prevent the entry, enactment or promulgation thereof.

(iv) Notwithstanding anything to the contrary in this Section 6.5, neither this Section 6.5, nor the “reasonable best efforts” standard shall require, or be construed to require, in order to obtain any required consent, clearance or approval from any Governmental Entity or otherwise, Blum, Golden Gate, Wolverine, Parent, the Company or any of their respective Affiliates (in the case of Wolverine, other than Parent) (the “Covered Parties”) to (A) sell, lease, license, transfer, dispose of, divest or otherwise encumber, or hold separate, or propose, negotiate or offer to effect, or consent or commit to, any sale, leasing, licensing, transfer, disposal, divestiture or other encumberment, or holding separate, before or after the Effective Time, of any assets, licenses, operations, rights, product lines, businesses or interest therein of any of the Covered Parties or (B) take or agree to take any other action or agree or consent to any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any such assets, licenses, operations, rights, product lines, businesses or interest therein of any of the Covered Parties, if such action listed in subsections (A) or (B) above would reasonably be expected to have a material adverse effect on such Covered Party, it being understood that “material adverse effect” shall be determined at the level of, and shall be measured as to, what would have, or would reasonably be expected to have, a “material adverse effect” on (1) the PLG Business, taken as a whole, or (2) the PSS Business, taken as a whole.

(v) Wolverine, Parent and the Company will not withdraw and refile their respective initial filings under the HSR Act or any other Antitrust Law unless each other party has consented in advance to such withdrawal and refiling. Nothing in this Agreement shall require the Company or its Affiliates, or Parent, Merger Sub and their respective Affiliates, to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.

(vi) For purposes of this Agreement, “Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

6.6. Access and Reports.

(a) Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, Contracts and records, and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other persons designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreements. No investigation pursuant to this Section 6.6 or by Parent or its Representatives at any time prior to or following the date of this Agreement shall affect or be deemed to modify any representation or warranty made by the Company herein.

(b) This Section 6.6 shall not require the Company or its Subsidiaries to permit any access, or to disclose (i) any information that, in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of the Company, is reasonably likely to result in any violation of any Law or any Contract to which the Company or its Subsidiaries is a party or cause any privilege (including attorney-client privilege) that the Company or its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in the Company’s good faith judgment (after consultation with counsel, which may be in-house counsel) adversely affect in any material respect the Company’s position in any pending or, what the Company believes in good faith (after consultation with counsel, which may be in-house counsel) could be, future litigation, (ii) if the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties in a litigation, any information that is reasonably pertinent thereto or (iii) any information that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such disclosure; provided that, in the case of clause (i), the parties hereto shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so (A) would not (in the good faith belief of the Company (after consultation with counsel, which may be in-house counsel)) be reasonably likely to result in the violation of any such Law or Contract or be reasonably likely to cause such privilege to be undermined with respect to such information or (B) could reasonably (in the good faith belief of the Company (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which non-employee Representatives of Parent could be provided access to such information.

(c) The information provided pursuant to this Section 6.6 shall be used solely for the purpose of the Merger and the other transactions contemplated hereby (including the Carveout Transaction), and such information shall be kept confidential in accordance with the terms and conditions of, the Confidentiality Agreements.

6.7. Stock Exchange De-listing. The Surviving Corporation shall cause the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

6.8. Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter (unless and until a Change of Recommendation occurs pursuant to Section 6.2(c)) Wolverine, Parent (and Parent shall cause Blum and Golden Gate and their affiliated investment funds and use its reasonable best efforts to cause its other Affiliates) and the Company each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

6.9. Employee Benefits.

(a) Parent agrees that, during the period commencing at the Effective Time and ending on the earlier of (i) the expiration of 12 months following the Closing Date or (ii) December 31, 2013, each employee of the Company and its Subsidiaries who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Affected Employees”) will be provided with (A) base salary and annual and long-term cash bonus opportunities which are no less than the base salary and annual and long-term cash bonus opportunities provided by the Company and its Subsidiaries to each such Affected Employee immediately prior to the Effective Time, (B) employee benefits (other than defined benefit pension benefits, equity based benefits, and as otherwise provided in this Section 6.9) that are substantially similar in the aggregate to those provided by the Company and its Subsidiaries to each such Affected Employee under the Company Plans in effect immediately prior to the Effective Time and (C) severance benefits that are no less favorable than the severance benefits provided by the Company and its Subsidiaries to each such Affected Employee under the Company Plans in effect immediately prior to the Effective Time.

(b) With respect to any employee benefit plans maintained by Parent (collectively, “Parent Benefit Plans”) which the Affected Employees are entitled to participate in as of the Effective Time, Parent shall cause the Parent Benefit Plans to take into account for purposes of eligibility and vesting (other than vesting of future equity awards) and for purposes of determining amounts of severance, or future vacation or other paid time off accrual (but not for benefit accrual purposes under any qualified defined benefit pension plan) thereunder, service for the Company and its Subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company or any of its Subsidiaries (except to the extent it would result in a duplication of benefits with respect to the same period of service). In the event of any change in the welfare benefits provided to Affected Employee following the Effective Time, Parent shall, and shall cause its direct and indirect Subsidiaries (including the Surviving Corporation) to use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions exclusions and all waiting periods with respect to participation and coverage requirements applicable to each Affected Employee under any welfare benefit plan in which an Affected Employee is eligible to participate on or after the Effective Time and (ii) credit each Affected Employee for any co-payments, deductibles and other out-of-pocket expenses paid prior to the Effective Time under the terms of any corresponding Company Plan in satisfying any applicable deductible, co-payment or out-of-pocket requirements for the plan year in which the Effective Time occurs under any welfare benefit plan in which the Affected Employee participates on and after the Effective Time.

(c) Parent agrees that for the year in which the Effective Time occurs, it shall provide Annual Incentive Plan cash bonus opportunities that are not less than the threshold, target and maximum annual cash bonus opportunities in effect as of the Effective Time and performance metrics relative to such opportunities that are substantially comparable to the existing Annual Incentive Program performance metrics as reasonably adjusted in good faith following the Effective Time to reflect changes in corporate structure, the Merger or the Carveout Transaction.

(d) Parent agrees that following the Effective Time, it shall provide long-term incentive performance-based cash program (the “LTIP”) opportunities in respect of outstanding LTIP award cycles that are not less than the threshold, target and maximum LTIP opportunities as in effect as of the Effective Time and performance metrics relative to such opportunities that are substantially comparable to the existing LTIP performance metrics as reasonably adjusted in good faith following the Effective Time to reflect changes to corporate structure, the Merger or the Carveout Transaction.

(e) Parent hereby acknowledges that a “change in control” or “change of control” within the meaning of each Company Plan that contains such terms will occur upon the Effective Time.

(f) Parent shall, and shall cause the Surviving Corporation and any successor thereto to honor, assume, fulfill and discharge the Company’s and its Subsidiaries’ obligations under the plans, policies and agreements identified in Section 6.9(f) of the Company Disclosure Letter in accordance with their terms as well as the terms set forth on Section 6.9(f) of the Company Disclosure Letter.

(g) Parent hereby acknowledges and recognizes that, as of the Effective Time, all of the Company’s and/or the Company’s Affiliates’ contractual obligations with the unions representing bargaining unit employees of the Company or its Affiliates will continue, including all contractual obligations under applicable collective bargaining agreements, as listed in Section 5.1(m) of the Company Disclosure Letter (subject to future bargaining between the unions and the Company or the Company’s Affiliates).

(h) For purposes of Section 6.9 (other than 6.9(e)), each reference to “Parent” shall be deemed to also be a reference to “Wolverine” and each reference to Parent shall also be a reference to the Subsidiary of Wolverine that is party to the Carveout Transaction Agreement to the extent applicable with respect to the PLG Business in connection with the Carveout Transaction.

(i) The parties agree that all provisions in this Section 6.9 are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, shall (i) constitute an amendment to any Parent Benefit Plan, Company Plan or any other applicable employee benefit arrangement, (ii) create any third party beneficiary rights (x) in any other Person, or (y) to continued employment with Parent, Company or any of their Affiliates or Subsidiaries or (iii) shall alter or limit Parent’s, the Company’s or any of their Affiliates’ or Subsidiaries’ ability to amend, modify or terminate, in accordance with the terms of such plan, any particular benefit plan, program, agreement or arrangement.

6.10. Expenses. Except as otherwise expressly provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except expenses incurred in connection with Parent’s indemnification and reimbursement obligations pursuant to Section 6.14(c) and Section 6.19.

6.11. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation will indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent will also advance expenses as incurred to the fullest extent permitted under applicable Law), each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or its Subsidiaries or services performed by such persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (i) the Merger and the other transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; provided that the Person to whom Costs are advanced provides an undertaking to repay such Costs if it is ultimately determined that such Person is not entitled to indemnification.

(b) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies for the Indemnified Parties, and (ii) the Company’s existing fiduciary and employment practices liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the Indemnified Parties as the Company’s existing policies with respect to any matters that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that the cost of the annual premium amount for such “tail” insurance policies does not exceed an amount equal to 300% of the annual premiums currently paid by the Company for such insurance. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11.

(d) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, who are third party beneficiaries of this Section 6.11.

(e) The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation, bylaws or comparable governing documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation, bylaws or comparable governing documents of the Company and its Subsidiaries or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

6.12. Takeover Statutes. The Company shall use its reasonable best efforts to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company, Parent and their respective Boards of Directors shall each use reasonable best efforts to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise eliminate or minimize the effects of such Takeover Statute on this Agreement.

6.13. Parent Vote.

(a) Parent and Wolverine shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Parent Shares in favor of the adoption of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of the Company by consent in lieu of a meeting), subject to the limitations set forth in the Voting Undertaking.

(b) Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

(c) Parent hereby waives and shall use its reasonable best efforts to cause its Affiliates to waive, and Wolverine shall waive, to the full extent of the Law, and Parent hereby agrees and shall use its reasonable best efforts to cause its Affiliates to agree, and Wolverine shall agree, not to assert any appraisal rights pursuant to Section 262 of the DGCL or assert any rights to dissent or otherwise in connection with the Merger with respect to any and all Parent Shares.

6.14. Financing.

(a) Parent, and, solely with regard to the debt financing for the Carveout Transaction (the “Carveout Financing“), the Carveout Purchaser shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions (including the flex provisions) described in the Financing Commitments and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Financing Commitments if such amendment, modification or waiver would (x) reduce the aggregate amount of the Debt Financing or (y) impose new or additional conditions or otherwise amend, modify or expand any conditions precedent to the receipt of the Debt Financing in a manner that would reasonably be expected to (I) delay or prevent the Closing, (II) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (III) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Financing Commitments or the definitive agreements with respect thereto, the ability of Parent or Merger Sub to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby (provided, however, that Parent, Merger Sub and, solely with regard to the Carveout Financing, the Carveout Purchaser may replace or amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Financing Commitments as of the date of this Agreement). Each of Parent, Merger Sub and, solely with regard to the Carveout Financing, the Carveout Purchaser shall use reasonable best efforts to (i) maintain in effect the Debt Financing Commitments (including by consummating the financing pursuant to the terms of the Equity Financing Commitments) until the transactions contemplated by this Agreement are consummated, (ii) satisfy on a timely basis all conditions and covenants applicable to Parent, Merger Sub and, solely with regard to the Carveout Financing, the Carveout Purchaser in the Financing Commitments and otherwise comply with its obligations thereunder, (iii) negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions (including the flex provisions) contemplated by the Debt Financing Commitments, (iv) upon satisfaction of the conditions contained in the Financing Commitments, consummate the Financing at Closing, and (v) enforce its rights under the Debt Financing Commitments. Without limiting the generality of the foregoing, Parent, Merger Sub and, solely with regard to the Carveout Financing, the Carveout Purchaser shall give the Company prompt notice (which shall in no event be more than two Business Days from their knowledge thereof): (A) of any material breach or material default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any Financing Commitment or definitive document related to the Financing; (B) of the receipt of any written notice or other written communication from any Person with respect to any: (1) breach, default, termination or repudiation by any party to any Financing Commitment or any definitive document related to the Financing or any provisions of the Financing Commitment or any definitive document related to the Financing or (2) material dispute or disagreement between or among any parties to any Financing Commitment or any definitive document related to the Financing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or any definitive agreement with respect thereto); and (C) if Parent or Merger Sub will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitment or the definitive documents related to the Financing. As soon as reasonably practicable, but in any event within two Business Days after the date the Company delivers Parent, Merger Sub or, solely with regard to the Carveout Financing, the Carveout Purchaser a written request, Parent, Merger Sub or, solely with regard to the Carveout Financing, the Carveout Purchaser, shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence; provided that in no event will Parent, Merger Sub or, solely with regard to the Carveout Financing, the Carveout Purchaser be under any obligation to disclose any information that is subject to attorney-client or similar privilege if Parent, Merger Sub or, solely with regard to the Carveout Financing, the Carveout Purchaser shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege. If any portion of the Financing becomes unavailable on the terms and conditions (including the flex provisions contained in the Redacted Fee Letter) contemplated in the Debt Financing Commitments, Parent or, solely with regard to the Carveout Financing, the Carveout Purchaser shall use its respective reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement on terms not materially less favorable from the standpoint of Parent, Merger Sub and the Company than those in the Financing Commitments (taking into account the flex provisions) as promptly as practicable following the occurrence of such event but no later than the Business Day immediately prior to the Closing Date. Parent or, solely with regard to the Carveout Financing, the Carveout Purchaser shall promptly provide a true, correct and complete copy of each alternative financing commitment (together with a redacted copy of any related fee letter) to the Company. The Carveout Purchaser represents and warrants that (i) the “Purchase Documentation” (other than this Agreement and the Carveout Transaction Agreement, a full and complete copy of which has been provided to the Company on the date hereof) referred to in paragraph 4 of Exhibit D of the Commitment Letter, dated the date hereof (the “Carveout Purchaser Commitment Letter”), among the Carveout Purchaser and the financing sources party thereto, does not contain any conditions to the Closing or to the closing of either the Carveout Financing or the Carveout Transaction that are additional to or different from the conditions set forth in the Carveout Transaction Agreement, and that the terms thereof are not inconsistent with the terms of this Agreement and (ii) the terms of and performance by the parties of their obligations under such Purchase Documentation would not reasonably be expected to delay, prevent, hinder or impede the Closing or the closing of either the Carveout Financing or the Carveout Transaction. Parent, Merger Sub and the Carveout Purchaser agree that they will not amend or modify any such “Purchase Documentation” (a) to add new or additional conditions or amend, modify or expand the existing conditions or (b) otherwise in a manner that would reasonably be expected to delay, prevent, hinder or impede the Closing or the closing of either the Carveout Financing or the Carveout Transaction.

(b) Parent and Merger Sub shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Equity Financing Commitments and shall use their reasonable best efforts to (i) maintain in effect the Equity Financing Commitments until the transactions contemplated by this Agreement are consummated and (ii) subject to Section 9.5(c), enforce their rights under the Equity Financing Commitments.

(c) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, provide to Parent and the Carveout Purchaser, at the Parent’s sole expense, all cooperation reasonably requested by Parent and the Carveout Purchaser in connection with the arrangement and consummation of the Financing (including the satisfaction of the conditions precedent set forth therein) and any alternative financing as set forth in Section 6.14(a), including, without limitation (in each case, to the extent reasonably requested):

(i) participating in meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions between senior management and prospective lenders, investors and rating agencies;

(ii) assisting with the preparation of materials for rating agency presentations (and assisting in the obtaining of corporate, credit and facility ratings from ratings agencies), offering documents, private placement memoranda, bank information memoranda and similar documents required in connection with the Financing (including customary authorization and management representation letters) and all documentation and other information required in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001;

(iii) executing and delivering any pledge and security documents, currency or interest hedging arrangements, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent or Carveout Purchaser (including a certificate of the chief financial officer of the Company or any Subsidiary of the Company with respect to solvency matters for the PSS Business on a consolidated basis in a customary form), and consents of accountants for use of their reports in any materials relating to the Debt Financing), and any documents requested by Parent or Carveout Purchaser in connection with the preparation of Intellectual Property schedules, including with respect to items of Intellectual Property not included in the Material Company Intellectual Property) or otherwise reasonably facilitating the pledging of collateral;

(iv) (A) furnishing Parent, the Carveout Purchaser and the Financing Sources as promptly as practicable with (x) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the PLG Business and the PSS Business for the three years ended January 28, 2012, and (y) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of (1) the PLG Business, (2) the PSS Business and (3) the Company, for each fiscal quarter ended after the date hereof but at least 40 days before the Closing Date; (B) furnishing to Parent, the Carveout Purchaser and the Financing Sources, not later than 20 business days prior to the Closing Date, with all audited and unaudited financial statements, business and other financial data, audit reports and other information regarding the PLG Business and the PSS Business of the type customarily included in offering memoranda for private placements pursuant to Rule 144A under the Securities Act (other than (i) separate financial statements and footnote disclosures with respect to guarantors and non-guarantors and non-guarantors and required by Rule 3-10 of Regulation S-X under the Securities Act and (ii) separate financial statements with respect to subsidiaries pursuant to Rule 3-16 of Regulation S-X under the Securities Act), to consummate a Rule 144A offering of senior notes pursuant to the Debt Financing Commitments (provided that Parent shall be responsible for the preparation of pro forma financial statements), and such information shall be of the type and form that would be necessary for the investment banks to receive from the PLG Business’ and the PSS Business’ independent accountants customary (for high yield debt securities) “comfort” (including “negative assurance” comfort) with respect to the financial information to be included in such offering documents and other pertinent information regarding the Company and its Subsidiaries (including, without limitation, the PLG Business and the PSS Business) as may be reasonably requested in writing by Parent or the Carveout Purchaser and identifying any portion of such information that constitutes material non-public information; and (C) furnishing to Parent, the Carveout Purchaser and the Financing Sources information required in connection with confidential information memoranda and the Lenders’ presentation in respect of the Debt Financing Facilities, in each case customarily used for the syndication of the Debt Financing or the alternative financing transactions to Parent, the Carveout Purchaser and the Financing Sources; it being understood that all such information, to the extent based upon assumptions relating to the separation and carveout of the PLG Business and the PSS Business, shall be prepared as contemplated by Section 6.14(e)(iii) (all such information in this clause (iv), the “Required Financial Information”);

(v) providing monthly financial statements (excluding footnotes) of the Company to the extent the Company customarily prepares such financial statements;

(vi) using reasonable best efforts to assist Parent in obtaining accountants’ comfort letters, consents, surveys, legal opinions from local outside counsel (and not internal counsel or New York or Delaware counsel) and title insurance as reasonably requested by Parent or the Carveout Purchaser for financings similar to the Financing; and

(vii) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company and its Subsidiaries’ (including the PLG Business and the PSS Business) current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements, (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing and (C) permit representatives of the prospective lenders to conduct commercial field examinations, inventory appraisals and an appraisal of the owned real estate, and use commercially reasonable efforts to make audits and appraisals delivered for purposes of the Revolving Credit Facility available to the Parent for purposes of its Financing.

Nothing in this Section 6.14(c) shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries shall be required pursuant to this Section 6.14(c) to enter into or perform under any certificate, agreement, document or other instrument that is not contingent upon the Closing or that would be effective prior to the Effective Time (other than the authorization letters and representation letters referred to in clause (ii) above). None of the Company or any of its Subsidiaries shall be required to take any action pursuant to this Section 6.14(c) that would subject it to actual or potential liability for which it would not be indemnified hereunder or to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time. Parent shall indemnify and hold harmless the Company, its Subsidiaries and its and their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 6.14(c)) and any information utilized in connection therewith (other than historical information relating to the Company or its Subsidiaries (including the PLG Business and the PSS Business) provided by the Company in writing specifically for use in the Financing offering documents). Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with this Section 6.14(c). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries.

(d) Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any alternative financing, subject to fulfillment or waiver of the conditions set forth in Article VII. In addition, the completion of the issuance of the senior notes pursuant to the Debt Financing Commitments is not a condition to Closing. In the event that all or any portion of the Debt Financing to be obtained through the issuance of the senior note as contemplated by the Debt Financing Commitments has not been obtained on or prior to the Closing, Parent shall use its reasonable best efforts to cause, no later than the Closing, the bridge facility to be drawn and the proceeds of the bridge facility contemplated by the Debt Financing Commitments to be used to replace such portion of the senior notes not issued at Closing

(e) For purposes of this Agreement,

(i) the term “Marketing Period” shall mean the first period of 17 consecutive Business Days throughout which (i) Parent shall have all of the Required Financial Information regarding the PSS Business and the Company and the Carveout Purchaser shall have all of the Required Financial Information regarding the PLG Business and the Company, (ii) the conditions set forth in Section 7.1 shall be satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2 to fail to be satisfied, assuming that the Closing Date were to be scheduled for any time during such 17 consecutive Business Day period; provided that the Marketing Period will not be deemed to commence if prior to the completion of the Marketing Period, (A) the Company’s auditors shall have withdrawn their audit opinion contained in the Required Financial Information or (B) the financial statements included in the Required Financial Information that is available to Parent and the Carveout Purchaser, as applicable, on the first day of any such 17 consecutive Business Day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 17 consecutive Business Day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such 17 consecutive Business Day period, in which case the Marketing Period shall not be deemed to commence until the receipt by Parent and the Carveout Purchaser, as applicable, of updated financial statements that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new 17 consecutive Business Day period; provided that the Marketing Period shall end on any earlier date that is the date on which all of the Debt Financing or any alternative financing as set forth in Section 6.14(a) is obtained; provided, further, that if such 17 consecutive Business Day period has not ended on or prior to August 20, 2012, then it shall not commence until September 4, 2012; provided, further, that if the Company shall in good faith reasonably believe it has delivered the applicable Required Financial Information, it may deliver to Parent and the Carveout Purchaser written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date specified in that notice unless Parent or the Carveout Purchaser in good faith reasonably believes the Company has not completed delivery of the Required Financial Information and, within two Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Financial Information Parent or the Carveout Purchaser, as applicable, reasonably believes the Company has not delivered);

(ii) the term “PSS Business” means the business, operations, assets and liabilities of the Surviving Corporation that would remain after giving effect to the Carveout Transaction; and

(iii) if Parent does not deliver all assumptions reasonably necessary for use in connection with the production of the financial statements, business and other financial data, audit reports and other information for the PLG Business and PSS Business included within the definition of “Required Financial Information” within fifteen (15) Business Days of the date hereof (the “Assumption Period”), the Company shall be permitted to make in good faith any and all assumptions that it determines are reasonably necessary in order to produce such Required Financial Information (it being understood that the Company shall consider any assumptions provided by Parent after the Assumption Period and shall use such assumptions unless the Company determines that such assumptions would cause a material delay in the preparation of the Required Financial Information or would be factually incorrect).

6.15. FIRPTA Certificate. Prior to the Closing, the Company shall deliver to Parent a certificate, signed under penalty of perjury and in form and substance as required by Sections 1.897-2(h) and 1.1445-2(c)(3) of the Treasury regulations promulgated under the Code certifying that an interest in the Company is not a United States real property interest under Section 897(c) of the Code.

6.16. Transaction Litigation. In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement (“Transaction Litigation”) is brought, or, to the Knowledge of the Company, threatened in writing, against the Company and/or the members of the Board of Directors of the Company after the date of this Agreement and prior to the Effective Time, the Company shall promptly notify Parent of any such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof. The Company shall give Parent the opportunity to participate in the defense or settlement of any Transaction Litigation, and the Company shall not settle or agree to settle any Transaction Litigation, without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

6.17. Carveout Transaction Matters. If requested by Parent, at Parent’s sole expense, the Company shall provide reasonable cooperation to Parent and Merger Sub so that the closing of the Carveout Transaction and the Closing contemplated by this Agreement can occur and be effected concurrently and, for the avoidance of doubt, shall refrain from taking actions to effect any internal reorganization to implement the Carveout Transaction without the prior written consent of Parent. Wolverine shall cooperate with Parent, Merger Sub and the Company in connection with and use reasonable best efforts and shall cause its Affiliates (other than Parent) to so cooperate and use reasonable best efforts, to cause the closing of the Carveout Transaction to occur concurrently with the Closing; provided that this Section 6.17 shall not require the Company to take any corporate action, to execute any document or other instrument, or to incur any liability that is not conditioned upon or that would be effective prior to the Effective Time.

6.18. Credit Agreement Matters. If requested by Parent, the Company shall provide reasonable cooperation to Parent and Merger Sub in arranging for, at the Closing the termination of the Revolving Credit Facility, the Company’s $725,000,000 Term Loan Agreement, dated as of August 17, 2007, among the Company, the Lenders party thereto, Citicorp North America Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. (the “Term Loan Agreement”), and the Company’s 8.25% Senior Subordinated Notes due 2013 (the “Senior Subordinated Notes”), and any other existing indebtedness of the Company and its subsidiaries and the procurement of customary payoff letters in connection therewith; provided that in no event shall this Section 6.18 require the Company to cause the Revolving Credit Facility, the Term Loan Agreement, the Senior Subordinated Notes or any other existing indebtedness to be terminated unless (a) the Company has received from Parent or Carveout Purchaser funds to pay in full the payoff amount for any such indebtedness and (b) Parent or Carveout Purchaser has agreed to and has provided backstop letters of credit or cash collateralized any existing letters of credit and guarantees and hedging arrangements and other bank products thereunder in a manner satisfactory to the lenders or holders of such indebtedness, to the extent applicable.

6.19. Repatriation. Parent may request in writing to the Company (the “Repatriation Notice”) that the Company and its wholly owned Subsidiaries cooperate to transfer in the jurisdictions listed in Section 6.19 of the Company Disclosure Letter (the “Repatriation Jurisdictions”) unrestricted cash balances held in commercial bank accounts in the name of the Company or such wholly owned Subsidiary (the “Repatriation”) on or shortly prior to Closing. Parent may periodically request from the Company, and the Company will provide (but not more often than monthly), an estimate of the amount of cash that it believes could be Repatriated by the Company as of a Closing Date estimated by Parent, understanding that such amounts are only an estimate and actual amounts may vary from such estimates. The Repatriation Notice shall specify the Repatriation Jurisdictions that Parent would like the Company to Repatriate cash from and Parent’s good faith estimate of the Closing Date. The Company will review the Repatriation Notice and within five (5) Business Days after the receipt thereof, send to Parent in writing with respect each Repatriation Jurisdiction the following information (the “Repatriation Response”): (a) the amount of cash in each Repatriation Jurisdiction that the Company would agree to Repatriate, taking into account (i) Parent’s estimate of the Closing Date, (ii) the amount of cash reasonably needed in such Repatriation Jurisdiction to operate the business in the ordinary course and meet working capital requirements in such Repatriation Jurisdiction, (iii) applicable Law, including those relating to solvency, adequate surplus, similar capital adequacy tests, corporate benefit, financial assistance, distributable reserves and directors’ duties, and (iv) any estimated Taxes or fees and expenses to be paid in such Repatriation

Jurisdiction in connection with the Repatriation, (b) the estimated costs and expenses to be incurred by the Company and its Subsidiaries in connection with the Repatriation, including estimated Taxes to be paid on such Repatriated amount and the fees and expenses of counsel and accountants in connection with the Repatriation (collectively, the “Estimated Costs”) and (c) the amount of time that the Company estimates it will take for the Repatriation to be completed in each such Repatriation Jurisdiction identified in the Repatriation Notice. The Company shall not unreasonably deny a request for repatriation set forth in a Repatriation Notice. Within five (5) Business Days following delivery of the Repatriation Response, Parent shall notify the Company in writing whether or not Parent consents to each Repatriation set forth in the Repatriation Response (including Repatriation of the amounts set forth therein, subject to increases or decreases of such amounts by the Company as may be reasonable at the time of Repatriation based on the amount of unrestricted cash actually available at such time) (the “Repatriation Confirmation”) and if it consents to a Repatriation, confirming with respect to each Repatriation to which it consents, (a) that it approves of the Company and its Subsidiaries taking the actions reasonably necessary in the Company’s sole judgment to effect such Repatriation and (b) that it approves of the Company incurring the Estimated Costs (and any additional amounts as may be reasonably incurred in connection with the Repatriation). Parent shall indemnify and hold harmless the Company, its Subsidiaries and its and their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, Taxes (including loss of tax attributes) and penalties suffered or incurred by them in connection with the Repatriation, including any action taken in accordance with this Section 6.19 and including the Estimated Costs. Parent shall, promptly upon request by the Company, reimburse the Company for all Estimated Costs (and additional costs) actually incurred by the Company or its Subsidiaries in connection with this Section 6.19.

ARTICLE VII

Conditions

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(b) Regulatory Consents. (i) Any waiting periods (and any extension thereof) that are applicable to the consummation of the Merger or the Carveout Transaction under the HSR Act shall have been terminated or shall have expired and (ii) all approvals under any applicable requirements of jurisdictions other than the United States pursuant to any Antitrust Law set forth on Section 7.1(b) of the Company Disclosure Letter, to the extent required to be obtained at or prior to the Effective Time in respect of the Merger or the Carveout Transaction, shall have been obtained at or prior to the Effective Time; provided, that Parent shall be permitted to amend Section 7.1(b) of the Company Disclosure Letter for a period of 5 Business Days after the date hereof to include such other mandatory approvals the failure of which to obtain and be in effect at or prior to the Effective Time provides a reasonable basis for Parent to conclude that it or any of its Affiliates would be subject to risk of criminal sanctions or material civil or administrative sanctions or that any of their Representatives would be subject to risk of criminal sanctions or material civil or administrative sanctions.

(c) No Injunction. No Order (whether temporary, preliminary or permanent) by any Governmental Entity of competent jurisdiction prohibiting, restraining, enjoining or rendering illegal the consummation of the Merger or the Carveout Transaction shall have been issued and be continuing in effect, and the consummation of the Merger and the other transactions contemplated hereby shall not have been prohibited or rendered illegal under any applicable Law.

7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 5.1(b)(i) (Capital Structure), Section 5.1(c) (Corporate Authority; Approval and Fairness), and Section 5.1(j) (Takeover Statutes; Rights Agreement) shall be true and correct in all respects (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such inaccuracies as are de minimis relative to each such representation and warranty taken as a whole; and (ii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if any such representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; and (iii) Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that such officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c) No Company Material Adverse Effect. Except as disclosed in any Company SEC Reports filed after January 28, 2009 and prior to the date hereof (excluding any Excluded Disclosure) or in the Company Disclosure Letter, since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that remains in effect.

7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct does not materially and adversely affect the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that such officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

7.4. Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.2 or 7.3, as the case may be, to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Sections 6.5 and 6.14.

ARTICLE VIII

Termination

8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent.

8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of either Parent or the Company if:

(a) the Merger shall not have been consummated by February 1, 2013 (the “Termination Date”), whether such date is before or after the date of adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a). Notwithstanding the foregoing, (i) Parent shall not have the right to terminate this Agreement pursuant to this Section 8.2(a) if the Company has the right to terminate this Agreement pursuant to Section 8.3(b) and (ii) the Company shall not have the right to terminate this Agreement pursuant to this Section 8.2(a) if Parent has the right to terminate this Agreement pursuant to Section 8.4(b);

(b) the Stockholders Meeting shall have been held and completed and adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have been obtained at such Stockholders Meeting or at any adjournment or postponement thereof; or

(c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a)), provided, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have been the primary cause of or the primary factor that resulted in the failure of a condition to the consummation of the Merger to have been satisfied on or before the Termination Date.

8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company:

(a) at any time prior to the time the Company Requisite Vote is obtained, if (i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; (ii) immediately prior to or substantially concurrently with the termination of this Agreement the Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal; and (iii) the Company immediately prior to or substantially concurrently with such termination pays to Parent or its designee in immediately available funds any fees required to be paid pursuant to Section 8.5; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.3(a) unless the Company has complied with the requirements of Section 6.2(c) (No Change of Recommendation or Alternative Acquisition Agreement);

(b) at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in

Sections 7.3(a) or 7.3(b) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) the 30th day after written notice thereof is given by the Company to Parent and (ii) the date that is three Business Days prior to the Termination Date (the earlier of (i) and (ii), the “Breach End Date”); provided, however, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Sections 7.2(a) or 7.2(b) not to be capable of being satisfied; or

(c) at any time prior to the Effective Time, if all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) and the Company has indicated in writing that the Company is ready, willing and able to consummate the transactions contemplated by this Agreement, and Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement within two Business Days after the date the Closing should have occurred pursuant to Section 1.2 and the Company stood ready, willing and able to consummate the transactions contemplated by this Agreement during such two Business Day period.

8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by Parent:

(a) at any time prior to when the Company Requisite Vote is obtained, if the Board of Directors of the Company (i) shall have made and not withdrawn a Change of Recommendation, (ii) shall have failed (or the Company shall have failed) to include the Company Recommendation in the Proxy Statement or (iii) shall have breached (or the Company shall have breached) in any material respect its obligations under Section 6.2; or

(b) at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) the 30th day after written notice thereof is given by Parent to the Company and (ii) the date that is three Business Days prior to the Termination Date; provided, however, that Parent is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.3(a) or 7.3(b) not to be capable of being satisfied.

8.5. Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, that notwithstanding anything in the foregoing to the contrary, (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability to pay the Termination Fee, the Parent Termination Fee, the Parent Expenses or the expense and indemnification obligations pursuant to this Section 8.5, Section 6.14(c) and Section 6.19 and (ii) the provisions set forth in this Section 8.5 and Article IX shall survive the termination of this Agreement.

(b) Termination Fee. In the event that:

(i) (x) before obtaining the Company Requisite Vote, this Agreement is terminated by Parent or the Company pursuant to (1) Section 8.2(a) (the section relating to the Termination Date) or (2) Section 8.2(b) (the section relating to failure to receive stockholder approval), (y) any Person shall have made a bona fide Acquisition Proposal after the date of this Agreement but prior to such termination and (z) within 12 months of such termination the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal and such Acquisition Proposal is subsequently consummated or a transaction contemplated by an Acquisition Proposal is otherwise consummated within 12 months of such termination (provided that for purposes of this clause (z) the references to “15%” in subsections (B)(1) and (B)(2) of the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

(ii) this Agreement is terminated by Parent pursuant to Section 8.4(a) (the section relating to a Change of Recommendation); or

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(a) (the section relating to an Alternative Acquisition Agreement);

then the Company shall (A) in the case of clause (i) of this Section 8.5(b), substantially concurrently with the consummation of the Acquisition Proposal referred to in sub-clause (i)(z) of this Section 8.5(b), (B) in the case of clause (ii) of this Section 8.5(b), no later than three Business Days after the date of such termination and (C) in the case of clause (iii) of this Section 8.5(b), immediately prior to or substantially concurrently with such termination, pay to Parent or its designee the Termination Fee by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion). “Termination Fee” shall mean an amount equal to $44,000,000. For the avoidance of doubt, Parent shall have the right to assign the right to receive the Termination Fee to one or more Persons in its sole discretion.

(c) Parent Termination Fee. In the event that this Agreement is terminated by (i) the Company pursuant to Section 8.3(b) (the section relating to material breach by Parent or Merger Sub) and the breach by Parent or Merger Sub giving rise to such termination is the principal cause of the failure of the Merger to be consummated, in such case, unless, prior to such termination, (A) Parent and Merger Sub deliver written notice at least two (2) Business Days in advance of the Breach End Date informing the Company that Parent and Merger Sub would be ready, willing and able to consummate the Merger in accordance with its terms no later than the Breach End Date and (B) Parent and Merger Sub stood ready, willing and able to consummate the Merger in accordance with its terms on the Breach End Date, (ii) the Company pursuant to Section 8.3(c) (the section relating to failure to consummate on the Closing Date specified by Section 1.2), (iii) Parent pursuant to Section 8.4(b) (the section relating to material breach by the Company) if (x) a Company Material Adverse Effect has occurred and (y) no termination right would have existed thereunder if each reference to “Company Material Adverse Effect” in this Agreement (other than the references thereto in Section 5.1(a)(ii), Section 5.1(f) and this Section 8.5(c)) had been replaced with a reference to “Whole Company Material Adverse Effect” or (iv) by Parent or the Company pursuant to Section 8.2(a) (the section relating to the Termination Date), if (x) a Company Material Adverse Effect has occurred and (y) at the time of termination, all of the conditions set forth in Sections 7.1 and 7.2 would have been satisfied (including Section 7.2(a) but other than other conditions that by their nature cannot be satisfied other than at the Closing, all of which are capable of being satisfied at the closing) if each reference to “Company Material Adverse Effect” in this Agreement (other than the references thereto in Section 5.1(a)(ii), Section 5.1(f) and this Section 8.5(c)) had been replaced with references to “Whole Company Material Adverse Effect”, then Parent shall, no later than three Business Days after the date of such termination, pay or cause to be paid to the Company (I) in the case of clause (i) or clause (ii) of this Section 8.5(c), the Parent Termination Fee and (II) in the case of clause (iii) or clause (iv) of this Section 8.5(c), the amount of the Company Expenses, in each case, by wire transfer of immediately available funds (it being understood that in no event shall Parent be required to pay the Parent Termination Fee or the Company Expenses on more than one occasion or both the Parent Termination Fee and the Company Expenses). “Parent Termination Fee” shall mean an amount equal to $84,000,000. For purposes of this Agreement, “Whole Company Material Adverse Effect” means a Company Material Adverse Effect, except that, solely for purposes of this definition, (i) each reference to “either (1) the PLG Business, taken as a whole, or (2) the PSS Business, taken as a whole” set forth in the definition of Company Material Adverse Effect shall be deemed to be replaced with “the Company and its Subsidiaries, taken as a whole” and (ii) each reference to “the PLG Business or the PSS Business” set forth in the definition of Company Material Adverse Effect shall be deemed to be a replaced with “the Company and its Subsidiaries”. “Company Expenses” means, without duplication of any fees or expenses previously paid by Parent, all reasonable and documented out-of-pocket fees and expenses (including reasonable legal and accounting fees and expenses but excluding any financial advisor fees) actually incurred by the Company and its Subsidiaries between the date of this Agreement and the termination of this Agreement in connection with the Company’s compliance with the covenants set forth in this Agreement in furtherance of the Merger or the Carveout

Transaction (and not including any fees or expenses incurred in connection with any Acquisition Proposal). From time to time following the date hereof (but no more frequently than every twenty (20) Business Days), the Company shall provide promptly all information and documentation reasonably requested by Parent to evidence the Company Expenses incurred as of such date and the amount thereof.

(d) Parent Expenses. In the event this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(b) (the section relating to a failure to receive stockholder approval) or by Parent pursuant to Section 8.4(b) (the section relating to a material breach by the Company) as a result of a material breach by the Company of this Agreement that is a consequence of an act or failure to act by the Company with the Company having actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement under circumstances in which the Termination Fee is not then payable pursuant to Section 8.5(b), then the Company shall, following receipt of an invoice therefor, promptly (in any event within three Business Days) pay all of Parent’s and its Affiliates’ reasonable and documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (including the Financing) (the “Parent Expenses”), which amount shall in no event exceed $12,500,000 in the aggregate, by wire transfer of immediately available funds to one or more accounts designated by Parent or its designee; provided that the existence of circumstances which could require the Termination Fee to become subsequently payable by the Company pursuant to Section 8.5(b) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 8.5(d); provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 8.5(d) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.5(b), but shall reduce, on a dollar for dollar basis, any Company Termination Fee that becomes due and payable under Section 8.5(b). For the avoidance of doubt, Parent shall have right to assign the right to receive the Parent Expenses to one or more Persons in its sole discretion.

(e) The parties acknowledge that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amounts due pursuant to Section 8.5(b) or Section 8.5(d) or Parent fails to promptly pay the amounts due pursuant to Section 8.5(c), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amounts set forth in Section 8.5(b) or Section 8.5(d) or any portion thereof or a judgment against Parent for the amounts set forth in Section 8.5(c) or any portion thereof, the Company shall reimburse Parent or Merger Sub, or any of their respective designees, on the one hand, or Parent shall reimburse or cause the Company to be reimbursed, on the other hand, such party’s costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, (i) the Company’s receipt of the Parent Termination Fee or the Company Expenses pursuant to this Section 8.5 (its rights to enforce the Guarantees with respect thereto and in the case the Parent Termination Fee is not timely paid the amounts described in the first sentence of this Section 8.5(e)), any reimbursement and indemnification obligations of Parent pursuant to Sections 6.14(c) or 6.19 and the Company’s right to specific performance of this Agreement pursuant to Sections 9.5(c) and 9.5(d) shall be the sole and exclusive remedy of the Company and its Affiliates against Parent, Merger Sub, Wolverine, the Equity Providers, the Financing Sources under the Debt Financing Commitments, any of their respective Affiliates, and any of the former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members or agents of any of the foregoing, for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, and upon payment of such amounts, none of Parent, Merger Sub, Wolverine, the Equity Providers, the Financing Sources under the Debt Financing Commitments, any of their respective Affiliates, and any of the former, current, or future general or limited partners, stockholders, directors, officers, managers, employees, members or agents of any of the foregoing, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement and (ii) Parent’s receipt of the Termination Fee or the Parent Expenses, as the case may be, from the Company pursuant to this Section 8.5 (plus, in the case the Termination Fee or the Parent Expenses are not timely paid, the amounts described in the first sentence of this Section 8.5(e)) shall be the sole and exclusive remedy of Parent, Merger Sub and their respective Affiliates against the Company, its Subsidiaries and any of their respective former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members, Affiliates or agents for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, and upon payment of such amounts, none of the Company, its Subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

ARTICLE IX

Miscellaneous and General

9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.9 (Employee Benefits), 6.10 (Expenses), 6.11 (Indemnification; Directors’ and Officers’ Insurance) and the indemnification obligations of Parent pursuant to 6.14(c) (Financing) and the indemnification obligations of Parent pursuant to Section 6.19 (Repatriation) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses), Section 8.5 (Effect of Termination and Abandonment), the indemnification and reimbursement obligations of Parent pursuant to Section 6.14(c) (Financing) and 6.19 (Repatriation), the Confidentiality Agreements and the Guarantees shall survive the termination of this Agreement (in the case of the Confidentiality Agreements and the Guarantees, subject to the terms thereof and this Agreement). All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2. Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

9.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in the Chosen Courts. The parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid, effective and sufficient service thereof. Notwithstanding the foregoing, each of the parties hereto agrees that it will not, and will not permit its Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the lenders, agents or arrangers under the Financing Commitments and their respective Affiliates, successors and assigns and any other debt financing sources (collectively, the “Lender Related Parties”) in any way relating to this Agreement, the Carveout Transaction Agreement or any of the transactions contemplated hereby or thereby, including with respect to any dispute arising out of or relating in any way to the Financing Commitments, the Financing, the debt commitments relating to the Carveout Transaction, the financing of the Carveout Transaction or the performance thereof, in any forum other than any state or Federal court sitting in the Borough of Manhattan in the City of New York and agree that the waiver of jury trial set forth in Section 9.5(b) hereof shall be applicable to any such proceeding.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE CARVEOUT TRANSACTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy, subject to Section 9.5(d), to which they are entitled at law or in equity. Without limitation of the foregoing and notwithstanding anything in this Agreement to the contrary, the parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of Sections 6.5 and 6.14 by Wolverine, Parent or Merger Sub. Parent and Merger Sub acknowledge and agree that the Company shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Carveout Transaction Agreement and to enforce specifically the terms and provisions of the Carveout Transaction Agreement, this being in addition to any other remedy to which the Company is entitled at law or in equity. Each of Wolverine, Parent and Merger Sub agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the Company has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(d) Notwithstanding anything in this Agreement to the contrary, including the provisions of Section 9.5(c), it is explicitly agreed that the Company shall be entitled to seek specific performance of Parent’s obligation to cause the Equity Financing to be funded to fund the Merger and to effect the Merger in accordance with Section 1.2 in the event that, but only in the event that, (i) all conditions in Sections 7.1 and 7.2 (other than those conditions that by their nature cannot be satisfied until the Closing Date, but each of which shall be capable of being satisfied on the Closing Date) have been satisfied or waived at the time when the Closing would have occurred, (ii) the Debt Financing (or, if alternative financing is being used pursuant to Section 6.14(a), pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, and (iii) the Company has irrevocably confirmed in writing that if specific performance is granted and the Equity Financing and the Debt Financing are funded, then the Closing pursuant to Section 1.2 will occur. For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically the obligation to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing or the alternative financing as set forth in Section 6.14(a) pursuant to the commitments with respect thereto has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing). Under no circumstance shall the Company be permitted or entitled to receive both a grant of specific performance to cause the Equity Financing to be funded and the Merger to be consummated that results in the Closing and payment of the Parent Termination Fee. For the avoidance of doubt, (A) under no circumstances will the Company be entitled to monetary damages in excess of (1) any amounts payable pursuant to Section 8.5(c), (2) any reimbursement obligation of Parent pursuant to the first sentence of Section 8.5(e) and (3) the reimbursement and indemnification obligations of Parent contained in Sections 6.14 and 6.19 and (B) under no circumstances will Parent be entitled to monetary damages in excess of (1) the amount of the Termination Fee and (2) any reimbursement obligations of the Company pursuant to the first sentence of Section 8.5(e).

9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or by overnight courier:

If to Parent or Merger Sub, to:

WBG-PSS Holdings LLC

200 Bellevue Parkway, Suite 170

Wilmington, DE 19809

Attention:     David Chung

     Joshua Olshansky

     Don Grimes

fax:               (415) 283-0657

     (415) 983-2701

     (616) 866-5715

and

Blum Capital Partners, L.P.

909 Montgomery Street

San Francisco, CA 94133

Attention:   David Chung

fax:             (415) 283-0657

and

Golden Gate Capital

One Embarcadero Center, 39th Floor

San Francisco, CA 94111

Attention:   Joshua Olshansky

fax:             (415) 983-2701

and

Wolverine World Wide, Inc.

9341 Courtland Drive N.E.

Rockford, Michigan 49351

Attention: Don Grimes

fax:           (616) 866-5715

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Stephen Fraidin

         William Sorabella

fax:           (212) 446-6460

and

Kirkland & Ellis LLP

555 California Street

San Francisco, California 94104

Attention: Stephen Oetgen

fax:           (415) 439-1500

and

Barnes & Thornburg LLP

171 Monroe Avenue, NW

Suite 1000

Grand Rapids, Michigan 49503

Attention: Tracy T. Larsen

fax:           (616) 742-3999

If to the Company, to:

Collective Brands, Inc.

3231 S.E. 6th Avenue

Topeka, KS 66607-2207

Attention: General Counsel

fax:           (785) 233-5171

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Francis J. Aquila

         Audra D. Cohen

fax:           (212) 558-3588

If to Wolverine, to:

Wolverine World Wide, Inc.

9341 Courtland Drive N.E.

Rockford, Michigan 49351

Attention: Don Grimes

fax:           (616) 866-5715

with a copy (which shall not constitute notice) to:

Barnes & Thornburg LLP

171 Monroe Avenue, NW

Suite 1000

Grand Rapids, Michigan 49503

Attention: Tracy T. Larsen

fax:           (616) 742-3999

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

9.7. Entire Agreement. This Agreement (including any schedules and exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, each of (a) the Confidentiality Agreement, dated December 3, 2011, between Blum Capital Partners, L.P. and the Company, (b) the Confidentiality Agreement, dated December 3, 2011, between Golden Gate Private Equity, Inc. and the Company, and (c) the Confidentiality Agreement, dated December 3, 2011, between Wolverine and the Company (collectively, the “Confidentiality Agreements”), the Guarantees and the Company’s rights as an express third party beneficiary under the Equity Financing Commitments and the Carveout Transaction Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof and thereof; provided that the Confidentiality Agreements shall survive the execution and delivery of this Agreement in accordance with their terms, except that the restrictions on prohibited discussions or arrangements and the standstill restrictions in the Confidentiality Agreements shall terminate immediately following the execution and delivery of this Agreement. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS AFFILIATES, REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH,

THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S AFFILIATES, REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.8. No Third Party Beneficiaries. Except (i) as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance), (ii) with respect to the indemnification obligations of Parent pursuant to Section 6.14(c) (Financing) and Section 6.19 (Repatriation), (iii) with respect to stockholders and only after the Effective Time, for the provisions set forth in Article IV, and (iv) with respect to the Financing Sources, the provisions of Sections 8.5(e), 9.5(a) and 9.5(b) (and the related defined terms contained in the foregoing provisions), Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10. Transfer Taxes. Except as provided in Section 4.2(b), all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due.

9.11. Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.13. Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require. Where a reference in this Agreement is made to any agreement (including this Agreement), contract, statute or regulation, such references are to, except as context may otherwise require, the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder. All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party hereto has or may have set forth information in its respective disclosure letter (each, a “Disclosure Letter”) in a section thereof that corresponds to the section of this Agreement to which it relates. The mere inclusion of any item in any section or subsection of any party’s Disclosure Letter as an exception to any representation or warranty or otherwise shall not, in and of itself, be deemed to constitute an admission by the applicable party, or to otherwise imply, that any such item has had or is reasonably likely to have a Company Material Adverse Effect or otherwise represents an exception or material fact, event or circumstance for the purposes of this Agreement, or that such item meets or exceeds a monetary or other threshold specified for disclosure in this Agreement. Matters disclosed in any section or subsection of a party’s Disclosure Letter are not necessarily limited to matters that are required by this Agreement to be disclosed therein. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature or impose any duty or obligation to disclose any information beyond what is required by this Agreement, and disclosure of such additional matters shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligations hereunder. Headings inserted in the sections or subsections of any party’s Disclosure Letter are for convenience of reference only and shall not have the effect of amending or changing the express terms of the sections or subsections as set forth in this Agreement.

9.14. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other party hereto. Any purported assignment in violation of this Agreement is void. Notwithstanding the foregoing, prior to the mailing of the Proxy Statement to the Company’s stockholders, Parent may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

COLLECTIVE BRANDS, INC.

By	/s/ Michael J. Massey
Name: Michael J. Massey
Title: Chief Executive Officer

WBG - PSS HOLDINGS LLC

By	/s/ Donald T. Grimes
Name: Donald T. Grimes
Title: President

WBG - PSS MERGER SUB INC.

By	/s/ Donald T. Grimes
Name: Donald T. Grimes
Title: President

WOLVERINE WORLD WIDE, INC.

By	/s/ Blake W. Krueger
Name: Blake W. Krueger
Title: Chairman, Chief Executive Officer and President

{Signature Page to Agreement and Plan of Merger}

ANNEX A

DEFINED TERMS

Terms	Section
1996 Stock Incentive Plan	5.1(b)(i)
2006 Stock Incentive Plan	5.1(b)(i)
2012 Stock Incentive Plan	5.1(b)(i)
Acquisition Proposal	6.2(b)(i)
Actions	5.1(g)(i)
Affected Employees	6.9(a)
Affiliate	5.1(a)(i)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(c)(i)(B)
Antitrust Law	6.5(e)(vi)
Applicable Date	5.1(e)(i)
Assumption Period	6.14(e)(iii)
Bankruptcy and Equity Exception	5.1(c)(i)
beneficial ownership	5.2(i)
Blum	Recitals
Breach End Date	8.3(b)
Business Day	1.2
Bylaws	2.2
Carveout Financing	6.14(a)
Carveout Purchaser	Preamble
Carveout Purchaser Commitment Letter	6.14(a)
Carveout Transaction	Recitals
Carveout Transaction Agreement	Recitals
Certificate	4.1(a)
Change of Recommendation	6.2(c)(ii)
Charter	2.1
Chosen Courts	9.5(a)
Closing	1.2
Closing Date	1.2
Code	4.2(h)
Company	Preamble
Company Disclosure Letter	5.1
Company Expenses	8.5(c)
Company Financial Statements	5.1(e)(v)
Company Material Adverse Effect	5.1(a)(ii)
Company Material Contract	5.1(q)(i)(L)
Company Plans	5.1(h)(i)
Company Recommendation	5.1(c)(ii)
Company Required Governmental Approvals	5.1(d)(i)
Company Requisite Vote	5.1(c)(i)
Company Restricted Stock	5.1(b)(i)
Company SEC Reports	5.1(e)(i)
Company Stock Options	5.1(b)(i)
Confidentiality Agreements	9.7
Constituent Corporation	Preamble
Contract	5.1(g)(v)

Annex A-1

Costs	6.11(a)
Covered Parties	6.5(e)(iv)
D&O Insurance	6.11(b)
Debt Financing	5.2(e)
Debt Financing Commitments	5.2(e)
Delaware Certificate of Merger	1.3
DGCL	1.1
Disclosure Letter	9.13(c)
Dissenting Shares	4.1(a)
Dissenting Stockholders	4.1(a)
Domain Names	5.1(n)(iii)
DTC	4.2(c)
DTC Payment	4.2(c)
Effective Time	1.3
Encumbrance	5.1(p)(iii)(A)
Environmental Claim	5.1(k)(iv)(B)
Environmental Law	5.1(k)(iv)(A)
Equity Awards	4.3(k)
Equity Financing	5.2(e)
Equity Financing Commitments	5.2(e)
Equity Interests	6.1(a)(iv)
Equity Providers	5.2(e)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(i)
ESPP	4.3(i)
Estimated Costs	6.19
Exchange Act	5.1(d)(i)
Exchange Fund	4.2(a)
Excluded Disclosure	5.1
Excluded Shares	4.1(a)
FCPA	5.1(i)(ii)
Financing	5.2(e)
Financing Commitments	5.2(e)
Financing Sources	5.2(e)
Foreign Company Plan	5.1(h)(vi)
Freely Available Cash	6.19
GAAP	5.1(e)(ii)
Golden Gate	Recitals
Governmental Antitrust Entity	6.5(e)(i)(B)
Governmental Entity	5.1(d)(i)
Guarantees	Recitals
Guarantors	Recitals
HSR Act	5.1(d)(i)
IRS	5.1(h)(ii)
Indebtedness	5.1(p)(iii)(B)
Indemnified Parties	6.11(a)
Intellectual Property	5.1(n)(iii)
Intercompany Indebtedness	5.1(p)(iii)(C)
Knowledge	5.1(g)(iv)
Law or Laws	4.2(e)
Lender Related Parties	9.5(a)
Lien	5.1(b)(i)

Annex A-2

LTIP	6.9(d)
Marketing Period	6.14(e)(i)
Material Company Intellectual Property	5.1(n)(iv)
Material Real Property Leases	5.1(p)(ii)
Material Subsidiaries	5.1(a)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	5.1(h)(iii)
NYSE	5.1(d)(i)
Order	5.1(g)(ii)
Owned Real Property	5.1(p)(i)
Parent	Preamble
Parent Shares	5.2(i)
Parent Benefit Plans	6.9(b)
Parent Disclosure Letter	5.2
Parent Expenses	8.5(d)
Parent Required Governmental Approvals	5.2(c)(i)
Parent Termination Fee	8.5(c)
Paying Agent	4.2(a)
Per Share Merger Consideration	4.1(a)
Performance Share Units	5.1(b)(i)
Performance Stock Appreciation Rights	5.1(b)(i)
Permit	5.1(i)(i)
Permitted Encumbrances	5.1(p)(iii)(A)
Person	4.2(e)
Phantom Stock Units	5.1(b)(i)
Phantom Stock Appreciation Units	5.1(b)(i)
PLG Business	Recitals
PSS Business	6.14(e)(ii)
Preferred Shares	5.1(b)(i)
Proxy Statement	5.1(d)(i)
Record Holder of Shares	4.2(b)
Redacted Fee Letter	5.2(e)
Repatriation	6.19
Repatriation Confirmation	6.19
Repatriation Jurisdictions	6.19
Repatriation Notice	6.19
Repatriation Response	6.19
Representatives	6.2(a)(i)
Required Financial Information	6.14(c)(iv)
Revolving Credit Facility	6.1(a)(vii)
Rights	5.1(b)(i)
Rights Agreement	5.1(b)(i)
SEC	5.1(d)(i)
Sarbanes-Oxley Act	5.1(e)(i)
Securities Act	5.1(a)
Senior Subordinated Note	6.18
Share or Shares	4.1(a)
Solvent	5.2(k)
Stock Appreciation Rights	5.1(b)(i)
Stock Plans	5.1(b)(i)
Stockholders Meeting	6.4

Annex A-3

Subsidiary	5.1(a)(iii)
Superior Proposal	6.2(b)(ii)
Surviving Corporation	1.1
Takeover Statute	5.1(j)(i)
Tax or Taxes	5.1(l)(vii)(A)
Tax Return	5.1(l)(vii)(B)
Term Loan Agreement	6.18
Termination Date	8.2(a)
Termination Fee	8.5(b)
Time Stock Appreciation Rights	5.1(b)(i)
Trademarks	5.1(n)(iii)
Transaction Litigation	6.16
Voting Undertaking	Recitals
Whole Company Material Adverse Effect	8.5(c)
Wolverine	Preamble

Annex A-4

Annex B

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex C

May 1, 2012

Members of the Board of Directors

Collective Brands, Inc.

3231 Southeast Sixth Avenue

Topeka, KS 66607-2207

Members of the Board of Directors:

We understand that Collective Brands, Inc., a Delaware corporation (the “Company”), is considering a transaction whereby WBG—PSS Holdings LLC, a Delaware limited liability company (“Parent”), will effect a merger involving the Company. Pursuant to a proposed Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among Parent, WBG -PSS Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), the Company and, with respect to certain sections of the Merger Agreement, Wolverine World Wide Inc. (“Wolverine”), a Delaware corporation, (a) Merger Sub will merge with and into the Company (the “Merger”) as a result of which the Company will become a wholly owned subsidiary of Parent, and (b) each outstanding share of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than, inter alia, (i) shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent (the “Parent Group”) and shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, and in each case not held on behalf of third parties and (ii) shares owned by Blum Strategic Partners IV, L.P. (“Blum”) and its affiliates, will be converted into the right to receive $21.75 in cash (the “Merger Consideration”). Concurrently with the execution and delivery of the Merger Agreement, Parent will enter into an agreement with Wolverine pursuant to which, simultaneously with the consummation of the Merger, Parent will sell or cause to be sold to Wolverine the Collective Brands’ Performance + Lifestyle Group business of the Company. The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We understand that Parent is an affiliate of Wolverine, Blum and Golden Gate Capital Opportunity Fund, L.P. (collectively, with their respective affiliates and the Parent Group, the “Parent Affiliates”).

You have requested our opinion as to the fairness from a financial point of view to the holders of the Company Common Stock (other than any of the Parent Affiliates), of the Merger Consideration to be received by such holders in the proposed Merger.

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For purposes of the opinion set forth herein, we have, among other things:

1.    reviewed certain publicly available financial statements and other business and financial information of the Company, including research analyst reports;

2.    reviewed certain internal financial statements, analyses, forecasts, and other financial and operating data relating to the business of the Company, in each case, prepared by management of the Company (the “Company Forecasts”);

3.    reviewed certain publicly available financial forecasts relating to the Company;

4.    discussed the past and current operations, financial condition and prospects of the Company with management of the Company and the Board of Directors of the Company;

5.    compared the financial performance of the Company with that of certain publicly-traded companies which we believe to be generally relevant;

6.    compared the financial terms of the Merger with the publicly available financial terms of certain transactions which we believe to be generally relevant;

7.    reviewed the historical trading prices and trading activity for the Company Common Stock, and compared such price and trading activity of the Company Common Stock with that of securities of certain publicly-traded companies which we believe to be generally relevant;

8.    reviewed the premia paid in certain publicly available transactions, which we believed to be generally relevant;

9.    reviewed a draft received on the date hereof of the Merger Agreement; and

10.    conducted such other financial studies, analyses and investigations, and considered such other factors, as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to us (including information that is available from generally recognized public sources) for purposes of this opinion and have further relied upon the assurances of the management of the Company that information furnished by them for purposes of our analysis does not contain any material omissions or misstatements of material fact. With respect to the Company Forecasts, we have been advised by the management of the Company and have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby and we express no view as to the assumptions on which they are based. At your direction, we have utilized the Company Forecasts for 2012 through 2014 in our analyses and not any of the Company Forecasts for any subsequent years. In arriving at our opinion, we have not made any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, nor have we been furnished with any such valuations or appraisals, nor have we assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company. In addition, we have not evaluated the solvency of any party to the Merger Agreement, including under any state or federal laws relating to bankruptcy, insolvency or similar matters. We

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have assumed that the final executed Merger Agreement will not differ in any material respect from the draft Merger Agreement reviewed by us and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without material modification, waiver or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the Merger Consideration to be received by the holders of the Company Common Stock (other than any of the Parent Affiliates) pursuant to the Merger Agreement. We have not been asked to, nor do we, offer any opinion as to any other term of the Merger Agreement (or any related agreement) or the form or structure of the Merger or the likely timeframe in which the Merger will be consummated. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, whether relative to the Merger Consideration to be received by the holders of the Company Common Stock pursuant to the Merger Agreement or otherwise. We do not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement or any other related document, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand the Company has received such advice as it deems necessary from qualified professionals. Our opinion does not address the underlying business decision of the Company to enter into the Merger or the relative merits of the Merger as compared with any other strategic alternative which may be available to the Company.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse us for certain expenses that may arise, and indemnify us for certain liabilities and other items that may arise, out of our engagement. During the two year period prior to the date hereof, no material relationship existed between Perella Weinberg Partners LP and its affiliates and the Company or Parent pursuant to which compensation was received by Perella Weinberg Partners LP or its affiliates; however, Perella Weinberg Partners LP and its affiliates may in the future provide investment banking and other financial services to the Company and Parent and their respective affiliates and in the future may receive compensation for the rendering of such services. In the ordinary course of our business activities, Perella Weinberg Partners LP or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers or clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company or Parent or any of their respective affiliates. The issuance of this opinion was approved by a fairness opinion committee of Perella Weinberg Partners LP.

This opinion is for the information and assistance of the Board of Directors of the Company in connection with, and for the purposes of its evaluation of, the Merger. This opinion is not intended to be and does not constitute a recommendation to any holder of Company Common Stock as to how such holder should vote or otherwise act with respect to the proposed Merger or any other matter and does not in any manner address the prices at which shares of the Company Common Stock will trade at any time. In addition, we express no opinion as to the fairness of the Merger to, or any consideration received in connection with the Merger by, any of the Parent Affiliates or the holders of any other class of securities, creditors or other constituencies of the Company. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion.

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Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Company Common Stock (other than any of the Parent Affiliates) pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ PERELLA WEINBERG PARTNERS LP

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on August 21, 2012.
Vote by Internet
• Go to www.investorvote.com/PSS
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US
territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

A	Proposals — The Board of Directors recommends that you vote “FOR” Proposals Number 1 through 3.

		For	Against	Abstain			For	Against	Abstain
1.	To adopt the Agreement and Plan of Merger, dated as of May 1, 2012, as it may be amended from time to time, among Collective Brands, Inc., WBG-PSS Holdings LLC, WBG-PSS Merger Sub Inc. and Wolverine World Wide, Inc.	☐	☐	☐	2.	To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Agreement and Plan of Merger.	☐	☐	☐
3.

To approve, by non-binding, advisory vote, certain compensation arrangements for Collective Brands, Inc.’s named executive officers in connection with the merger contemplated by the Agreement and Plan of Merger.

		☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

To the Stockholders of Collective Brands, Inc.:

You are cordially invited to attend the Special Meeting of Collective Brands Stockholders which will be held at the Sheraton Overland Park Hotel, Juniper Room, 6100 College Boulevard, Overland Park, Kansas 66211, on August 21, 2012, at 9:00 a.m., Central Time.

Provided with this proxy card is a return envelope and the Proxy Statement for the Special Meeting. It is important that you vote by returning the proxy card, by using the Internet or by telephone. The recommendation of the Board of Directors on each issue and the reasons for the recommendations are described in the Proxy Statement.

Admission Ticket

SPECIAL MEETING OF STOCKHOLDERS

SHERATON OVERLAND PARK HOTEL, JUNIPER ROOM

6100 COLLEGE BOULEVARD

OVERLAND PARK, KANSAS 66211

AUGUST 21, 2012

9:00 A.M., CENTRAL TIME

PLEASE ADMIT	NON-TRANSFERABLE

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Collective Brands, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING TO BE HELD ON AUGUST 21, 2012.

The undersigned hereby appoints Betty J. Click, Douglas G. Boessen and Ramona Palmer-Eason, and each of them, as proxies, each with the full power of substitution, to vote and act with respect to all of the shares of common stock of the undersigned in Collective Brands, Inc., at the Special Meeting, upon all matters that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to the directions indicated on the reverse side of this card, through the telephone or Internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting.

This proxy card, when signed and returned by 9:00 a.m., Central Time, on August 17, 2012, will also constitute voting instructions to the trustee for shares held under the Collective Brands, Inc. 401(k) Profit Sharing Plan, the Collective Brands Performance + Lifestyle Group Employee Savings & Investment Plan and the Collective Brands, Inc. Profit Sharing Plan for Puerto Rico Associates.

IF NO DIRECTIONS ARE GIVEN, AND THIS CARD IS RETURNED SIGNED, THE UNDERSIGNED UNDERSTANDS THAT THE PROXIES, TRUSTEE OR RECORDKEEPER WILL VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AND IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE OR BY VOTE BY USING THE INTERNET OR BY TELEPHONE.

IF YOU VOTE BY TELEPHONE OR THE INTERNET, DO NOT MAIL YOUR PROXY CARD.